   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001



                                                      REGISTRATION NO. 333-74098

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          AT&T WIRELESS SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4812                            91-1379052
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------
                             7277 164TH AVENUE, NE
                               REDMOND, WA 98052
                                 (425) 580-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            GREGORY P. LANDIS, ESQ.
                   EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL
                          AT&T WIRELESS SERVICES, INC.
                             7277 164TH AVENUE, NE
                               REDMOND, WA 98052
                                 (425) 580-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                        COPIES OF ALL COMMUNICATIONS TO:

       STEVEN A. ROSENBLUM                  GREGG S. LERNER                     BRIAN HOFFMANN
  WACHTELL, LIPTON, ROSEN & KATZ   FRIEDMAN KAPLAN SEILER ADELMAN LLP   CADWALADER, WICKERSHAM & TAFT
       51 WEST 52ND STREET                  875 THIRD AVENUE                   100 MAIDEN LANE
        NEW YORK, NY 10019                 NEW YORK, NY 10022                 NEW YORK, NY 10038
          (212) 403-1000                     (212) 833-1100                     (212) 504-6000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of this Registration Statement and all other conditions to the merger pursuant to the merger agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TeleCorp PCS Logo

Dear Stockholders:


     TeleCorp PCS, Inc., AT&T Wireless Services, Inc. and a wholly owned subsidiary of AT&T Wireless have entered into a merger agreement under which AT&T Wireless will acquire the capital stock of TeleCorp that it does not currently own. We are proposing the merger because we believe the merger will benefit the stockholders of TeleCorp, and we ask for your support in voting for the merger proposal at our special meeting. The special meeting will be held on February 7, 2002 at 12:00 noon, eastern time.


     If the merger is completed, TeleCorp will become a wholly owned subsidiary of AT&T Wireless and:

     - each share of TeleCorp common stock will be converted into the right to receive 0.9 of a share of AT&T Wireless common stock; and

     - each share of TeleCorp series C and series E preferred stock will be converted into the right to receive a share of AT&T Wireless preferred stock that is substantially identical to the TeleCorp preferred share.

     The AT&T Wireless common stock issued in exchange for shares of TeleCorp stock will be authorized for listing on the New York Stock Exchange upon official notice of issuance under the ticker symbol "AWE."

     THE BOARD OF DIRECTORS OF TELECORP (WITH TWO DIRECTORS DISSENTING AND WITHOUT THE PARTICIPATION OF THE THREE DIRECTORS AFFILIATED WITH AT&T WIRELESS) HAS APPROVED THE MERGER AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE MERGER AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. Information about the merger is contained in the accompanying proxy statement/prospectus. WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 14.

     Your vote is very important. To be certain that your shares are voted at the special meeting, please sign, date and return the enclosed proxy card as soon as possible, whether or not you plan to attend the special meeting in person.

     I strongly support this combination of our companies and join with the majority of the board of directors in enthusiastically recommending that you vote in favor of the merger.

                                          Very truly yours,


                                         /s/        GERALD T. VENTO

                                          --------------------------------------
                                                     GERALD T. VENTO
                                                 Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement/prospectus is dated December 26, 2001, and is first being mailed to stockholders on or about December 28, 2001.

                               TELECORP PCS, INC.

                         1010 N. GLEBE ROAD, SUITE 800
                           ARLINGTON, VIRGINIA 22201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                FEBRUARY 7, 2002


                                 AT 12:00 P.M.


To the Stockholders of TeleCorp:


     Notice is hereby given that a special meeting of stockholders of TeleCorp PCS, Inc. will be held on February 7, 2002 at 12:00 noon, eastern time, at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 for the following purposes:


          1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 7, 2001, among TeleCorp, AT&T Wireless Services, Inc. and TL Acquisition Corp., a direct wholly owned subsidiary of AT&T Wireless. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. Under the merger agreement, TeleCorp will become a wholly owned subsidiary of AT&T Wireless and:

        - each issued and outstanding share of TeleCorp common stock will be converted into and become exchangeable for 0.9 of a share of AT&T Wireless common stock;

        - each issued and outstanding share of TeleCorp series C and E preferred stock will be converted into the right to receive one share of AT&T Wireless preferred stock that is substantially identical to the TeleCorp preferred share;

        - each issued and outstanding share of TeleCorp series A convertible preferred stock will be converted into the right to receive 82.9849 shares of AT&T Wireless common stock;

        - each issued and outstanding share of TeleCorp series B preferred stock will be converted into the right to receive 81.2439 shares of AT&T Wireless common stock;

        - each issued and outstanding share of TeleCorp series D preferred stock will be converted into the right to receive 27.6425 shares of AT&T Wireless common stock; and

        - each issued and outstanding share of TeleCorp series F and G preferred stock will be converted into the right to receive 0.9 of a share of AT&T Wireless common stock.

          2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     The board of directors of TeleCorp recommends that you vote "FOR" the approval of the merger.


     Only stockholders of record at the close of business on December 10, 2001 will be entitled to vote at the TeleCorp special meeting and any adjournment or postponement thereof. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You can also vote in person at the special meeting.


                                          By order of the Board of Directors of
                                          TeleCorp PCS, Inc.


                                         /s/      THOMAS H. SULLIVAN

                                          --------------------------------------
                                                    THOMAS H. SULLIVAN
                                               Executive Vice President and
                                                 Chief Financial Officer
Arlington, Virginia

December 26, 2001


     Whether or not you plan to attend the special meeting in person, you are urged to read the attached proxy statement/prospectus carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions on the enclosed proxy card. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached proxy statement/prospectus.

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about AT&T Wireless and TeleCorp from other documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

         AT&T WIRELESS SERVICES, INC.                        TELECORP PCS, INC.
       7277 164th Avenue NE, Building 1                1010 N. Glebe Road, Suite 800
              Redmond, WA 98052                             Arlington, VA 22201
                (425) 580-6000                                 (703) 236-1100
          Attn: Corporate Secretary                       Attn: Investor Relations


     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY JANUARY 31, 2002, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


     In addition, if you have questions about the merger you may contact:

                   Georgeson Shareholder Communications Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072
                                 1-866-884-5922

                      WHERE YOU CAN FIND MORE INFORMATION

     AT&T Wireless has filed with the Securities and Exchange Commission, which we refer to as the "SEC," a registration statement on Form S-4 under the Securities Act of 1933 that registers the shares of AT&T Wireless common stock and preferred stock to be issued to TeleCorp stockholders under the terms of the merger agreement. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of AT&T Wireless in addition to being a proxy statement of TeleCorp for the special meeting. The registration statement, including the exhibits and schedules to the registration statement, contains additional relevant information about AT&T Wireless and the AT&T Wireless common stock and preferred stock. The rules and regulations of the SEC allow AT&T Wireless to omit some of the information included in the registration statement and the exhibits and schedules to the registration statement from this proxy statement/prospectus.

     In addition, AT&T Wireless and TeleCorp each file annual, quarterly and current reports, prospectuses and other information with the SEC.

     You may also read and copy this information at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an internet world wide website that contains annual, quarterly and current reports, proxy statements and other information about issuers, including AT&T Wireless and TeleCorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     AT&T Wireless common stock is listed on the New York Stock Exchange, and TeleCorp class A voting common stock is quoted on the Nasdaq National Market. You may inspect annual, quarterly and current reports, proxy statements and other information about AT&T Wireless at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005, and about TeleCorp at the offices of the National Association of Securities Dealers Inc., 9801 Washingtonian Boulevard, Gaithersburg, MD 20878 (5th Floor).

     The SEC allows AT&T Wireless and TeleCorp to "incorporate by reference" information in this proxy statement/prospectus. This means that AT&T Wireless can disclose important business, financial and other information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that each of AT&T Wireless and TeleCorp has previously filed with the SEC. These documents contain important information about AT&T Wireless and TeleCorp and their finances.

     This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than exhibits to a filing unless the exhibit is specifically incorporated by reference into the filing, by requesting them in writing or by telephone from the appropriate company at the following contact information:

         AT&T WIRELESS SERVICES, INC.                        TELECORP PCS, INC.
       7277 164th Avenue NE, Building 1                1010 N. Glebe Road, Suite 800
              Redmond, WA 98052                             Arlington, VA 22201
                (425) 580-6000                                 (703) 236-1100
          Attn: Corporate Secretary                       Attn: Investor Relations

     In addition to the incorporation by reference of documents previously filed by AT&T Wireless and TeleCorp with the SEC, each of AT&T Wireless and TeleCorp also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, including, for example, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     This proxy statement/prospectus incorporates by reference the documents listed below that AT&T Wireless and TeleCorp have previously filed with the SEC. They contain important information about our companies and their financial condition.


AT&T WIRELESS SEC FILINGS (FILE NO. 001-16567)              PERIOD OR DATE FILED
----------------------------------------------              --------------------
Quarterly Reports on Form 10-Q                    Quarters ended June 30, 2001 and
                                                  September 30, 2001
Amendment No. 4 to the Registration Statement     Filed on July 6, 2001
  on Form S-1 (including the prospectus filed
  on July 9, 2001 and deemed pursuant to Rule
  430A to be part of the Registration
  Statement)
The description of AT&T Wireless common stock     Filed on June 26, 2001
  contained in the registration statement on
  Form 8-A
Current Report on Form 8-K                        Filed on October 12, 2001 and December
                                                  21, 2001


TELECORP SEC FILINGS (FILE NO. 000-31941)              PERIOD OR DATE FILED
-----------------------------------------              --------------------
Annual Report on Form 10-K                   Year ended December 31, 2000
Quarterly Reports on Form 10-Q               Quarters ended March 31, 2001, June 30,
                                             2001 and September 30, 2001
Proxy Statement                              For TeleCorp's annual meeting held on
                                             May 23, 2001
The description of TeleCorp class A          Filed on November 11, 2000
  voting common stock contained in the
  registration statement on Form 8-A

Current Reports on Form 8-K                            Filed on:
                                                       - January 17, 2001
                                                       - January 19, 2001
                                                       - January 22, 2001
                                                       - March 15, 2001
                                                       - April 4, 2001
                                                       - April 30, 2001
                                                       - October 10, 2001
                                                       - October 11, 2001
                                                       - October 26, 2001
                                                       - November 28, 2001

     Any information contained in an incorporated document will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that information contained in this proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes that information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this proxy statement/prospectus.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NEITHER AT&T WIRELESS NOR TELECORP HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 26, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS OF TELECORP NOR THE ISSUANCE OF AT&T WIRELESS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


     AT&T WIRELESS HAS SUPPLIED ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO AT&T WIRELESS, AND TELECORP HAS SUPPLIED ALL INFORMATION RELATING TO TELECORP.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................    i
WHERE YOU CAN FIND MORE INFORMATION.........................   ii
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
RISK FACTORS................................................   14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   25
THE COMPANIES...............................................   27
THE TELECORP SPECIAL MEETING................................   28
  Date, Time and Place of the Special Meeting...............   28
  Purpose of the Special Meeting............................   28
  Record Date and Stockholders Entitled to Vote.............   28
  Vote Required at the Special Meeting......................   29
  Proxies...................................................   30
  Solicitation of Proxies...................................   31
THE MERGER..................................................   32
  Background of the Merger..................................   32
  TeleCorp's Reasons for the Merger; Recommendation of the
     TeleCorp Board.........................................   37
  AT&T Wireless's Reasons for the Merger....................   42
  Opinions of TeleCorp's Financial Advisors.................   42
  Material Federal Income Tax Consequences..................   55
  Accounting Treatment......................................   56
  Consents and Regulatory Approvals.........................   57
  Listing of the AT&T Wireless Shares on the NYSE...........   57
  Resale of the AT&T Wireless Shares Issued in the Merger...   58
  Interests of TeleCorp Directors and Officers in the
     Merger; Relationships with AT&T Wireless...............   58
  Exchange of Certificates..................................   79
  Litigation Regarding the Merger...........................   80
  Appraisal Rights..........................................   80
THE MERGER AGREEMENT........................................   82
  The Merger................................................   82
  Merger Consideration; Conversion of Securities............   82
  Representations and Warranties............................   83
  Covenants.................................................   85
  Meeting of TeleCorp Stockholders and TeleCorp Board
     Recommendation.........................................   86
  No Solicitation...........................................   86
  Further Actions...........................................   87
  Conditions to the Merger..................................   88
  Termination...............................................   89
  Termination Fee...........................................   89
  Fees and Expenses.........................................   90
  Amendment, Extension and Waiver...........................   90

                                                              PAGE
                                                              ----
OTHER AGREEMENTS............................................   91
  Voting Agreements.........................................   91
  Stockholders Agreement Amendment..........................   92
  Transfer Agreements.......................................   93
DESCRIPTION OF AT&T WIRELESS CAPITAL STOCK..................   94
  Authorized Capital Stock..................................   94
  AT&T Wireless Common Stock................................   94
  AT&T Wireless Preferred Stock.............................   94
  Anti-Takeover Effects of AT&T Wireless's Amended and
     Restated Certificates of Incorporation and By-Laws.....   96
COMPARISON OF RIGHTS OF AT&T WIRELESS AND TELECORP
  STOCKHOLDERS..............................................  100
STOCKHOLDER PROPOSALS.......................................  105
LEGAL OPINIONS..............................................  105
EXPERTS.....................................................  105
UNAUDITED AT&T WIRELESS PRO FORMA FINANCIAL INFORMATION.....  106

APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Certificate of Designation of AT&T Wireless
              Series C Preferred Stock
APPENDIX C -- Certificate of Designation of AT&T Wireless
              Series E Preferred Stock
APPENDIX D -- Opinions of Lehman Brothers Inc.
APPENDIX E -- Opinions of J.P. Morgan Securities Inc.
APPENDIX F -- Section 262 of the Delaware General
              Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: AT&T Wireless will acquire the capital stock of TeleCorp that it does not currently own by merging TeleCorp into a subsidiary of AT&T Wireless.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: For each TeleCorp common share you own, you will receive 0.9 of a share of AT&T Wireless common stock. If you own TeleCorp preferred stock, you will receive either AT&T Wireless common stock or AT&T Wireless preferred stock, depending on which series of TeleCorp preferred stock you own.

Q: HOW DO I VOTE?

A: You vote by indicating on the enclosed proxy card how you want to vote and signing and mailing the enclosed proxy card, or by appearing in person at the special meeting. Please vote as soon as possible to ensure that your shares are represented at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger, which will have the same effect as voting against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY?

A: Yes. You can change your vote in one of three ways.

     - You can send to the Secretary of TeleCorp a written notice that is received before the special meeting stating that you would like to revoke your proxy.

     - You can complete and send to the Secretary of TeleCorp a new proxy card that is received before the special meeting.

     - You can attend, and vote in person by ballot at, the special meeting.

   You should send any written notice or a new proxy card to the Secretary of TeleCorp at the following address: TeleCorp PCS, Inc., 1010 N. Glebe Road, Suite 800, Arlington, VA 22201, Tel: (703) 236-1100.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After AT&T Wireless and TeleCorp complete the merger, AT&T Wireless's exchange agent will send you instructions on how to exchange your share certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We currently expect to complete the merger in the first half of 2002. Because the merger is subject to government approvals and other conditions, we cannot predict the exact timing.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THE PROXY
   STATEMENT/PROSPECTUS?

A: You should call Georgeson Shareholder Communications Inc. at 1-866-884-5922.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, we encourage you to read carefully this entire proxy statement/prospectus, the documents to which we have referred you, and the documents we have incorporated by reference in this proxy statement/prospectus.

THE COMPANIES (SEE PAGE 27)

     AT&T Wireless Services, Inc.
     7277 164th Avenue NE
     Building 1
     Redmond, WA 98052
     (425) 580-6000

     AT&T Wireless is one of the largest wireless communications service providers in the United States, and it operates one of the largest U.S. digital wireless networks. As of September 30, 2001, it and its affiliates (including TeleCorp) and partner held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. AT&T Wireless has not been affiliated with AT&T Corp., its former corporate parent, since its split-off from AT&T Corp. on July 9, 2001.

     TeleCorp PCS, Inc.
     1010 N. Glebe Road
     Suite 800
     Arlington, VA 22201
     (703) 236-1100

     TeleCorp, through its operating subsidiaries, TeleCorp Wireless, Inc., and Tritel, Inc., is the largest AT&T Wireless affiliate in the United States, providing digital wireless personal communications services to a licensed service area covering approximately 37 million people.

THE SPECIAL MEETING (SEE PAGE 28)


     The special meeting of TeleCorp stockholders will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209, on February 7, 2002, at 12:00 noon, eastern time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement.


RECORD DATE; VOTE REQUIRED (SEE PAGES 28 AND 29)


     Only TeleCorp stockholders at the close of business on the record date, December 10, 2001, will be entitled to notice of, and to vote at, the special meeting.


     Adoption of the merger agreement requires the affirmative vote of a majority of the voting power of outstanding TeleCorp capital stock entitled to vote, voting together as one class in accordance with TeleCorp's amended and restated certificate of incorporation. Stockholders of TeleCorp holding a majority of the voting power of outstanding TeleCorp capital stock entitled to vote at the special meeting have entered into voting agreements to vote in favor of the merger. See "Voting Agreements" below.

     No vote of AT&T Wireless stockholders is required to approve the merger.

THE MERGER AGREEMENT (SEE PAGE 82)

     The merger agreement is the legal document that governs the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus, and we encourage you to read it carefully.

WHAT TELECORP STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 82)

     Upon completion of the merger, each share of TeleCorp common stock and preferred stock will be converted into a right to receive securities of AT&T Wireless, as follows:

Common Stock..............................  0.9 of a share of AT&T Wireless common stock
Series C and E preferred stock............  one share of AT&T Wireless preferred stock with substantially identical terms
Series A convertible preferred stock......  82.9849 shares of AT&T Wireless common stock
Series B preferred stock..................  81.2439 shares of AT&T Wireless common stock
Series D preferred stock..................  27.6425 shares of AT&T Wireless common stock
Series F and G preferred stock............  0.9 of a share of AT&T Wireless common stock

FAIRNESS OPINIONS (SEE PAGE 42)

     TeleCorp's financial advisors, Lehman Brothers Inc. and J.P. Morgan Securities, each delivered their oral opinions to the TeleCorp board of directors at the October 7, 2001 meeting of the TeleCorp board of directors, which were subsequently confirmed in writing, to the effect that, as of October 7, 2001, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinions, the applicable exchange ratio to be received in the merger by (1) the holders (other than AT&T Wireless) of TeleCorp common stock, other than voting preference common stock, is fair, from a financial point of view, to those stockholders and (2) the holders (other than AT&T Wireless) of TeleCorp series C and E preferred stock is fair, from a financial point of view, to those stockholders. Copies of these opinions are attached as Appendices D and E to this proxy statement/prospectus. We urge you to read these opinions in their entirety.

RECOMMENDATION OF TELECORP'S BOARD OF DIRECTORS (SEE PAGE 37)

     Based on TeleCorp's reasons for the merger described in this proxy statement/prospectus, including the fairness opinions from Lehman Brothers and JPMorgan, the TeleCorp board of directors (with two directors dissenting and without the participation of the three directors affiliated with AT&T Wireless) determined the merger is advisable, fair to and in the best interests of TeleCorp's stockholders and has approved the merger agreement. The TeleCorp board of directors recommends that you vote "FOR" adoption of the merger agreement at the special meeting.

VOTING AGREEMENTS (SEE PAGE 91)

     As an inducement to AT&T Wireless to enter into the merger agreement, Gerald T. Vento, TeleCorp's chief executive officer, Thomas H. Sullivan, TeleCorp's chief financial officer, and other stockholders have entered into voting agreements with AT&T Wireless and TeleCorp. In these agreements, holders of a majority of the voting power of outstanding TeleCorp capital stock entitled to vote at the special meeting agreed to vote all of their shares of TeleCorp capital stock in favor of the merger and against proposals for other transactions. Accordingly, stockholder approval of the merger is assured. Those TeleCorp stockholders also agreed, with specific exceptions, not to transfer their shares of TeleCorp capital stock before the completion of the merger.

REGULATORY APPROVALS (SEE PAGE 57)

     AT&T Wireless and TeleCorp were required to make notifications under U.S. federal antitrust laws and to allow a required waiting period to expire or terminate. On October 23, 2001 and October 24, 2001, respectively, AT&T Wireless and TeleCorp submitted the required notifications. On November 19, 2001, AT&T Wireless and TeleCorp received notification that early termination of the waiting period under the U.S. federal antitrust laws was granted.

     In addition, AT&T Wireless and TeleCorp are required to obtain approvals from the Federal Communications Commission, which we refer to as the "FCC." On October 19, 2001 and October 22, 2001, respectively, AT&T Wireless and TeleCorp filed the required applications with the FCC, seeking approval of the transfer of control to AT&T Wireless of the FCC licenses and authorizations held by

TeleCorp subsidiaries. The applications have been listed on an FCC Public Notice. Interested parties had the opportunity to file comments or petitions to deny until December 10, 2001. To our knowledge, no comments or petitions to deny have been filed.


CONDITIONS TO THE MERGER (SEE PAGE 88)

     Completion of the merger depends upon a number of conditions being satisfied or waived by the party entitled to assert the condition. The conditions to the merger include:

     - approval of the merger agreement by TeleCorp stockholders;

     - obtaining the final approval of the FCC without the imposition of conditions that would materially impair the ability of AT&T Wireless to operate its business or that of TeleCorp;

     - dissenters' rights not being asserted for shares representing more than 5% of the voting power of TeleCorp stock;

     - receipt of legal opinions regarding the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     - termination of the TeleCorp management agreement with no further obligations on the part of TeleCorp, although particular provisions will survive;

     - calling by TeleCorp, on or before January 15, 2002, of the unfunded commitment of specific investors of TeleCorp under the TeleCorp Stock Purchase Agreement, dated January 23, 1998; and

     - other customary conditions specified in the merger agreement.

     The merger will occur as soon as practicable after TeleCorp and AT&T Wireless satisfy or waive all of the conditions in the merger agreement.

TERMINATION (SEE PAGE 89)

     The merger agreement may be terminated, and the merger abandoned, only in a limited number of circumstances, including the following:

     - if the merger is not completed by August 7, 2002, which may be extended to March 7, 2003 if the merger has not been completed solely due to the waiting period (or any extension thereof) or approvals under U.S. federal antitrust laws or approvals or consent of the FCC not having expired or been terminated or received;

     - if the merger agreement is not approved by TeleCorp stockholders at the special meeting;

     - by AT&T Wireless, if the TeleCorp board of directors withdraws or adversely modifies its recommendation of the merger to TeleCorp stockholders; or if the TeleCorp board of directors approves, or determines to recommend to the stockholders of TeleCorp that they approve, an alternative acquisition proposal; or if for any reason TeleCorp fails to call or hold the special meeting within six months of the date of the merger agreement, with an exception relating to the date that the registration statement of which this proxy statement/prospectus is a part becomes effective;

     - if there is a final, non-appealable legal prohibition against the merger;

     - if AT&T Wireless and TeleCorp agree to terminate the merger agreement;
       and

     - by either AT&T Wireless or TeleCorp if the other party breaches in any material respect any of its representations or warranties or fails to perform in any material respect any of its covenants or other agreements in the merger agreement, if the breach or failure to perform cannot be cured by August 7, 2002 (or March 7, 2003 as described above) and renders any condition incapable of being satisfied by that date.

TERMINATION FEE (SEE PAGE 89)


     The merger agreement provides for a termination fee of $65 million to be paid by TeleCorp to AT&T Wireless in the following cases:

     - if AT&T Wireless terminates the merger agreement because TeleCorp fails to call or hold the TeleCorp special meeting within six months of the date of the merger agreement, with an exception relating to the date that the registration statement of which this proxy statement/prospectus is a part becomes effective;

     - if either AT&T Wireless or TeleCorp terminates the merger agreement because the merger agreement is not adopted by TeleCorp stockholders at the special meeting; or

     - if an alternative acquisition proposal has been made and AT&T Wireless terminates the merger agreement because TeleCorp has failed to satisfy a closing condition relating to representations or warranties or covenants, and within 12 months of termination TeleCorp enters into a definitive agreement for any alternative transaction or its board of directors recommends acceptance by the TeleCorp stockholders of a tender offer or exchange offer for an alternative transaction.

INTERESTS OF DIRECTORS AND OFFICERS OF TELECORP IN THE MERGER (SEE PAGE 58)

     Some members of TeleCorp management and of the TeleCorp board of directors have interests in the merger or relationships with AT&T Wireless that are different from, or in addition to, the interests of the other TeleCorp stockholders. The TeleCorp board of directors was aware of these interests and relationships and considered them, among other matters, in approving the merger agreement and the related transactions.

ACCOUNTING TREATMENT (SEE PAGE 56)

     In accordance with recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, AT&T Wireless will use the purchase method of accounting for a business combination to account for the merger, as well as new accounting and reporting regulations for goodwill and other intangibles.

TAX CONSEQUENCES (SEE PAGE 55)

     We have structured the merger to be a tax-free reorganization for U.S. federal income tax purposes, and it is a condition to the merger that AT&T Wireless and TeleCorp each receive legal opinions to that effect. Assuming the merger is a reorganization, holders of TeleCorp class A voting common stock will not recognize gain or loss for U.S. federal income tax purposes in the merger, except for gain or loss recognized because of cash received instead of fractional shares of AT&T Wireless common stock.

APPRAISAL RIGHTS (SEE PAGE 80)

     Under Delaware law, holders of TeleCorp class A voting common stock are not entitled to appraisal rights in connection with the merger.

     Holders of all other classes of TeleCorp stock are entitled under Delaware law to seek appraisal of and payment of the fair value of their shares in lieu of receiving the merger consideration, as long as these stockholders comply with the procedural requirements set forth under Delaware law for perfecting this right, as described in the section entitled "The Merger -- Appraisal Rights" and set forth in Appendix F.

                AT&T WIRELESS SELECTED HISTORICAL FINANCIAL DATA

     In the table below you are provided with selected historical consolidated financial data of AT&T Wireless. For periods prior to AT&T Wireless's split-off from AT&T Corp. on July 9, 2001, this selected historical financial data reflects the results of and balance sheet data for the AT&T Wireless Group of AT&T Corp. In the split-off, AT&T Corp. contributed to AT&T Wireless all of the businesses and assets, and AT&T Wireless assumed all of the liabilities, that constituted the AT&T Wireless Group. These contributions have been accounted for in a manner similar to a pooling of interests.

     The following information was derived using the consolidated financial statements of AT&T Wireless at and for each of the nine months ended September 30, 2001 and 2000, and each of the fiscal years in the five-year period ended December 31, 2000. The consolidated statement of operations and cash flow data below for each of the years in the three-year period ended December 31, 2000 and the consolidated balance sheet data at December 31, 2000 and 1999, were derived from audited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations and cash flow data below for the years ended December 31, 1997 and 1996 and the consolidated balance sheet data at December 31, 1998, 1997, and 1996, were derived from unaudited consolidated financial statements. The data for each of the nine months ended September 30, 2001 and 2000 were derived from unaudited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. Data presented under the heading "Other Operating Data" is not derived from audited or unaudited historical consolidated financial statements and has been presented to provide additional information.


     The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. In addition, on December 12, 2001, AT&T Wireless's board of directors approved a plan to exit the fixed wireless business. It is anticipated that this decision will result in pre-tax charges during the fourth quarter of 2001 of approximately $1.3 billion, reflecting a write-down of the assets and the impact of a phased exit plan. For this and other reasons, you should read the selected historical financial data provided below in conjunction with AT&T Wireless's consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus (See "Where You Can Find More Information") as well as the pro forma financial information included in this proxy statement/prospectus (See "Unaudited AT&T Wireless Pro Forma Financial Information").


                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                         -------------------   -------------------------------------------------
                                           2001       2000       2000       1999      1998      1997      1996
                                         --------   --------   --------   --------   -------   -------   -------
                                          (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND OTHER OPERATING DATA)
                                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue................................  $ 10,094   $  7,474   $ 10,448   $  7,627   $ 5,406   $ 4,668   $ 4,246
Operating income (loss)................       285        160        (38)      (666)     (343)      (70)      234
Net income (loss) available to common
  shareowners..........................       264        159        528       (461)      108        69       261
Net income (loss) per share -- basic...  $    .10   $    .06   $    .21   $   (.18)  $   .04   $   .03   $   .10
Net income (loss) per
  share -- diluted.....................  $    .10   $    .06   $    .21   $   (.18)  $   .04   $   .03   $   .10
Weighted average shares -- basic.......     2,530      2,530      2,530      2,530     2,530     2,530     2,530
Weighted average shares -- diluted.....     2,532      2,532      2,532      2,530     2,532     2,532     2,532
Cash dividends declared per share......  $     --   $     --   $     --   $     --   $    --   $    --   $    --
BALANCE SHEET DATA:
Total assets...........................  $ 42,831   $ 33,045   $ 35,302   $ 23,512   $19,460   $19,040   $17,852
Total debt(1)..........................     6,577      1,958      2,551      3,558     2,589     2,447     2,217
Preferred stock held by AT&T...........        --      3,000      3,000      1,000     1,000     1,000     1,000
Mandatorily redeemable common stock....     7,664         --         --         --        --        --        --
Shareowners' equity....................    20,425     21,502     21,877     12,997    10,532    10,187     9,497

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                         -------------------   -------------------------------------------------
                                           2001       2000       2000       1999      1998      1997      1996
                                         --------   --------   --------   --------   -------   -------   -------
                                          (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND OTHER OPERATING DATA)
                                                                       (UNAUDITED)
CASH FLOW DATA:
Net cash provided by operating
  activities...........................  $  2,255   $    861   $  1,635   $    867   $   414   $ 1,338   $ 1,183
Capital expenditures and other
  additions............................    (3,850)    (3,010)    (4,012)    (2,272)   (1,219)   (1,931)   (1,832)
Net acquisitions of licenses...........       (21)      (218)      (247)       (47)      (65)     (443)     (327)
Equity investment distributions and
  sales................................       658        319        360        236     1,354       294       176
Equity investment contributions,
  advances, and purchases..............    (1,249)      (122)    (1,645)      (284)     (156)      (84)      (32)
Net (acquisitions) dispositions of
  businesses including cash acquired...        --     (3,168)    (4,763)       244       324        --       156
Net (decrease) increase in debt due to
  AT&T.................................    (2,438)       400        400        900       100       200       200
Proceeds from issuance of long-term
  debt due to others, net of issuance
  costs................................     6,345         --         --         --        --        --        --
Proceeds attributed from DoCoMo
  investment, net of costs.............     6,139         --         --         --        --        --        --
Redemption of preferred stock held by
  AT&T.................................    (3,000)        --         --         --        --        --        --
Proceeds attributed from AT&T Wireless
  Group tracking stock offering........        --      7,000      7,000         --        --        --        --
Transfer from (to) AT&T, net...........        --        806      1,001        344      (694)      611       476
OTHER FINANCIAL DATA:
EBITDA(2)..............................  $  2,200   $  1,376   $  1,648   $    587   $   736   $   756   $   894
EBITDA (excluding asset impairment and
  restructuring charges)...............  $  2,200   $  1,376   $  1,648   $  1,118   $   856   $   916   $   894
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends............................       2.0        2.3        1.9       (0.4)      1.9       1.2       2.4
OTHER OPERATING DATA:
(in thousands, except ($) are actual)
Consolidated subscribers...............    17,120     12,631     15,163      9,569     7,174     5,964     5,032
Consolidated digital subscribers.......    16,161     11,052     13,666      7,580     4,354     1,746       909
Covered population(3)..................   166,293    136,417    162,896    114,217        --        --        --
Licensed population(3).................   216,444    197,170    214,188    191,742        --        --        --
Subscriber churn.......................       3.0%       2.8%       2.9%       2.6%      2.7%      2.5%      2.3%
Total cost per gross subscriber
  addition.............................  $    331   $    357   $    367   $    367   $   392   $   432   $   345


---------------
(1) Includes $4 million of long-term debt that is included in other long-term liabilities at September 30, 2000, and at December 31, 2000 and 1999.

(2) EBITDA is defined as operating income, plus depreciation and amortization. AT&T Wireless believes EBITDA to be relevant and useful information, as EBITDA is the primary metric used by AT&T Wireless management to measure the performance of its business. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, including its cash flows from operating, investing and financing activities.

(3) Population, or POPs (the number of persons within a license's coverage area), represent AT&T Wireless's consolidated operations and do not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                 TELECORP'S SELECTED HISTORICAL FINANCIAL DATA

     TeleCorp's selected historical balance sheet data presented below as of December 31, 1999 and 2000 and selected historical statements of operations data for each of the years in the three-year period ended December 31, 2000 have been derived from audited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The selected historical balance sheet data below as of December 31, 1998, 1997 and 1996 and the selected statement of operations data for the period from inception on July 29, 1996 to December 31, 1996 and for the year ended December 31, 1997 have been derived from audited consolidated financial statements which are not incorporated by reference in this proxy statement/prospectus. The selected historical balance sheet data presented below as of September 30, 2001 and the selected statement of operations data for the nine months ended September 30, 2001 and 2000 have been derived from unaudited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. "Other Data" is not derived from audited or unaudited historical consolidated financial statements and has been presented to provide additional information. You should read this information together with TeleCorp's historical consolidated financial statements and notes thereto, which are incorporated by reference in this proxy statement/ prospectus. See "Where You Can Find More Information."

                                  FOR THE NINE                                                             JULY 29, 1996
                                  MONTHS ENDED                         FOR THE YEAR ENDED                  (INCEPTION) TO
                                  SEPTEMBER 30,                           DECEMBER 31,                      DECEMBER 31,
                            -------------------------   ------------------------------------------------   --------------
                               2001          2000          2000          1999         1998        1997          1996
                            -----------   -----------   -----------   ----------   ----------   --------   --------------
                                   (UNAUDITED)
                                         ($ IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS AND OTHER DATA)
STATEMENTS OF OPERATIONS
  DATA:...................
Revenue:
  Service.................  $   392,712   $   152,328   $   237,234   $   41,319   $       --   $     --      $    --
  Roaming.................       97,140        44,458        67,663       29,010           29         --           --
  Equipment...............       41,631        22,562        35,552       17,353           --         --           --
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Total revenue....      531,483       219,348       340,449       87,682           29         --           --
                            -----------   -----------   -----------   ----------   ----------   --------      -------
Operating expense:
  Cost of revenue.........      150,278        67,906       104,863       39,259           --         --           --
  Operations and
    development(a)........      109,780        39,578        64,836       35,979        9,772         --           --
  Selling and
    marketing(a)..........      222,465       118,455       185,165       71,180        6,325        304           10
  General and
    administrative(a).....      169,245       105,776       148,425       92,585       26,239      2,637          515
  Depreciation and
    amortization..........      425,661        82,770       161,813       55,110        1,584         11           --
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Total operating
           expense........    1,077,429       414,485       665,102      294,113       43,920      2,952          525
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Operating loss...     (545,946)     (195,137)     (324,653)    (206,431)     (43,891)    (2,952)        (525)
Other income (expense):
  Interest expense........     (196,670)      (63,989)     (111,082)     (51,313)     (11,934)      (396)          --
  Interest income and
    other.................       16,002         9,261        17,467        6,748        4,670         13           --
  Loss on derivatives.....       (4,910)           --            --           --           --         --           --
  Gain on disposal of New
    England assets........           --            --       330,756           --           --         --           --
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Net loss before
           income taxes...     (731,524)     (249,865)      (87,512)    (250,996)     (51,155)    (3,335)        (525)

                                  FOR THE NINE                                                             JULY 29, 1996
                                  MONTHS ENDED                         FOR THE YEAR ENDED                  (INCEPTION) TO
                                  SEPTEMBER 30,                           DECEMBER 31,                      DECEMBER 31,
                            -------------------------   ------------------------------------------------   --------------
                               2001          2000          2000          1999         1998        1997          1996
                            -----------   -----------   -----------   ----------   ----------   --------   --------------
                                   (UNAUDITED)
                                         ($ IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS AND OTHER DATA)
Income tax benefit........      240,428            --        31,572           --           --         --           --
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Net loss before
           cumulative
           effect of
           change in
           accounting
           principle......     (491,096)     (249,865)      (55,940)    (250,996)     (51,155)    (3,335)        (525)
  Cumulative effect of
    change in accounting
    principle, net of
    tax...................          807            --            --           --           --         --           --
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Net loss.........     (490,289)     (249,865)      (55,940)    (250,996)     (51,155)    (3,335)        (525)
  Accretion of mandatorily
    redeemable preferred
    stock.................      (32,523)      (24,181)      (33,996)     (24,124)      (8,567)      (726)        (289)
                            -----------   -----------   -----------   ----------   ----------   --------      -------
         Net loss
           attributable to
           common equity..  $  (522,812)  $  (274,046)  $   (89,936)  $ (275,120)  $  (59,722)  $ (4,061)     $  (814)
                            ===========   ===========   ===========   ==========   ==========   ========      =======
Net loss attributable to
  common equity per share-
  basic and diluted.......  $     (2.69)  $     (2.72)  $     (0.80)  $    (3.58)  $    (2.19)  $(111.74)     $(44.45)
                            ===========   ===========   ===========   ==========   ==========   ========      =======
Weighted average common
  equity shares
  outstanding-basic and
  diluted.................  194,004,545   100,789,980   112,819,874   76,895,391   27,233,786     36,340       18,313
                            ===========   ===========   ===========   ==========   ==========   ========      =======

                                   AS OF                               AS OF DECEMBER 31,
                               SEPTEMBER 30,   ------------------------------------------------------------------
                                   2001            2000           1999          1998          1997        1996
                               -------------   -------------   -----------   -----------   ----------   ---------
                                (UNAUDITED)    ($ IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS AND OTHER DATA)
BALANCE SHEET DATA:
Cash and cash equivalents....   $  244,706      $  260,809      $182,330      $111,733      $ 2,567      $   52
Working capital (deficit)....      119,354         (35,952)       94,082        (4,676)      (6,656)       (524)
Property and equipment,
  net........................    1,383,648       1,223,253       400,450       197,469        3,609           1
PCS licenses and microwave
  relocation costs, net......    3,697,006       3,698,436       267,682       118,107       10,018          --
Goodwill, net................    2,417,559       2,506,737            --            --           --          --
Intangible assets -- AT&T
  agreements, net............      711,029         783,185        37,908        26,286           --          --
Total assets.................    8,710,799       8,701,016       952,202       466,644       16,295       7,574
Total debt...................    2,662,445       1,925,543       640,571       243,385       12,608         499
Mandatorily redeemable
  preferred stock,
  net(d)(e)..................      524,787         443,563       263,181       164,491        4,144       7,789
Total stockholders' equity
  (deficit)..................   $4,388,626      $4,910,895      $(90,554)     $(64,500)     $(4,875)     $ (812)
OTHER DATA:
  Customers (end of
     period).................      915,895         666,425       142,231            --           --          --
  ARPU(b)....................   $       55      $       61      $     77      $     --      $    --      $   --
  Churn(c)...................          3.5%            2.8%          1.7%           --           --          --
  Covered population (end of
     period, in millions)....           33              28            11            --           --          --

---------------
(a) Includes non-cash stock compensation as disclosed in TeleCorp's consolidated financial statements contained in TeleCorp's Form 10-K for the year ended December 31, 2000 and TeleCorp's Form 10-Q for the period ended September 30, 2001, each of which was filed with the SEC.

(b) Average revenue per unit, or ARPU, is defined as service revenue, including airtime and incollect roaming revenue but excluding outcollect roaming revenue, for the periods indicated, divided by the average number of customers for those periods.

(c) Churn is defined as the number of disconnected customers for the periods indicated, divided by the product of the number of months for those periods and the average number of customers for those periods.

(d) Net of deferred compensation and preferred stock subscription receivable of $4 and $75,914, respectively, as of December 31, 1998.

(e) Net of preferred stock subscription receivable of $97,001, $59,542, and $10,841 as of December 31, 1999 and 2000 and September 30, 2001, respectively.

                       COMPARATIVE PER SHARE INFORMATION

     The table below contains AT&T Wireless and TeleCorp per share information as of September 30, 2001 and December 31, 2000 on both a historical and pro forma basis and on a per share equivalent pro forma basis for TeleCorp.

     AT&T Wireless's historical per share information as of September 30, 2001 was calculated on the basis of the number of shares of AT&T Wireless common stock outstanding on that date. AT&T Wireless's historical per share information as of December 31, 2000 was computed based on the 2.53 billion shares of AT&T Wireless common stock outstanding at the time of the split-off from AT&T Corp. on July 9, 2001, including the 406 million shares issued in conjunction with the investment by NTT DoCoMo which occurred in January 2001. The AT&T Wireless combined pro forma information gives effect to the merger with TeleCorp and those transactions identified in the pro forma financial information included in this proxy statement/prospectus. The TeleCorp combined pro forma equivalent information is based on the assumed conversion of each of the TeleCorp common shares into 0.9 of a share of AT&T Wireless common stock.

     Cash dividends have never been paid on AT&T Wireless common stock, AT&T Wireless Group tracking stock or TeleCorp common stock.

     You should read the information below together with the consolidated financial statements and accompanying notes of AT&T Wireless and TeleCorp included in the documents that are described under "Where You Can Find More Information" and which are incorporated in this proxy statement/prospectus by reference as well as the pro forma financial information included in this proxy statement/prospectus (See "Unaudited AT&T Wireless Pro Forma Financial Information"). You should not rely on the unaudited historical comparative per share data as an indication of the results of operations or the financial position that would have been achieved if the merger had taken place earlier or of the results of operations or financial position of AT&T Wireless after completion of the merger.


                                                                                           TELECORP
                                                                               AT&T        COMBINED
                                                                             WIRELESS        PRO
                                                       AT&T                  COMBINED       FORMA
                                                     WIRELESS    TELECORP    PRO FORMA    EQUIVALENT
                                                     --------    --------    ---------    ----------
Consolidated book value per share
  At September 30, 2001............................   $11.10      $27.14      $11.05        $9.95
  At December 31, 2000.............................   $ 8.65      $29.63      $11.08        $9.97
Income from continuing operations
  Per common share -- basic:
     For the nine months ended September 30,
       2001........................................   $ 0.10      $(2.69)     $ 0.12        $0.11
     For the year ended December 31, 2000..........   $ 0.21      $(0.80)     $ 0.00        $0.00
  Per common share -- diluted:
     For the nine months ended September 30,
       2001........................................   $ 0.10      $(2.69)     $ 0.12        $0.11
     For the year ended December 31, 2000..........   $ 0.21      $(0.80)     $ 0.00        $0.00

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

AT&T WIRELESS AND TELECORP MARKET PRICE

     AT&T Wireless common stock has been traded on the NYSE under the ticker symbol "AWE" since July 9, 2001, the date AT&T Wireless was split-off from AT&T Corp. AT&T Wireless Group tracking stock was traded on the NYSE under the symbol "AWE" for the period from April 27, 2000 until July 8, 2001. TeleCorp class A voting common stock is quoted on the Nasdaq National Market under the ticker symbol "TLCP."

     The table below sets forth, for the calendar quarters indicated, the high and low intraday sale prices of shares of AT&T Wireless common stock, AT&T Wireless Group tracking stock and TeleCorp class A voting common stock as reported on the NYSE Composite Transaction Tape and the Nasdaq National Market, respectively.


                                             AT&T                AT&T          TELECORP CLASS A
                                           WIRELESS         WIRELESS GROUP          VOTING
                                         COMMON STOCK       TRACKING STOCK       COMMON STOCK
                                       ----------------    ----------------    ----------------
                                        HIGH      LOW       HIGH      LOW       HIGH      LOW
                                       ------    ------    ------    ------    ------    ------
2000
First Quarter........................      --        --        --        --    $55.00    $31.00
Second Quarter (from April 27, 2000
  for AT&T Wireless Group tracking
  stock).............................      --        --    $36.00    $23.56    $54.25    $26.31
Third Quarter........................      --        --    $29.56    $20.50    $47.00    $18.69
Fourth Quarter.......................      --        --    $24.94    $16.38    $28.81    $12.75
2001
First Quarter........................      --        --    $27.30    $17.06    $27.88    $13.63
Second Quarter.......................      --        --    $21.10    $15.29    $20.00    $11.50
Third Quarter (through July 8, 2001
  for AT&T Wireless Group tracking
  stock and from July 9, 2001 for
  AT&T Wireless common stock)........  $19.92    $12.27    $17.20    $16.29    $19.00    $10.35
Fourth Quarter (through December 20,
  2001)..............................  $16.22    $12.51        --        --    $14.18    $ 9.41


RECENT CLOSING PRICES


     The following table sets forth the closing prices per share of AT&T Wireless common stock and TeleCorp class A voting common stock as reported on the NYSE Composite Transaction Tape and the Nasdaq National Market, respectively, on October 5, 2001, the last full trading day prior to the public announcement of the merger agreement, and December 20, 2001, the latest practicable date for which closing prices were available at the time this proxy statement/prospectus was filed with the SEC. This table also sets forth the equivalent price per share of TeleCorp class A voting common stock on those dates. The equivalent price per share is equal to the closing price of a share of AT&T Wireless common stock on that date multiplied by 0.9, the applicable exchange ratio in the merger.



                                             TELECORP CLASS A                       TELECORP CLASS A
                                                  VOTING         AT&T WIRELESS    VOTING COMMON STOCK
DATE                                           COMMON STOCK      COMMON STOCK     PER SHARE EQUIVALENT
----                                         ----------------    -------------    --------------------
October 5, 2001............................       $10.04            $16.12               $14.51
December 20, 2001..........................       $11.40            $12.77               $11.49

DIVIDENDS

     TeleCorp has never declared or paid cash dividends. If the merger does not occur, TeleCorp currently intends to retain earnings. TeleCorp's board of directors will determine whether to pay dividends on its common stock primarily based upon the company's financial condition, results of its operations, requirements of any financing agreements to which it is a party, and its business requirements.

     Cash dividends have never been declared or paid on AT&T Wireless common stock or, prior to AT&T Wireless's split-off from AT&T Corp. on July 9, 2001, on AT&T Wireless Group tracking stock. AT&T Wireless's board of directors will determine whether to pay dividends on its common stock primarily based upon the company's financial condition, results of its operations, requirements of any financing agreements to which it may be a party, and its business requirements; however, AT&T Wireless does not expect to pay any dividends on its common stock for the foreseeable future.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider each of the following risks and uncertainties related to the merger.

  Risk Factors Relating to the Merger

     THE VALUE OF AT&T WIRELESS COMMON STOCK MAY DECREASE SIGNIFICANTLY BETWEEN THE TIME YOU VOTE ON THE MERGER AND THE TIME THE MERGER IS COMPLETED. AS A RESULT, AT THE TIME YOU VOTE ON THE MERGER YOU WILL NOT KNOW THE MARKET VALUE OF THE AT&T WIRELESS COMMON STOCK YOU WILL RECEIVE FOR YOUR TELECORP SHARES.

     The exchange ratio for the number of shares of AT&T Wireless common stock you are to receive in exchange for your shares of TeleCorp common stock and preferred stock is fixed, and the merger agreement contains no mechanism to adjust the exchange ratio in the event that the market price of AT&T Wireless common stock declines prior to the merger.

     THE FCC MUST APPROVE THE MERGER AND COULD DELAY OR REFUSE TO APPROVE THE MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL CONDITION.

     U.S. federal law and FCC rules require the FCC's prior approval of the transfer of control of TeleCorp's licenses to AT&T Wireless. Completion of the merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the merger, there might be actions by the FCC or the courts that would delay or prevent finality.

     The FCC might not grant the applications for transfer of control or the FCC might grant the applications with conditions. In addition, there might be a delay caused by the filing of a challenge to the transfer applications. Conditions imposed on any licenses granted or delays in granting of the licenses could jeopardize or delay completion of the merger or may impair the value of the licenses and reduce the value of AT&T Wireless capital stock.

     WE MAY FAIL TO INTEGRATE OUR OPERATIONS SUCCESSFULLY. AS A RESULT, WE MAY NOT ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER.

     The merger will combine two companies that have previously operated independently. We expect to face significant challenges in consolidating operations, integrating our organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key TeleCorp executives and other personnel. The integration of AT&T Wireless and TeleCorp also will require substantial attention from management, particularly in light of the geographically dispersed operations and different business cultures and compensation structures at the two companies. In addition, after the completion of the merger, AT&T Wireless may elect, or be required, to refinance or renegotiate all or a portion of the TeleCorp long-term debt not held by AT&T Wireless and, in doing so, AT&T Wireless may incur additional costs. The diversion of management attention and any difficulties associated with integrating the two companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of the combined company and the value of AT&T Wireless capital stock.

  Risk Factors Relating to AT&T Wireless's Common Stock

     AT&T CORP.'S SALE, EXCHANGE OR MONETIZATION OF AT&T WIRELESS'S COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     In connection with AT&T Wireless's split-off from AT&T Corp., its former corporate parent, on July 9, 2001, AT&T Corp. retained approximately 91 million shares, or about 3.6%, of AT&T Wireless's common stock for its own account for sale, exchange or monetization. The sale, exchange or monetization of these shares, or the perception by the market that these transactions might occur, could adversely affect the market price of AT&T Wireless's common stock.

     FUTURE SALES OF AT&T WIRELESS'S COMMON STOCK COULD ADVERSELY AFFECT THE COMMON STOCK'S MARKET PRICE AND AT&T WIRELESS'S ABILITY TO RAISE CAPITAL IN THE FUTURE.

     Sales of substantial amounts of AT&T Wireless's common stock, including any sales by AT&T Corp., could hurt the common stock's market price. This also could hurt AT&T Wireless's ability to raise capital in the future. Any sales of substantial amounts of AT&T Wireless's common stock in the public market, or the perception that those sales might occur, could materially adversely affect the market price of AT&T Wireless's common stock. AT&T Wireless will not solicit the approval of its stockholders for the issuance of authorized but unissued shares of its stock unless this approval is deemed advisable by its board of directors or is required by applicable law, regulation or stock exchange listing requirements. The issuance of those shares could dilute the value of shares of AT&T Wireless's common stock.

     AT&T WIRELESS DOES NOT EXPECT TO PAY DIVIDENDS ON ITS COMMON STOCK.

     AT&T Wireless's board of directors will determine whether to pay dividends on its common stock primarily based upon the company's financial condition, results of its operations and its business requirements. AT&T Wireless does not expect to pay any dividends on its common stock for the foreseeable future.

     THE MARKET PRICE AND TRADING VOLUME OF AT&T WIRELESS'S COMMON STOCK MAY BE VOLATILE AND MAY FACE NEGATIVE PRESSURE.

     Numerous factors may result in short- or long-term negative pressure on the trading price of shares of AT&T Wireless's common stock, including sales of its common stock by AT&T Corp. The market price of AT&T Wireless's common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this document, or for specific reasons unrelated to AT&T Wireless's performance. Investors may consider AT&T Wireless's common stock as a technology stock. Technology stocks have recently experienced extreme price and volume fluctuations. Therefore, the market price and trading volume of AT&T Wireless's common stock also may be extremely volatile.

  Risk Factors Relating to AT&T Wireless's Business

AT&T WIRELESS'S PLAN TO EXIT THE FIXED WIRELESS BUSINESS MAY HAVE UNFORESEEN NEGATIVE IMPACTS TO ITS BUSINESS.


     On December 12, 2001, AT&T Wireless's board of directors approved a plan to exit the fixed wireless business. AT&T Wireless currently anticipates that its decision to exit its fixed wireless business will result in fourth quarter pre-tax charges of approximately $1.3 billion, reflecting a write-down of the assets of the fixed wireless business and the impact of phased exit charges. The decision to exit a business involves special risks and uncertainties, some of which may not be foreseeable or within AT&T Wireless's control, such as unforeseen severance costs, contractual liabilities, disputes with customers, suppliers, vendors, terminated employees, or a buyer of the fixed wireless business or certain assets.


     In addition, AT&T Wireless faces a number of other uncertainties and risks relating to its exit from the fixed wireless business including the following:

     - AT&T Wireless may not be able to sell or otherwise monetize any part of its assets of the fixed wireless business on attractive terms or at all;

     - the time it takes AT&T Wireless and the costs it incurs to exit from its fixed wireless business may be affected by regulatory concerns and other matters;

     - AT&T Wireless's implementation of the exit strategy may disrupt other operations and distract management from other needs of its business; and

     - perceived uncertainties as to the future direction of AT&T Wireless may result in the loss of employees or business partners.

     Such unforeseen costs and uncertainties could have a material adverse effect on AT&T Wireless's business, financial condition and results of operations.

     AT&T WIRELESS MAY SUBSTANTIALLY INCREASE ITS DEBT IN THE FUTURE, WHICH COULD SUBJECT IT TO VARIOUS RESTRICTIONS AND HIGHER INTEREST COSTS AND DECREASE ITS CASH FLOW AND EARNINGS.

     AT&T Wireless may substantially increase its debt in the future (including by virtue of the debt it is assuming under the merger), which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings. AT&T Wireless may also encounter difficulties in obtaining all the financing it needs to fund its business and growth strategy on desirable terms.

     AT&T Wireless anticipates requiring substantial additional financing for the foreseeable future to fund capital expenditures, license purchases and costs and expenses in connection with funding its operations, domestic and international investments and growth strategy. AT&T Wireless is exploring and evaluating the relative advantages and disadvantages of various funding mechanisms. Other funding mechanisms that still may be considered include other forms of public and private debt facilities. The decision on debt composition is dependent on, among other things, AT&T Wireless's business and financial plans and the market conditions at the time of financing. The agreements governing this indebtedness may contain financial and other covenants that could impair AT&T Wireless's flexibility and restrict its ability to pursue growth opportunities.

     AT&T WIRELESS'S RELATIONSHIP WITH NTT DOCOMO, INC. CONTAINS FEATURES THAT COULD ADVERSELY AFFECT AT&T WIRELESS'S FINANCIAL CONDITION OR THE WAY IN WHICH ITS BUSINESS IS CONDUCTED.

     DoCoMo, a leading Japanese wireless communications company, is AT&T Wireless's largest stockholder, and the agreements relating to DoCoMo's investment contain requirements and contingencies that could materially adversely affect AT&T Wireless's financial condition and technology strategies. The terms of the DoCoMo investment enable DoCoMo to terminate its investment and require repayment of its $9.8 billion investment, plus interest, if AT&T Wireless fails, under some circumstances, to commence service using an agreed-on technology in at least 13 of the top 50 domestic markets by June 30, 2004. If DoCoMo requires repayment, AT&T Wireless will have to fund the entire repurchase obligation. If DoCoMo requires repayment of its investment, it may also terminate the technology rights provided to AT&T Wireless in connection with its investment. AT&T Wireless needs to obtain DoCoMo's consent to make any fundamental change in the nature of AT&T Wireless's business or to allow another wireless operator to acquire more than 15% but less than 50% of AT&T Wireless's equity. These limitations could prevent AT&T Wireless from taking advantage of some business opportunities or relationships that it might otherwise pursue.

     AT&T WIRELESS'S SIGNIFICANT NETWORK BUILD-OUT REQUIREMENTS MAY NOT BE COMPLETED AS PLANNED.

     AT&T Wireless needs to complete significant build-out activities, including completion of regularly required build-out activities in some of its existing wireless markets. Failure or delay to complete the build-out of its network and launch of operations, or increased costs of this build-out and launch of operations, could have a material adverse effect on AT&T Wireless's operations and financial condition. As AT&T Wireless continues to build out its network, it must, among other things, continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites;

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction;

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its markets; and

     - expand and maintain customer care, network management, billing and other financial and management systems.

     In addition, in the next several years, AT&T Wireless will be upgrading its network to implement the next generation of digital technology. These events may not occur in the time frame AT&T Wireless assumes or that the FCC requires, at the cost AT&T Wireless assumes, or at all.

     In addition, problems in vendor equipment availability, technical resources or system performance could delay the launch of new or expanded operations in new or existing markets or result in increased costs in all markets. AT&T Wireless intends to rely on the services of various companies that are experienced in design and build-out of wireless networks in order to accomplish its build-out schedule. However, AT&T Wireless may not be able to obtain satisfactory contractors on economically attractive terms or ensure that its contractors will perform as it expects.

     AT&T WIRELESS HAS SUBSTANTIAL CAPITAL REQUIREMENTS THAT IT MAY NOT BE ABLE TO FUND.

     AT&T Wireless's strategy and business plan will continue to require substantial capital, which it may not be able to obtain on favorable terms or at all. A failure to obtain necessary capital would have a material adverse effect on AT&T Wireless, and result in the delay, change or abandonment of its development or expansion plans and the failure to meet regulatory build out requirements. AT&T Wireless currently estimates that its capital expenditures for the build out of its mobility networks will total approximately $5.0 billion during 2001, as compared to $3.7 billion in 2000. It also expects to incur substantial capital expenditures in future years. The actual amount of the funds required to finance AT&T Wireless's network build-out and other capital expenditures may vary materially from management's estimate. AT&T Wireless has entered into various contractual commitments associated with the development of its third-generation strategy, of which approximately $1.9 billion were outstanding at September 30, 2001. These include purchase commitments for network equipment, as well as handsets. In addition, AT&T Wireless anticipates that it will enter into material purchase commitments in the future. It also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. AT&T Wireless has also entered into agreements for investments and ventures which have required or will require substantial capital, including its agreement to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in, and debt securities issued by, Alaska Native Wireless, which was the successful bidder for licenses costing approximately $2.9 billion in the recently concluded 1900 megahertz auction. These agreements also may contain provisions potentially requiring substantial additional capital in future circumstances, such as allowing the other investors to require AT&T Wireless to purchase assets or investments.

     THE ACTUAL AMOUNT OF FUNDS NECESSARY TO IMPLEMENT AT&T WIRELESS'S STRATEGY AND BUSINESS PLAN MAY MATERIALLY EXCEED CURRENT ESTIMATES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON AT&T WIRELESS'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The actual amount of funds necessary to implement AT&T Wireless's strategy and business plan may materially exceed AT&T Wireless's current estimates in the event of various factors including: departures from its current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory developments, engineering design changes, and technological and other risks. If actual costs do materially exceed AT&T Wireless's current estimates for these or other reasons, this could have a material adverse effect on AT&T Wireless's financial condition and results of operations.

     AT&T WIRELESS'S BUSINESS AND OPERATIONS WOULD BE ADVERSELY AFFECTED IF IT FAILED TO ACQUIRE ADEQUATE RADIO SPECTRUM IN FCC AUCTIONS OR THROUGH OTHER TRANSACTIONS.

     AT&T Wireless's domestic business depends on the ability to use portions of the radio spectrum licensed by the FCC. AT&T Wireless could fail to obtain sufficient spectrum capacity in new and existing markets, whether through FCC auctions or other transactions, in order to meet the expanded demands for its existing services, as well as to enable development of third-generation services. This type of failure would have a material adverse impact on the quality of AT&T Wireless's services or its ability to roll out such future services in some markets. AT&T Wireless intends to continue to acquire more spectrum through a combination of alternatives, including participation in spectrum auctions, purchase of spectrum licenses from companies that own them or purchase of these companies outright. As required by law, the FCC periodically conducts auctions for licenses to use some parts of the radio spectrum. The decision to conduct auctions, and the determination of what spectrum frequencies will be made available for auction, are provided for by laws administered by the FCC. The FCC may not allocate spectrum sufficient to meet the demands of all those wishing to obtain licenses. Even if the FCC determines to conduct further auctions in the future, AT&T Wireless may not be successful in those future auctions in obtaining the spectrum that it believes is necessary to implement its business and technology strategies. AT&T Wireless may also seek to acquire radio spectrum through purchases and swaps with other spectrum licensees or otherwise, including by purchases of other licensees outright. However, AT&T Wireless may not be able to acquire sufficient spectrum through these types of transactions, and it may not be able to complete any of these transactions on favorable terms.

     AT&T WIRELESS'S BUSINESS AND OPERATIONS COULD BE HURT IF IT IS UNABLE TO ESTABLISH NEW AFFILIATES TO EXPAND ITS DIGITAL NETWORK OR IF ITS EXISTING OR ANY NEW AFFILIATES DO NOT OR CANNOT DEVELOP THEIR SYSTEMS IN A MANNER CONSISTENT WITH AT&T WIRELESS'S SYSTEMS.

     To accelerate the build out of widescale coverage of the United States by a digital mobile wireless network operating on the technical standards AT&T Wireless has adopted, AT&T Wireless has entered into affiliation agreements with other entities that provide wireless service or hold spectrum licenses. Through contractual arrangements between AT&T Wireless and these affiliates, AT&T Wireless's customers are able to obtain service in the affiliates' territories, and the affiliates' customers are able to obtain service in AT&T Wireless's territory. In all markets where these affiliates operate, AT&T Wireless is at risk because it does not control the affiliates. As a result, these affiliates are not obligated to implement AT&T Wireless's third-generation strategy. AT&T Wireless's ability to provide service on a nationwide level and to implement its third-generation strategy would be adversely affected if these affiliates decide not to participate in the further development of AT&T Wireless's digital network. AT&T Wireless may establish additional affiliate relationships to accelerate build out of its digital mobile network. If AT&T Wireless is unable to establish such affiliate relationships, or if any such affiliates are unable to or do not develop their systems in a manner consistent with AT&T Wireless's network, AT&T Wireless's ability to service its customers and expand the geographic coverage of its digital network could be adversely affected.

     IF THE FCC DENIES ALASKA NATIVE WIRELESS'S APPLICATION TO ACQUIRE LICENSES FOR WHICH IT WAS THE SUCCESSFUL BIDDER IN THE RECENT SPECTRUM AUCTION, OR, IN THE FUTURE, REVOKES LICENSES AWARDED TO ALASKA NATIVE WIRELESS, AT&T WIRELESS'S ABILITY TO IMPLEMENT ITS THIRD-GENERATION STRATEGY COULD BE ADVERSELY AFFECTED OR IT COULD BECOME OBLIGATED TO REPURCHASE OTHER INVESTORS' INTERESTS IN ALASKA NATIVE WIRELESS.


     AT&T Wireless has agreed to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing $2.9 billion in the recently concluded 1900 megahertz auction, which occurred in early 2001. One auction participant has challenged the qualifications of Alaska Native Wireless to acquire "closed" licenses, which constituted most of the licenses for which Alaska Native Wireless was the successful bidder. If the FCC determines that Alaska Native Wireless was not qualified, the FCC could refuse to grant Alaska Native Wireless the closed licenses. On June 22, 2001, a federal appeals court ruled in favor of the trustee in the Chapter 11 bankruptcy proceeding of NextWave Telecom, Inc. and the unsecured creditors of NextWave with respect to the litigation they commenced relating to the 1900 megahertz auction. The court ruled that the FCC had acted improperly in repossessing from NextWave the spectrum offered in the 1900 megahertz auction. The United States, the FCC, NextWave Telecom, Inc. and several of its affiliates and certain winning bidders in the 1900 megahertz auction, including Alaska Native Wireless, signed a settlement agreement effective as of November 26, 2001. Under the settlement agreement, NextWave and its affiliates would return all of those licenses to the FCC, which thereafter would award the licenses in accordance with the auction. The settlement is subject to a number of conditions, including bankruptcy court approval and the adoption of federal legislation necessary to implement the terms of the settlement on or before December 31, 2001. If this settlement does not become effective, or if the appeals court decision is not appealed or otherwise settled, or if Alaska Native

Wireless is otherwise unable to acquire the licenses for which it was the successful bidder, it could have a significant adverse impact on AT&T Wireless's opportunities to provide or enhance services in key new and existing markets. In specified circumstances, if a winning bid of Alaska Native Wireless in the recently concluded 1900 megahertz spectrum auction is rejected or if any license granted to it is revoked, AT&T Wireless would become obligated to compensate other investors for making capital available to the venture. In specified circumstances, if the grant of those licenses is challenged, AT&T Wireless may be obligated to purchase the interests of other investors.

     IF AT&T WIRELESS IS UNABLE TO REACH AGREEMENT WITH ALASKA NATIVE WIRELESS REGARDING THE DEVELOPMENT AND USE OF LICENSES FOR WHICH IT WAS THE SUCCESSFUL BIDDER IN THE RECENT SPECTRUM AUCTION, ITS ABILITY TO IMPLEMENT ITS THIRD-GENERATION STRATEGY MAY BE ADVERSELY AFFECTED.

     AT&T Wireless has not reached any agreements with Alaska Native Wireless as to whether it will participate in AT&T Wireless's digital mobile wireless network. Alaska Native Wireless is not obligated to use or develop any spectrum it acquires in a manner that will further, or be consistent with, AT&T Wireless's strategic objectives, although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with AT&T Wireless's digital mobile wireless network. If Alaska Native Wireless does not enter into agreements with AT&T Wireless regarding the use and development of this spectrum similar to those AT&T Wireless has entered into with its affiliates for its existing networks, AT&T Wireless could experience a material adverse impact on the timing and cost of implementing its third-generation strategy.

     POTENTIAL ACQUISITIONS MAY REQUIRE AT&T WIRELESS TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME-CONSUMING.

     An element of AT&T Wireless's strategy is to expand its network, which it intends to accomplish in part through the acquisition of TeleCorp and which it may pursue through other acquisitions of licenses, systems and wireless providers. The acquisition of TeleCorp will result in AT&T Wireless's assumption of substantial additional indebtedness. Further, other acquisitions may cause AT&T Wireless to incur substantial additional indebtedness to finance such acquisitions or to assume indebtedness of the entities that are acquired. In addition, AT&T Wireless may encounter difficulties in integrating those acquired operations into its own operations, including as a result of different technologies, systems, services or service offerings. These actions could prove costly or time-consuming or divert its management's attention from other business matters.

     FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON AT&T WIRELESS'S GROWTH POTENTIAL.

     AT&T Wireless intends to pursue a number of new growth opportunities, primarily related to wireless data services. The ability to deploy and deliver these services relies, in many instances, on new and unproven technology. AT&T Wireless's existing technology may not perform as expected and AT&T Wireless may not be able to successfully develop new technology to effectively and economically deliver these services. These opportunities also require substantial capital outlays and spectrum availability to deploy on a large scale. This capital or spectrum may not be available to support these services. The success of wireless data services is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services. These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed those currently estimated by us, AT&T Wireless's financial condition and prospects could be materially adversely affected.

     AT&T WIRELESS FACES SUBSTANTIAL COMPETITION.

     There is substantial competition in the wireless telecommunications industry. AT&T Wireless expects competition to intensify as a result of the entry of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services, operators and resellers, serve each of the markets in which AT&T Wireless competes. A majority of U.S. markets likely will have five or more commercial mobile radio service providers, and all of the top 50 U.S. metropolitan markets likely will have at least four, and in some cases as many as seven or more, facilities-based wireless service providers offering wireless services on cellular, personal communications services or specialized mobile radio frequency. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

     MARKET PRICES FOR WIRELESS SERVICES MAY DECLINE IN THE FUTURE.

     AT&T Wireless anticipates that market prices for two-way wireless services generally will decline in the future due to increased competition. AT&T Wireless expects significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. AT&T Wireless also expects that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion, and increasing movement of customers between competitors, which AT&T Wireless refers to as "churn." AT&T Wireless may also adopt customer policies or programs to be more competitive, including credit policies, which policies or programs may also affect churn. AT&T Wireless's ability to compete successfully also will depend on marketing, and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

     CONSOLIDATION IN THE WIRELESS COMMUNICATIONS INDUSTRY MAY ADVERSELY AFFECT AT&T WIRELESS.

     The wireless communications industry has been experiencing significant consolidation and AT&T Wireless expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone AirTouch, now called Verizon, SBC/BellSouth, now called Cingular, and Deutsche Telekom/VoiceStream Wireless, have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to AT&T Wireless's offerings. These mergers or ventures have caused AT&T Wireless's ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, AT&T Wireless, including its partnership and affiliates, ranks third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than AT&T Wireless, to obtain roaming rates that are more favorable than those obtained by AT&T Wireless, and may be better able to respond to AT&T Wireless's offers.

     SIGNIFICANT TECHNOLOGICAL CHANGES IN THE WIRELESS INDUSTRY COULD MATERIALLY ADVERSELY AFFECT AT&T WIRELESS.

     The wireless communications industry is experiencing significant technological change. This change includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, enhancements and changes in end-user needs and preferences and increased importance of data and broadband capabilities. The pace and extent of customer demand may not continue to increase, and airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and of AT&T Wireless and the success of AT&T Wireless's competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from AT&T Wireless. Technological developments may therefore materially adversely affect AT&T Wireless.

     TERMINATION OR IMPAIRMENT OF AT&T WIRELESS'S RELATIONSHIP WITH A SMALL NUMBER OF KEY SUPPLIERS COULD ADVERSELY AFFECT ITS REVENUES AND RESULTS OF OPERATIONS.

     AT&T Wireless has developed relationships with a small number of key vendors, including Nokia Mobile Phones, Inc., Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation, and Motorola, Inc., for its supply of wireless handsets, Lucent Technologies, Inc., Nortel Networks, Inc., Ericsson and Nokia Networks, Inc. for its supply of telecommunications infrastructure equipment and Convergys Information Management Group for its billing services. AT&T Wireless does not have operational or financial control over its key suppliers and has limited influence with respect to the manner in which these key suppliers conduct their businesses. If these key suppliers were unable to honor their obligations to AT&T Wireless, AT&T Wireless could experience disruptions of its business and adverse effects on its revenues and results of operations.

     AT&T WIRELESS'S TECHNOLOGY MAY NOT BE COMPETITIVE WITH OTHER TECHNOLOGIES OR BE COMPATIBLE WITH NEXT GENERATION TECHNOLOGY.

     There are three existing digital transmission technologies, none of which is compatible with the others. AT&T Wireless selected time division multiple access technology for its second-generation network because AT&T Wireless believes that this technology offers several advantages over other second-generation technologies. However, a number of other wireless service providers chose code division multiple access or global system for mobile communications as their digital wireless technology. For AT&T Wireless's path to next generation technology, it has chosen a global system for mobile communications platform to make available enhanced data services using general packet radio service technology, and third-generation capabilities using enhanced data rates for global evolution and ultimately universal mobile telecommunications systems technologies. These technologies may not provide the advantages AT&T Wireless expects. Other wireless providers have chosen a competing wideband technology as their third-generation technology. If the universal mobile telecommunications standard does not gain widespread acceptance, it would materially adversely affect AT&T Wireless's business, financial condition and prospects. As AT&T Wireless implements its plans for deployment of technology for third-generation capabilities, it will continue to incur substantial costs associated with maintaining its time division multiple access networks. Also, these networks are not compatible, and customers with phones that operate on one network will not initially be able to use those phones on the other network. There are risks inherent in the development of new third-generation equipment and AT&T Wireless may face unforeseen costs, delays or problems that may have a material adverse effect on the company.

     AT&T WIRELESS RELIES ON FAVORABLE ROAMING ARRANGEMENTS, WHICH IT MAY BE UNABLE TO CONTINUE TO OBTAIN.

     AT&T Wireless may not continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to it. AT&T Wireless's customers automatically can access another provider's analog cellular or digital system only if the other provider allows AT&T Wireless's customers to roam on its network. AT&T Wireless relies on agreements to provide roaming capability to its customers in many areas of the United States that its network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by AT&T Wireless. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service AT&T Wireless or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and AT&T Wireless's customers may not be able to use any of the advanced features, such as voicemail notification, that the customer enjoys when making calls within AT&T Wireless's network. Finally, AT&T Wireless may not be able to obtain favorable roaming agreements for its third-generation products and services that it intends to offer using the technologies it plans to deploy for interim enhanced data and third-generation services.

     AT&T WIRELESS'S BUSINESS IS SEASONAL AND IT DEPENDS ON FOURTH QUARTER RESULTS, WHICH MAY NOT CONTINUE TO BE STRONG.

     The wireless industry, including AT&T Wireless, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions. Strong fourth quarter results for customer additions and handset sales may not continue for the wireless industry or for AT&T Wireless. In the future, the number of AT&T Wireless's customer additions and handset sales in the fourth quarter could decline for a variety of reasons, including its inability to match or beat pricing plans offered by competitors, failure to adequately promote its products, services and pricing plans, or failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could adversely impact AT&T Wireless's results for the following year.

     MEDIA REPORTS HAVE SUGGESTED RADIO FREQUENCY EMISSIONS MAY BE LINKED TO VARIOUS HEALTH CONCERNS AND INTERFERE WITH VARIOUS MEDICAL DEVICES, AND AT&T WIRELESS MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THESE HEALTH CONCERNS.

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Research and studies are ongoing. Whether or not such research or studies conclude there is a link between radio frequency emissions and health, these concerns over radio frequency emissions may discourage the use of wireless handsets or expose AT&T Wireless to potential litigation, which could have a material adverse effect on AT&T Wireless's results of operations. Several class action lawsuits have been filed against AT&T Wireless, several other wireless service operators and several wireless phone manufacturers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for personal injuries and the costs of headsets for wireless phone users as well as injunctive relief.

     AT&T WIRELESS'S OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION THAT COULD HAVE ADVERSE EFFECTS ON AT&T WIRELESS'S BUSINESS.

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as number portability or emergency 911 service. In addition, the FCC, together with the U.S. Federal Aviation Administration, regulates tower marking and lighting. Any of these agencies having jurisdiction over AT&T Wireless's business could adopt regulations or take other actions that could adversely affect AT&T Wireless's business. FCC licenses to provide wireless services or personal communications services are subject to renewal and revocation. There may be competition for AT&T Wireless's licenses upon their expiration and it is possible that the FCC will not renew them. FCC rules require all wireless and personal communications services licensees to meet specified build out requirements. AT&T Wireless may not be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of AT&T Wireless's license for that license area or the imposition of fines on AT&T Wireless by the FCC.

     AT&T WIRELESS MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THE USE OF WIRELESS PHONES WHILE DRIVING.

     Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in some circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on AT&T Wireless's results of operations.

     STATE AND LOCAL LEGISLATION RESTRICTING OR PROHIBITING WIRELESS PHONE USE WHILE DRIVING COULD CAUSE SUBSCRIBER USAGE TO DECLINE.

     Some state and local legislative bodies have proposed legislation restricting or prohibiting the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries. On June 28, 2001, New York State enacted a law prohibiting the use of handheld wireless phones while driving motor vehicles other than through the use of hands-free equipment. To date, a small number of communities in the United States have also passed restrictive local ordinances. These laws, or if passed, other laws prohibiting or restricting the use of wireless phones while driving, could have the effect of reducing subscriber usage, which could cause a material adverse effect on AT&T Wireless's results of operations.

     AT&T WIRELESS MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS AN INDEPENDENT ENTITY AND MAY INCUR GREATER COSTS.

     AT&T Wireless has been part of an integrated telecommunications provider since its acquisition by AT&T Corp. in 1994. Following the split-off from AT&T Corp. on July 9, 2001, however, AT&T Corp. has no obligation to provide financial, operational or organizational assistance to AT&T Wireless other than limited services. AT&T Wireless may not be able to implement successfully the changes necessary to operate independently. AT&T Wireless may also incur additional costs relating to operating independently that would cause its cash flow and results of operations to decline materially. In addition, although AT&T Wireless may be able to participate in some of AT&T Corp.'s supplier arrangements where those arrangements permit or the vendors agree, AT&T Wireless's supplier arrangements may not be as favorable as has historically been the case.

     Agreements that AT&T Wireless has entered into in connection with the split-off provide that its business will be conducted differently and that its relationship with AT&T Corp. will be different from what it has historically been prior to the split-off. These differences may have a detrimental effect on AT&T Wireless's results of operations or financial condition.

     THE HISTORICAL FINANCIAL INFORMATION OF AT&T WIRELESS GROUP MAY NOT BE REPRESENTATIVE OF AT&T WIRELESS'S RESULTS AS AN INDEPENDENT ENTITY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF AT&T WIRELESS'S HISTORICAL OR FUTURE RESULTS.

     The historical financial information of AT&T Wireless Group may not reflect what AT&T Wireless's results of operations, financial position and cash flows would have been had it been an independent entity during the periods presented. This is because the financial information reflects allocations for services provided to AT&T Wireless Group by AT&T Corp., which allocations may not reflect the costs AT&T Wireless incurs for similar or incremental services as an independent entity.

     AT&T WIRELESS WILL GENERALLY BE RESPONSIBLE FOR TAX LIABILITY IF THE SPLIT-OFF IS TAXABLE.

     Under the separation and distribution agreement between AT&T Wireless and AT&T Corp., subject to limited exceptions, AT&T Wireless will be responsible for any tax liability and any related liability that results from the split-off failing to qualify as a tax-free transaction. If the split-off failed to qualify as a tax-free transaction, this liability would have a material adverse effect on AT&T Wireless.

     AT&T WIRELESS MAY NO LONGER RECEIVE TAX SHARING PAYMENTS FROM AT&T CORP. SINCE IT CEASED TO BE A MEMBER OF THE AT&T CORP. CONSOLIDATED TAX RETURN GROUP, AND AT&T WIRELESS MAY INCUR OTHER TAX LIABILITIES AS A RESULT OF THE SPLIT-OFF AND PRE-SPLIT-OFF TRANSACTIONS.

     As a result of the split-off, AT&T Wireless ceased to be a member of the consolidated federal income tax return group of which AT&T Corp. is the common parent. Consequently, taxable income and losses, and AT&T Wireless's other tax attributes in post-split-off taxable periods can generally no longer offset taxable income or losses and other tax attributes of the AT&T Corp. consolidated tax return group. For two taxable years after the split-off, under U.S. federal income tax rules, AT&T Wireless would generally be able to carry back any such tax losses, subject to limitations, against taxable income, if any, of members of AT&T Wireless Group for pre-split-off periods. Under AT&T Wireless's tax sharing agreement with AT&T Corp., however, AT&T Wireless generally may only carry back net operating losses (and not other tax attributes) from post-split-off taxable periods to pre-split-off taxable periods, and only if those losses are significant and with the consent of AT&T Corp., which consent AT&T Corp. has agreed not to withhold unreasonably. To the extent AT&T Wireless has tax losses in post-split-off taxable periods, it would generally no longer receive current tax sharing payments with respect to those losses. Instead, except where those losses can be carried back, AT&T Wireless would benefit from those losses only if and when it generated sufficient taxable income in future years to utilize those tax losses on a stand-alone basis.

     In addition, there may be tax costs associated with the split-off that result from AT&T Wireless's ceasing to be a member of the AT&T Corp. consolidated tax return group, as well as from pre-split-off transactions. If incurred, these costs could be material to AT&T Wireless's results.

     VARIOUS FACTORS MAY INTERFERE WITH AT&T WIRELESS'S ABILITY TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND EQUITY ISSUANCES.

     AT&T Wireless may be prevented from engaging in some desirable strategic transactions. The Internal Revenue Code restricts the ability of a company which has undergone a tax-free split-off from particular issuances of shares generally within a two-year period after the split-off. In addition, the separation and distribution agreement prohibits AT&T Wireless, for a period of 30 months following the split-off, from entering into particular transactions that could render the split-off taxable. This may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving AT&T Wireless's issuance of equity. Provisions of AT&T Wireless's amended and restated certificate of incorporation and by-laws, rights plan, applicable law and the DoCoMo agreements may also have the effect of discouraging, delaying or preventing change of control transactions that AT&T Wireless stockholders find desirable.

     AT&T WIRELESS MAY LOSE RIGHTS UNDER AGREEMENTS WITH AT&T CORP. IF A CHANGE OF CONTROL OCCURS.

     Some of the agreements that AT&T Wireless has entered into with AT&T Corp. in connection with the split-off, including the brand license agreement, master carrier agreement and other commercial agreements, contain provisions that give one party rights in the event of a change of control of the other party. These provisions may deter a change of control. In the event of a change of control, the exercise of these rights could have a material adverse effect on AT&T Wireless.

     AT&T CORP.'S RESTRUCTURING MAY ADVERSELY IMPACT AT&T WIRELESS'S COMPETITIVE POSITION.

     In connection with AT&T Corp.'s restructuring, there is a risk that AT&T Wireless and AT&T Corp.'s other separated business units may not be able to create effective intercompany agreements to facilitate effective cost sharing or to maintain or enter into arrangements for combining their respective services in customer offerings or other forms of bundling arrangements. Competition between AT&T Wireless and the other AT&T Corp. units in overlapping markets could result in more downward price pressure. AT&T Wireless expects that the different businesses and companies will share the AT&T brand after the restructuring, which will likely increase this level of competition. In addition, any incremental costs associated with implementing AT&T Corp.'s restructuring plan may materially adversely affect the different businesses and companies, including AT&T Wireless's business.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this proxy statement/prospectus or may be incorporated by reference from other documents filed with the SEC by AT&T Wireless and TeleCorp and may include statements for the periods from and after the completion of the merger. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this proxy statement/prospectus or in documents incorporated by reference in this proxy statement/prospectus.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents referred to in this proxy statement/prospectus, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

     - revenues following the merger may be lower than expected;

     - synergies expected to be realized as a result of the merger may be lower than anticipated;

     - costs or difficulties related to the integration of the business of AT&T Wireless and TeleCorp may be greater than expected;

     - competitive pressures may increase in the industry or markets in which the companies operate;

     - delays in receiving regulatory approval of the merger and the risks that such approvals could include restrictive conditions;

     - changes in general economic conditions or in political forces;

     - changes in the securities or currency-exchange markets;

     - dependence on key personnel to manage the integration of the two companies;

     - risks associated with the implementation of a third-generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers and consumer acceptance of the products and services to be offered;

     - potential impact of NTT DoCoMo, Inc.'s investment in AT&T Wireless, including provisions of the agreements that restrict AT&T Wireless's future operations, and provisions that may require the repurchase of DoCoMo's investment under some circumstances if AT&T Wireless fails to meet specified conditions;

     - risks associated with AT&T Wireless operating as an independent entity as opposed to as part of an integrated telecommunications provider with AT&T Corp., its former corporate parent;

     - introduction or popularity of new products and services, including prepaid phone products, which could increase churn;

     - impact of oversupply of capacity resulting from excessive deployment of network capacity in the markets that AT&T Wireless and TeleCorp serve;

     - ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services;

     - ability to establish a significant market presence in new geographic and service markets;

     - availability and cost of capital and the consequences of increased leverage;

     - impact of any unusual items resulting from ongoing evaluations of business strategies;

     - requirements imposed on the combined company or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     - risks and costs associated with the need to acquire additional spectrum for current and future services;

     - risks associated with technological requirements, technology substitution and changes and other technological developments;

     - risks associated with AT&T Wireless's decision to exit the fixed wireless business;

     - risks described under "Risk Factors;" and

     - other risks described in AT&T Wireless's and TeleCorp's other filings with the SEC.

     You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

     All subsequent written and oral forward-looking statements attributable to AT&T Wireless or TeleCorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither AT&T Wireless nor TeleCorp undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

                                 THE COMPANIES

AT&T WIRELESS

     AT&T Wireless is one of the largest wireless communications service providers in the United States. AT&T Wireless seeks to expand its customer base and revenue stream by providing high-quality, innovative wireless services. As of September 30, 2001, AT&T Wireless had 17.1 million consolidated subscribers. For the year ended December 31, 2000 AT&T Wireless had:

     - $10.4 billion of consolidated revenues, and

     - $658 million of consolidated net income.

     AT&T Wireless operates one of the largest U.S. digital wireless networks. As of September 30, 2001, AT&T Wireless and its affiliates (including TeleCorp) and partner held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. As of that date, AT&T Wireless, its affiliates (including TeleCorp) and its partner covered approximately 83% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, AT&T Wireless's networks and those of its affiliates (including TeleCorp) and partner operated in markets including over 77% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. AT&T Wireless supplements its operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where it does not have operations. With these roaming agreements, AT&T Wireless is able to offer customers wireless services covering over 95% of the U.S. population. AT&T Wireless plans to continue to increase its coverage and the quality of its services by expanding its coverage area and the capacity of its network through new network construction, acquisitions, and partnerships with other wireless providers.

     AT&T Wireless has not been affiliated with AT&T Corp., its former corporate parent, since its split-off from AT&T Corp. on July 9, 2001.

     AT&T Wireless's principal executive offices are located at 16331 NE 72 Way, Building 1, Redmond, WA 98052. The telephone number is (425) 580-6000.

TL ACQUISITION CORP.

     TL Acquisition Corp. is a newly formed wholly owned subsidiary of AT&T Wireless formed for the purpose of effecting the merger.

TELECORP

     TeleCorp, through its operating subsidiaries, TeleCorp Wireless and Tritel, is the largest AT&T Wireless affiliate in the United States, providing digital wireless personal communications services to a licensed service area covering approximately 37 million people. As of September 30, 2001, TeleCorp had launched service in 91 markets having approximately 33 million people and representing approximately 89% of the population where it holds licenses in the United States and Puerto Rico. As of September 30, 2001, TeleCorp Wireless and Tritel collectively had more than 915,000 customers. Together with Triton PCS, Inc., another AT&T Wireless affiliate, TeleCorp operates under a common regional brand name, SunCom(R).

     The markets in which TeleCorp provides coverage encompass a contiguous territory (other than Puerto Rico) including the following 16 of the 100 largest metropolitan areas in the United States and Puerto Rico: New Orleans and Baton Rouge, Louisiana; Memphis, Nashville and Knoxville, Tennessee; Little Rock, Arkansas; Milwaukee and Madison, Wisconsin; Des Moines, Iowa; Jackson, Mississippi; Birmingham and Mobile, Alabama; Louisville and Lexington, Kentucky; and San Juan and Mayaguez, Puerto Rico.

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

                          THE TELECORP SPECIAL MEETING


     This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the TeleCorp board of directors in connection with the merger and any other matters to be voted upon at the TeleCorp special meeting or postponement thereof. This proxy statement/prospectus is first being mailed to stockholders of TeleCorp on or about December 28, 2001.


DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting is scheduled to be held as follows:


        February 7, 2002


        12:00 noon, eastern time


       Key Bridge Marriott Hotel
        1401 Lee Highway
        Arlington, VA 22209


PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that TeleCorp stockholders may consider and vote upon a proposal to adopt a merger agreement among TeleCorp, AT&T Wireless and TL Acquisition Corp., a wholly owned subsidiary of AT&T Wireless, pursuant to which TeleCorp will become a wholly owned subsidiary of AT&T Wireless, and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

RECORD DATE AND STOCKHOLDERS ENTITLED TO VOTE


     The board of directors of TeleCorp has fixed the close of business on December 10, 2001 as the record date for determination of TeleCorp stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were:



     - 179,858,349 shares of class A voting common stock outstanding, held by approximately 313 holders of record;



     - 283,813 shares of class C common stock outstanding, held by approximately 18 holders of record;



     - 851,429 shares of class D common stock outstanding, held by approximately 22 holders of record;


     - 5,245.70 shares of class E common stock outstanding, held by one holder of record;


     - 37,717.31 shares of class F common stock outstanding, held by approximately 29 holders of record;


     - 3,093 shares of voting preference common stock outstanding, held by three holders of record;

     - 97,472.84 shares of series A convertible preferred stock outstanding, held by one holder of record;

     - 90,668.33 shares of series B preferred stock outstanding, held by one holder of record;


     - 210,608.10 shares of series C preferred stock outstanding, held by approximately 33 holders of record;



     - 49,416.98 shares of series D preferred stock outstanding, held by one holder of record;



     - 25,454.59 shares of series E preferred stock outstanding, held by approximately 24 holders of record;


     - 14,912,778 shares of series F preferred stock outstanding, held by one holder of record; and


     - 46,374.10 shares of series G preferred stock outstanding, held by one holder of record.

VOTE REQUIRED AT THE SPECIAL MEETING

     When a majority of the TeleCorp voting preference common stock outstanding as of the record date is represented, and when shares of all classes of common stock and preferred stock with at least 5,010,000 votes are represented, either in person or by proxy, a quorum will be present at the special meeting. The affirmative vote of holders of a majority of the voting power of shares, voting as a single class, outstanding as of the record date and voting at the special meeting, is required to adopt the merger agreement. Except as otherwise required by law, if a quorum is present at the special meeting, the majority vote of the voting preference common stock will be sufficient to adopt the merger agreement. At the special meeting:

     - the holders of the class A voting common stock, class C common stock, class D common stock, class E common stock and class F common stock, together with the holders of the series F preferred stock and series G preferred stock, are entitled to an aggregate of 4,690,000 votes, as a class, regardless of the number of shares outstanding;

     - the holders of series A convertible preferred stock are entitled to an aggregate of 67,804 votes regardless of the number of shares outstanding;

     - the holders of series B preferred stock are entitled to an aggregate of 61,608 votes regardless of the number of shares outstanding;

     - the holders of series C preferred stock are entitled to an aggregate of 124,096 votes regardless of the number of shares outstanding;

     - the holders of series D preferred stock are entitled to an aggregate of 30,308 votes regardless of the number of shares outstanding;

     - the holders of series E preferred stock are entitled to an aggregate of 16,184 votes regardless of the number of shares outstanding; and

     - the holders of the voting preference common stock are entitled to an aggregate of 5,010,000 votes.

The number of votes to which each share of each class or series of stock is entitled is more fully set forth in the following table:


                                            NUMBER OF SHARES       VOTES          VOTES
                                              OUTSTANDING        PER CLASS      PER SHARE
                                            ----------------   --------------   ----------
COMMON STOCK:(a)
class A voting common stock...............   179,858,349.00    3,999,112.7359       0.0222
class C common stock......................       283,813.00        6,310.5226       0.0222
class D common stock......................       851,429.00       18,931.3456       0.0222
class E common stock......................         5,245.70          116.6370       0.0222
class F common stock......................        37,717.31          838.6365       0.0222
series F preferred stock(b)(c)............    14,912,778.00      331,582.4968       0.0222
series G preferred stock(b)(d)............    14,981,370.00      333,107.6255       0.0222
PREFERRED STOCK:
series A convertible preferred stock......        97,472.84         67,804.00       0.6956
series B preferred stock..................        90,668.33         61,608.00       0.6795
series C preferred stock..................       210,608.10        124,096.00       0.5892
series D preferred stock..................        49,416.98         30,308.00       0.6133
series E preferred stock..................        25,454.59         16,184.00       0.6358
VOTING PREFERENCE COMMON STOCK:
voting preference common stock............         3,093.00      5,010,000.00   1,619.7866
                                             --------------    --------------   ----------
TOTAL:....................................   211,407,415.85     10,000,000.00          N/A


---------------
(a) The votes per share are calculated by dividing (1) the total votes allocated to the holders of the class A voting common stock, class C common stock, class D common stock, class E common stock and class F common stock, together with the holders of the series F preferred stock and series G preferred stock (4,690,000.00) by (2) the aggregate outstanding shares of such classes and series (210,930,702.01). The votes per class are calculated by multiplying the number of outstanding shares of each such class by the quotient derived under the prior sentence. The votes per share figures indicated in this table have been rounded for convenience purposes; however, such rounding was not utilized in calculating the votes per class.


(b) Series F and G shares are combined with common stock for voting purposes.

(c) Represents 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock into which the outstanding series F convertible preferred stock is convertible.

(d) Represents 14,971,876 shares of class A voting common stock and 9,494 shares of class F common stock into which the outstanding series G convertible preferred stock is convertible.

     AS OF THE RECORD DATE, TELECORP DIRECTORS AND EXECUTIVE OFFICERS, INCLUDING MESSRS. VENTO AND SULLIVAN, OWNED A MAJORITY OF THE VOTING POWER OF TELECORP CAPITAL STOCK ENTITLED TO VOTE AT THE TELECORP SPECIAL MEETING. UNDER THE VOTING AGREEMENTS WITH TELECORP AND AT&T WIRELESS, MESSRS. VENTO AND SULLIVAN AND OTHER STOCKHOLDERS OF TELECORP HAVE AGREED TO VOTE ALL OF THEIR SHARES OF TELECORP CAPITAL STOCK, WHICH REPRESENTS A MAJORITY OF THE VOTING POWER OF TELECORP CAPITAL STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND AGAINST COMPETING PROPOSALS. ACCORDINGLY, STOCKHOLDER ADOPTION OF THE MERGER AGREEMENT IS ASSURED.

PROXIES

     All shares of TeleCorp capital stock represented by properly executed proxies or voting instructions received before or at the TeleCorp special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted "FOR" adoption of the merger agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares.

     If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the merger agreement, the TeleCorp capital stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker.

     TeleCorp does not expect that any matter other than the adoption of the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

     A stockholder may revoke his or her proxy at any time before it is voted by:

     - notifying in writing the Secretary of TeleCorp at 1010 N. Glebe Road, Suite 800, Arlington, VA 22201;

     - granting a subsequently dated proxy; or

     - appearing in person and voting at the special meeting if you are a holder of record.

     Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     TeleCorp and AT&T Wireless will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. TeleCorp will also request banks, brokers and other intermediaries holding shares of TeleCorp capital stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. TeleCorp has also retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from TeleCorp stockholders in connection with the special meeting. Georgeson will receive a fee of approximately $10,500 as compensation for its services, plus reimbursement of reasonable out-of-pocket expenses. TeleCorp may also use its regular employees, who will not be specially compensated, to solicit proxies from TeleCorp stockholders, either personally or by mail, telephone, internet, fax or other means.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER

     AT&T Wireless participated in the formation of TeleCorp in 1998, and TeleCorp has been one of AT&T Wireless's business affiliates throughout TeleCorp's existence. Since TeleCorp's initial public offering in 1999, AT&T Wireless has periodically reviewed and considered whether to increase its investment, or seek to consolidate, the wireless communications operations of the two companies. Similarly, TeleCorp, both before and after its recent combination with Tritel, has continually reviewed and considered its strategic alternatives in light of developing trends in the wireless communications industry, including significant industry consolidation, the availability of capital to finance network construction and subscriber growth, and its relationship with AT&T Wireless.

     In late July 2001, Rohit M. Desai, a non-management director of TeleCorp, contacted William Hague, Executive Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless, to suggest that it might be an appropriate time for AT&T Wireless to consider making a proposal to acquire the equity of TeleCorp that AT&T Wireless did not already own. This contact led to a meeting at which informal discussions were held during the first week of August between Mr. Hague, Mr. Desai, James M. Hoak, Jr. and Michael R. Hannon, each a non-management director of TeleCorp, and, separately, with Gerald T. Vento, chief executive officer and director of TeleCorp, and Thomas H. Sullivan, executive vice president, chief financial officer and director of TeleCorp. No specific terms or transactions were proposed in these discussions and, in late August 2001, Mr. Hague informed Messrs. Vento and Sullivan and several other TeleCorp directors that AT&T Wireless was not prepared to make an acquisition proposal at that time.

     On Friday, September 28, 2001, Mr. Hague and Lewis M. Chakrin, Executive Vice President/Corporate Strategy & Planning of AT&T Wireless, contacted Messrs. Hannon, Hoak, Sullivan and Vento and indicated that, while AT&T Wireless had not determined whether to make any proposal, AT&T Wireless would like to discuss the parameters pursuant to which AT&T Wireless would consider the possibility of making a proposal to acquire the shares of TeleCorp that AT&T Wireless did not already own, including possible structures, ranges of prices or exchange ratios, and timing. In particular, the AT&T Wireless representatives indicated that any exchange ratio proposal would be unlikely to be above 0.8 of a share of AT&T Wireless common stock for each share of TeleCorp common stock. Messrs. Hague and Chakrin also left a telephone message for Mr. Desai to similar effect. While not agreeing to any particular parameters, the TeleCorp directors agreed that representatives of AT&T Wireless and TeleCorp should meet during the following week.

     On Monday, October 1, 2001, three non-management directors of TeleCorp, Messrs. Hannon, Hoak and Desai, and two management directors of TeleCorp, Messrs. Vento and Sullivan, as well as other TeleCorp senior management, held a preliminary meeting with Lehman Brothers and JPMorgan (the financial advisors to TeleCorp), Cadwalader, Wickersham & Taft (outside legal counsel to TeleCorp) and Andrew Hubregsen, a representative of CTIHC, Inc. (the largest TeleCorp stockholder other than AT&T Wireless), at the offices of JPMorgan in New York City. At this meeting, TeleCorp's financial advisors presented preliminary financial analyses relating to TeleCorp, AT&T Wireless and a possible acquisition of TeleCorp by AT&T Wireless, including information designed to assist TeleCorp in negotiating a higher exchange ratio than the exchange ratio then contemplated by AT&T Wireless. Management and its legal and financial advisors responded to questions posed to them by TeleCorp directors present at the meeting. TeleCorp board members, management, legal and financial advisors and the representative of CTIHC then discussed negotiating tactics and possible transaction parameters in the event that discussions with AT&T Wireless were to proceed. In addition, the non-management directors and the CTIHC representative asked Mr. Hannon to participate with the senior management in any discussions with AT&T Wireless and to keep Messrs. Hoak and Desai and the representative of CTIHC apprised of any discussions.

     On Tuesday, October 2, 2001, Messrs. Hannon, Vento and Sullivan, and other TeleCorp senior management and the financial and legal advisors of TeleCorp met with Messrs. Hague and Chakrin, other representatives of AT&T Wireless management, and the financial and legal advisors of AT&T Wireless at the offices of Wachtell, Lipton, Rosen & Katz (outside legal counsel to AT&T Wireless), in New York City. During the course of the meeting, representatives of AT&T Wireless indicated that they were exploring the possible interest of AT&T Wireless in acquiring TeleCorp and described the parameters that they might consider in this regard. In particular, the AT&T Wireless representatives reiterated their view that any exchange ratio proposal would be unlikely to be above 0.8 of a share of AT&T Wireless common stock for each share of TeleCorp common stock. AT&T Wireless also indicated that any possible agreement with it would require stockholders representing a majority of the TeleCorp voting power to enter into agreements with AT&T Wireless requiring such stockholders to vote their TeleCorp shares in favor of the transaction and preventing those holders from selling or transferring their shares for specified periods of time. AT&T Wireless suggested that in a possible proposal, TeleCorp series C and E preferred stock (the only series of preferred stock that were not owned exclusively by subsidiaries of AT&T Wireless) could be converted into AT&T Wireless common stock at a discount from its liquidation preference, but invited further discussion on this point. AT&T Wireless also expressed concern that leaks or rumors concerning a possible transaction could affect the relative trading prices of AT&T Wireless and TeleCorp common stock, which could affect the ability of the parties to achieve a transaction at an exchange ratio acceptable to both. As a result, AT&T Wireless indicated that if it were to proceed with merger discussions, it would terminate discussions if a definitive merger agreement were not executed before the open of stock market trading on Monday, October 8, 2001 or if TeleCorp failed to pursue such discussions with AT&T Wireless on an exclusive basis. Further, AT&T Wireless stated that, as a stockholder of TeleCorp, AT&T Wireless was not a seller of its TeleCorp shares and was not prepared to support an alternative transaction between TeleCorp and a third party and would likely withhold any consent to any such competing transaction required of AT&T Wireless under the TeleCorp stockholders agreement.

     Discussions continued throughout the day, including as to ranges of potential exchange ratios and the treatment of the TeleCorp series C and E preferred stock, with the TeleCorp representatives periodically updating and receiving guidance from Messrs. Hoak and Desai as well as the representative of CTIHC. Ultimately, these directors (with the exception of Mr. Desai) reached a consensus that they would be willing to recommend to the TeleCorp board of directors a proposal that provided for a common stock exchange ratio of 0.9 and for the conversion of TeleCorp series C and E preferred shares into substantially identical AT&T Wireless preferred shares, and also provided TeleCorp with adequate capital raising flexibility to fund its business plan and other expenses. That evening, the TeleCorp representatives informed AT&T Wireless of this consensus. The AT&T Wireless representatives indicated that they would consider TeleCorp's position, and a meeting was scheduled between AT&T Wireless and TeleCorp representatives for Wednesday, October 3, 2001.

     Also on Tuesday, October 2, 2001, AT&T Wireless and TeleCorp executed a customary confidentiality agreement permitting the exchange of confidential information for due diligence purposes.

     Meetings between representatives of AT&T Wireless and TeleCorp, including separate sessions between the respective financial advisors, continued throughout the morning and afternoon of Wednesday, October 3, 2001. Initially, AT&T Wireless discussed a range of exchange ratios above that discussed the previous day, but below the 0.9 exchange ratio suggested by the TeleCorp representatives. The TeleCorp representatives stated that they would terminate discussions with respect to any possible transaction that did not provide for an exchange ratio for the TeleCorp common stock of at least 0.9. At one point, AT&T Wireless's financial advisor suggested that a collar mechanism could perhaps bridge the gap between the range of exchange ratios discussed by the AT&T Wireless representatives and the 0.9 exchange ratio suggested by the TeleCorp representatives. The TeleCorp representatives did not agree to this suggestion, and reiterated their position with respect to the common stock exchange ratio. Later in the day, after internal discussion, the AT&T Wireless representatives informed the TeleCorp representatives that, subject to the relative trading ratio of the public stock of the two companies remaining relatively stable, the representatives would be willing to consider and discuss with the AT&T Wireless board of directors the possibility of making a proposal that would meet TeleCorp's requirements for a 0.9 common stock exchange ratio and conversion of TeleCorp series C and E preferred shares into substantially identical AT&T Wireless preferred shares and would address TeleCorp's need for capital raising flexibility.

     Later on Wednesday afternoon, October 3, 2001, Messrs. Hannon, Vento and Sullivan contacted the remaining members of the TeleCorp board of directors to inform them of the discussions with AT&T Wireless. A special meeting of the TeleCorp board of directors was called for Thursday, October 4, 2001.

     Beginning on Thursday, October 4, 2001, and continuing through Sunday, October 7, 2001, AT&T Wireless and TeleCorp and their respective representatives conducted legal and financial diligence activities in anticipation of a possible transaction.

     On Thursday, October 4, 2001, TeleCorp held a special meeting of its board of directors, with some directors attending this meeting by telephone. In addition to members of the board of directors, the meeting was attended by TeleCorp senior management; TeleCorp's financial advisors; Cadwalader, Wickersham & Taft; Richards Layton & Finger (special Delaware counsel to TeleCorp); Sullivan & Cromwell (counsel to Mr. Desai) and Simpson Thacher & Bartlett (counsel to the financial advisors of TeleCorp). As previously contemplated, Gary Wendt, the chief executive officer of Conseco Inc., the ultimate parent of CTIHC, was elected to the TeleCorp board of directors. Mr. Hague, Michael Benson and Ann K. Hall, each of whom were then employees of AT&T Wireless, left the meeting after Mr. Wendt's election. Thereafter, Messrs. Vento and Sullivan reviewed the possible proposal with the directors, including the strategic reasons favoring a transaction with AT&T Wireless, and the principal expected terms and potential risks and benefits associated with such a transaction. They also reviewed the strategic and financial alternatives available to TeleCorp in the absence of such a transaction and the financial condition and business operations of TeleCorp. TeleCorp's legal advisors provided an overview of the directors' fiduciary duties in the context of a possible transaction with AT&T Wireless. TeleCorp's legal advisors then reviewed for the board of directors the potential interests that each member of the board of directors might be deemed to have in connection with a possible transaction, as more fully described in "The Merger -- Interests of Directors and Officers of TeleCorp in the Merger" and the relationships, if any, of TeleCorp's financial advisors with either TeleCorp or AT&T Wireless, as more fully described in "The Merger -- Opinions of TeleCorp's Financial Advisors." Several directors asked questions of senior management and TeleCorp's legal and financial advisors, and a lengthy discussion and debate regarding the proposed transaction and its potential risks and benefits ensued. In particular, the directors discussed (1) whether TeleCorp should solicit other potential acquirors, (2) the proposed timing for submitting a possible proposal to the board of directors, (3) AT&T Wireless's requirement in connection with a possible proposal that it receive a termination fee should a definitive merger agreement be executed but the merger not be completed under specified circumstances, (4) whether AT&T Wireless would agree to a contract provision permitting the TeleCorp board of directors to terminate the merger agreement in order to accept a superior proposal from a third party, and (5) whether a higher exchange ratio could be negotiated with AT&T Wireless and, in each case, the directors discussed the risk that AT&T Wireless would terminate discussions if TeleCorp insisted on any of such matters. In addition, Mr. Desai suggested the desirability of making the possible transaction contingent upon receiving the consent of stockholders representing a majority of the TeleCorp class A voting common stock held by the general public.

     At the meeting, the TeleCorp board of directors determined that TeleCorp should pursue further discussions with AT&T Wireless regarding a possible proposal, but should seek improvements in the terms, including inquiring whether AT&T Wireless would consider conditioning any proposed transaction on the receipt of approval of stockholders representing a majority of the TeleCorp class A voting common stock held by the general public or allowing the TeleCorp board of directors to have the right to terminate the merger agreement in order to accept a superior proposal from a third party. The TeleCorp board of directors also authorized TeleCorp management to execute definitive engagement agreements with Lehman Brothers and JPMorgan as the financial advisors for TeleCorp with respect to a possible transaction, which TeleCorp management did.

     On Thursday, October 4, 2001, outside counsel to AT&T Wireless provided outside counsel to TeleCorp with a form of merger agreement and forms of voting agreements from which to begin discussions on the type of definitive documentation that would be appropriate for a transaction should AT&T Wireless make a proposal and the board of directors of each company decide to pursue such a proposed transaction.

     Additionally, beginning on Thursday, October 4, 2001, and continuing throughout the weekend, Messrs. Hannon, Vento and Sullivan, and other TeleCorp senior management contacted some of the TeleCorp stockholders who are signatories to the TeleCorp stockholders agreement with regard to the possibility of amending the stockholders agreement in order to permit stockholders representing a majority of the voting power of TeleCorp to enter into voting agreements with AT&T Wireless in the event that AT&T Wireless were to make a proposal that was approved by the TeleCorp board of directors.

     On Friday, October 5, 2001, Mr. Wendt resigned from the TeleCorp board of directors for reasons that he indicated were not related to the board's consideration of the possible proposal from AT&T Wireless.

     Negotiations and discussions between the parties and their respective legal and financial advisors continued on Friday, October 5, 2001, principally at the offices of Wachtell, Lipton, Rosen & Katz. At 5:30 p.m., New York time, AT&T Wireless held a telephonic meeting of its board of directors at which the directors received an update and recommendation from the AT&T Wireless senior management and AT&T Wireless's financial and legal advisors. Following this meeting, at which AT&T Wireless's management was authorized to proceed with the discussions, representatives of AT&T Wireless met with TeleCorp's representatives and made a proposal to acquire TeleCorp in a merger transaction providing for an exchange ratio of 0.9 of a share of AT&T Wireless common stock for each share of TeleCorp common stock, conversion of TeleCorp series C and E preferred stock into substantially identical AT&T Wireless preferred stock and otherwise on the terms set forth in the forms of merger agreement and voting agreements previously provided by advisors to AT&T Wireless. AT&T Wireless reiterated that it would withdraw its proposal if a definitive merger agreement were not executed before the open of stock market trading on Monday, October 8, 2001 or if TeleCorp failed to negotiate with AT&T Wireless on an exclusive basis.

     Following the proposal on the evening of October 5, 2001, diligence activities and negotiations continued throughout the weekend, including with respect to TeleCorp's request for inclusion of a right for TeleCorp to terminate the merger agreement to accept a superior proposal, which AT&T Wireless did not agree to, and with respect to the amount of the termination fee AT&T Wireless would receive under some circumstances, which AT&T Wireless agreed to reduce from the $150 million that was previously requested to $65 million. During these discussions, the parties also established the exchange ratios for the shares of the TeleCorp series A, B, D, F and G preferred stock (those series of TeleCorp preferred stock owned solely by subsidiaries of AT&T Wireless).

     On Sunday, October 7, 2001, the TeleCorp board of directors met for approximately seven hours to consider and vote upon the proposed transaction. In addition to the members of the TeleCorp board of directors, the meeting was attended by members of TeleCorp management, and representatives of Cadwalader, Wickersham & Taft; Richards Layton & Finger; Wiley, Rein & Fielding LLP (FCC special counsel to TeleCorp); TeleCorp's financial advisors; Sullivan & Cromwell; and Simpson Thacher & Bartlett. Messrs. Hague and Benson and Ms. Hall did not attend the meeting until near the end of the meeting, after all deliberations, as discussed below.

     During the meeting, Messrs. Vento and Sullivan updated the directors as to the status of negotiations with AT&T Wireless and reviewed for the directors the background, strategic rationale and potential benefits and risks of the proposed transaction, including those discussed under "-- TeleCorp's Reasons for the Merger" and "Risk Factors -- Risk Factors Relating to the Merger." TeleCorp's legal advisors made a detailed presentation as to the directors' fiduciary duties to TeleCorp and its stockholders and conducted a detailed discussion of the material terms of the merger agreement and the related documents, including provisions intended to provide TeleCorp with sufficient capital raising flexibility prior to the expected completion of the merger, as well as the contractual restrictions of the TeleCorp stockholders agreement which have the effect of limiting the ability of TeleCorp to pursue some merger and asset sales transactions without the prior written consent of a wholly owned subsidiary of AT&T Wireless. In particular, TeleCorp's legal advisors reported that AT&T Wireless had insisted that the merger agreement include provisions limiting the ability of TeleCorp to solicit or approve offers from other potential buyers and would not agree to condition the proposed transaction on the consent of stockholders representing a majority of the TeleCorp class A voting common stock held by the general public or allow the TeleCorp board of directors to terminate the merger agreement to accept a superior proposal. They also reported that AT&T Wireless had agreed to lower the amount of the termination fee it would receive if the merger agreement were terminated in specified circumstances from $150 million to $65 million. They also reported that AT&T Wireless had indicated that it was still concerned about the risk of unauthorized disclosure on the relative trading prices of AT&T Wireless and TeleCorp public stock and, consequently, it would withdraw its proposal if a definitive merger agreement were not executed before the open of stock market trading on Monday, October 8, 2001 or if TeleCorp failed to negotiate with AT&T Wireless on an exclusive basis. At the meeting, TeleCorp's legal advisors offered the board members an opportunity to supplement disclosures regarding and/or ask questions regarding the interests of board members in the proposed transaction as described for the board of directors at the previous meeting and the TeleCorp legal advisors also responded to questions. Finally, the directors were informed that, as required by AT&T Wireless, holders of a majority of the voting power in TeleCorp had indicated that if the TeleCorp board of directors were to approve a transaction with AT&T Wireless, those holders would enter into voting agreements committing them to vote their shares in favor of the transaction.

     Next, representatives of TeleCorp's financial advisors presented to the directors a summary of their financial analyses related to the merger. TeleCorp's financial advisors discussed their views concerning the strategic rationale of the merger as well as the view that the likelihood of a successful transaction with an alternative acquirer was low, particularly in light of the contractual restrictions imposed on TeleCorp by the TeleCorp stockholders agreement. TeleCorp's financial advisors responded to questions from the board of directors. In addition, TeleCorp's financial advisors orally delivered their opinions (which were later confirmed in writing), to the effect that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the applicable opinion,

     - other than with respect to AT&T Wireless, the proposed exchange ratio applicable to the TeleCorp class A voting, class C, class D, class E and class F common stock was fair, from a financial point of view, to the holders of those classes of common stock; and

     - other than with respect to AT&T Wireless, the proposed exchange ratio applicable to the TeleCorp series C and E preferred stock was fair, from a financial point of view, to the holders of those series of preferred stock.

     The financial advisors were not requested to, and did not express opinions as to the fairness of the transaction for the holders of the voting preference common stock, all shares of which are held by Messrs. Vento, Sullivan and Mounger, or the series A, B, D, F or G preferred stock, all shares of which are wholly owned by subsidiaries of AT&T Wireless.

     After an extensive review and discussion of the proposed merger, the TeleCorp board of directors, without the participation of Messrs. Hague and Benson and Ms. Hall, by a vote of five to two, with Messrs. Desai and Mounger voting against, approved the merger agreement and the transactions contemplated thereby, declared them in the best interests of the TeleCorp stockholders and resolved to recommend that the TeleCorp stockholders approve the proposed merger. At the request of the five board members who approved the merger agreement, in order to ensure that technical requirements contained in TeleCorp's stockholders agreement were satisfied, the proposed merger was then approved by the full TeleCorp board of directors, including Messrs. Hague and Benson and Ms. Hall, by a vote of eight to two, with Messrs. Desai and Mounger voting against.

     The AT&T Wireless board of directors also met on the afternoon of October 7, 2001. At this meeting, the AT&T Wireless board of directors received updates from its senior management and legal and financial advisors, and unanimously approved the merger agreement and the related agreements and the transactions contemplated thereby.

     Following the respective board meetings, representatives of TeleCorp and AT&T Wireless finalized the merger agreement and the related documents, and stockholders of TeleCorp, including a wholly owned subsidiary of AT&T Wireless, executed and delivered an amendment to the TeleCorp stockholders agreement allowing stockholders to enter into voting agreements in connection with the merger. Messrs. Vento and Sullivan and CB Capital Investors, L.P., CTIHC, Hoak Communications Partners and HCP Capital Fund, L.P. executed voting agreements with TeleCorp and AT&T Wireless pursuant to which they agreed to vote their TeleCorp stock in favor of the merger and to restrictions on their ability to transfer their TeleCorp shares. TeleCorp, AT&T Wireless and TL Acquisition Corp. executed the merger agreement, and, on the morning of Monday, October 8, 2001, issued a press release to that effect.

TELECORP'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TELECORP BOARD

     Recommendation of the TeleCorp Board

     The TeleCorp board of directors, by a vote of five to two, with three directors affiliated with AT&T Wireless not participating, has determined that the terms of the merger agreement are advisable, fair to and in the best interests of TeleCorp and its stockholders and has approved the merger agreement and the transactions contemplated by it.

     ACCORDINGLY, THE TELECORP BOARD RECOMMENDS THAT TELECORP STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     TeleCorp's Reasons for the Merger

     In light of the developing trends in the telecommunications industry and consolidation in the wireless PCS market, the TeleCorp board of directors believes that the merger represents a strategic opportunity to allow the stockholders of TeleCorp to realize superior long-term returns. The TeleCorp board of directors believes that, following the merger, the combined company will have greater financial strength, operational efficiencies and growth potential than either TeleCorp or AT&T Wireless would have had on its own.

     TeleCorp's board of directors identified a number of potential benefits of the merger and considered the following material factors supporting the decision to approve the merger agreement and the transactions contemplated thereby.

     Risks associated with Financing and Executing TeleCorp's Transition to GSM/GPRS. The TeleCorp board of directors believed that it would be necessary for TeleCorp to build a GSM/GPRS network if it were to continue its existence as an independent entity in order to realize the benefits of its relationship with AT&T Wireless. The board of directors realized that developing and building a GSM/GPRS network would require a substantial capital expenditure, that additional funding would be necessary, that the plans and expected expenditures to complete the network were uncertain and that there could be no guarantee of a positive return on its investment.

     The board of directors considered the difficulty in raising the funding necessary to design and build a GSM/GPRS network in light of uncertainties concerning the ability and willingness of Lucent Technologies Inc. to fulfill its financing obligations to TeleCorp, the difficulty of obtaining other debt funding due to market conditions in general, and the difficulty of making a public equity offering in light of current market conditions in general, as well as the downward pressure exerted on the price of TeleCorp class A voting common stock as a result of sales, and possible future sales, of large amounts of stock by TeleCorp's initial investors seeking liquidity. The directors were also aware that the credit agreement of Tritel, a TeleCorp subsidiary, would need to be amended, and considered the likelihood that the terms of such amendment would be unfavorable.

     The board of directors believed that the financing concerns would be alleviated by the merger because the combined entity would have a significantly greater amount of financial resources available and a higher credit rating than TeleCorp on a stand-alone basis.

     Financial Terms of the Transaction -- Premium Valuation; Continuing Interest in the Combined Company. The board of directors considered the following factors and determined that the merger was financially attractive to TeleCorp and its stockholders in light of the historical market prices and volatility of TeleCorp and AT&T Wireless stock:

     - the 0.9 exchange ratio would represent a substantial premium to TeleCorp stockholders based on the closing prices of TeleCorp class A voting common stock and AT&T Wireless common stock during various recent periods prior to the announcement of the merger (which premium was equal to approximately 45% on the last day of market trading prior to announcement of the merger) and a risk existed that if the signing of the merger agreement were delayed, the exchange ratios offered in the future, if offered at all, would not be as attractive;

     - the TeleCorp board of directors believed that not only the TeleCorp class A voting common stock, but also the AT&T Wireless common stock, was undervalued by the market and recognized that the holders of TeleCorp common stock would receive AT&T Wireless common stock, and not cash, in exchange for their TeleCorp shares;

     - the TeleCorp board of directors also recognized that holders of TeleCorp common stock would receive AT&T Wireless common stock in exchange for their TeleCorp common stock, would therefore obtain a continuing interest in the combined company on favorable terms, and would participate in any appreciation in the trading price of AT&T Wireless common stock occurring after October 7, 2001, the date the merger agreement was signed;

     - the greater liquidity of AT&T Wireless common stock when compared with the liquidity of TeleCorp common stock;

     - the expectation that the merger would generally be tax-free for federal income tax purposes;

     - the possibility that TeleCorp's stockholders who retain their AT&T Wireless shares received in the merger might benefit from an additional premium if AT&T Wireless were to be acquired by another company at some point in the future, taking into account the potential tax consequences to AT&T Wireless should such a transaction occur; and

     - the expectation that, due to AT&T Wireless's superior credit rating, the AT&T Wireless series C preferred shares and AT&T Wireless series E preferred shares would have greater value than the TeleCorp series C preferred shares and TeleCorp series E preferred shares that such shares would replace.

     Alternatives to the Merger. The TeleCorp board of directors considered a number of strategic alternatives and concluded that the merger represented the most desirable strategic alternative for TeleCorp, as well as the most attractive opportunity that was available to TeleCorp and its stockholders. Specifically, the board of directors considered:

     - the risks of TeleCorp continuing as an independent entity including those associated with designing, building and financing a GSM/GPRS network, as described above;

     - the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increased competition in the wireless communications industry, and the belief that a combined and larger company would be better positioned to succeed by taking advantage of economies of scale, its stronger capital structure and greater financial resources; and

     - the relatively low likelihood that another merger partner could provide a better alternative to TeleCorp and its stockholders based upon the existing relationship between AT&T Wireless and TeleCorp, the ability of AT&T Wireless to impede a merger between TeleCorp and another entity, the fact that TeleCorp's service area was a better fit with AT&T Wireless's service area than that of other wireless service providers and the presentations of TeleCorp's financial advisors which the TeleCorp board of directors believed indicated a scarcity of other attractive potential merger partners.

     Relatively Low Integration Risk. The TeleCorp board of directors determined that there would be a strong strategic and technological fit between TeleCorp's and AT&T Wireless's wireless communications business and operations. In particular, the board of directors noted that the mobile communications services of each company are based on compatible network platforms using TDMA technology and that TeleCorp's services are already marketed using AT&T Wireless co-branding.

     New Opportunities for Growth. The TeleCorp board of directors believed that combining the wireless communications business of TeleCorp and AT&T Wireless will create growth opportunities not available to TeleCorp without the merger. These include opportunities:

     - to offer seamless services in an expanded area;

     - to accelerate the introduction of next-generation wireless voice and data services; and

     - to use AT&T Wireless's greater financial resources to expand the AT&T Wireless network.

     Stockholder Support. The TeleCorp board of directors considered the support of TeleCorp stockholders for the merger as evidenced by the following:

     - TeleCorp stockholders (other than AT&T Wireless and its subsidiaries) owning approximately 42% of the outstanding TeleCorp class A voting common stock executed an amendment to the TeleCorp stockholders agreement allowing stockholders to enter into the voting agreements described below.

     - Holders of TeleCorp common stock representing 61.5% of the voting power of TeleCorp stock, and 28.1% of the total TeleCorp class A voting common stock outstanding, supported and agreed to vote in favor of the merger.

     Opinion of Financial Advisor. TeleCorp's financial advisors, Lehman Brothers and JPMorgan, made detailed presentations and responded to questions of the TeleCorp board members at both of the special meetings of the TeleCorp board of directors. The presentations included a description of the financial aspects of the merger and of the various strategic alternatives available to TeleCorp. At the October 7, 2001 special meeting of the TeleCorp board of directors, the financial advisors delivered their oral opinions, which were subsequently confirmed in writing, to the effect that, as of October 7, 2001, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinions, that the applicable exchange ratio to be received by
(1) the holders of TeleCorp common stock (other than the voting preference common stock and other than with respect to AT&T Wireless) is fair, from a financial point of view, to those stockholders and (2) the holders of TeleCorp series C and E preferred stock (other than AT&T Wireless) is fair, from a financial point of view, to those stockholders.

     Likelihood of Completion. The TeleCorp board of directors believed that the nature and relatively limited number of conditions to the completion of the merger, and the ability of TeleCorp and AT&T Wireless to fulfill those conditions, would increase the likelihood that the merger would be completed.

     TeleCorp's board of directors also identified a number of potential risks of the merger and considered factors unfavorable to the decision to approve the merger agreement and the transactions contemplated thereby, including the following factors and risks:

     - the risk that, because the exchange ratio is fixed, the market value of AT&T Wireless common shares to be received in the merger may decrease significantly after the date that the merger agreement is executed, and the absence of any provision allowing for an adjustment of the exchange ratio or termination of the merger agreement in that event;

     - the risk that the anticipated potential benefits from the merger may not be fully achieved (see "Risk Factors");

     - the management and employee distraction inherent in integrating two companies (see "Risk Factors");

     - the other risks associated with an investment in AT&T Wireless, described under "Risk Factors";

     - the risk that the FCC or other regulatory authorities may delay or refuse to approve the merger or impose conditions that could adversely affect the business or financial condition of the combined company;

     - the limitations imposed by the merger agreement on the conduct of TeleCorp's business prior to the merger;

     - the limitations placed on the ability of the TeleCorp board of directors by the terms of the merger agreement to respond to possible superior third-party proposals to acquire TeleCorp; and

     - the statements, views and concerns expressed by the dissenting directors, including the following:

      - those in a letter from Mr. Mounger on October 6, 2001, a day prior to the final board meeting to consider the transaction, to the TeleCorp board of directors in which Mr. Mounger: (1) expressed his belief that
        (a) he had not been provided with sufficient information to make an informed decision concerning the proposed transaction, (b) based on the information then in his possession, the proposed transaction may not be in the best interests of stockholders and (c) the proposed exchange ratio of 0.9 appeared inadequate; (2) expressed his concerns that (a) he and the other TeleCorp board members may not have sufficient time to evaluate any additional information provided prior to the board meeting on October 7, 2001 and, in connection therewith, suggested that the October 7th meeting be postponed, (b) in his opinion, Cadwalader, Wickersham & Taft and certain of the board members negotiating on behalf of TeleCorp may have conflicts with respect to representing TeleCorp in negotiating the proposed transaction; (3) inquired as to what actions may have been taken by the TeleCorp representatives negotiating the proposed transaction to seek other entities that may be interested in acquiring TeleCorp and, in connection with the foregoing, Mr. Mounger noted the letter agreements, dated November 13, 2000, and amended as of December 22, 2000 (see "Interests of TeleCorp Directors and Officers in the Merger; Relationships with AT&T Wireless -- AT&T Wireless Right of First Refusal to Purchase Shares of TeleCorp Stock"), and (4) stated that he had not as of that time determined whether he would vote for or against approving the merger agreement;

      - those expressed verbally by Mr. Mounger at the October 7, 2001 board meeting including: (1) his belief that the exchange ratio for the common stock was not as high as he would like even when considering the downward pressure exerted on the price of TeleCorp stock previously discussed; (2) his preference, even when considering market and financial risks, to delay a transaction with AT&T Wireless because he believed that the number of TeleCorp subscribers would increase, TeleCorp would improve its financial condition and TeleCorp senior management was doing a good job; and (3) his statement that if Messrs. Vento and Sullivan were willing to disclose the financial terms of a series of equity purchase agreements (see "-- Interests of TeleCorp Directors and Officers in the Merger; Relationships with AT&T Wireless"), then he might vote in favor of the merger; and

      - those in the following statement read by Mr. Desai at the October 7, 2001 meeting of the TeleCorp board of directors:

        "I am voting against the proposed transaction with AT&T Wireless because I believe that the exchange ratio that has been proposed is inadequate. A decision is being taken today to sell Telecorp when its share price languishes near an all-time low. Furthermore, I believe that the proposed exchange ratio translates into selling the Company below its intrinsic value. The Company's own investment bankers have previously presented to us an analysis of intrinsic value materially in excess of the current offer. The underlying spectrum together with the network and subscribers of the Company is worth substantially more than what AT&T Wireless is offering. In addition, I believe that the combination of Telecorp and AT&T Wireless presents significant potential synergies which are not being adequately reflected in the exchange ratio to benefit Telecorp's stockholders.

        I also believe that under these circumstances the proposed merger should be approved by a majority of the public stockholders of the Company."

     In regard to the investment banker analysis referred to by Mr. Desai (presented on October 1, 2001), the directors considered that JPMorgan had informed the TeleCorp board at the board meeting on October 7, 2001 that the preliminary analysis was neither prepared for the purpose of valuing TeleCorp nor used by JPMorgan in rendering its fairness opinion with respect to the exchange ratio. Instead, the analysis was prepared at the request of TeleCorp as a basis with which to negotiate a higher exchange ratio with AT&T Wireless. The analysis in question compared the actual trading prices of TeleCorp class A voting common stock and AT&T Wireless common stock on September 28, 2001 to a hypothetical intrinsic equity value per share based upon the estimated aggregate value of subscribers, spectrum, and net property, plant and equipment (less debt) of each entity. The analysis indicated that the per share prices of both AT&T Wireless common stock and TeleCorp class A voting common stock were trading at a discount to their respective hypothetical intrinsic equity value per share set forth in the analysis.

     TeleCorp's board of directors also considered the following factors:

     - the presentations made by, and discussions with, TeleCorp's senior management and representatives of TeleCorp's legal and financial advisors regarding the terms and conditions of the merger agreement and the structure of the merger;

     - the totality of information available to the directors concerning the transaction and AT&T Wireless in light of, among other things, the extensive presentations and discussions conducted by TeleCorp's legal and financial advisors; the fact that, because of the existing relationship of TeleCorp and AT&T Wireless, management and the directors were familiar with AT&T Wireless and the effects of the AT&T Wireless/TeleCorp relationships on TeleCorp's business; and the fact that three directors directly participated in the negotiations relating to the merger and regularly consulted with an additional two directors regarding the terms of the transaction;

     - the impact of the merger and the newly-adopted change of control policy on the employees of TeleCorp;

     - the interests of TeleCorp directors and officers and the relationships with AT&T Wireless described under "-- Interests of TeleCorp Directors and Officers in the Merger; Relationships with AT&T Wireless";

     - the impact of the September 11, 2001 terrorist attacks on the United States on the ability of TeleCorp to obtain additional funding and the stock prices and businesses of TeleCorp and AT&T Wireless;

     - historical information concerning the financial performance and condition, business operations and capital of TeleCorp and AT&T Wireless on a stand-alone and a combined basis; and

     - the relative contributions of TeleCorp and AT&T Wireless to the net revenues and EBITDA of the combined company.

     The TeleCorp directors who voted in favor of the merger agreement, and therefore the TeleCorp board of directors, believed that the risks were outweighed by the potential benefits to be realized by the merger.

     The foregoing discussion of the information and factors considered by the TeleCorp board of directors is not intended to be exhaustive but includes all material factors considered by the TeleCorp board of directors. In view of the wide variety of information and factors considered, the board of directors did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors. In considering the opinions of its financial advisors, TeleCorp's board of directors considered each of the opinions as a whole and did not assign any particular weight to any individual analysis performed by its financial advisors. TeleCorp's financial advisors did not specify to the board whether any particular analysis did or did not support the fairness of the applicable exchange ratio from a financial point of view. The TeleCorp board of directors approved the merger agreement and the transactions contemplated thereby in consideration of all of the facts, matters and information brought to its attention.

AT&T WIRELESS'S REASONS FOR THE MERGER

     As part of its overall business strategy, AT&T Wireless continually seeks opportunities to continue the expansion of its domestic network in order to increase the territory covered by AT&T Wireless's network, add additional spectrum to AT&T Wireless's network, improve quality, achieve greater efficiencies, provide consistent features regardless of location and speed deployment of new and advanced wireless services. In addition, AT&T Wireless participated in the formation of TeleCorp in 1998, and since TeleCorp's initial public offering in 1999, AT&T Wireless has periodically reviewed and considered whether to increase its investment or seek to consolidate the wireless communications operations of the two companies. AT&T Wireless expects that the acquisition of TeleCorp's wireless communications business will advance its strategic objectives, in that the acquisition of TeleCorp will:

     - allow AT&T Wireless to provide AT&T Wireless-branded service to 33 million additional potential customers in 91 markets, including 16 of the 100 largest markets and 8 of the 50 largest markets; and

     - enable AT&T Wireless to include TeleCorp's markets in AT&T Wireless's planned build out of its next-generation network.

     As a result, AT&T Wireless believes that with the acquisition and integration of TeleCorp, AT&T Wireless will have greater prospects for growth and will generate significant opportunities to deliver greater value to AT&T Wireless stockholders, including TeleCorp stockholders who become AT&T Wireless stockholders in the merger.

OPINIONS OF TELECORP'S FINANCIAL ADVISORS

  Opinion of Lehman Brothers

     Lehman Brothers acted as financial advisor to TeleCorp in connection with the merger and delivered its oral opinions to the TeleCorp board of directors at the October 7, 2001 meeting of the TeleCorp board of directors, which opinions were subsequently confirmed in writing, to the effect that, as of October 7, 2001, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinions, the applicable exchange ratio to be received in the merger by (1) the holders (other than AT&T Wireless) of TeleCorp common stock, other than voting preference common stock, was fair, from a financial point of view, to such stockholders and (2) the holders (other than AT&T Wireless) of TeleCorp series C and E preferred stock was fair, from a financial point of view, to such stockholders. Lehman Brothers was not asked to opine on and its opinions did not extend to the TeleCorp voting preference common stock or any series of preferred stock other than the series C and E preferred stock. Accordingly, references to the TeleCorp common stock in the following summary do not refer to the TeleCorp voting preference common stock.

     The summary of the Lehman Brothers opinions set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinions attached as Appendix D to this proxy statement/prospectus. Stockholders are urged to and should read the opinions in their entirety for a discussion of assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in rendering its opinions.

     No limitations were imposed by TeleCorp on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinions, except that TeleCorp did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a purchase of TeleCorp. Lehman Brothers was not requested to and did not make any recommendation to the TeleCorp board of directors as to the form or amount of the consideration to be received by TeleCorp stockholders, which was determined through arms-length negotiations between the parties. In arriving at its opinions Lehman Brothers did not ascribe a specific range of values to TeleCorp but rather compared the relative value of TeleCorp common stock to the relative value of AT&T Wireless capital stock using the financial and comparative analyses described below to determine the fairness, from a financial point of view, of the applicable exchange ratio to be received by the holders of TeleCorp common stock and TeleCorp series C and E preferred stock other than AT&T Wireless. The Lehman Brothers opinions are for the use and benefit of the TeleCorp board of directors and were rendered to the TeleCorp board of directors in connection with its consideration of the merger. Lehman Brothers was not requested to opine as to, and its opinions do not address, TeleCorp's underlying business decision to proceed with or effect the merger. The Lehman Brothers opinions were provided to the TeleCorp board of directors for its use and benefit in connection with its consideration of the merger. These opinions were not intended to be and do not constitute a recommendation to any stockholder of TeleCorp with respect to how any stockholder should vote with respect to the merger.

     In connection with the preparation and delivery of its opinions to the TeleCorp board of directors, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinions, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinions. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TeleCorp and AT&T Wireless. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     In arriving at its opinions, Lehman Brothers reviewed and analyzed:

     - the merger agreement and specific terms of the merger;

     - publicly available information concerning TeleCorp and AT&T Wireless that Lehman Brothers believed to be relevant including, without limitation, TeleCorp's Form 10-K for the fiscal year ended December 31, 2000 and TeleCorp's and AT&T Wireless's Forms 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001;

     - financial and operating information with respect to the businesses, operations and prospects of TeleCorp and AT&T Wireless furnished to Lehman Brothers by TeleCorp and AT&T Wireless;

     - with respect to its opinion on TeleCorp common stock, trading histories of TeleCorp class A voting common stock and AT&T Wireless common stock and a comparison of these trading histories with each other and with those of other companies Lehman Brothers deemed relevant;

     - with respect to its opinion on TeleCorp series C and E preferred stock, the terms of those series of preferred stock;

     - a comparison of historical financial and operating results and financial condition of TeleCorp and AT&T Wireless with those of other companies that Lehman Brothers deemed relevant;

     - with respect to its opinion on TeleCorp common stock, a comparison of the financial terms of the merger with the financial terms of other transactions that Lehman Brothers deemed relevant;

     - third-party research analysts' estimates, valuation analyses and target prices for TeleCorp and AT&T Wireless;

     - agreements with respect to the outstanding indebtedness or obligations of TeleCorp;

     - information provided to Lehman Brothers by TeleCorp and its legal advisor regarding contractual rights of AT&T Wireless with respect to the sale of TeleCorp;

     - with respect to its opinion on TeleCorp common stock, the relative contribution of TeleCorp, on a pro forma basis, to AT&T Wireless following completion of the merger; and

     - with respect to its opinion on TeleCorp series C and E preferred stock, published reports of internationally recognized credit rating agencies relating to TeleCorp and AT&T Wireless.

     In addition, Lehman Brothers had discussions with the respective management of TeleCorp and AT&T Wireless concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinions, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for the independent verification of such information and further relied upon the assurances of the respective members of management of TeleCorp and AT&T Wireless that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections provided by TeleCorp, upon advice of TeleCorp, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TeleCorp as to the future financial performance of TeleCorp, and Lehman Brothers reviewed such projections in performing its analysis. Upon advice of TeleCorp, however, Lehman Brothers assumed that the published earnings estimates of third-party research analysts are a more reasonable basis upon which to evaluate the future performance of TeleCorp and that TeleCorp will perform substantially in accordance with such estimates. Lehman Brothers was not provided with, and did not have access to, financial projections of AT&T Wireless prepared by the management of AT&T Wireless. Accordingly, Lehman Brothers assumed that the published earnings estimates of third-party research analysts are a reasonable basis upon which to evaluate the future financial performance of AT&T Wireless and that AT&T Wireless will perform substantially in accordance with such estimates. In arriving at its opinions, Lehman Brothers did not conduct a physical inspection of the properties and facilities of TeleCorp or AT&T Wireless and did not make or obtain any evaluations or appraisals of the assets or liabilities of TeleCorp or AT&T Wireless. Upon advice of TeleCorp and its legal advisors, Lehman Brothers assumed that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and therefore will be tax free to the holders of TeleCorp common stock and TeleCorp series C and E preferred stock. Lehman Brothers further assumed (1) that the representations and warranties of each party contained in the merger agreement and the other agreements executed in connection with the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger will be satisfied without waiver, (2) that the merger and other transactions contemplated by the merger agreement will be completed as described in the merger agreement, and (3) that the terms of the series C and E preferred stock of AT&T Wireless to be issued in the merger upon conversion of TeleCorp series C and E preferred stock are substantially identical to the terms of the respective classes of TeleCorp series C and E preferred stock. Lehman Brothers further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on TeleCorp or AT&T Wireless or on the contemplated benefits of the merger. Lehman Brothers' opinions necessarily are based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of the opinions.

     Lehman Brothers expressed no opinion as to the prices at which shares of AT&T Wireless common stock may trade prior to or following the completion of the merger and these opinions should not be viewed as providing any assurance that the market value of the AT&T Wireless common stock to be held by stockholders of TeleCorp after the merger will be in excess of the market value of the shares of TeleCorp owned by such stockholders at any time prior to the announcement or completion of the merger. In addition, with TeleCorp's consent, Lehman Brothers assumed that shares of the TeleCorp class C, class D, class E and class F common stock are equivalent in value to shares of TeleCorp class A voting common stock for purposes of rendering its opinion with respect to TeleCorp common stock.

     The following is a summary of the material financial and comparative analyses performed by Lehman Brothers and presented to the TeleCorp board of directors. Some analyses include information presented in tabular or graphic format. In order to fully understand the financial analyses used by Lehman Brothers, the tables and graphs must be read together with the text of each summary. The tables and graphs alone do not constitute a complete description of the financial analyses.

     MARKET IMPLIED EXCHANGE RATIO COMPARISON

     Lehman Brothers compared the price levels of AT&T Wireless common stock to TeleCorp class A voting common stock for specific periods from October 5, 2000 to October 5, 2001. The relative price levels implied an exchange ratio prior to the AT&T Wireless merger announcement ranging from 0.62 to 1.37 as set forth below.

                           HISTORICAL EXCHANGE RATIOS

                                                                IMPLIED
                                                                EXCHANGE
PERIOD                                                           RATIO
------                                                          --------
Close (10/05/01)............................................      0.62
52-Week High (12/11/00).....................................      1.37
52-Week Low (10/02/01)......................................      0.61
5-Day Trading Average (as of 10/05/01)......................      0.67
10-Day Trading Average (as of 10/05/01).....................      0.69
Since 9/11/01 Trading Average (as of 10/05/01)..............      0.73
1-Month Trading Average (as of 10/05/01)....................      0.78
3-Month Trading Average (as of 10/05/01)....................      0.85
6-Month Trading Average (as of 10/05/01)....................      0.87
Year-To-Date Trading Average (as of 10/05/01)...............      0.89

[HISTORICAL EXCHANGE RATIOS CHART]

                                                                       HISTORICAL EXCHANGE RATIO
                                                                       -------------------------
10/5/00                                                                          0.87
10/6/00                                                                          0.78
10/9/00                                                                          0.85
10/10/00                                                                         0.85
10/11/00                                                                         0.82
10/12/00                                                                         0.85
10/13/00                                                                         0.76
10/16/00                                                                         0.76
10/17/00                                                                         0.79
10/18/00                                                                         0.69
10/19/00                                                                         0.70
10/20/00                                                                         0.65
10/23/00                                                                         0.66
10/24/00                                                                         0.71
10/25/00                                                                         0.66
10/26/00                                                                         0.67
10/27/00                                                                         0.63
10/30/00                                                                         0.61
10/31/00                                                                         0.75
11/1/00                                                                          0.82
11/2/00                                                                          0.89
11/3/00                                                                          0.93
11/6/00                                                                          0.97
11/7/00                                                                          0.99
11/8/00                                                                          1.08
11/9/00                                                                          1.08
11/10/00                                                                         1.02
11/13/00                                                                         0.93
11/14/00                                                                         1.00
11/15/00                                                                         1.00
11/16/00                                                                         0.95
11/17/00                                                                         1.01
11/20/00                                                                         0.92
11/21/00                                                                         0.89
11/22/00                                                                         1.00
11/24/00                                                                         1.01
11/27/00                                                                         0.94
11/28/00                                                                         0.96
11/29/00                                                                         1.03
11/30/00                                                                         1.05
12/1/00                                                                          1.14
12/4/00                                                                          1.20
12/5/00                                                                          1.16
12/6/00                                                                          1.09
12/7/00                                                                          1.12
12/8/00                                                                          1.16
12/11/00                                                                         1.35
12/12/00                                                                         1.12
12/13/00                                                                         1.15
12/14/00                                                                         1.15
12/15/00                                                                         1.28
12/18/00                                                                         1.37
12/19/00                                                                         1.21
12/20/00                                                                         1.18
12/21/00                                                                         1.14
12/22/00                                                                         1.15
12/26/00                                                                         1.21
12/27/00                                                                         1.24
12/28/00                                                                         1.16
12/29/00                                                                         1.29
1/2/01                                                                           1.08
1/3/01                                                                           0.85
1/4/01                                                                           0.86
1/5/01                                                                           0.92
1/8/01                                                                           0.95
1/9/01                                                                           0.95
1/10/01                                                                          1.07
1/11/01                                                                          1.06
1/12/01                                                                          1.09
1/16/01                                                                          1.06
1/17/01                                                                          1.09
1/18/01                                                                          1.09
1/19/01                                                                          1.08
1/22/01                                                                          1.01
1/23/01                                                                          0.95
1/24/01                                                                          0.92
1/25/01                                                                          0.93
1/26/01                                                                          0.95
1/29/01                                                                          0.88
1/30/01                                                                          0.86
1/31/01                                                                          0.92
2/1/01                                                                           0.88
2/2/01                                                                           0.90
2/5/01                                                                           0.86
2/6/01                                                                           0.90
2/7/01                                                                           0.91
2/8/01                                                                           0.92
2/9/01                                                                           1.00
2/12/01                                                                          0.96
2/13/01                                                                          0.99
2/14/01                                                                          1.09
2/15/01                                                                          1.06
2/16/01                                                                          1.03
2/20/01                                                                          1.14
2/21/01                                                                          1.14
2/22/01                                                                          1.12
2/23/01                                                                          1.17
2/26/01                                                                          1.06
2/27/01                                                                          1.03
2/28/01                                                                          1.02
3/1/01                                                                           1.04
3/2/01                                                                           0.97
3/5/01                                                                           0.94
3/6/01                                                                           0.90
3/7/01                                                                           0.91
3/8/01                                                                           0.85
3/9/01                                                                           0.86
3/12/01                                                                          0.91
3/13/01                                                                          0.89
3/14/01                                                                          0.93
3/15/01                                                                          0.87
3/16/01                                                                          0.89
3/19/01                                                                          0.87
3/20/01                                                                          0.90
3/21/01                                                                          0.88
3/22/01                                                                          0.87
3/23/01                                                                          0.89
3/26/01                                                                          0.82
3/27/01                                                                          0.78
3/28/01                                                                          0.81
3/29/01                                                                          0.81
3/30/01                                                                          0.79
4/2/01                                                                           0.76
4/3/01                                                                           0.70
4/4/01                                                                           0.73
4/5/01                                                                           0.68
4/6/01                                                                           0.67
4/9/01                                                                           0.66
4/10/01                                                                          0.67
4/11/01                                                                          0.70
4/12/01                                                                          0.69
4/16/01                                                                          0.71
4/17/01                                                                          0.69
4/18/01                                                                          0.76
4/19/01                                                                          0.72
4/20/01                                                                          0.77
4/23/01                                                                          0.73
4/24/01                                                                          0.77
4/25/01                                                                          0.78
4/26/01                                                                          0.78
4/27/01                                                                          0.78
4/30/01                                                                          0.80
5/1/01                                                                           0.80
5/2/01                                                                           0.89
5/3/01                                                                           0.88
5/4/01                                                                           0.89
5/7/01                                                                           0.77
5/8/01                                                                           0.78
5/9/01                                                                           0.77
5/10/01                                                                          0.77
5/11/01                                                                          0.73
5/14/01                                                                          0.73
5/15/01                                                                          0.75
5/16/01                                                                          0.73
5/17/01                                                                          0.77
5/18/01                                                                          0.76
5/21/01                                                                          0.78
5/22/01                                                                          0.87
5/23/01                                                                          0.94
5/24/01                                                                          0.94
5/25/01                                                                          0.94
5/29/01                                                                          0.99
5/30/01                                                                          0.97
5/31/01                                                                          0.95
6/1/01                                                                           0.99
6/4/01                                                                           1.02
6/5/01                                                                           0.96
6/6/01                                                                           1.01
6/7/01                                                                           1.07
6/8/01                                                                           1.10
6/11/01                                                                          1.06
6/12/01                                                                          1.08
6/13/01                                                                          1.06
6/14/01                                                                          1.11
6/15/01                                                                          1.10
6/18/01                                                                          1.10
6/19/01                                                                          1.07
6/20/01                                                                          1.07
6/21/01                                                                          1.01
6/22/01                                                                          1.03
6/25/01                                                                          1.07
6/26/01                                                                          1.07
6/27/01                                                                          1.09
6/28/01                                                                          1.06
6/29/01                                                                          1.18
7/2/01                                                                           1.11
7/3/01                                                                           1.01
7/5/01                                                                           1.02
7/6/01                                                                           0.99
7/9/01                                                                           1.02
7/10/01                                                                          1.04
7/11/01                                                                          1.01
7/12/01                                                                          1.00
7/13/01                                                                          0.96
7/16/01                                                                          0.97
7/17/01                                                                          0.99
7/18/01                                                                          0.98
7/19/01                                                                          0.95
7/20/01                                                                          0.98
7/23/01                                                                          0.98
7/24/01                                                                          1.00
7/25/01                                                                          0.93
7/26/01                                                                          0.92
7/27/01                                                                          0.84
7/30/01                                                                          0.83
7/31/01                                                                          0.81
8/1/01                                                                           0.76
8/2/01                                                                           0.75
8/3/01                                                                           0.73
8/6/01                                                                           0.72
8/7/01                                                                           0.77
8/8/01                                                                           0.75
8/9/01                                                                           0.79
8/10/01                                                                          0.73
8/13/01                                                                          0.71
8/14/01                                                                          0.75
8/15/01                                                                          0.85
8/16/01                                                                          0.87
8/17/01                                                                          0.82
8/20/01                                                                          0.82
8/21/01                                                                          0.83
8/22/01                                                                          0.87
8/23/01                                                                          0.86
8/24/01                                                                          0.83
8/27/01                                                                          0.85
8/28/01                                                                          0.85
8/29/01                                                                          0.90
8/30/01                                                                          0.91
8/31/01                                                                          0.87
9/4/01                                                                           0.92
9/5/01                                                                           0.97
9/6/01                                                                           0.99
9/7/01                                                                           0.96
9/10/01                                                                          0.94
9/17/01                                                                          0.88
9/18/01                                                                          0.86
9/19/01                                                                          0.79
9/20/01                                                                          0.74
9/21/01                                                                          0.73
9/24/01                                                                          0.67
9/25/01                                                                          0.69
9/26/01                                                                          0.72
9/27/01                                                                          0.76
9/28/01                                                                          0.74
10/1/01                                                                          0.67
10/2/01                                                                          0.67
10/3/01                                                                          0.68
10/4/01                                                                          0.70
10/5/01                                                                          0.62

     RELATIVE RESEARCH ANALYST PRICE TARGETS

     Lehman Brothers compared the following research analysts' price targets published in 2001 for AT&T Wireless common stock to their price targets published in 2001 for TeleCorp class A voting common stock. These targets reflected each analyst's estimate of the future price of TeleCorp class A voting common stock or AT&T Wireless common stock at the end of the particular time period considered for each estimate, typically 12 months.

                         RESEARCH ANALYST PRICE TARGETS

                                                TELECORP      AT&T WIRELESS
                                                RESEARCH        RESEARCH
                                                ESTIMATES       ESTIMATES
                                              -------------   -------------   IMPLIED
                                                     TARGET          TARGET   EXCHANGE
FIRM                                          DATE   PRICE    DATE   PRICE     RATIO
----                                          ----   ------   ----   ------   --------
Credit Suisse First Boston..................  9/14   $21.00   7/27   $25.00     0.84
Deutsche Banc Alex. Brown...................  8/14    26.00   7/25    28.00     0.93
JPMorgan....................................  8/15    40.00    8/1    28.00     1.43
Lehman Brothers.............................  8/27    37.00   8/13    33.00     1.12
Merrill Lynch...............................  8/15    17.00   6/18    22.00     0.77
Robert W. Baird & Co........................  8/15    22.00   9/11    25.00     0.88
Salomon Smith Barney........................  9/10    20.00   8/17    25.00     0.80

     The relative price targets implied an exchange ratio ranging from 0.77 to 1.43.

     RELATIVE VALUATION DERIVED FROM PUBLIC COMPARABLES ANALYSIS

     Using publicly available information including estimates in published third-party research reports, Lehman Brothers reviewed and compared particular financial statistics of TeleCorp with corresponding financial statistics for selected companies in the personal communications services, or "PCS" industry. For TeleCorp common stock, Lehman Brothers examined, among other things, enterprise value as a multiple of total POPs and derived a reference range of $130 to $200 per POP. Enterprise value is the market valuation of a company's common stock plus the amount of its outstanding debt less the amount of cash it has on hand. POPs are the number of persons within TeleCorp's licensed coverage area. From this analysis, Lehman Brothers derived implied per share values of TeleCorp common stock from $10.25 to $22.55.

     Using publicly available information, including estimates in published third-party research reports, Lehman Brothers reviewed and compared particular financial statistics of AT&T Wireless with corresponding financial statistics for other cellular and PCS companies. For AT&T Wireless common stock, Lehman Brothers examined, among other things, consolidated enterprise value as a multiple of 2002 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, and derived a reference range of 10.0x to 14.0x. Consolidated enterprise value is the market valuation of a company's common stock plus the amount of its outstanding debt less the amount of cash it has on hand less non-consolidated assets. From this analysis, Lehman Brothers derived implied per share values of AT&T Wireless common stock from $17.45 to $24.07.

     The implied per share values from these analyses in turn implied exchange ratios ranging from 0.43 to 1.29.

     Because of the inherent differences in the businesses, operations, financial conditions and prospects of AT&T Wireless and TeleCorp and the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the public comparables analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of the comparable companies and AT&T Wireless and TeleCorp. In particular, Lehman Brothers considered the size and desirability of the markets of operation and current levels and historical rates of growth of TeleCorp, AT&T Wireless and their respective comparable companies.

     RELATIVE VALUATION BASED ON PRECEDENT TRANSACTIONS

     As part of its analysis, Lehman Brothers reviewed publicly available information regarding the terms and financial characteristics in a number of transactions involving domestic cellular and PCS companies since 1997 in order to derive the relative values of TeleCorp and AT&T Wireless based on the multiples paid in these transactions.

     For TeleCorp common stock, Lehman Brothers reviewed the prices paid and calculated the enterprise value as a multiple of total POPs of each PCS transaction and determined a reference range of $150 to $210 per POP. From this analysis, Lehman Brothers derived implied per share values of TeleCorp common stock from $13.76 to $24.31.

     For AT&T Wireless common stock, Lehman Brothers reviewed the prices paid and calculated the enterprise value as a multiple of estimated EBITDA in the year following the announcement of each cellular transaction and determined a reference range of 11.0x to 14.0x. From this analysis, Lehman Brothers derived implied per share values of AT&T Wireless common stock from $19.10 to $24.07.

     The relative price levels implied exchange ratios ranging from 0.57 to 1.27.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the acquired companies included in the selected transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis, and accordingly made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of TeleCorp and such acquired companies. In particular, Lehman Brothers considered the size and desirability of the markets of operation, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of the transaction.

     DISCOUNTED CASH FLOW ANALYSIS

     Lehman Brothers performed a discounted cash flow analysis of both TeleCorp and AT&T Wireless for the period commencing on December 31, 2001 and ending on December 31, 2010, using projections based on an average of the latest publicly available reports by three equity research analysts:

     - John Bensche from Lehman Brothers, dated August 13, 2001 and August 27, 2001;

     - Thomas Lee from JPMorgan, dated August 1, 2001 and August 15, 2001; and

     - Cynthia Motz from Credit Suisse First Boston, dated July 13, 2001 and September 14, 2001.

     A discounted cash flow analysis is one method used to value businesses and involves an analysis of the present value of projected cash flows of a business for a specified number of years into the future and the present value of the projected value of the business at the end of that period of years, which is commonly referred to as terminal value.

     The discounted cash flow analysis value per share of TeleCorp common stock was estimated using weighted average cost of capital, or WACC, discount rates ranging from 12.0% to 14.0% and terminal multiples of estimated EBITDA for TeleCorp's fiscal year ending December 31, 2010, ranging from 9.0x to 11.0x. The analysis yielded implied per share values of TeleCorp common stock of $16.18 to $26.47.

     The discounted cash flow analysis value per share of AT&T Wireless common stock was estimated using WACC discount rates ranging from 11.0% to 13.0% and terminal multiples of estimated EBITDA for AT&T Wireless' fiscal year ending December 31, 2010, ranging from 8.5x to 10.5x. The analysis yielded implied per share values of AT&T Wireless common stock of $18.42 to $25.06.

     The relative price levels implied exchange ratios ranging from 0.65 to 1.44.

     CONTRIBUTION ANALYSIS

     Lehman Brothers conducted a contribution analysis which compared the current total POPs, the total estimated customers and the projected EBITDA for the years 2001 - 2005 that TeleCorp is contributing to the combined company relative to the AT&T Wireless contribution to these items. The projections for customers and EBITDA were based on an average of equity research estimates available as of October 5,

2001. By analyzing the relative contributions of each company's operating statistics, Lehman Brothers derived the following implied exchange ratios:

                 CONTRIBUTION ANALYSIS IMPLIED EXCHANGE RATIOS

METRIC                                     2001   2002   2003   2004   2005
------                                     ----   ----   ----   ----   ----
POPs.....................................  1.11    --     --      --     --
EBITDA...................................  N/M    N/M    N/M    0.09   0.27
Customers................................  N/M    0.09   0.25   0.36   0.45

     Valuation of TeleCorp's Series C and E Preferred Stock. Lehman Brothers noted that on a stand-alone basis, TeleCorp's operating companies' senior subordinated bonds carry a credit rating of B3 and AT&T Wireless has a credit rating of Baa2/BBB. Upon the completion of the merger, TeleCorp would become a wholly owned subsidiary of AT&T Wireless, and Lehman Brothers believes that the combined entity will continue to carry the same credit rating as AT&T Wireless.

     Lehman Brothers performed a net present value calculation to estimate the fair value of TeleCorp series C and E preferred stock assuming both TeleCorp's current credit profile and the combined entity's credit profile in each case valued at the completion of the merger, which was estimated at April 30, 2002. Lehman Brothers estimated a discount rate range of 20.25% to 21.75% assuming TeleCorp's current credit profile and a discount rate range of 9.55% to 10.30% assuming the combined entity's credit profile.

     Lehman Brothers estimated that the net present value of TeleCorp series C preferred stock is estimated at $11.9 to $14.9 million under TeleCorp's current credit profile and $74.6 to $84.8 million under the pro forma combined entity's credit profile.

     Lehman Brothers estimated that the net present value of TeleCorp series E preferred stock at $1.2 to $1.5 million under TeleCorp's current credit profile and $6.2 to $6.9 million under the pro forma combined entity's credit profile.

     GENERAL

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and other securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The TeleCorp board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with TeleCorp in particular and the telecommunications industries in general, and because its investment banking professionals have substantial experience in transactions similar to the merger.

     As compensation for its services in connection with the merger, TeleCorp has agreed to pay Lehman Brothers a fee for acting as financial advisor in connection with the merger, including rendering its opinions. Under the terms of an engagement letter between Lehman Brothers and TeleCorp, TeleCorp has agreed to pay Lehman Brothers a fee of $10 million for its financial advisory services in connection with the merger, a portion of which was payable upon the rendering of Lehman Brothers' opinions and the remainder of which is contingent upon the completion of a transaction. In addition, TeleCorp has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to generally indemnify Lehman Brothers for liabilities that may arise out of its engagements by TeleCorp and the rendering of its opinions.

     Lehman Brothers is acting as a financial advisor to TeleCorp in connection with the merger. Lehman Brothers has also performed various investment banking services for TeleCorp in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in TeleCorp or AT&T Wireless debt and equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Opinion of JPMorgan

     Pursuant to an engagement letter dated as of September 28, 2001, TeleCorp retained JPMorgan as its financial advisor and to deliver fairness opinions in connection with the merger.

     At the meeting of the TeleCorp board of directors on October 7, 2001, JPMorgan rendered its oral opinions to the TeleCorp board of directors, which were subsequently confirmed in writing, that, subject to the matters set forth in the opinions, as of such date, the exchange ratio applicable to TeleCorp common stock and TeleCorp series C and E preferred stock in the merger was fair, from a financial point of view, to the holders, other than AT&T Wireless, of TeleCorp common stock and TeleCorp series C and E preferred stock, respectively. JPMorgan was not asked to opine on and its opinions did not extend to the voting preference common stock or any series of preferred stock other than the series C and E preferred stock. Accordingly, references to the TeleCorp common stock in the following summary do not refer to the voting preference common stock. No limitations were imposed by the TeleCorp board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions except that JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TeleCorp or any other alternative transaction.

     The summary of the opinions of JPMorgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinions, which are attached as Appendix E to this proxy statement/prospectus. TeleCorp stockholders are urged to, and should, read the opinions in their entirety for a discussion of the assumptions made, the matters considered and the limits on the review undertaken by JPMorgan in rendering its opinions. JPMorgan's written opinions are addressed to the TeleCorp board of directors, are directed only to fairness, from a financial point of view, of the exchange ratio applicable to TeleCorp common stock and TeleCorp series C and E preferred stock in the merger and do not constitute a recommendation to any stockholder of TeleCorp as to how such stockholder should vote at the TeleCorp special meeting.

     In arriving at its opinions, JPMorgan undertook the following activities:

     - reviewed the merger agreement;

     - with respect to its opinion on TeleCorp series C and E preferred stock, reviewed the terms of those series of preferred stock;

     - reviewed publicly available business and financial information it deemed relevant concerning TeleCorp and AT&T Wireless and the industries in which they operate;

     - with respect to its opinion on TeleCorp common stock, compared the proposed financial terms of the merger with the publicly available financial terms of transactions involving companies JPMorgan deemed relevant and the consideration received for those companies;

     - compared the financial and operating performance of TeleCorp and AT&T Wireless with publicly available information concerning other companies JPMorgan deemed relevant;

     - with respect to its opinion on TeleCorp common stock, reviewed the current and historical market prices of TeleCorp common stock and AT&T Wireless common stock and publicly traded securities of those other companies;

     - reviewed internal financial analyses and forecasts prepared by the management of TeleCorp relating to its business;

     - reviewed published earnings estimates, valuation analyses and target price estimates of third-party research analysts with respect to the future financial performance of TeleCorp and AT&T Wireless;

     - reviewed agreements with respect to the outstanding indebtedness or obligations of TeleCorp and information provided to JPMorgan by TeleCorp and its legal advisor regarding contractual rights of AT&T Wireless with respect to the sale of TeleCorp;

     - with respect to its opinion on TeleCorp series C and E preferred stock, reviewed published reports of internationally recognized credit rating agencies relating to TeleCorp and AT&T Wireless; and

     - performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinions.

JPMorgan also held discussions with some members of the management of TeleCorp and AT&T Wireless with respect to aspects of the merger, the past and current business operations of TeleCorp and AT&T Wireless, the financial condition and future prospects and operations of TeleCorp and AT&T Wireless, the effects of the merger on the financial condition and future prospects and operations of TeleCorp and AT&T Wireless, and other matters JPMorgan believed necessary or appropriate to its inquiry.

     JPMorgan relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to or discussed with it by TeleCorp and AT&T Wireless or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to JPMorgan. In relying on financial analyses and forecasts provided to it, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TeleCorp to which such analyses or forecasts relate. JPMorgan also considered published earnings estimates of third party research analysts and, with TeleCorp's consent, assumed that the combination of management guidance, such estimates and JPMorgan's own analysis provided a more reasonable basis to evaluate the future performance of TeleCorp than the financial projections prepared by TeleCorp alone. JPMorgan was not provided with, and did not have access to, financial projections of AT&T Wireless prepared by the management of AT&T Wireless. Accordingly, JPMorgan assumed that the published earnings estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of AT&T Wireless. With TeleCorp's consent, JPMorgan also assumed that shares of the class C, class D, class E, and class F common stock are equivalent in value to shares of TeleCorp class A voting common stock for purposes of rendering its opinion with respect to TeleCorp common stock. Upon advice of TeleCorp and its legal advisors, JPMorgan assumed that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and therefore will be tax free to the holders of TeleCorp common stock and TeleCorp series C and E preferred stock. For purposes of rendering its opinions JPMorgan also assumed, in all respects material to its analysis, (1) that the representations and warranties of each party contained in the merger agreement and the other related agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger will be satisfied without waiver thereof, (2) with respect to its opinion on TeleCorp series C and E preferred stock, that the terms of the series C and E preferred stock of AT&T Wireless to be issued upon conversion of TeleCorp series C and E preferred stock will be substantially identical to the series C and E TeleCorp preferred stock and (3) that the merger and other transactions contemplated by the merger agreement will be completed as described in the merger agreement. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on TeleCorp or AT&T Wireless or on the contemplated benefits of the merger. JPMorgan relied as to all legal matters relevant to rendering its opinions upon the advice of counsel.

     JPMorgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinions. Subsequent developments may affect the written opinions dated October 7, 2001 and JPMorgan does not have any obligation to update, revise, or reaffirm such opinions. JPMorgan's opinions are limited to the fairness, from a financial point of view, to the holders (other than AT&T Wireless) of TeleCorp common stock and TeleCorp preferred stock, of the exchange ratio applicable to TeleCorp common stock and TeleCorp preferred stock in the merger, and JPMorgan has expressed no opinion as to the underlying decision by TeleCorp to engage in the merger. JPMorgan has also expressed no opinion herein as to the price at which shares of TeleCorp class A voting common stock or AT&T Wireless common stock may trade at any time prior to or following the completion of the merger.

     JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TeleCorp or any other alternative transaction. Consequently, no opinion was expressed as to whether any alternative transaction might produce consideration for TeleCorp's stockholders in an amount in excess of that contemplated in the merger.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinions. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables do not constitute a complete description of JPMorgan's financial analyses.

     CONTRIBUTION ANALYSIS

     JPMorgan reviewed and analyzed the relative contributions to be made by TeleCorp and AT&T Wireless to the combined company using the following three metrics: the mean of 2001, 2002, and 2003 financial projections of revenue, EBITDA and number of subscribers (based upon third-party equity research analyst estimates available as of October 5, 2001) and the calculated discounted cash flow equity values of each of TeleCorp and AT&T Wireless on a stand-alone basis (the basis for calculating such discounted cash flow is indicated below under the discounted cash flow analysis for each of TeleCorp and AT&T Wireless). These analyses indicated:

METRIC                                                        TELECORP CONTRIBUTION
------                                                        ---------------------
Mean of 2001E metrics.......................................           3.6%
Mean of 2002E metrics.......................................           4.6%
Mean of 2003E metrics.......................................           6.6%
Discounted cash flow equity mid-point.......................           4.7%

     JPMorgan observed that holders of TeleCorp common stock would have a 7% ownership stake in the combined company, based on the exchange ratios.

     RELATIVE EXCHANGE RATIO ANALYSIS

     JPMorgan compared the average of the ratios of the historical closing prices of TeleCorp class A voting common stock to the corresponding closing prices of AT&T Wireless common stock over various periods from October 5, 2000 through October 5, 2001.

PERIOD                                                        HISTORIC RATIO
------                                                        --------------
At 10/05/01.................................................       0.62x
5-day average...............................................       0.67x
1-month average.............................................       0.80x
2-month average.............................................       0.82x
6-month average.............................................       0.87x
1-year average..............................................       0.92x
52-week high................................................       1.37x
52-week low.................................................       0.61x

     COMPARISON OF PREMIUMS

     JPMorgan compared the implied premium as of October 1, 2001 to be paid by AT&T Wireless in the merger to the premiums paid in other selected transactions as of one week prior to announcement:

METRIC                                                        OBSERVED PREMIUMS
------                                                        -----------------
Median -- all transactions (through August 31, 2001)........         33%
Median -- telecom, media & technology transactions (through
  August 31, 2001)..........................................         39%
Median -- selected wireless transactions since 2000.........         30%

     As of October 5, 2001, JPMorgan estimated that the implied price per share of AT&T Wireless common stock that holders of TeleCorp common stock would receive in the merger would be $14.51, based on the AT&T Wireless common stock closing price as of October 5, 2001 of $16.12 and the applicable exchange ratio of 0.9. JPMorgan observed that this price per share represented a 44.9% premium over the TeleCorp class A voting common stock October 1, 2001 closing price of $10.01.

     It should be noted that no company or transaction utilized in the analysis above is identical to TeleCorp and AT&T Wireless or the merger, respectively.

     VALUATION OF TELECORP

     Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of TeleCorp with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant. For each such company, the growth adjusted 2001 year-end estimated subscriber multiple was computed. The growth subscriber multiple is the ratio of adjusted enterprise value to estimated subscribers, normalized for growth over three and five year periods. JPMorgan selected a range of growth adjusted subscriber multiples which were then applied to TeleCorp's growth adjusted 2001 estimated subscribers, yielding implied trading values for TeleCorp common stock ranging between approximately $12 and $15 per share.

     It should be noted that no company utilized in the analysis above is identical to TeleCorp. In evaluating companies identified by JPMorgan as comparable to TeleCorp, JPMorgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TeleCorp, such as the impact of competition on the business of TeleCorp and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of TeleCorp or the industry or in the financial markets in general.

     Selected Transaction Analysis. JPMorgan reviewed publicly available financial information related to the multiples implied by the ratio of price paid to estimated current year-end subscribers and estimated current year-end licensed POPs for cellular and PCS acquisitions announced since January 1, 2000. JPMorgan then applied such derived multiples to TeleCorp estimated current year-end subscribers and estimated current year-end licensed POPs, and arrived at an estimated range of equity values for TeleCorp common stock of between $10 and $21 per share.

     It should be noted that no company or transaction utilized in the analysis above is identical to TeleCorp or the merger, respectively.

     Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for TeleCorp common stock. JPMorgan calculated the unlevered free cash flows that TeleCorp is expected to generate during fiscal years 2002 through 2007 (based upon third-party equity research analyst estimates available as of October 5, 2001, management guidance and JPMorgan's analysis). Unlevered free cash flows are EBITDA less capital expenditures, changes in working capital and taxes and before interest charges. JPMorgan also calculated a terminal value of TeleCorp at the end of 2007 by applying a terminal value EBITDA multiple ranging from 9.5x to 10.5x. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 13% to 15%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of TeleCorp. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for TeleCorp's current period (ending June 30, 2001) excess cash, option exercise proceeds and total debt as of June 30, 2001. Based on the unlevered free cash flows, the range of terminal value EBITDA multiples and the range of discount rates indicated above, the discounted cash flow analysis indicated a range of equity values of between $11 and $16 per share of TeleCorp common stock on a stand-alone basis.

     VALUATION OF AT&T WIRELESS

     Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of AT&T Wireless with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant. For each such company, publicly available financial performance was measured and estimated 2002 EBITDA and estimated 2001 and 2002 subscriber multiples were computed. JPMorgan selected the mean and the median value for each multiple and these multiples were then applied to AT&T Wireless's estimated 2002 EBITDA and estimated 2001 and 2002 subscribers, in each case, based upon third-party equity research analyst estimates available as of October 5, 2001, yielding implied trading values for AT&T Wireless common stock ranging between approximately $12 and $25 per share.

     It should be noted that no company utilized in the analysis above is identical to AT&T Wireless. In evaluating companies identified by JPMorgan as comparable to AT&T Wireless, JPMorgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AT&T Wireless, such as the impact of competition on the business of AT&T Wireless and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of AT&T Wireless or the industry or in the financial markets in general.

     Selected Transaction Analysis.  Using publicly available information:

     - JPMorgan examined the multiples implied by the ratio of price per share to estimated 2001 EBITDA for cellular transactions over $1 billion announced since January 1, 2000. JPMorgan applied a range of multiples derived from such analysis to AT&T Wireless's estimated 2001 EBITDA, based upon third-party equity research analyst estimates available as of October 5, 2001;

     - JPMorgan examined the prices paid by DoCoMo in its acquisition of 16% of AT&T Wireless.

     This analysis yielded an estimated range of equity values for AT&T Wireless common stock of between $19 and $27 per share. It should be noted that no company or transaction utilized in the analysis above is identical to AT&T Wireless or the merger, respectively.

     Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for AT&T Wireless common stock. JPMorgan calculated the unlevered free cash flows that AT&T Wireless is expected to generate during fiscal years 2002 through 2007, based upon third-party equity research analyst estimates available as of October 5, 2001 and JPMorgan's analysis. JPMorgan also calculated a terminal value of AT&T Wireless at the end of 2007 by applying a terminal value EBITDA multiple ranging from 8x to 10x. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 10% to 12%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of AT&T Wireless. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for AT&T Wireless' excess cash, option exercise proceeds and total debt as of June 30, 2001. Based on the unlevered free cash flows, the range of terminal value EBITDA multiples and the range of discount rates indicated above, the discounted cash flow analysis indicated a range of equity values of between $19 and $25 per share of AT&T Wireless common stock on a stand-alone basis.

     VALUATION OF TELECORP'S SERIES C AND E PREFERRED STOCK

     JPMorgan conducted a discounted cash flow analysis to determine the economic impact to the holders of TeleCorp series C and E preferred stock as a result of the merger. JPMorgan modeled separately the liquidation preference of TeleCorp series C and E preferred stock held to maturity. JPMorgan then discounted to present values the liquidation preferences of TeleCorp series C and E preferred stock assuming first, a range of discount rates based on TeleCorp's operating companies' current credit rating, and second, a range of discount rates based on AT&T Wireless's expected credit rating following the merger. In both cases, JPMorgan made adjustments to the discount rate to reflect particular characteristics of TeleCorp series C and E preferred stock. JPMorgan estimated a cost of preferred capital for TeleCorp under its current credit rating of 20% to 22%. This discount rate considered the current trading levels of the senior subordinated discount notes at TeleCorp Wireless and Tritel and incorporated additional premiums based on the extended maturity, additional subordination, reduced liquidity and lack of covenant protection on TeleCorp series C and E preferred stock. JPMorgan estimated that AT&T Wireless's cost of preferred capital following the merger would be in the range of 8% to 12%. This discount rate considered the expected cost of AT&T Wireless's debt following the merger as well as its estimated cost of equity.

     The comparison of net present values in the analysis showed that TeleCorp series C and E preferred stock holders would benefit from a rollover of their holdings due to the expected improvement in credit rating as a result of the merger. The net present value increase is shown below:

                                       SERIES C                     SERIES E
                              --------------------------    -------------------------
                              TELECORP     AT&T WIRELESS    TELECORP    AT&T WIRELESS
                              ---------    -------------    --------    -------------
Discount rate...............   20%-22%       8%-12%         20%-22%       8%-12%
Net present value...........  $11-$16MM    $56-$110MM       $1-$2MM      $5-$9MM

     GENERAL

     The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the process underlying its analyses and opinions. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise TeleCorp and to deliver its opinions to the TeleCorp board of directors with respect to the merger on the basis of such experience and its familiarity with TeleCorp.

     As compensation for its services in connection with the merger, TeleCorp has agreed to pay JPMorgan a fee for acting as financial advisor in connection with the merger, including rendering its opinions. Under the terms of the engagement letter, TeleCorp has agreed to pay JPMorgan a fee of $10 million for its financial advisory services in connection with the merger, a portion of which was payable upon the rendering of JP Morgan's opinions and the remainder of which is contingent upon the completion of a transaction. In addition, TeleCorp has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will generally indemnify JPMorgan against liabilities, including liabilities arising under U.S. federal securities laws. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities or senior loans of TeleCorp or AT&T Wireless for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

     JPMorgan and its affiliates, in the ordinary course of business, provide, for customary compensation, commercial and investment banking services to TeleCorp and AT&T Wireless and their respective affiliates and in that regard JPMorgan's affiliate, The Chase Manhattan Bank, currently acts as agent and bank under the respective bank credit facilities of TeleCorp and AT&T Wireless. An affiliate of JPMorgan owns approximately 7.3% of TeleCorp's capital stock, consisting of 15,265,692 shares of class A voting common stock, 27,489 shares of class C common stock, 199,522 shares of class D common stock and 49,411.14 shares of series C preferred stock, and Michael R. Hannon, a partner of that affiliate, is a member of the TeleCorp board of directors.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to holders of TeleCorp class A voting common stock that exchange their TeleCorp class A voting common stock for AT&T Wireless common stock in the merger. This discussion addresses only those TeleCorp stockholders that hold their TeleCorp class A voting common stock as a capital asset, and does not address all the U.S. federal income tax consequences that may be relevant to particular TeleCorp stockholders in light of their individual circumstances or to TeleCorp stockholders that are subject to special rules, such as:

     - financial institutions;

     - mutual funds;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - traders in securities that elect to apply a mark-to-market method of accounting;

     - foreign holders;

     - persons that hold their shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

     - holders that acquired their shares upon the exercise of TeleCorp stock options or otherwise as compensation.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/ prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under U.S. state and local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.

     Holders of TeleCorp class A voting common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.

     AT&T Wireless and TeleCorp have structured the merger so that it is anticipated that the merger will be a reorganization for U.S. federal income tax purposes. It is a condition to the completion of the merger that (1) TeleCorp receive a written opinion from Cadwalader, Wickersham & Taft, counsel to TeleCorp, dated the date of completion of the merger, to the effect that for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) AT&T Wireless receive a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to

AT&T Wireless, dated the date of completion of the merger, to the effect that for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will be based on customary assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement, and customary representations made by, among others, TeleCorp and AT&T Wireless, including representations contained in certificates of officers of TeleCorp and AT&T Wireless. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

  Holders Whose Merger Consideration Consists Solely of AT&T Wireless Common
Stock

     Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of TeleCorp class A voting common stock that exchange their TeleCorp class A voting common stock solely for AT&T Wireless common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of AT&T Wireless common stock. Each holder's aggregate tax basis in the AT&T Wireless common stock received in the merger will be the same as that holder's aggregate tax basis in the TeleCorp class A voting common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the AT&T Wireless common stock received in the merger by a holder of TeleCorp class A voting common stock will include the holding period of TeleCorp class A voting common stock that the holder surrendered in the merger.

     A holder of TeleCorp class A voting common stock that receives cash in lieu of a fractional share of AT&T Wireless common stock will recognize gain or loss equal to the difference between the amount of cash received and that holder's tax basis in the AT&T Wireless common stock that is allocable to the fractional share of AT&T Wireless common stock. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be long term capital gain if the individual has held his or her TeleCorp class A voting common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     Under the Internal Revenue Code, an individual holder of TeleCorp class A voting common stock may be subject, under particular circumstances, to backup withholding at a rate equal to the fourth lowest ordinary income tax rate applicable to unmarried individuals (30.5% from August 7, 2001 and 30% from January 1, 2002) with respect to the amount of cash, if any, received in the merger, including cash in lieu of fractional shares unless the holder provides proof of an applicable exemption or provides a correct taxpayer identification number on Internal Revenue Service Form W-9 or a substitute Form W-9 and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder's federal income tax liability, so long as the required information is furnished to the Internal Revenue Service.

ACCOUNTING TREATMENT

     In accordance with recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as well as the new accounting and reporting regulations for goodwill and other intangibles, AT&T Wireless will use the purchase method of accounting for a business combination to account for the merger. Under these methods of accounting, the assets and liabilities of TeleCorp, including all intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of TeleCorp will be included in AT&T Wireless's financial statements prospectively as of the completion of the merger.

CONSENTS AND REGULATORY APPROVALS

     Antitrust Authorities. As a condition to the merger and under law, AT&T Wireless and TeleCorp were required to observe the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The HSR Act provides for an initial 30-calendar-day waiting period following the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of notification and report forms by the parties to the merger.

     On October 23, 2001 and October 24, 2001, respectively, AT&T Wireless and TeleCorp filed the Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the merger. The associated initial 30-day waiting period was scheduled to expire on November 23, 2001. AT&T Wireless and TeleCorp sought early termination of the applicable waiting periods. On November 19, 2001, AT&T Wireless and TeleCorp received notification that early termination of the waiting period under the HSR Act was granted.

     Although the waiting periods are terminated, at any time before or after the completion of the merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by AT&T Wireless of all or part of the shares or assets of TeleCorp, or of other business conducted by AT&T Wireless, or seeking to subject AT&T Wireless or TeleCorp to operating conditions, before or after the merger is completed. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, AT&T Wireless will prevail.


     Federal Communications Commission. In addition, as a condition to the merger and under law, AT&T Wireless and TeleCorp are required to obtain approvals from the FCC. On October 19, 2001 and October 22, 2001, respectively, AT&T Wireless and TeleCorp filed the required applications with the FCC, seeking approval of the transfer of control to AT&T Wireless of the FCC radio and international operating licenses and authorizations held by TeleCorp subsidiaries. In addition, on October 19, 2001 and October 22, 2001, TeleCorp filed applications for consent to assign some of its licenses to a third party, as required in connection with the merger. The applications were listed on an FCC Public Notice on November 8, 2001. Interested parties had the opportunity to file comments regarding or petitions to deny the applications until December 10, 2001. To our knowledge, no comments or petitions to deny have been filed. Should comments or petitions be submitted and accepted by the FCC, TeleCorp and AT&T Wireless will have the opportunity to file oppositions in response. The entities that filed the original comments or petitions will have an opportunity to file responses to the oppositions. The responses are the final pleadings that may be submitted.


     Completion of the merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following grant by the staff of the FCC of the applications for consent to transfer control, there may be post-grant challenges by private parties or actions by the full FCC or the courts that would delay or prevent finality.

     While we can make no assurances, we currently anticipate receiving all necessary FCC clearances during the first half of 2002.

LISTING OF THE AT&T WIRELESS SHARES ON THE NYSE

     AT&T Wireless common stock is listed on the NYSE under the symbol "AWE", and it is a condition to the merger that the AT&T Wireless common stock that is to be issued in the merger be listed for trading on the NYSE.

RESALE OF AT&T WIRELESS SHARES ISSUED IN THE MERGER

     Shares of AT&T Wireless capital stock received in the merger by TeleCorp stockholders generally will be freely transferable, except that:

     - AT&T Wireless shares received by persons who are deemed to be affiliates of TeleCorp under the Securities Act of 1933 at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of TeleCorp for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, TeleCorp, and include TeleCorp's directors and executive officers. The merger agreement requires TeleCorp to use all reasonable efforts to cause each of its affiliates to deliver to AT&T Wireless on or prior to the tenth day prior to the completion of the merger a signed agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any AT&T Wireless shares issued to the affiliate in the merger in violation of the Securities Act or the related SEC rules; and

     - some of the stockholders who have entered into the voting agreements with AT&T Wireless and TeleCorp will be subject to resale restrictions on their TeleCorp shares prior to the completion of the merger, as described under "Other Agreements -- Voting Agreements."

INTERESTS OF TELECORP DIRECTORS AND OFFICERS IN THE MERGER; RELATIONSHIPS WITH AT&T WIRELESS

     In considering the recommendation of the board of directors of TeleCorp to vote for the merger, stockholders of TeleCorp should be aware that members of the TeleCorp board of directors and members of TeleCorp's management team may have interests in the merger or relationships with AT&T Wireless that may differ from, or be in addition to, those of other TeleCorp stockholders. The TeleCorp board of directors was aware of these interests and relationships during its deliberations of the merits of the merger and in determining to recommend to the stockholders of TeleCorp that they vote for the merger.

     INTERESTS OF TELECORP DIRECTORS AND OFFICERS IN THE MERGER

     TeleCorp Employee Stock Options and Restricted Shares. Under the terms of the merger agreement, upon completion of the merger, each TeleCorp employee stock option outstanding at the time of the merger will be converted into an option to acquire a number of shares of AT&T Wireless common stock equal to the number of shares of TeleCorp stock subject to the option immediately before the completion of the merger times 0.9, rounded to the nearest whole share. The exercise price for the converted options will be the exercise price for the corresponding TeleCorp employee stock option immediately before completion of the merger divided by 0.9. The converted employee stock options will otherwise continue to be governed by the same terms and conditions as immediately prior to the completion of the merger.

     Under the terms of the merger agreement, TeleCorp has the right to grant to its employees additional options to purchase TeleCorp common stock at a per share exercise price equal to the fair market value of TeleCorp common stock on the date of grant. These grants must be consistent with grants made under the TeleCorp option plans during the 12-month period ending October 5, 2001. In any case, TeleCorp may not grant any options such that there are outstanding options to purchase more than 13,278,252 shares of TeleCorp common stock, assuming that no options are exercised between signing of the merger agreement and completion of the merger. None of the options that are granted under the merger agreement as described above will vest upon completion of the merger, unless they vest as a result of a qualifying termination of the optionee's employment under the severance policy, as described below.

     After completion of the merger, all shares reserved for issuance under the TeleCorp stock option and restricted stock plans will be issued as shares of AT&T Wireless stock rather than as shares of TeleCorp stock.

     For example, if the merger occurs on March 31, 2002, based on particular assumptions and current information, options to purchase 152,318 shares of TeleCorp class A voting common stock held by

Mr. O'Connor will be converted into options to purchase 137,086 shares of AT&T Wireless common stock.

     TeleCorp PCS, Inc. (f/k/a TeleCorp Wireless Inc.) 1998 Restricted Stock Plan. On November 13, 2000, TeleCorp assumed the obligations of TeleCorp Wireless under a 1998 Restricted Stock Plan. The plan originally authorized the issuance of 7,085.22 shares of TeleCorp Wireless series E preferred stock and 12,955.33 shares of TeleCorp Wireless class A voting common stock. As a result of a stock split occurring in August 1999 and a stock split occurring in connection with the initial public offering of TeleCorp Wireless, which together resulted in a 309 to 1 split of the TeleCorp Wireless class A voting common stock, the number of shares of class A voting common stock issuable under the plan was increased to 4,003,196.97. The shares of the series E preferred stock and the class A voting common stock authorized to be issued under the plan were converted into an equal number of shares of TeleCorp series E preferred stock and class A voting common stock, respectively, in connection with the acquisition of Tritel by TeleCorp on November 13, 2000.

     Upon completion of the merger, AT&T Wireless will assume all of TeleCorp's obligations under the plan, and each restricted share of TeleCorp class A voting common stock will be converted into 0.9 of a restricted share of AT&T Wireless common stock. In addition, the restricted shares of the TeleCorp series E preferred stock will be converted into restricted shares of a substantially identical series of AT&T Wireless preferred stock.

     Any of the stock not granted in accordance with the terms of the plan by July 17, 2003 will be awarded to Messrs. Vento and Sullivan on a pro rata basis. As of October 4, 2001, 6,435.46 shares of TeleCorp series E preferred stock and 3,641,453 shares of TeleCorp class A voting common stock have been granted and remain outstanding under the plan.

     If the merger occurs on March 31, 2002, based on particular assumptions and current information, 218,765 shares of restricted TeleCorp class A voting common stock awarded to Mr. O'Connor and 1,601,279 shares of restricted TeleCorp class A voting common stock awarded to Ms. Dobson will be converted into 196,889 shares and 1,441,151 shares of restricted AT&T Wireless common stock, respectively. In addition, 255.59 shares of restricted TeleCorp series E preferred stock held by Mr. O'Connor and 3,120.03 shares of restricted TeleCorp series E preferred stock awarded to Ms. Dobson will each be converted into an equal number of shares of restricted AT&T Wireless preferred stock.

     TeleCorp Tracking, Voting Preference Common and Preferred Stock Holdings of Directors and Officers of TeleCorp. The chart below lists the holdings of TeleCorp class C, D, E and F common stock, voting preference common stock and series A convertible, B, C, D, E, F and G preferred stock of current TeleCorp board members, former TeleCorp board members, entities related to the current and former board members and executive officers of TeleCorp as of October 4, 2001. We refer to the TeleCorp class C, D, E and F common stock as the tracking common stock.

                                  TELECORP STOCK
                                   HOLDINGS OF          ENTITY(IES) RELATED TO        TELECORP STOCK
BOARD MEMBER OR                    BOARD MEMBER            BOARD MEMBER OR         HOLDINGS OF RELATED
EXECUTIVE OFFICER              OR EXECUTIVE OFFICER       EXECUTIVE OFFICER            ENTITY(IES)
-----------------              --------------------     ----------------------     -------------------
Gerald T. Vento             108,581 shares of tracking  TeleCorp Investment     11,366 shares of tracking
TeleCorp Chief Executive    stock                       Corp. II, L.L.C.        stock
 Officer and Director       1,545 shares of voting                              1,670.17 shares of series
                            preference common                                   C preferred stock
                            490.29 shares of series C
                            preferred
                            11,728.46 shares of series
                            E preferred

                                  TELECORP STOCK
                                   HOLDINGS OF          ENTITY(IES) RELATED TO        TELECORP STOCK
BOARD MEMBER OR                    BOARD MEMBER            BOARD MEMBER OR         HOLDINGS OF RELATED
EXECUTIVE OFFICER              OR EXECUTIVE OFFICER       EXECUTIVE OFFICER            ENTITY(IES)
-----------------              --------------------     ----------------------     -------------------
Thomas H. Sullivan          66,072 shares of tracking   TeleCorp Investment     11,366 shares of tracking
TeleCorp Chief Financial    stock                       Corp. II, L.L.C.        stock
 Officer, Executive Vice    1,545 shares of voting                              1,670.17 shares of series
 President and Director     preference common                                   C preferred stock
                            108.95 shares of series C
                            preferred
                            7,290.67 shares of series
                            E preferred

William M. Mounger, II      5,245.70 shares of          Trillium PCS, LLC       1,129.34 shares of
Chairman of the             tracking stock              M3, LLC                 tracking stock
 TeleCorp Board of          3 shares of voting          Digital PCS, LLC        2,332.55 shares of series
 Directors                  preference common           Airwave Communications  C preferred stock
                                                        LLC
                                                        Telos Foundation, Inc.

Michael R. Hannon                                       J.P. Morgan Partners    231,366 shares of tracking
TeleCorp Director                                       (23A SBIC), LLC         stock
                                                        TeleCorp Investment     50,571.14 shares of series
                                                        Corp., L.L.C.           C preferred stock

James M. Hoak                                           HCP Capital Fund, L.P.  165,907 shares of tracking
TeleCorp Director                                       Hoak Communications     stock
                                                        Partners, L.P.          36,027.82 shares of series
                                                                                C preferred stock

Scott I. Anderson                                       TeleCorp Investment     11,366 shares of tracking
TeleCorp Director                                       Corp. II, L.L.C.        stock
                                                                                1,670.17 shares of series
                                                                                C preferred stock

Ann K. Hall                                             AT&T Wireless PCS, LLC  23,211.31 shares of
TeleCorp Director                                                               tracking stock
                                                                                97,472.84 shares of series
                                                                                A convertible preferred
                                                                                stock
                                                                                90,668.33 shares of series
                                                                                B preferred stock
                                                                                3,070.58 shares of series
                                                                                C preferred stock
                                                                                49,416.98 shares of series
                                                                                D preferred stock
                                                                                14,912,778 shares of
                                                                                series F preferred stock
                                                                                46,374.10 shares of series
                                                                                G preferred stock

                                  TELECORP STOCK
                                   HOLDINGS OF          ENTITY(IES) RELATED TO        TELECORP STOCK
BOARD MEMBER OR                    BOARD MEMBER            BOARD MEMBER OR         HOLDINGS OF RELATED
EXECUTIVE OFFICER              OR EXECUTIVE OFFICER       EXECUTIVE OFFICER            ENTITY(IES)
-----------------              --------------------     ----------------------     -------------------
William W. Hague                                        AT&T Wireless PCS, LLC  23,211.31 shares of
TeleCorp Director                                                               tracking stock
                                                                                97,472.84 shares of series
                                                                                A preferred stock
                                                                                90,668.33 shares of series
                                                                                B preferred stock
                                                                                3,070.58 shares of series
                                                                                C preferred stock
                                                                                49,416.98 shares of series
                                                                                D preferred stock
                                                                                14,912,778 shares of
                                                                                series F preferred stock
                                                                                46,374.10 shares of series
                                                                                G preferred stock

Michael Benson                                          AT&T Wireless PCS, LLC  23,211.31 shares of
TeleCorp Director                                                               tracking stock
                                                                                97,472.84 shares of series
                                                                                A preferred stock
                                                                                90,668.33 shares of series
                                                                                B preferred stock
                                                                                3,070.58 shares of series
                                                                                C preferred stock
                                                                                49,416.98 shares of series
                                                                                D preferred stock
                                                                                14,912,778 shares of
                                                                                series F preferred stock
                                                                                46,374.10 shares of series
                                                                                G preferred stock

Julie Dobson                3,120.03 shares of series
TeleCorp Wireless Chief     E preferred stock
 Operating Officer

Michael O'Connor            255.59 shares of series E
TeleCorp Wireless Senior    preferred stock
 Vice President, Finance

E.B. Martin*                                            Digital PCS, LLC        2,332.55 shares of series
                                                                                C preferred stock

Gary Wendt*                                             CTIHC, Inc.             10,895.50 shares of
                                                                                tracking stock

Alexander P. Coleman*                                   Dresdner Kleinwort      5,732.32 shares of
                                                        Wasserstein             tracking stock

Kevin J. Shepherd*                                      Triune PCS, LLC         4,941.88 shares of
                                                                                tracking stock

David A. Jones*                                         J.G. Funding, LLC       373.83 shares of tracking
                                                                                stock

Rohit M. Desai**                                        Private Equity          221,202 shares of tracking
TeleCorp Director                                       Investors III, L.P.     stock
                                                        Equity-Linked           48,038.12 shares of series
                                                        Investors-II            C preferred stock

---------------

 * The individual no longer serves as a director of TeleCorp but did serve as a director of TeleCorp since the beginning of TeleCorp's last fiscal year. The individual did not participate in the deliberations on whether to approve the merger agreement or to recommend the transactions contemplated by the merger agreement to the TeleCorp stockholders.

** Mr. Desai resigned from the TeleCorp board of directors on November 28, 2001.

     Letter Agreement among Gerald T. Vento, Thomas H. Sullivan and
TeleCorp. TeleCorp entered into a letter agreement on October 8, 2001 with Messrs. Vento and Sullivan, each as an individual and as an owner and officer of TeleCorp Management Corp. Inc., through which they currently provide management services to TeleCorp.

     Under the terms of the letter agreement, TeleCorp agreed to pay TeleCorp Management Corp. a retention award in exchange for specified services and the promise that each of Messrs. Vento and Sullivan and TeleCorp Management Corp. will enter into non-competition and non-solicitation agreements with TeleCorp and AT&T Wireless at or prior to the completion of the merger. The retention award consists of a cash lump-sum payment equal to three times the sum of (1) the "management fees" that TeleCorp Management Corp. receives under the TeleCorp management agreement and (2) the highest annual bonus earned for the last three full fiscal years prior to the completion of the merger, if:

     - TeleCorp Management Corp. provides its services to TeleCorp through the completion of the merger;

     - the management agreement is terminated by TeleCorp for any reason other than "cause;"

     - the management agreement is terminated by TeleCorp Management Corp. for "good reason;" or

     - either of Mr. Vento or Mr. Sullivan dies or becomes disabled prior to the completion of the merger.


     In addition, if TeleCorp Management Corp. becomes entitled to the amounts described above, each of Messrs. Vento and Sullivan will be entitled to continuation of medical and life insurance benefits at least equal to those that each received immediately prior to the completion of the merger or those paid to other senior executives, for a period of two years following completion of the merger, so long as Mr. Vento and Mr. Sullivan, as applicable, continues to make the required plan contributions. If Mr. Vento or Sullivan, as applicable, becomes employed with another employer and is eligible to receive medical and life insurance benefits, the benefits described above shall be secondary to those provided under such other employer's plan.



     In the event that either of Mr. Sullivan or Mr. Vento or the management agreement is terminated for any reason other than those set forth above, Messrs. Sullivan and Vento will not be entitled to a retention award or the benefits described above.


     Messrs. Vento and Sullivan agreed to waive any right to terminate the management agreement that might arise as a result of the merger agreement or the transactions contemplated thereby.

     In addition, all parties agreed to terminate the management agreement upon the completion of the merger, except that the following provisions of the management agreement will survive the termination of the agreement:

     - TeleCorp Management Corp. will not be liable for any failure or delay in its performance, unless the failure is a result of its gross negligence or willful misconduct;

     - TeleCorp Management Corp. will not be liable for damages to TeleCorp or its subscribers due to any failure of system or performance;

     - neither Mr. Vento nor Mr. Sullivan will be liable for his failure to use good faith efforts to cause the other to perform all of his obligations under the management agreement;

     - if either Mr. Vento or Mr. Sullivan is threatened to be made a party in a legal proceeding because of his status as a TeleCorp employee, he shall be indemnified by TeleCorp to the fullest extent permitted by law; and

     - both Messrs. Vento and Sullivan will be eligible for reimbursements for out-of-pocket expenses incurred prior to the termination of the management agreement.

     Under the management agreement, some restricted shares of TeleCorp capital stock granted to Messrs. Vento and Sullivan immediately vest, and cease to be subject to repurchase by TeleCorp, upon a termination of the management agreement by TeleCorp Management Corp. due to, among other events, the removal of Messrs. Vento and Sullivan as directors of TeleCorp or from their respective offices of TeleCorp or the diminishment of their responsibilities. The shares will also vest if the management agreement is terminated by TeleCorp for reasons other than "cause."

     The letter agreement will be void and have no further force or effect if the merger agreement is terminated.

     If the merger were to be completed on March 31, 2002, and the management agreement is terminated under the letter agreement on the same date, the cash amount payable to TeleCorp Management Corp., based on particular assumptions and currently available information, would be approximately $3,300,000. In addition, approximately 1,183,080 shares of TeleCorp class A voting common stock and approximately 1,873 shares of restricted TeleCorp series E preferred stock awarded to Mr. Vento would vest and no longer be subject to repurchase by TeleCorp and approximately 735,407 shares of TeleCorp class A voting common stock and approximately 1,164 shares of restricted TeleCorp series E preferred stock awarded to Mr. Sullivan would vest and no longer be subject to repurchase by TeleCorp.


     Change of Control Severance Policy. On October 7, 2001, TeleCorp adopted the TeleCorp change of control severance policy which was subsequently amended and restated effective November 14, 2001. The severance policy separates participants into three tiers, Tier I, Tier II and Tier III. Both Mr. O'Connor and Ms. Dobson are Tier I participants. Participants in this severance policy are entitled to separation benefits if, after the change in control but prior to the first anniversary of a change of control, such as the merger, the participant's employment with TeleCorp or its successor is terminated:


     - by TeleCorp or its successors or affiliates, as applicable, other than
       (1) for "cause," (2) by reason of the participant's death or (3) by reason of the participant's disability; or

     - by the participant within 90 days following an event constituting "good reason."

     Upon a qualifying termination, but subject to the participant's execution and non-revocation of a release, a non-competition covenant and a non-solicitation covenant, a participant will receive a lump-sum cash payment equal to the sum of:

     - two, in the case of a Tier I participant, one, in the case of a Tier II participant, and one-half, in the case of a Tier III participant times the sum of (1) the higher of the participant's annual base salary as in effect immediately prior to the change of control or the participant's highest annual base salary in effect at any time subsequent to the change of control and (2) the participant's target bonus for the fiscal year in which the participant's employment is terminated;

     - a pro rata bonus through the date of termination for the year in which the participant's termination of employment occurs;

     - the participant's accrued but unpaid base salary; and

     - any accrued but unpaid vacation pay.

     In addition, for a period of two years following the qualifying termination in the case of a Tier I participant, one year following the qualifying termination in the case of a Tier II participant, and six months following the qualifying termination in the case of a Tier III participant, the participant and the participant's dependents will continue to be provided with medical and life insurance benefits equivalent to those that the participant and the participant's dependents received immediately prior to the change of control or such medical and life insurance benefits provided to active senior executives of TeleCorp until the participant becomes reemployed with another employer and is eligible to receive medical or life insurance benefits, and so long as the participant continues to make the required plan contributions.

     Upon a qualifying termination, all equity-based compensation awards held by a participant will vest in full and become immediately exercisable.

     In the event that any amounts payable or benefits provided under the severance policy or any other arrangement would otherwise be subjected to the golden parachute excise taxes imposed under Section 4999 of the Internal Revenue Code, amounts payable under the policy will be reduced to the maximum amount permissible to avoid imposition of such taxes.

     Any successor of TeleCorp, its assets or its businesses, will be bound by the terms of this severance policy in the same manner and to the same extent that TeleCorp would be obligated to perform its duties if no succession had taken place.

     The amounts payable under the terms of this severance policy will be reduced by other severance benefits payable under any plan, program, policy, practice, agreement or arrangement between the participant and TeleCorp.


     For example, if the merger were to be completed on March 31, 2002 and Mr. O'Connor's and Ms. Dobson's employment were subsequently terminated in a qualifying termination on that date, the cash amount payable to Mr. O'Connor and Ms. Dobson under this severance policy, based upon particular assumptions and currently available information, would be approximately $1,060,000 and $780,000, respectively. In addition, approximately 141,579 shares of restricted TeleCorp class A voting common stock, 153.35 shares of restricted TeleCorp series E preferred stock and options to purchase 132,795 shares of TeleCorp class A voting common stock awarded to Mr. O'Connor, and approximately 720,576 shares of restricted TeleCorp class A voting common stock and approximately 1,404 shares of restricted TeleCorp series E preferred stock awarded to Ms. Dobson, would vest. The foregoing dollar, option and share amounts are calculated without regard to the employment agreements of Mr. O'Connor and Ms. Dobson. The foregoing benefits to be received by Ms. Dobson upon a qualifying termination will be reduced by any benefits received under her employment agreement due to her termination. The foregoing benefits to be received by Mr. O'Connor will be reduced by any benefits received by Mr. O'Connor pursuant to his employment agreement upon completion of the merger. In addition, the foregoing benefits were calculated without regard to any reduction that may be required to avoid imposition of the golden parachute excise taxes under the terms of the modified change of control severance policy.


     Employment Agreement with Julie Dobson. On February 28, 2000, TeleCorp Wireless entered into an employment agreement with Ms. Dobson, under which Ms. Dobson serves as TeleCorp Wireless's Chief Operating Officer. Under the terms of the agreement, Ms. Dobson receives an annual base salary of $250,000 with an annual bonus opportunity based upon the achievement of performance-based objectives established by TeleCorp Wireless.

     In the event that Ms. Dobson's employment with TeleCorp Wireless is terminated by TeleCorp Wireless without "cause," Ms. Dobson will receive any accrued but unpaid base salary through the date of termination of her employment, 12 months of her then-current annual base salary, payable in normal intervals, and for a period of 12 months following the date of termination of her employment, continuation of the same or equivalent hospital, medical and dental coverage as Ms. Dobson received immediately prior to such termination. In addition, if Ms. Dobson's employment with TeleCorp Wireless is terminated by TeleCorp Wireless without "cause" or by Ms. Dobson for "good reason," any shares of TeleCorp stock or options to purchase TeleCorp stock granted to Ms. Dobson under any TeleCorp or TeleCorp Wireless stock or option plan that have not previously vested will immediately vest on the date of termination of her employment.

     For purposes of the employment agreement, "good reason" means (1) Ms. Dobson's demotion or removal from her position, (2) the material diminution of Ms. Dobson's responsibilities, duties or status without cure or (3) the relocation of the principal offices of TeleCorp Wireless, without Ms. Dobson's consent, to a location more than 50 miles from its current location.


     For example, if the merger were to be completed on March 31, 2002 and Ms. Dobson's employment was subsequently terminated on that date without cause, based upon particular assumptions and currently available information, approximately 720,576 shares of restricted TeleCorp class A voting common stock and approximately 1,404 shares of restricted TeleCorp series E preferred stock awarded to Ms. Dobson would vest.


     Employment Agreement with Michael O'Connor. On October 7, 2001, TeleCorp Communications executed an amendment to Mr. O'Connor's employment agreement that becomes effective immediately prior to the completion of the merger. Under the terms of Mr. O'Connor's amended agreement,

Mr. O'Connor is paid an annual base salary of $190,000 and is eligible for an annual bonus opportunity of up to 50% of his annual base salary. If Mr. O'Connor's employment is terminated under the agreement other than for "cause," Mr. O'Connor will be entitled to receive any stock options that are vested as of the termination date, and for a period of 24 months following the date of termination, will continue to receive the same or equivalent hospital, medical and dental coverage as he received immediately prior to the termination. In addition, if Mr. O'Connor's employment with TeleCorp Communications is terminated by TeleCorp Communications without "cause" or by Mr. O'Connor for "good reason," or if a "change of control" occurs (without regard to whether Mr. O'Connor's employment is terminated), subject to Mr. O'Connor's compliance with a covenant not to compete and a covenant not to solicit employees of TeleCorp during Mr. O'Connor's employment with TeleCorp and for one year following the date of termination of Mr. O'Connor's employment, Mr. O'Connor will be entitled to:

     - a lump sum payment equal to any accrued but unpaid compensation;

     - an amount equal to two times the sum of Mr. O'Connor's base salary and his target bonus for the year in which Mr. O'Connor's employment is terminated; and

     - vesting of, and lapse of restrictions on, any stock options and restricted stock.

     For the purposes of the employment agreement, "good reason" means (1) Mr. O'Connor's demotion or removal from his position, (2) the material diminution of any of his responsibilities, duties or status, without cure, and (3) relocation of the principal offices of TeleCorp Communications, without Mr. O'Connor's consent, to a location that is more than 50 miles from its current location.

     If the amendment becomes effective, the merger will constitute a change of control for purposes of the employment agreement.

     The amendment to Mr. O'Connor's employment agreement will be void and have no further force or effect if the merger agreement is terminated.

     For example, if the merger were to be completed on March 31, 2002, under the employment agreement, based upon particular assumptions and currently available information, the cash amount payable to Mr. O'Connor would be approximately $1,040,000 and approximately 141,579 shares of restricted TeleCorp class A voting common stock, 153.35 shares of restricted TeleCorp series E preferred stock and options to purchase 132,795 shares of TeleCorp class A voting common stock awarded to Mr. O'Connor would vest.

     Employment Agreement with William Mounger, II. TeleCorp is a party to an employment agreement with Mr. Mounger dated as of November 13, 2000. Under the agreement, Mr. Mounger serves as the chairman of the TeleCorp board of directors and will be paid during such period an annual base salary of $250,000, subject to annual increases of $25,000 per year, except that in no event will Mr. Mounger be paid a lower annual salary than Mr. Vento. In addition, Mr. Mounger is entitled to an annual bonus under the agreement equal to the greater of 50% of his annual salary and the annual bonus paid to Mr. Vento.

     Upon the termination of Mr. Mounger's employment, Mr. Mounger will receive an amount equal to his accrued but unpaid compensation plus any other amounts that are vested or to which Mr. Mounger is otherwise entitled under the terms of any plan or agreement with TeleCorp. In addition, Mr. Mounger will receive a lump sum payment in an amount equal to the annual base salary for the period beginning on the date of termination and ending on January 7, 2004 and the annual bonus for each calendar year during the period beginning on the date of termination and ending on January 7, 2004 (except for any annual bonus with respect to 2004), assuming for this purpose that Mr. Mounger had remained employed by TeleCorp during such period.

     Finally, upon termination of Mr. Mounger's employment with TeleCorp for any reason, the shares of TeleCorp class E common stock held by Mr. Mounger on the date of termination must be purchased by Messrs. Vento and Sullivan or TeleCorp or any other person that TeleCorp may designate to purchase the shares at the average price of TeleCorp class A voting common stock, as quoted on the Nasdaq National

Market for the 20 trading days immediately preceding the termination of the employment term. Mr. Mounger currently holds 5,245.70 shares of TeleCorp class E common stock that would be subject to the purchase requirement.

     During the employment term and for a period of six months following the termination of employment, Mr. Mounger is subject to a covenant not to compete with TeleCorp. In addition, during the employment term and for a period of one year following the termination of employment, Mr. Mounger is subject to a covenant not to solicit employees of TeleCorp and its subsidiaries.

     For example, if the merger were to be completed on March 31, 2002, and Mr. Mounger's employment were terminated on that date, based upon particular assumptions and currently available information, the cash amount payable to Mr. Mounger would be approximately $875,000.

     Mounger Letter Agreement, dated as of October 31, 2000. Mr. Mounger owns three shares of TeleCorp voting preference common stock. Under an agreement dated as of October 31, 2000, Mr. Mounger has a put right to sell these shares to Tritel for $10 million. If Mr. Mounger has not exercised his put right by the time the merger is completed, he will be deemed to have exercised his put right and will be entitled to receive $10 million from Tritel.

     TeleCorp Indemnification and Insurance. The merger agreement provides that, to the fullest extent permitted by law, at the completion of the merger, AT&T Wireless and the surviving corporation will indemnify, defend and hold harmless all past and present directors, officers and employees of TeleCorp and its subsidiaries for actions and omissions in their capacities as directors or officers of TeleCorp on or prior to the completion of the merger. Following the completion of the merger, with respect to such persons, the surviving corporation shall honor all indemnification agreements and all indemnification obligations provided by the TeleCorp amended and restated certificate of incorporation and by-laws as of the date of the merger agreement. In addition, for a period of six years after the completion of the merger, the limitation of liability and indemnification provisions of the certificate of incorporation of the surviving entity may not be amended in any manner that would adversely affect the rights of the TeleCorp directors or officers holding such office at the completion of the merger.

     The merger agreement also provides that AT&T Wireless will cause to be maintained, for a period of six years after the completion of the merger, policies of directors' and officers' liability insurance in respect of acts or omissions occurring prior to the completion of the merger covering such persons as are currently covered by TeleCorp's policies on terms with respect to coverage and in amounts no less favorable than those maintained by TeleCorp on October 7, 2001. AT&T Wireless will not be required to expend in any one year an amount in excess of 250% of the annual premiums currently paid by TeleCorp for directors' and officers' liability insurance.

     Management Voting Agreements. Messrs. Vento and Sullivan together own substantially all of the TeleCorp voting preference common stock, which represents approximately 50.1% of the voting power of all of the outstanding voting stock of TeleCorp. Messrs. Vento and Sullivan have agreed, under their respective voting agreements, to vote all of their shares of TeleCorp stock entitled to vote upon the merger in favor of the merger and not to transfer or agree to transfer any of their shares of TeleCorp voting preference common stock. At the completion of the merger, each share of TeleCorp voting preference common stock will be converted into 0.9 of a share of AT&T Wireless common stock. See "Other Agreements -- Voting Agreements" for a further description of these restrictions.

     Cash Equity Investors Voting Agreements. Two members of the board of directors of TeleCorp, Mr. Hoak, on behalf of Hoak Communications Partners, L.P. and HCP Capital Fund, L.P., and Mr. Hannon, on behalf of CB Capital Investors, L.P., each entered into voting agreements to vote all of their shares of TeleCorp stock entitled to vote upon the merger in favor the transaction. The voting agreements executed by Messrs. Hoak and Hannon also restrict the amount of shares of TeleCorp stock that each of the entities party to the voting agreements may sell. See "Other Agreements -- Voting Agreements" for a further description of these restrictions.

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  RELATIONSHIPS WITH AT&T WIRELESS

  General

     On November 13, 2000, Tritel was acquired by TeleCorp Wireless through the mergers of each of Tritel and TeleCorp Wireless with two newly formed subsidiaries of a new holding company now known as TeleCorp. In accordance with the terms of the merger agreement, all of the capital stock of TeleCorp Wireless and Tritel was converted into the right to receive capital stock in TeleCorp. As a result of the merger, TeleCorp is controlled by the former holders of the voting preference common stock of TeleCorp Wireless, namely, Gerald T. Vento and Thomas H. Sullivan. In connection with the acquisition, AT&T Wireless contributed cash and other assets to TeleCorp in exchange for 9,272,740 shares of the class A voting common stock of TeleCorp, thereby increasing AT&T Wireless's holdings in TeleCorp from approximately 18% to approximately 23% of the as converted TeleCorp class A voting common stock. This transaction was completed immediately after the acquisition of Tritel by TeleCorp Wireless in November 2000.

     On November 13, 2000, TeleCorp Wireless exchanged its Boston operating division, which included PCS licenses in several New England markets, for wireless properties or rights to designate a qualified assignee for additional wireless properties of AT&T Wireless in the Milwaukee, Wisconsin and Des Moines, Iowa markets, and a cash payment of approximately $80 million.

  TeleCorp Wireless Securities Purchase Agreement

     Under a securities purchase agreement, dated as of January 23, 1998, as amended, among TeleCorp Wireless, its initial investors, the former stockholders of TeleCorp Holding Corp., and Messrs. Vento and Sullivan, TeleCorp received PCS licenses from AT&T Wireless and its affiliate, TWR Cellular, Inc., in exchange for shares of TeleCorp Wireless's series A preferred stock, series D preferred stock and series F preferred stock and $21 million in cash. TeleCorp Wireless's initial investors include AT&T Wireless, Chase Capital Partners, Desai Associates, Hoak Capital Corporation, J. H. Whitney & Co., M/C Partners, One Liberty Fund III, L.P., Toronto Dominion Investments, Inc. and Northwood Capital Partners. Under the securities purchase agreement, the TeleCorp Wireless initial investors other than AT&T Wireless agreed to contribute $128 million to TeleCorp Wireless in exchange for shares of TeleCorp Wireless's series C preferred stock, class A voting common stock, class C common stock, and class D common stock.

  Tritel Securities Purchase Agreement

     Under a securities purchase agreement, dated as of May 20, 1998, as amended, among Tritel, its initial investors and William M. Mounger, II, E.B. Martin, Jr. and Jerry M. Sullivan, Jr.:

     - AT&T Wireless and TWR Cellular, Inc. assigned PCS licenses to Tritel in exchange for shares of Tritel series A preferred stock and series D preferred stock;

     - Airwave Communications and Digital PCS assigned to Tritel their contributed licensed areas and other assets in exchange for shares of Tritel series C preferred stock and the assumption of particular liabilities of Airwave Communications and Digital PCS, including the indebtedness owed to the U.S. Department of the Treasury for the Airwave Communications and Digital PCS contributed licensed areas; and

     - Tritel's initial investors other than AT&T Wireless purchased shares of Tritel series C preferred stock.

     The licenses contributed by AT&T Wireless PCS under both the TeleCorp Wireless securities purchase agreement and Tritel securities purchase agreement provide for the right to use 20 MHz of airwave capacity in particular geographic areas, which AT&T Wireless PCS has partitioned and disaggregated from some of its 30 MHz A- and B-Block PCS licenses. AT&T Wireless PCS has reserved the right to use, market and sell to others any services on the 10 MHz of airwave capacity that it retained, subject to the stockholders agreement and the network membership license agreement.

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  Intercarrier Roamer Service Agreement

     TeleCorp Wireless and Tritel each entered into an intercarrier roamer service agreement with AT&T Wireless and several of its affiliates, dated as of July 17, 1998 and January 7, 1999, respectively. Each of the agreements was amended as of November 13, 2000. The intercarrier roamer service agreements provide that each party, in its capacity as a serving provider, will provide services to each other's customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service. Under TeleCorp Wireless's intercarrier roamer service agreement, each serving provider's service charges per minute or partial minute for use for the first four years will be fixed at a declining rate and service charges in years five through 20 will be the lower of a fixed rate or AT&T Wireless's average home rate. Under Tritel's intercarrier roamer service agreement, each service provider's service charges per minute or partial minute for use for the first three years will be fixed and the service charges in years four through 20 will be the lower of a fixed rate or AT&T Wireless's average home rate. In addition, after the expiration of the first three years under the Tritel agreement, and each anniversary thereafter, roaming rates are to be negotiated by Tritel and AT&T Wireless and such rates may not be increased.

     Each intercarrier roamer service agreement has a term of 20 years, which is automatically renewed on a year-to-year basis with respect to the TeleCorp Wireless agreement and on a month-to-month basis with respect to the Tritel agreement, unless terminated by either party upon 90 days' prior written notice. Each intercarrier roamer service agreement may be terminated immediately by either party upon written notice to the other of a default of the other party or, with respect to TeleCorp Wireless, after 10 years by either party upon 90 days' prior written notice. A party will be in default under each intercarrier roamer service agreement upon any of the following:

     - a material breach of any material term of the intercarrier roamer service agreement by a party that continues for 30 days after receipt of written notice of the breach from the non-breaching party;

     - voluntary liquidation or dissolution or the approval by the management or owners of a party of any plan or arrangement for the voluntary liquidation or dissolution of the party;

     - a final order by the FCC revoking or denying a material PCS license or permit granted to either party; or

     - bankruptcy or insolvency of a party.

     Each intercarrier roamer service agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. While the suspension is in effect, either in whole or in part, the parties will work together to resolve as quickly as possible the difficulty that caused the suspension. When the party who originally gave notice of suspension concludes that the problem causing the suspension has been resolved, that party will give to the other written notice to this effect, and the agreement will resume in full effect within five business days after the parties have mutually agreed that the problem has been resolved. No party to the intercarrier roamer service agreements may assign or transfer its rights and obligations under the respective agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

  Roaming Administrative Service Agreement

     TeleCorp Wireless and Tritel each entered into a roaming administrative service agreement with AT&T Wireless, dated as of July 17, 1998 and January 7, 1999, respectively. Each of the agreements was amended as of November 13, 2000. In the roaming administrative service agreements, AT&T Wireless has agreed to make available to TeleCorp Wireless and Tritel the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers, subject to the consent of the other wireless

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carriers and to TeleCorp Wireless or Tritel, as applicable, remaining a member in good standing of the North American Cellular Network.

     Each roaming administrative service agreement has an initial term of two years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days' prior written notice. Either party may terminate the roaming administrative service agreement for any reason at any time upon 180 days' prior written notice. Either party may also terminate each of the roaming administrative service agreements:

     - upon a material breach of the other party that is not cured or for which cure is not reasonably begun within 30 days after written notice of the claimed breach; or

     - immediately, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and the interference is not eliminated within 10 days.

     AT&T Wireless can terminate each of the roaming administrative service agreements if:

     - TeleCorp Wireless or Tritel, as applicable, is no longer a member in good standing of the North American Cellular Network; or

     - the agreement under which AT&T Wireless receives roaming administration services from a third party is terminated or expires; provided, however, that AT&T Wireless will offer to resume its services in the event that it extends or continues that agreement.

     No party to the roaming administration service agreements may assign or transfer its rights or obligations under the agreement without the written consent of the other party, except to an affiliate or an assignee of its license, except that AT&T Wireless may subcontract its duties to a third party.

  Resale Agreement

     The TeleCorp stockholders agreement provides that, from time to time, at the request of AT&T Wireless, TeleCorp is required to enter into a resale agreement with AT&T Wireless or its affiliates or no more than one third party. The resale agreement would grant to AT&T Wireless or its designees the right to purchase from TeleCorp its wireless services on a non-exclusive basis within a designated area and resell access to, and use of, its services. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years that would be automatically renewed on a year-to-year basis unless terminated by either party upon 90 days' prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180 days' prior written notice. The rates, terms and conditions of service that TeleCorp provides are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that TeleCorp provides to other resellers.

  Puerto Rico License

     In a series of transactions, TeleCorp Wireless acquired a license and related assets covering the San Juan, Puerto Rico major trading area from AT&T Wireless on May 25, 1999. The following transactions took place ultimately to effect the acquisition of the license and related assets from AT&T Wireless:

     - on May 24, 1999, TeleCorp Wireless sold to AT&T Wireless 30,750 shares of its series A preferred stock, 10,250 shares of its series D preferred stock, and 3,090,000 shares of its series F preferred stock for $40 million under a preferred stock purchase agreement;

     - on May 25, 1999, TeleCorp Wireless sold to its initial investors, other than AT&T Wireless, 39,997 shares of its series C preferred stock and 12,358,950 shares of its class A voting common stock in exchange for an aggregate amount of $40 million in cash under a stock purchase agreement which will be funded over a three-year period;

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     - on May 25, 1999, TeleCorp Wireless purchased the license for the San Juan major trading area and related assets, which included 27 constructed network equipment sites, call connection equipment and leases for additional network equipment sites, from AT&T Wireless for $96.5 million in cash under an asset purchase agreement; and

     - TeleCorp Wireless incurred $3.2 million for microwave relocation and $0.3 million for legal expenses in connection with this acquisition.

     Under these agreements, TeleCorp Wireless's initial investors committed to make additional equity contributions. As of September 30, 2001, approximately $29 million of the contribution obligations have been paid and commitments for approximately $11 million remain outstanding, subject to the same payment obligations as contained in the July 1998 securities purchase agreement. The outstanding commitments of $11 million are scheduled to be paid by March 31, 2002.

     In addition, Messrs. Vento and Sullivan were issued fixed and variable awards of 4,063 and 1,633,899 restricted shares of TeleCorp Wireless series E preferred stock and class A voting common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was an entity wholly owned by Messrs. Vento and Sullivan that was created for the special purpose of acquiring the license and related assets of the San Juan major trading area. The fixed awards vest over a five-year period.

     The variable awards vest based upon particular events taking place, including TeleCorp's reaching milestones in its minimum construction plan. The TeleCorp stockholders agreement sets forth network development requirements for the Puerto Rico license. The San Juan major trading area covers a population of approximately 3.9 million people in Puerto Rico, as well as the U.S. Virgin Islands.

  Stockholders Agreement

     General. TeleCorp entered into a stockholders agreement, dated as of November 13, 2000, with AT&T Wireless, some of TeleCorp Wireless's and Tritel's initial investors, and Messrs. Mounger, Martin, Vento and Sullivan.

     Board of Directors. The stockholders agreement requires that any action of the TeleCorp board of directors be approved by the affirmative vote of a majority of its entire board of directors, except in circumstances where voting by particular classes of directors is required.

     The stockholders agreement also provides that the TeleCorp board of directors will consist of 13 directors.

     The parties to the stockholders agreement have agreed to vote all of their shares of TeleCorp class A voting common stock and voting preference common stock to cause the election of the following 13 individuals to the TeleCorp board of directors:

     - Messrs. Vento and Sullivan, so long as each remains an officer and the management agreement with TeleCorp Management Corp. remains in effect;

     - subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by TeleCorp Wireless's initial investors other than AT&T Wireless;

     - subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by Tritel's initial investors other than AT&T Wireless;

     - two individuals designated by AT&T Wireless in its capacity as a holder of TeleCorp series A convertible preferred stock and series B convertible preferred stock so long as AT&T Wireless has the right to elect each such director in accordance with the TeleCorp certificate of incorporation; and

     - five individuals designated by the holders of the TeleCorp voting preference common stock, which include:

      - one individual who must be reasonably acceptable to AT&T Wireless;

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      - Mr. Mounger so long as he remains an officer and employee of TeleCorp, or one individual who must be reasonably acceptable to Mr. Mounger; and

      - three individuals who must be reasonably acceptable to holders of a majority in interest of the TeleCorp class A voting common stock beneficially owned by AT&T Wireless on the one hand, and the TeleCorp Wireless and Tritel initial investors other than AT&T Wireless, on the other hand, so long as the TeleCorp Wireless and Tritel initial investors other than AT&T Wireless remain entitled to designate at least two directors, or, if they are not entitled, then by the remaining directors on the board of directors.

     In the event that Mr. Mounger ceases to be an officer or employee of TeleCorp and either the number of shares of TeleCorp common stock beneficially owned by Messrs. Mounger and Martin, in aggregate, falls below 70% of the number of shares of common stock beneficially owned by them on November 13, 2000, or two years have elapsed from November 13, 2000, Mr. Mounger will resign or be removed from the board of directors. In the event that Mr. Mounger is no longer a member of the board of directors, the number of directors designated by the holders of the voting preference common stock who require approval by Mr. Mounger will be reduced to zero, and the number of directors designated by the holders of the voting preference common stock and acceptable to holders of a majority in interest of the TeleCorp class A voting common stock beneficially owned by AT&T Wireless, on one hand, and TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless on the other hand will be increased to four.

     In the event that Mr. Vento or Mr. Sullivan ceases to be an officer of TeleCorp, or the management agreement between TeleCorp and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from the board of directors and the holders of the voting preference common stock will select a replacement or replacements who must be acceptable to a majority in interest of the TeleCorp Wireless and Tritel initial investors, other than AT&T Wireless, and AT&T Wireless, in their sole discretion. In the event that AT&T Wireless ceases to be entitled to designate directors, the director or directors designated by AT&T Wireless will resign or be removed from the TeleCorp board of directors and the size of the TeleCorp board of directors will be reduced accordingly.

     The number of directors that the TeleCorp Wireless and Tritel initial investors other than AT&T Wireless will be permitted to designate will be reduced when the number of shares of common stock of TeleCorp beneficially owned by the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless on a fully diluted basis falls below:

     - 85% of the number of shares of common stock of TeleCorp beneficially owned by them on November 13, 2000;

     - 70% of the number of shares of common stock of TeleCorp beneficially owned by them on November 13, 2000;

     - 60% of the number of shares of common stock of TeleCorp beneficially owned by them on November 13, 2000; and

     - 50% of the number of shares of common stock of TeleCorp beneficially owned by them on November 13, 2000.

     The effect of this arrangement is that the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless will be permitted to designate three, two, one or zero directors respectively; provided, however, that the reductions in the board of directors may not take place or may be delayed if some of the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless hold or maintain a specified percentage of common stock as set forth in the stockholders agreement.

     In each instance in which the number of directors the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless are entitled to designate is reduced, the director designated by the TeleCorp Wireless initial investor or Tritel initial investor other than AT&T Wireless beneficially owning the

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smallest percentage of shares of common stock then owned by any of the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless whose designees then remain as directors will resign or be removed from the board of directors and the size of the TeleCorp board of directors will be reduced accordingly. In the event that either:

     - the number of directors the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless are entitled to designate falls below two; or

     - both the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless entitled to designate the last two directors that the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them on the completion of the acquisition of Tritel by TeleCorp Wireless, the initial investors of TeleCorp Wireless and Tritel other than AT&T Wireless will no longer be entitled to approve any designation of TeleCorp directors or approve any director that replaces Messrs. Vento or Sullivan on the board of directors.

     Exclusivity. The parties to the stockholders agreement have agreed that, during the term of the stockholders agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by licenses of TeleCorp, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the FCC, except that AT&T Wireless and its affiliates will be able to:

     - resell or act as agent for TeleCorp in connection with mobile wireless communications services;

     - provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing TeleCorp wireless communications services; and

     - resell mobile wireless communications services from another person in any area where TeleCorp has not placed a system into commercial service.

     In addition, with respect to some markets identified in the intercarrier roamer service agreements with AT&T Wireless, each of TeleCorp and AT&T Wireless has agreed to cause its respective affiliates in its home carrier capacities to:

     - program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

     - refrain from inducing any of its customers to change such programming.

     AT&T Wireless has retained some PCS licenses within the areas covered by TeleCorp licenses for which TeleCorp has a right of negotiation in the event of a proposed transfer.

     If TeleCorp materially breaches any of its obligations, AT&T Wireless may terminate its exclusivity obligations under the stockholders agreement and may terminate the rights of TeleCorp to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

     - TeleCorp fails to meet its minimum build-out requirements for its systems as set forth in the stockholders agreement;

     - AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and TeleCorp declines to adopt the new technology;

     - each portion of the TeleCorp network does not, within one year after being placed into service, meet or exceed technical standards that AT&T Wireless has developed regarding voice quality and performance of network and call completion equipment. Each portion of the network must, within one year after being placed into service, perform on a level, measured by these standards manuals,

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       that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T Wireless;

     - TeleCorp fails to satisfy specific performance targets that its entire network, measured as a single system, must meet, including percentage of calls completed, percentage of established calls dropped, percentages of calls not successfully transferred from one network equipment site to another as a handset moves, as well as technical standards regarding the functioning of network and call connection equipment; or

     - TeleCorp fails to meet specified customer care, reception quality and network reliability standards.

     The exclusivity provisions in the stockholders agreement do not apply to AT&T Wireless or its affiliates with respect to portions of Kentucky in which AT&T Wireless and its affiliates had an existing roaming agreement in place with another wireless provider or in East Carroll, Franklin, Madison, Morehouse, Ouachita, Richland, Tensas, Union or West Carroll, Louisiana.

     Construction. The stockholders agreement requires TeleCorp to construct a PCS system in the areas covered by its licenses according to a minimum build-out plan prepared by the company and approved by AT&T Wireless, which upon projected completion at sometime before July 17, 2003, will cover over 75% of the people in the areas covered by the licenses of TeleCorp in accordance with FCC build-out requirements.

     Disqualifying Transactions. If AT&T Corp. (or any of its affiliates) and an entity that:

     - derives annual revenues from communications businesses in excess of $5 billion;

     - derives less than one-third of its aggregate revenues from wireless communications; and

     - owns FCC licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Paul Kagan Associates, within the areas covered by TeleCorp subsidiaries, merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T Wireless, upon written notice to TeleCorp, may terminate its exclusivity obligations where the territory covered by the licenses of TeleCorp overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, TeleCorp will have the right to cause AT&T Wireless or any transferee that acquired any shares of TeleCorp series A convertible preferred stock, series B preferred stock, series D preferred stock, series F preferred stock or series G preferred stock then owned by AT&T Wireless, and any shares of TeleCorp common stock into which any of these shares are converted, to exchange all, or a proportionate share based on overlapping service areas after such disqualifying transaction, of their shares into shares of series H and I preferred stock. In the event of any such exchange, AT&T Wireless will be able to terminate its exclusivity obligations in all of TeleCorp's markets.

     Once so converted, TeleCorp will be able to redeem the shares of series H and I preferred stock at any time in accordance with its restated certificate of incorporation.

     Under some circumstances, if AT&T Wireless proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri; Louisville, Kentucky; or Atlanta, Georgia basic trading areas, then AT&T Wireless will have to provide TeleCorp with the opportunity to offer its network in such areas for sale jointly with AT&T Wireless for a 90-day period.

     Acquisition of Licenses. TeleCorp may acquire any PCS licenses within its territory. The stockholders agreement also provides that TeleCorp may acquire any cellular license that its board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by its licenses, if:

     - a majority of the population covered by the license is within the areas covered by the licenses of TeleCorp;

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     - AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

     - the ownership of the license by TeleCorp will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

     Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in the stockholders agreement that, if TeleCorp requests, and if such request shall not result in any adverse impact to AT&T Wireless, it will use all commercially reasonable efforts:

     - to assist TeleCorp in obtaining discounts from any AT&T Wireless vendor with whom it is negotiating for the purchase of any infrastructure equipment or billing services; and

     - to enable TeleCorp to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

     Subsidiaries. The stockholders agreement provides that all of the subsidiaries of TeleCorp must be direct or indirect wholly owned subsidiaries. The stockholders agreement also provides that with respect to such subsidiaries, TeleCorp may not sell or dispose of a substantial portion of the assets or any of the capital stock of any of such subsidiaries except in connection with a pledge to secure indebtedness.

     Restrictions on Transfer. The stockholders agreement restricts the sale, transfer or other disposition of TeleCorp capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

     If one of the TeleCorp stockholders who is a party to the stockholders agreement desires to transfer any or all of its shares of the TeleCorp preferred or common stock, other than voting preference common stock, class C common stock or class E common stock, the selling stockholder must first give written notice to TeleCorp and:

     - if the selling stockholder is one of the initial investors of TeleCorp Wireless or Tritel other than AT&T Wireless or any other stockholder who is a party to the stockholders agreement, to AT&T Wireless; and

     - if the selling stockholder is AT&T Wireless, to each of the initial investors of TeleCorp Wireless or Tritel other than AT&T Wireless.

     The stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opts to purchase the shares of the selling stockholder, the selling stockholder will be able to sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer does not apply to the repurchase of any shares of TeleCorp class A voting common stock or series E preferred stock from one of the employees of TeleCorp in connection with the termination of the employee's employment with TeleCorp.

     A stockholder subject to the stockholders agreement may not transfer 25% (on a fully diluted basis as calculated under the stockholders agreement) or more of any of the shares of TeleCorp capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to AT&T Wireless, the TeleCorp Wireless initial investors and Tritel initial investors other than AT&T Wireless and Mr. Vento and Mr. Sullivan to join in the transfer in accordance with the procedures included in the stockholders agreement regarding the inclusion of other stockholders in the proposed transfer.

     TeleCorp Acquisition Transactions. The stockholders agreement provides that, without the consent of a subsidiary of AT&T Wireless, TeleCorp and its subsidiaries may not merge, combine or consolidate with any entity, or dispose of a substantial portion of its assets, or liquidate, dissolve or wind up.

     However, TeleCorp and its subsidiaries may acquire another entity by merger, combination or consolidation, without the consent of a subsidiary of AT&T Wireless, if such transaction does not affect

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the capital structure of TeleCorp (except to the extent TeleCorp issues common stock to the stockholders of the other entity under the terms of such transaction) and the surviving corporation is a wholly owned subsidiary of TeleCorp.

     Moreover, TeleCorp and its subsidiaries may merge, combine, or consolidate with another entity or dispose of a substantial portion of their assets, without the consent of a subsidiary of AT&T Wireless, if

     - such transaction has no material effect on the equity interest in TeleCorp (and the seniority thereof) of such subsidiary of AT&T Wireless or such subsidiary's rights under the stockholders agreement;

     - TeleCorp's direct or indirect interest in its assets is unaffected by such transaction in any material respect; and

     - such transaction is otherwise equivalent in all material respects, with respect to a subsidiary of AT&T Wireless, to the sale by each of the other TeleCorp stockholders that are party to the stockholders agreement of their equity interests in TeleCorp for cash or marketable securities.

     A subsidiary of AT&T Wireless has a right of first refusal relating to any such transaction with TeleCorp.

     Registration Rights. The TeleCorp stockholders that are party to the stockholders agreement also have demand and piggyback registration rights. In some circumstances, the TeleCorp stockholders may demand that TeleCorp register some or all of their securities with the SEC under the Securities Act of 1933. Also, if TeleCorp proposes to register any shares of class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the SEC under the Securities Act, TeleCorp will have to notify stockholders party to the stockholders agreement of its intention to do so, and such stockholders may be able to include in the registration their shares of class A voting common stock or securities convertible into or exchangeable for class A voting common stock, subject to cutback provisions based on limitations on the number of shares which may be offered as determined by the underwriters in the offering.

     Amendments. The terms of the stockholders agreement may only be amended if agreed to in writing by TeleCorp and the beneficial holders of a majority of the class A voting common stock party to the stockholders agreement including AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by TeleCorp Wireless initial investors and Tritel initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Messrs. Vento and Sullivan.

     Termination. The stockholders agreement will terminate upon the earliest to occur of:

     - the written consent of each party;

     - July 17, 2009; and

     - the date on which a single stockholder beneficially owns all of the outstanding shares of class A voting common stock.

  Amendment No. 1 to Stockholders Agreement

     The TeleCorp stockholders agreement was amended on October 7, 2001 to allow stockholders of TeleCorp to enter into voting agreements in connection with the merger. See "Other Agreements -- Stockholders Agreement Amendment" for a further description of this amendment.

  Put and Call Agreement

     In connection with its acquisition of PCS licenses and equipment from ALLTEL, Tritel PCS, Inc., a wholly owned subsidiary of Tritel, entered into a put and call agreement with AT&T Wireless on October 20, 2000. Under the put and call agreement Tritel has the right to sell the two licenses acquired

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

from ALLTEL to AT&T Wireless for $50 million at any time during the 18 months following the completion of the ALLTEL acquisition on December 29, 2000. Similarly, unless within 10 days of notice from AT&T Wireless of its intention to exercise its call right, Tritel renounces its put right, upon which the put and call agreement will terminate, AT&T Wireless has the right to purchase the two licenses from Tritel during the same 18-month period for $50 million. In the event of the acquisition of all of TeleCorp's voting preference common stock by an AT&T Wireless competitor that is not approved by AT&T Wireless, Tritel's right to renounce the put right and negate the exercise of AT&T Wireless's call right will terminate. In addition, during the period between the signing of definitive documents to complete such an acquisition and the completion of such an acquisition, Tritel's right to negate the exercise of AT&T Wireless's call right and AT&T Wireless's call right will both be suspended. If such a change of control is not completed, all rights under the put and call agreement will be reinstated.

     The agreement was amended by the merger agreement so that if the merger agreement is terminated in accordance with its terms, Tritel's put right with respect to the two licenses will be exercisable through the fifth day following such termination.

  AT&T Wireless Right of First Refusal to Purchase Shares of TeleCorp Stock

     On November 13, 2000 each of Gerald T. Vento and Thomas H. Sullivan granted AT&T Wireless or its designee a right of first refusal to purchase their respective shares of TeleCorp voting preference common stock, class C common stock or class D common stock. These agreements were amended as of December 22, 2000. Currently, the holders of TeleCorp voting preference common stock control a majority of the voting power of TeleCorp. In the event that either Mr. Vento or Mr. Sullivan receives a bona fide offer that he intends to accept from a third party to purchase all of his shares of TeleCorp voting preference common stock, class C common stock or class D common stock, AT&T Wireless or its designee has the option, but not the obligation, to purchase all such shares on the same terms as the third party offer. The purchase price per share payable by AT&T Wireless or its designee for any of the subject shares would be equal to the lesser of:

     - the price offered by the third party; and

     - the average closing price per share for the TeleCorp class A voting common stock for the five trading days ending two days prior to the date of execution of the third party offer.

  Letter Agreement Terminating Equity Purchase and Put Rights Agreements

     On February 14, 2001, Mr. Gerald T. Vento, Mr. Thomas H. Sullivan and AT&T Wireless entered into a letter agreement that terminated the equity purchase agreement and the put rights agreement described below.

     The equity purchase agreement, which was dated as of December 22, 2000, provided for AT&T Wireless to purchase 1,339,602 shares of TeleCorp class A voting common stock, 490 shares of TeleCorp series C preferred stock and 6,540 shares of TeleCorp series E preferred stock from Mr. Vento, and 896,064 shares of TeleCorp class A voting common stock, 108 shares of TeleCorp series C preferred stock and 4,009 shares of TeleCorp series E preferred stock from Mr. Sullivan, in each case at a purchase price of $21 per share, payable in cash or marketable securities. The equity purchase agreement also provided that the completion of such purchase and sale would occur, subject to the receipt of regulatory approvals and the fulfillment or waiver of other conditions, on the earlier of January 2, 2002 and three business days following notice from AT&T Wireless.

     Under the put rights agreement, which was dated as of December 22, 2000, Messrs. Vento and Sullivan had the right to require AT&T Wireless to purchase up to 2,917,988 shares and 2,003,901 shares, respectively, of TeleCorp class A voting common stock at a purchase price equal to the lesser of $18.30 and the 20-trading day average closing price of the TeleCorp class A voting common stock at the time of the purchase and sale, payable in cash or marketable securities. This right was exercisable from August 1, 2003 through July 31, 2005. However, if the average closing price of the TeleCorp class A voting common stock was $16.30 or more during any 20-trading day period before July 31, 2004, the exercise period would

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

expire on July 31, 2004, and if the average closing price of the TeleCorp class A voting common stock was $16.30 or more during any 20-trading day period after July 31, 2004 but before July 31, 2005, the exercise period would expire ten days after the end of such 20-trading day period.

  Equity Purchase Agreements

     Messrs. Sullivan and Vento owned a number of privately held entities formed for the purpose of acquiring and holding C and F block PCS licenses, none of which cover areas in which TeleCorp is contractually permitted to operate. Some of the entities were formed prior to the organization of TeleCorp. Scott I. Anderson, a member of the board of directors of TeleCorp, has a one-third interest in three of these entities. AT&T Wireless has financed license acquisitions and operating expenses of these entities.

     On December 22, 2000, Messrs. Sullivan and Vento agreed to sell their interests in each of the entities for substantial consideration to a company in which AT&T Wireless holds an 85% interest. These transactions are expected to close during the first quarter of 2002.

     On December 22, 2000, Mr. Anderson agreed to relinquish his interests in the entities in exchange for the transfer to him, or to a limited liability company in which he has a controlling interest, of a number of the C and F block PCS licenses held by the entities, plus the cancellation of his indebtedness with respect to these entities, other than the indebtedness incurred with respect to the licenses assigned to him or to the limited liability company. AT&T Wireless also agreed to pay, or to enable the limited liability company to pay, significant consideration to the members of the limited liability company if the limited liability company was unable to generate a certain amount from the sale of its licenses. These transactions are expected to close during the first quarter of 2002. AT&T Wireless has extended a line of credit to the limited liability company to be used for license acquisitions and operating expenses. The line of credit is evidenced by a promissory note that is convertible into an aggregate of 15% of the interests of the limited liability company.

  Commitment Agreement


     On December 14, 2001 AT&T Wireless and TeleCorp entered into a commitment agreement under which AT&T Wireless agreed to provide a total of $500 million in financing to TeleCorp and its subsidiary TeleCorp Wireless, Inc. The obligation of AT&T Wireless to provide the financing contemplated by the commitment agreement is not conditioned on the completion of the merger.


     The financing contemplated by the commitment agreement will take the form of senior subordinated debt and senior debt as follows:

     - $151,591,000 in aggregate principal amount at maturity of senior subordinated debt, evidenced by 10% discount notes due 2011 of TeleCorp, yielding TeleCorp gross proceeds of $100 million, to be advanced on January 10, 2002;

     - $162,520,000 in aggregate principal amount at maturity of senior subordinated debt, evidenced by 10% discount notes due 2011 of TeleCorp, yielding TeleCorp gross proceeds of $110 million, to be advanced on April 15, 2002;


     - up to $250 million in aggregate principal amount of senior subordinated debt, evidenced by 9% notes due 2008 of TeleCorp Wireless, to be advanced at the election of TeleCorp Wireless from time to time on or prior to March 30, 2002; and


     - $40 million of term loans under the senior credit facility of TeleCorp Wireless to be advanced from time to time on or before March 30, 2002.

     10% Senior Subordinated Discount Notes due 2011 of TeleCorp. The 10% senior subordinated discount notes will be issued under the indenture dated as of April 6, 2001 relating to TeleCorp's senior subordinated discount notes due 2011. Cash interest will not accrue or be payable on the 10% senior subordinated discount notes before April 15, 2006. Cash interest will begin to accrue on April 15, 2006 at an annual rate of 10% and will be payable semiannually.

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

     Beginning April 15, 2006, TeleCorp will have the option to redeem the 10% senior subordinated discount notes at the following prices:

April 15, 2006 - April 14, 2007             105.000% of principal amount
April 15, 2007 - April 14, 2008             103.333% of principal amount
April 15, 2008 - April 14, 2009             101.667% of principal amount
April 15, 2009 and thereafter               100.000% of principal amount

     In addition, TeleCorp will have the option to redeem up to 35% of the aggregate principal amount at maturity of the 10% senior subordinated discount notes at any time and from time to time before April 15, 2004 at a price of 110.000% of the accreted value on the redemption date with the proceeds of one or more private or public offerings of equity securities which do not mature and are not mandatorily redeemable or redeemable at the option of the holder.

     The indenture for the 10% senior subordinated discount notes contains covenants that are customary for similar senior subordinated indebtedness, including covenants that restrict the incurrence of indebtedness, particular payments, including the payment of dividends or distributions in respect of capital stock and prepayments of subordinated loans, sales of assets, particular transactions with affiliates, and particular mergers, consolidations and liquidations. In addition, TeleCorp's restricted subsidiaries may not restrict their ability to make payments to TeleCorp or its restricted subsidiaries.

     Under some circumstances, including in the event that a person or group (other than specified entities including AT&T Wireless) acquires more than 50% of TeleCorp's voting stock, TeleCorp will be required to offer to purchase each holder's 10% senior subordinated discount notes at a purchase price in cash equal to 101% of the accreted value of the holder's notes if the purchase date is on or before April 15, 2006, or 101% of the principal amount at maturity if the purchase date is after April 15, 2006, plus accrued and unpaid interest.


     9% Senior Subordinated Notes due 2008 of TeleCorp Wireless. The 9% senior subordinated notes will be issued under an indenture substantially similar to the indenture dated as of July 14, 2000 relating to the 10 5/8% senior subordinated notes due 2010 of TeleCorp Wireless, except for terms relating to interest payments, maturity and optional redemption. Beginning on June 15, 2002, TeleCorp Wireless will make semiannual interest payments at an annual rate of 9% on the 9% senior subordinated notes.



     Beginning December 15, 2005, TeleCorp Wireless will have the option to redeem the 9% senior subordinated notes at the following prices:



December 15, 2005 - December 14, 2006       104.500% of principal amount
December 15, 2006 - December 14, 2007       102.250% of principal amount
December 15, 2007 and thereafter            100.000% of principal amount



     In addition, TeleCorp Wireless will have the option to redeem up to 35% of the aggregate principal amount at maturity of the 9% senior subordinated notes at any time and from time to time before December 15, 2005 at a price of 109.000% of the principal amount on the redemption date with the proceeds of one or more private or public offerings of equity securities of TeleCorp Wireless or TeleCorp (if TeleCorp contributes the offering proceeds to TeleCorp Wireless) which do not mature and are not mandatorily redeemable or redeemable at the option of the holder.


     The indenture for the 9% senior subordinated notes will contain covenants that are customary for similar senior subordinated indebtedness, including the covenants, described above, applicable to the 10% senior subordinated discount notes.

     Under some circumstances, including in the event that a person or group (other than specified entities including AT&T Wireless) acquires more than 50% of TeleCorp's voting stock, TeleCorp will be required to offer to purchase each holder's 9% senior subordinated notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest.

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

     TeleCorp will pay AT&T Wireless a commitment fee, payable on April 1, 2002, at a rate of 6% per year on the unfunded portion of the $250 million commitment.

     The purchase by AT&T Wireless of the 9% senior subordinated notes will reduce on a dollar-for-dollar basis the amount of indebtedness that TeleCorp and its subsidiaries are entitled to incur in accordance with the terms of the merger agreement.

     Term Loans under Credit Agreement. At the election of TeleCorp Wireless from time to time on or before March 30, 2002, AT&T Wireless will advance up to $40 million in term loans under the senior credit facility of TeleCorp Wireless. The loans will mature on July 17, 2008 and have an interest rate equal to LIBOR plus 3.50% per year.

     Any advance made by AT&T Wireless to TeleCorp Wireless under the senior credit facility of TeleCorp Wireless will reduce on a dollar-for-dollar basis the amount of indebtedness that TeleCorp and its subsidiaries are entitled to incur in accordance with the terms of the merger agreement.

  Purchase from Lucent of TeleCorp Senior Subordinated Discount Notes


     Under a note purchase agreement that AT&T Wireless entered into with Lucent Technologies Inc. on December 14, 2001, AT&T Wireless acquired from Lucent Technologies Inc. a total of $220,500,000 in aggregate accreted value of senior subordinated debt of TeleCorp. This indebtedness is evidenced by $358,248,000 in aggregate principal amount at maturity of 11% senior subordinated discount notes due April 15, 2011 of TeleCorp. These 11% senior subordinated discount notes were issued under the indenture, dated as of April 6, 2001, described above. AT&T Wireless acquired this TeleCorp indebtedness from Lucent for a total of $209 million.


  Directors Affiliated with AT&T Wireless

     Under the stockholders agreement, AT&T Wireless, as holder of the TeleCorp series A convertible preferred stock and series B preferred stock, has the right to designate two directors to the board of directors of TeleCorp. In addition, one of five individuals selected by the holders of the TeleCorp voting preference common stock must be reasonably acceptable to AT&T Wireless and an additional three of such directors must be reasonably acceptable to particular stockholders, including AT&T Wireless. Under the exclusive appointment and approval rights of AT&T Wireless, Messrs. Benson and Hague and Ms. Hall were designated or approved by AT&T Wireless as directors of TeleCorp. Messrs. Benson and Hague and Ms. Hall did not participate in the deliberations of the TeleCorp board meeting with regard to the merger.

EXCHANGE OF CERTIFICATES

     After the merger is completed, EquiServe Trust Company, N.A., acting as exchange agent for AT&T Wireless, will mail to each holder of record of shares of TeleCorp common stock or TeleCorp preferred stock instructions and a form of transmittal letter, for the exchange of the holder's TeleCorp stock certificates for a certificate representing AT&T Wireless common stock or, in the case of holders of TeleCorp series C and E preferred stock, AT&T Wireless preferred stock. You should not send in your certificates until you receive the letter of transmittal form and instructions.

     No dividend or other distribution declared on AT&T Wireless common stock after completion of the merger will be paid to the holder of any certificates for shares of TeleCorp capital stock until after the certificates have been surrendered for exchange. When the exchange agent receives a surrendered certificate or certificates from a holder of TeleCorp capital stock, together with a properly completed letter of transmittal, it will issue and mail to the stockholder a certificate representing the number of whole shares of AT&T Wireless common stock or AT&T Wireless preferred stock to which the stockholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of AT&T Wireless common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

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

     A certificate for AT&T Wireless common stock or preferred stock may be issued in a name other than the name in which the surrendered certificate is registered if (1) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (2) the person requesting the issuance of the AT&T Wireless common stock or preferred stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for AT&T Wireless common stock or preferred stock in exchange for lost, stolen or destroyed certificates for TeleCorp common stock or TeleCorp preferred stock upon receipt of a lost certificate affidavit and a bond indemnifying AT&T Wireless for any claim that may be made against AT&T Wireless as a result of the lost, stolen or destroyed certificates.

     After completion of the merger, no stock transfers will be permitted on the books of TeleCorp. If, after completion of the merger, certificates for TeleCorp common stock or TeleCorp preferred stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing AT&T Wireless common stock or preferred stock.

     None of AT&T Wireless, TeleCorp, the exchange agent or any other person will be liable to any former holder of TeleCorp common stock or TeleCorp preferred stock for any amount delivered in good faith to a public official under applicable abandoned property, escheat or similar laws.

LITIGATION REGARDING THE MERGER


     TeleCorp, TeleCorp directors and AT&T Wireless are named as defendants in several lawsuits brought in the Court of Chancery, County of New Castle, State of Delaware arising out of the merger. The complaints in these actions, which are substantially the same, allege that the consideration to be received by the public stockholders of TeleCorp in the merger is unfair and grossly inadequate, and that the directors of TeleCorp breached their fiduciary duties in connection with the approval of the merger. The complaints also allege, among other things, that AT&T Wireless has aided and abetted the alleged breaches of fiduciary duties by TeleCorp's directors. The complaints are brought on behalf of a purported nationwide class of all public stockholders of TeleCorp (excluding defendants, including AT&T Wireless). As relief, the complaints seek, among other things, an injunction against completion of the merger, rescission of the merger if it occurs, and/or an award of damages in an unspecified amount. AT&T Wireless and TeleCorp each believes that the allegations of the complaints are without merit.


APPRAISAL RIGHTS

     Under Delaware law, holders of TeleCorp class A voting common stock are not entitled to appraisal rights in connection with the merger.

     Holders of all other classes of TeleCorp capital stock are entitled to appraisal rights under Delaware law and, accordingly, have the right to demand and receive payment of the fair value of their shares in lieu of receiving the merger consideration, provided that these stockholders comply with the procedural requirements set forth under Delaware law for perfecting this right.

     In order to exercise appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law. The following is a summary of the material provisions of
Section 262 and is qualified in its entirety by reference to Section 262, a complete copy of which is attached as Annex F to this proxy statement/prospectus. You should carefully review Section 262 as well as the information discussed below to determine your appraisal rights.

     In order to perfect your appraisal rights, you must:

     - deliver to TeleCorp at its main office in Arlington, Virginia a written demand for appraisal of the applicable shares before the vote is taken on the merger agreement at the TeleCorp special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement because voting against or abstaining from voting or failing to

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

       vote on the merger agreement will not constitute a demand for appraisal within the meaning of Section 262;

     - not vote in favor of, or consent in writing to, the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy card that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of the TeleCorp stockholder's right of appraisal and will nullify any previously filed written demand for appraisal; and

     - continuously hold such shares through the completion of the merger.

     All written demands for appraisal should be addressed to TeleCorp PCS, Inc., 1010 North Glebe Road, Suite 800, Arlington, VA 22201, Attention: Investor Relations. This demand must reasonably inform TeleCorp of the identity of the stockholder and that the stockholder is demanding appraisal of the applicable shares.

     Within 10 days after the completion of the merger, the surviving corporation of the merger will give written notice of the completion of the merger to each TeleCorp stockholder that has satisfied the requirements of
Section 262 and has not voted for or consented to the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. We refer to such a stockholder as a "dissenting stockholder."

     Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the applicable shares that are held by all dissenting stockholders holding shares of such class. We advise any dissenting stockholder desiring to file this petition to file such petition on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed with respect to such shares by the surviving corporation or another dissenting stockholder.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court will then determine the fair value of the applicable shares held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares which are the subject of the appraisal.

     From and after the completion of the merger, no dissenting stockholder will have any rights of a TeleCorp stockholder with respect to the shares which are the subject of the appraisal, except to receive payment of their fair value and to receive payment of dividends or other distributions on the applicable shares, if any, payable to TeleCorp stockholders of record holding such shares as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger, or if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement and you are urged to read the merger agreement carefully, as it is the legal document governing the merger. A copy of the merger agreement is incorporated by reference and attached as Appendix A to this proxy statement/prospectus.

THE MERGER

     The merger agreement provides that, at the time the merger is completed, TL Acquisition Corp., a wholly owned subsidiary of AT&T Wireless, will merge with and into TeleCorp. TeleCorp will be the surviving corporation in the merger and will become a wholly owned subsidiary of AT&T Wireless. If necessary in order to permit delivery of the required tax opinions, AT&T Wireless will merge the resulting subsidiary into AT&T Wireless immediately after the merger.

MERGER CONSIDERATION; CONVERSION OF SECURITIES

     Upon completion of the merger, each share of TeleCorp common stock and preferred stock will be converted into securities of AT&T Wireless, as follows:

     Common Stock.  Each share of TeleCorp common stock will be exchanged for
0.9 of a share of AT&T Wireless common stock.

     Preferred Stock. Each share of TeleCorp preferred stock will be converted into either shares of AT&T Wireless common stock or shares of AT&T Wireless preferred stock, as follows:

     - each share of TeleCorp series A convertible preferred stock will be converted into 82.9849 shares of AT&T Wireless common stock;

     - each share of TeleCorp series B preferred stock will be converted into
       81.2439 shares of AT&T Wireless common stock;

     - each share of TeleCorp series C preferred stock will be exchanged on a one-to-one basis for one share of a new series of AT&T Wireless preferred stock having terms substantially identical to the terms of the TeleCorp series C preferred stock;

     - each share of TeleCorp series D preferred stock will be converted into
       27.6425 shares of AT&T Wireless common stock;

     - each share of TeleCorp series E preferred stock will be exchanged on a one-to-one basis for one share of a new series of AT&T Wireless preferred stock having terms substantially identical to the terms of the TeleCorp series E preferred stock;

     - each share of TeleCorp series F preferred stock will be converted into
       0.9 of a share of AT&T Wireless common stock; and

     - each share of TeleCorp series G preferred stock will be converted into
       0.9 of a share of AT&T Wireless common stock.

     Cancellation of Shares. Shares of TeleCorp capital stock owned by TeleCorp or owned by AT&T Wireless directly, and not through a subsidiary, will be cancelled in the merger and will not be exchanged for the merger consideration.

     Options. All outstanding options to purchase TeleCorp common stock under the TeleCorp option plans will automatically become options to acquire AT&T Wireless common stock in the following manner:

     - the number of shares of AT&T Wireless common stock to be subject to the new option will be the product of the number of shares of TeleCorp common stock that were purchasable under the TeleCorp option immediately prior to the merger and 0.9, rounded up to the nearest whole number; and

     - the new exercise price will be equal to the pre-merger exercise price of the options divided by 0.9, rounded to the nearest whole cent.

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

     The options will otherwise continue to have the same terms and conditions as they had before the merger.

     Restricted Stock. When the merger is completed, all shares of restricted and unvested TeleCorp common stock will automatically be converted into a number of restricted shares of AT&T Wireless common stock equal to the product of the number of restricted shares held by the grantee immediately before the merger and the applicable exchange ratio. The restricted shares will otherwise continue to have the same terms and conditions as they had before the merger. When the merger is completed, AT&T Wireless will assume all of the obligations of TeleCorp under the TeleCorp 1998 restricted stock plan.

     Adjustments. If at any time during the period between the signing of the merger agreement and the completion of the merger any change in the outstanding shares of TeleCorp capital stock or AT&T Wireless common stock occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend, the merger consideration will be appropriately adjusted to provide the holders of TeleCorp capital stock and AT&T Wireless common stock the same economic effect as contemplated by the merger agreement. The merger consideration may also be similarly adjusted if TeleCorp's representations concerning the extent of its authorized and outstanding capital stock are untrue.

     Fractional Shares. No fractional shares of AT&T Wireless common stock will be issued in the merger. Any holder of shares of TeleCorp stock who would otherwise be entitled to receive a fractional share of AT&T Wireless common stock will instead receive a cash payment. The cash payment will equal the holder's proportionate interest in the net proceeds from the sale of all of the fractional shares or, at AT&T Wireless's option, an amount equal to the value (determined by reference to the average closing prices of AT&T Wireless common stock on the NYSE for the ten consecutive trading days immediately following the completion of the merger) of such fractional interest.

     Dissenting Shares. Shares held by stockholders who neither vote in favor of the merger nor consent thereto in writing and who demand appraisal of their shares under applicable Delaware law will not be converted into AT&T Wireless shares. Such stockholders will be entitled to receive payment of the appraised value of their shares in accordance with Delaware law. Holders of TeleCorp class A voting common stock do not have appraisal rights.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of TeleCorp relating to, among other things:

     - corporate organization and similar corporate matters;

     - ownership of subsidiaries;

     - capitalization;

     - corporate authority and enforceability;

     - absence of conflicts between the merger and governing corporate documents and other contracts;

     - required filings and consents;

     - material agreements;

     - compliance with organizational documents and other corporate obligations;

     - documents filed with the SEC;

     - accuracy of financial statements;

     - government licenses and authorizations;

     - compliance with applicable laws;

     - absence of material adverse changes to the business since December 31, 2000;

     - absence of undisclosed liabilities;

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     - absence of litigation;

     - employee benefits;

     - employment and labor matters;

     - accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

     - microwave clearing;

     - title and leases;

     - taxes and tax matters;

     - environment;

     - intellectual property;

     - non-applicability of anti-takeover statutes;

     - satisfaction of particular FCC build-out requirements;

     - absence of undisclosed broker's fees; and

     - opinions of financial advisors.

     The merger agreement contains representations and warranties of AT&T Wireless relating to, among other things:

     - corporate organization and similar corporate matters;

     - capitalization;

     - corporate authority and enforceability;

     - absence of conflicts between the merger and governing corporate documents and other contracts;

     - required filings and consents;

     - documents filed with the SEC;

     - accuracy of financial statements;

     - government licenses and authorizations;

     - compliance with applicable laws;

     - absence of undisclosed litigation;

     - accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

     - taxes and tax matters;

     - absence of undisclosed material adverse changes to the business since July 9, 2001;

     - absence of undisclosed broker's fees; and

     - change of control severance policy and letter agreement with TeleCorp Management Corp.

     Some representations and warranties are qualified by materiality thresholds, including "material adverse effect." The term "material adverse effect," when used in reference to any entity, means any event, change, occurrence, state of facts or effect that is materially adverse to or materially impairs the business, assets, liabilities, financial condition or results of operations of the entity and its subsidiaries, taken as a whole, or that is materially adverse to or materially impairs the ability of the entity to perform its obligations under the merger agreement or prevents completion of any of the transactions contemplated by the merger agreement.

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     However, except to the extent that the entity is affected in a materially disproportionate manner as compared to other wireless telecommunications service providers, none of the following shall be considered a material adverse effect:

     - changes in general economic conditions in the United States;

     - conditions affecting the wireless communications industry generally; or

     - any changes resulting from announcement of the merger.

COVENANTS

     Conduct of Business Pending the Merger. Under the merger agreement, TeleCorp has agreed that, during the period before completion of the merger, except as expressly permitted by the merger agreement, or unless AT&T Wireless consents in writing, it will carry on its business in the ordinary course in the same manner as previously conducted, and will use all reasonable efforts to preserve intact its business organization, its relationships with third parties and the services of its employees.

     Other Covenants. In addition, TeleCorp has agreed to specific restrictions relating to the following matters:

     - amendment of its certificate of incorporation or by-laws;

     - merger or consolidation with other entities;

     - disposition of assets, business enterprises or operations;

     - issuance or sale of capital stock or other equity interests, and of securities convertible into or exchangeable for such shares or equity interests;

     - alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

     - declaration or payment of dividends;

     - repurchase or redemption of capital stock;

     - compensation of directors, executive officers and key employees;

     - employment or severance agreements;

     - acquisition of assets or other entities;

     - assumption or guarantee of loans or advances;

     - making of capital expenditures;

     - incurrence of purchase commitments;

     - changes in accounting policies and procedures;

     - incurrence of debt, except as described below;

     - transfer or license of intellectual property;

     - actions that would result in a material violation, default or waiver of rights under any material agreements;

     - actions or failure to take actions that would result in any of the representations and warranties becoming untrue in any material respect, or any of the conditions to the merger not being satisfied;

     - making of any material tax election or the entering into of any settlement or compromise of any material tax liability;

     - entering into of any agreement or arrangement that materially limits TeleCorp from engaging in the business of providing wireless communication services or otherwise from engaging in any other business, or that would reasonably be expected to have such effect on AT&T Wireless after the completion of the merger;

     - settlement or compromise of suits, actions, or claims above a particular threshold;

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     - entering into, amendment of, or waiver of rights under any agreement with any affiliates of TeleCorp; and

     - internal computer systems and processes, including those for billing, database management, customer information and call processing.

     Additional Indebtedness. TeleCorp may incur new or additional indebtedness as follows:

     - under existing financing agreements with Lucent Technologies;

     - up to an additional $250 million under new arrangements having terms reasonably within the range of then-prevailing market terms; and

     - up to $40 million from an expansion tranche under an existing bank credit agreement.

     See "The Merger -- Interests of TeleCorp Directors and Officers in the Merger; Relationships with AT&T Wireless -- Commitment Agreement."

     New Technology. TeleCorp has agreed that, before completion of the merger, it will not build, deploy or purchase any equipment or network relating to the provision of, or provide or offer any, services that are so-called "2.5G" or "3G" or "Third Generation" services, including global system for mobile communications/generalized packet radio service or "GSM/GPRS." TeleCorp and AT&T Wireless have agreed to discuss at either party's request, after the expiration or termination of any U.S. federal antitrust law waiting period, TeleCorp's short- and long-term plans for the development and deployment of these new services.

MEETING OF TELECORP STOCKHOLDERS AND TELECORP BOARD RECOMMENDATION

     TeleCorp has agreed to hold the special meeting as soon as practicable after the signing of the merger agreement to obtain the approval of its stockholders. The board of directors of TeleCorp has agreed to submit the merger agreement to TeleCorp's stockholders, whether or not it changes, withdraws or modifies its recommendation. Under the merger agreement, the board of directors of TeleCorp has agreed to recommend to its stockholders that they adopt the merger agreement and the transactions contemplated thereby. However, the board of directors of TeleCorp may withdraw or modify its recommendation if it determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the TeleCorp directors to comply with their fiduciary duties to TeleCorp's stockholders under applicable law.

NO SOLICITATION

     TeleCorp has agreed that, except under circumstances described below, it and its subsidiaries will not, directly or indirectly:

     - solicit, initiate or encourage any proposals, including by furnishing information, that constitute, or could reasonably be expected to result in, an acquisition proposal; or

     - have any discussion or engage in any negotiations with, or provide any non-public information to, any person relating to an acquisition proposal.

     Under the merger agreement, an acquisition proposal is a proposal or offer regarding or indication of interest in:

     - any acquisition of a business or assets of TeleCorp or any of its subsidiaries that constitutes 15% or more of the net revenues, net income or assets of TeleCorp and its subsidiaries, taken as a whole;

     - any direct or indirect acquisition or purchase of 15% or more of any class of shares of, or voting power of, TeleCorp or some of its subsidiaries;

     - any tender or exchange offer for the equity securities of TeleCorp that, if completed, would give the buyer 15% or more of any class of shares of, or voting power of, TeleCorp or some of its subsidiaries; or

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     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TeleCorp or some of its subsidiaries.

     Prior to the receipt of stockholder approval at the special meeting, TeleCorp may engage in discussions with, or provide any non-public information to, any person or entity in response to an unsolicited bona fide written acquisition proposal by that person or entity, if and only to the extent that:

     - TeleCorp is not otherwise in breach of the no-solicitation provisions;

     - its board of directors believes in good faith, after consulting with its financial advisors, that the acquisition proposal constitutes or may reasonably be expected to result in a superior proposal;

     - its board of directors, after consultation with outside counsel, determines in good faith that the failure to take such action may constitute a breach of its fiduciary duties under applicable law; and

     - before providing any non-public information to, or engaging in any discussions or negotiations with, any person or entity in connection with an acquisition proposal by that person or entity, its board of directors receives from that person or entity an executed confidentiality agreement with terms no less restrictive than the comparable terms in the confidentiality agreement between AT&T Wireless and TeleCorp.

     Under the merger agreement, a superior proposal is a bona fide written acquisition proposal for all of the outstanding TeleCorp capital stock, on terms that TeleCorp's board of directors determines in its good faith judgment are more favorable to its stockholders than the terms of the merger agreement with AT&T Wireless.

     In addition, the merger agreement does not prevent TeleCorp from disclosing to its stockholders a position with respect to a tender or exchange offer to the extent required by federal law.

     Under the merger agreement, TeleCorp must promptly notify AT&T Wireless if it receives any acquisition proposal and identify the person or entity making such proposal.

FURTHER ACTIONS

     AT&T Wireless and TeleCorp have agreed to cooperate with one another and to use all reasonable efforts to take all actions and do all things necessary, proper and advisable under the merger agreement and applicable laws to complete the merger. Accordingly, each has agreed to use all reasonable efforts to:

     - obtain all necessary licenses, certificates, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and any other person;

     - effect all necessary registrations and filings; and

     - furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

     AT&T Wireless and TeleCorp have agreed to use their reasonable best efforts to resolve any issues and to defeat or settle any challenges raised by governmental authorities under federal anti-trust and communications laws.

     AT&T Wireless is not required to divest or hold separate any portion of, or restrict or limit the operations of, any of its business or TeleCorp's business or otherwise take action that could reasonably be expected to impair the ability of AT&T Wireless to own and operate its business, or materially impair the ability of AT&T Wireless to own and operate the TeleCorp business after the merger is completed. TeleCorp may not, without AT&T Wireless's prior written consent, commit to any divestiture or hold separate any business, and TeleCorp will commit to take such actions if AT&T Wireless so requests in some circumstances.

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     TeleCorp has agreed to cause its subsidiaries to divest specified FCC licenses to the extent required under FCC regulations to enable receipt of FCC approval of the merger. These licenses are not material to TeleCorp's business.

     The merger agreement also contains covenants relating to the cooperation between AT&T Wireless and TeleCorp in the preparation of this proxy statement/prospectus and additional agreements between them relating to, among other things, confidentiality, blue sky approvals, mutual notice of specified matters, and employee benefits.

CONDITIONS TO THE MERGER

     Each of AT&T Wireless's and TeleCorp's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions before completion of the merger:

     - the adoption of the merger agreement at the special meeting by the affirmative vote of a majority of the voting power of all outstanding shares of TeleCorp voting stock;

     - the declaration of effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by the SEC, and the absence of any stop order or threatened or pending proceedings seeking a stop order;

     - the absence of any law, order or injunction prohibiting completion of the merger;

     - the expiration or termination of the applicable waiting periods under the HSR Act; and

     - the approval for listing, by the New York Stock Exchange, of the shares of AT&T Wireless common stock to be issued, or to be reserved for issuance, in connection with the merger, subject to official notice of issuance.

     TeleCorp's obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

     - performance by AT&T Wireless in all material respects of its covenants and agreements;

     - accuracy of AT&T Wireless's representations and warranties other than, in general, inaccuracies that, taken together, do not have a material adverse effect on AT&T Wireless;

     - receipt of a written opinion from Cadwalader, Wickersham & Taft to the effect that for federal income tax purposes, the merger (or the combination of the merger and the follow-on merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

     - receipt of required FCC approvals.

     AT&T Wireless's obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

     - performance by TeleCorp in all material respects of its covenants and agreements;

     - accuracy of TeleCorp's representations and warranties other than, in general, inaccuracies that, taken together, do not have a material adverse effect on TeleCorp;

     - the receipt of a written opinion from Wachtell, Lipton, Rosen & Katz to the effect that for federal income tax purposes, the merger (or the combination of the merger and the follow-on merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - receipt of non-governmental third-party consents or approvals that are necessary in order to permit the merger to happen, unless failure to receive such consents or approvals would not in the aggregate have a material adverse effect on either TeleCorp or AT&T Wireless;

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

     - receipt of required FCC approvals pursuant to a final, nonappealable order, free of any requirement to take action that would not be required to be taken by AT&T Wireless under the merger agreement;

     - receipt of other governmental approvals, other than those the absence of which could not reasonably be expected to have a material adverse effect on either TeleCorp or AT&T Wireless;

     - the shares with respect to which dissent rights have been exercised must not represent more than 5% of the voting power of the outstanding TeleCorp capital stock;

     - the management agreement between TeleCorp Management Corp. and TeleCorp must be terminated (although particular provisions will survive); and

     - the unfunded commitment of TeleCorp investors under the TeleCorp Stock Purchase Agreement, dated January 23, 1998, as amended, must be called by TeleCorp on or before January 15, 2002.

TERMINATION

     The merger agreement may be terminated at any time, whether before or after the stockholder approval has been obtained:

     - by mutual consent of AT&T Wireless and TeleCorp;

     - by either AT&T Wireless or TeleCorp if the merger is not completed on or before August 7, 2002, or March 7, 2003 if the merger has not been completed because the waiting period or approvals under federal antitrust or communication law have not expired or been terminated or received. However, this right to terminate the merger agreement will not be available to any party whose failure to fulfill any material obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by such date;

     - by either AT&T Wireless or TeleCorp if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a way as to render the conditions to the completion of the merger contained in the merger agreement incapable of being satisfied before the deadlines referred to above;

     - by either AT&T Wireless or TeleCorp if any governmental authority enjoins or otherwise prohibits the merger, and the injunction or prohibition becomes final and nonappealable;

     - by either AT&T Wireless or TeleCorp if the merger agreement is not adopted by TeleCorp stockholders at the special meeting; or

     - by AT&T Wireless, if the TeleCorp board of directors withdraws or adversely modifies its recommendation of the merger to TeleCorp stockholders, or if the TeleCorp board of directors approves, or determines to recommend to the stockholders of TeleCorp that they approve, an alternative acquisition proposal, or if for any reason TeleCorp fails to call or hold the special meeting within six months of the date of the merger agreement, with an exception relating to the date that the registration statement of which this proxy statement/prospectus is a part becomes effective.

TERMINATION FEE

     The merger agreement provides for a termination fee of $65 million to be paid by TeleCorp to AT&T Wireless in the following cases:

     - if AT&T Wireless terminates the merger agreement because TeleCorp fails to call or hold the TeleCorp special meeting of stockholders within six months after the date of the merger agreement, with an exception relating to the date that the registration statement of which this proxy statement/prospectus is a part becomes effective;

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     - if either AT&T Wireless or TeleCorp terminates the merger agreement because the merger agreement is not adopted by the TeleCorp stockholders; or

     - if an alternative acquisition proposal has been made and AT&T Wireless terminates the merger agreement because TeleCorp has breached a closing condition relating to representations or covenants, and within 12 months of termination TeleCorp enters into a definitive agreement with respect to any alternative transaction or its board of directors recommends acceptance by the TeleCorp stockholders of a tender offer or exchange offer with respect to an acquisition proposal.

FEES AND EXPENSES

     Whether or not the merger is completed, with some exceptions, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except that all expenses and fees incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which it is a part will be shared equally by TeleCorp and AT&T Wireless.

AMENDMENT, EXTENSION AND WAIVER

     The merger agreement may be amended by the parties and provisions of the merger agreement may be waived. All amendments and waivers to the merger agreement must be in writing signed by each party.

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                                OTHER AGREEMENTS

     The following is a summary of the material provisions of several agreements that were entered into at the same time as the merger agreement. Copies of the voting agreements summarized below are incorporated by reference in this proxy statement/prospectus and have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

VOTING AGREEMENTS

     As an inducement to AT&T Wireless to enter into the merger agreement, Gerald T. Vento, and Thomas H. Sullivan, who own approximately 51.3% of the voting power of TeleCorp capital stock entitled to vote at the special meeting, have entered into separate voting agreements with AT&T Wireless and TeleCorp in which they agreed to vote all of the respective shares of TeleCorp capital stock owned by them at the time of the special meeting in favor of the adoption of the merger agreement and against proposals for other transactions.

     As an inducement to AT&T Wireless to enter into the merger agreement, some cash equity stockholders of TeleCorp, who own approximately 10.2% of the voting power of TeleCorp capital stock entitled to vote at the special meeting, have entered into three separate voting agreements with AT&T Wireless and TeleCorp in which they agreed to vote all of the respective shares of TeleCorp capital stock owned by them at the time of the special meeting in favor of the adoption of the merger agreement and against proposals for other transactions.

     Accordingly, stockholder approval of the merger is assured.

  Agreements to Vote.

     Each stockholder subject to a voting agreement agreed to vote his or its shares in favor of the merger and against:

     - any proposal made in opposition to or in competition with the transactions under the merger agreement;

     - any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of TeleCorp or any of its subsidiaries with or involving any other person other than as contemplated under the merger agreement;

     - any liquidation or winding up of TeleCorp;

     - any extraordinary dividend by TeleCorp;

     - any change in the capital structure of TeleCorp (other than under the merger agreement);

     - any other action that may reasonably be expected to interfere with or delay the completion of the merger or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of TeleCorp or which would materially and adversely affect TeleCorp's or AT&T Wireless's ability to complete the merger; and

     - authorizing TeleCorp to seek the consent of the FCC to permit the class A voting common stock and voting preference common stock to vote and act as a single class as provided by the amended and restated certificate of incorporation of TeleCorp.

     In furtherance of the foregoing agreements, each stockholder subject to a voting agreement granted to AT&T Wireless an irrevocable proxy to vote such stockholder's shares in accordance with such agreement.

  Transfer Restrictions.

     The voting agreements executed by Messrs. Vento and Sullivan provide that, prior to the completion of the merger, neither of them may transfer his shares of TeleCorp voting preference common stock or sell short shares of AT&T Wireless common stock to be received in connection with the merger. The voting

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agreements do not restrict transfers by Messrs. Vento and Sullivan of shares of other classes of TeleCorp stock owned by them; however, the restrictions with respect to transfers of shares of such other classes of stock under the stockholders agreement of TeleCorp remain in effect. See "The
Merger -- Interests of TeleCorp Directors and Officers in the Merger; Relationships with AT&T Wireless."

     Subject to the exceptions noted below, the voting agreements executed by the cash equity stockholders provide that, prior to the completion of the merger, no stockholder may transfer its TeleCorp shares or sell short shares of AT&T Wireless common stock to be received in connection with the merger. The exceptions to the foregoing transfer restrictions are as follows:

     - at any time, a cash equity stockholder may transfer up to one-third of the shares of class A voting common stock owned of record or beneficially by it as of October 7, 2001;

     - commencing on the earlier of the date of the TeleCorp special meeting and March 31, 2002, a cash equity stockholder may transfer an additional one-third of the shares of class A voting common stock owned of record or beneficially by it as of October 7, 2001;

     - commencing on the earlier of the date of the completion of the merger and June 30, 2002, a cash equity stockholder may transfer the balance of the shares of class A voting common stock owned of record or beneficially by it as of October 7, 2001; and

     - at any time transfers may be made without volume limitations to affiliates of a cash equity stockholder or by operation of law, provided that the transferee agrees in writing to be bound by the terms of the cash equity stockholder voting agreement.

     Each cash equity stockholder party to a voting agreement may assign its transfer rights during each of the foregoing periods to another cash equity stockholder subject to a voting agreement, thereby increasing the number of shares which may be transferred by the assignee cash equity stockholder during the applicable period.

  Termination.

     Except for several surviving provisions, the voting agreements executed by the cash equity stockholders terminate upon the earliest to occur of:

     - the completion of the merger;

     - December 31, 2002;

     - the date of effectiveness of any amendment to the merger agreement that changes the type or amount of merger consideration in a way that is materially adverse to any of the cash equity stockholders party to a voting agreement; and

     - the termination of the merger agreement in accordance with its terms.

     Except for several surviving provisions, the voting agreements executed by Messrs. Vento and Sullivan terminate upon the earliest to occur of:

     - the completion of the merger;

     - December 31, 2002; and

     - the termination of the merger agreement in accordance with its terms.

STOCKHOLDERS AGREEMENT AMENDMENT

     Concurrently with the execution of the merger agreement, the TeleCorp stockholders agreement was amended by AT&T Wireless, TeleCorp, Messrs. Vento and Sullivan, and at least 66 2/3% of the class A voting common stock beneficially owned by TeleCorp's initial investors other than AT&T Wireless, to permit the TeleCorp stockholders who are parties to the voting agreements to execute, deliver and perform their obligations under the voting agreements.

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TRANSFER AGREEMENTS

     Concurrently with the execution of the merger agreement, TeleCorp entered into an agreement with a third party to provide for the transfer to such third party of C- and F- block FCC licenses which TeleCorp owns or has agreed to acquire and which, under applicable FCC rules, it will not be permitted to hold following completion of the merger. These licenses are not material to TeleCorp's business. Generally, the licenses will be transferred only if the merger is completed. If the merger agreement is terminated, the agreement to transfer the licenses shall also terminate. In addition, pursuant to a separate agreement with the same third party, the rights to acquire certain licenses have been assigned to the third party; however, TeleCorp has a call right to purchase, at the assignee's cost, the rights to acquire the licenses, or the actual licenses if then owned by the assignee, should the merger agreement be terminated. If the merger agreement is terminated, and other conditions (including TeleCorp's failure to waive its right to be the exclusive provider of mobile wireless communications services under the AT&T Wireless brand name in those service areas covered by licenses acquired pursuant to the assigned rights which are then owned by the assignee) are met, the assignee has a put right with respect to the rights to acquire the licenses, or the licenses, if then owned, at the assignee's cost.

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                   DESCRIPTION OF AT&T WIRELESS CAPITAL STOCK

     The following description of the material terms of AT&T Wireless's capital stock does not purport to be complete, and is qualified in its entirety by reference to AT&T Wireless's amended and restated certificate of incorporation, by-laws, the certificates of designation of the AT&T Wireless series C and E preferred stock, rights agreement and Delaware law. We have attached the certificates of designation of the AT&T Wireless series C and E preferred stock as Appendix B and C to this proxy statement/ prospectus. AT&T Wireless's amended and restated certificate of incorporation, by-laws and rights agreement have been filed with the SEC.

AUTHORIZED CAPITAL STOCK

     AT&T Wireless's authorized capital stock consists of 1 billion shares of preferred stock, par value $.01, and 10 billion shares of common stock, par value $.01.

AT&T WIRELESS COMMON STOCK

     The holders of AT&T Wireless common stock have one vote per share on all matters voted on by stockholders, including elections of directors. AT&T Wireless's amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of AT&T Wireless's preferred stock created by AT&T Wireless's board of directors from time to time, the holders of AT&T Wireless common stock are entitled to such dividends as may be declared from time to time by AT&T Wireless's board of directors.

AT&T WIRELESS PREFERRED STOCK

     AT&T Wireless's amended and restated certificate of incorporation authorizes AT&T Wireless's board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

     Fifty million shares of AT&T Wireless series A junior participating preferred stock have been reserved for issuance upon exercise of the rights issued under AT&T Wireless's rights agreement. For a more complete discussion of AT&T Wireless's rights agreement, see "-- Anti-Takeover Effects of AT&T Wireless's Amended and Restated Certificate of Incorporation and
By-Laws -- Rights Agreement."

     At the completion of the merger, AT&T Wireless will designate 210,608 shares of series C preferred stock and 25,428 shares of series E preferred stock. The rights of the series C and E preferred will be substantially identical to the rights of TeleCorp series C preferred stock and series E preferred stock, respectively.

     VOTING RIGHTS. Regardless of the number of shares of any series of preferred stock then outstanding, the holders of the series C preferred stock and the series E preferred stock shall have the following aggregate number of votes, in each case voting as a class with the common stock:

     - the series C preferred stock shall have 1,926,069 votes; and

     - the series E preferred stock shall have 251,189 votes.

     The number of votes to which each share of series C preferred stock and series E preferred stock is entitled shall be determined in proportion to the number of shares of such series of preferred stock then outstanding.

     SPECIAL VOTING RIGHTS OF PREFERRED STOCK. The affirmative vote of the holders of a majority of the outstanding shares of series C preferred stock or series E preferred stock shall be necessary to:

     - authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes or series of stock ranking senior to or pari passu with the series or any additional shares of the series;

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     - authorize, adopt or approve each amendment to AT&T Wireless's amended and restated certificate of incorporation that would increase or decrease the par value of the shares of the series or alter or change the powers, preferences or rights of the shares of the series or alter or change the powers, preferences or rights of any of AT&T Wireless's other capital stock if such alteration or change results in such capital stock ranking senior to or pari passu with such series;

     - amend, alter or repeal any provision of AT&T Wireless's amended and restated certificate of incorporation so as to affect the shares of the series adversely; or

     - authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the series.

     RANKING. With respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, the outstanding series C preferred stock and the series E preferred stock ranks as follows:

CLASS OF STOCK      PARITY WITH       JUNIOR TO                     SENIOR TO
--------------      -----------       ---------                     ---------
series C preferred     None              None         Common stock and any series or class
                                                      of common or preferred stock, now or
                                                      hereafter authorized
series E preferred     None       series C preferred  Common stock and any series or class
                                                      of common or preferred stock, now or
                                                      hereafter authorized (other than the
                                                      series C preferred)

     DIVIDENDS. The holders of AT&T Wireless series C preferred stock and series E preferred stock are entitled to receive dividends in cash or property when, as and if, declared by the board of directors up to the liquidation preference for such shares. So long as shares of series C or series E preferred stock are outstanding and dividends payable on shares of series C or series E preferred stock have not been paid in full in cash, no cash dividends may be declared or paid, and no redemption, purchase or other acquisition for consideration may occur, with respect to any shares of any class of common stock or series of preferred stock ranking junior to or on parity with the series C or series E preferred stock, except that AT&T Wireless may acquire, in accordance with the terms of any agreement between AT&T Wireless and its employees, shares of common stock or preferred stock at a price not greater than the market price as of such date.

     LIQUIDATION RIGHTS. The holders of series C preferred stock and series E preferred stock are entitled to preferences with respect to distributions upon AT&T Wireless's liquidation, dissolution or winding up as follows:

     - a holder of series C preferred stock is entitled to a preference per share equal to the sum of

      - the quotient of (A) the aggregate paid-in capital actually paid with respect to all shares of series C preferred stock held by such holder, and all shares of capital stock of TeleCorp or its predecessors-in-interest, TeleCorp Wireless and Tritel, in each case as of the applicable date of determination, divided by (B) the total number of shares of series C preferred stock held by such holder as of such date and

      - accrued and unpaid dividends (if any), plus interest on the aforementioned quotient at the rate of 6% per annum, compounded quarterly, less

      - the amount of dividends (if any) already declared and paid in respect of such shares; and

     - a holder of series E preferred stock is entitled to a preference per share equal to the sum of accrued and unpaid dividends (if any), plus interest on $1,000 at the rate of 6% per annum, compounded quarterly, from the date of issuance of such share (relating back, as the case may be, to the original date of issuance for series E preferred stock received in exchange for capital stock of any predecessor-in-interest to TeleCorp or its subsidiaries) to and including the date of the calculation, less the amount of dividends (if any) declared and paid in respect of such share.

     REDEMPTION. AT&T Wireless has the right to redeem shares of series C preferred stock and series E preferred stock at any time, in whole but not in part, at a redemption price per share equal to the liquidation preference per share; provided, that if the funds legally available are insufficient to effect the redemption in full of the series C preferred stock or the series E preferred stock, as the case may be, such funds shall be allocated among the shares of such series ratably in accordance with the number of shares of such series outstanding as of the redemption date.

     Following December 13, 2020, each holder of shares of series C preferred stock and series E preferred stock shall have the right, at the election of such holder, to require AT&T Wireless to redeem all (but not less than all) of the shares of such series owned by such holder at a price per share equal to the liquidation preference of such series as of the redemption date.

     Neither AT&T Wireless nor any holder of shares of series C preferred stock or series E preferred stock may cause AT&T Wireless to redeem its capital stock if, at the time:

     - AT&T Wireless is insolvent or the redemption will render AT&T Wireless insolvent; or

     - any law or any of AT&T Wireless's agreements prohibits the redemption.

     Further, AT&T Wireless will not permit any of AT&T Wireless's subsidiaries, or any other person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of AT&T Wireless's common stock or other shares of capital stock ranking junior to or on parity with the series C preferred stock or the series E preferred stock, as the case may be, unless AT&T Wireless could make such distribution or purchase or otherwise acquire such shares at such time without becoming insolvent, violating any law, or defaulting under, breaching or violating any of AT&T Wireless's agreements.

ANTI-TAKEOVER EFFECTS OF AT&T WIRELESS'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  Board of Directors

     AT&T Wireless's directors are classified into three classes, as nearly equal in number as possible.

     Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, no director may be removed from office except for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

  No Stockholder Action by Written Consent; Special Meetings

     AT&T Wireless's amended and restated certificate of incorporation and by-laws provide that stockholders must effect any action required or permitted to be taken at a duly called annual or special meeting of stockholders and that those actions may not be effected by any consent in writing by the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the whole board or by the chairman of the board. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by a majority of the whole board or the chairman of the board.

  Advance Notice Procedures

     AT&T Wireless's by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures also provide that only persons who are nominated by AT&T Wireless's board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to AT&T Wireless's secretary before the meeting at which directors are to be elected, will be eligible for election as directors.

  Rights Agreement

     AT&T Wireless's board of directors has adopted a rights agreement. Under the rights agreement, AT&T Wireless has issued one preferred share purchase right for each outstanding share of AT&T Wireless's common stock. Each right will entitle the registered holder to purchase from AT&T Wireless one one-hundredth of a share of AT&T Wireless's series A junior participating preferred stock, par value $.01 per share, at a price of $100, per one one-hundredth of a share, subject to adjustment in some circumstances.

     The purpose of the rights agreement is to encourage potential acquirers to negotiate with the AT&T Wireless board of directors before attempting a takeover bid and to provide the AT&T Wireless board of directors with leverage in negotiating on behalf of the AT&T Wireless stockholders the terms of any proposed takeover. The rights agreement may have anti-takeover effects. It should not, however, interfere with any merger or other business combination approved by the AT&T Wireless board of directors.

     The rights will be evidenced by the certificates representing AT&T Wireless's common stock until the "distribution date," which is defined as the earlier to occur of:

     - ten days following a public announcement that a person or group of affiliated or associated persons, with specified persons and categories of persons excepted, has acquired beneficial ownership of 15% or more of the outstanding shares of AT&T Wireless's common stock (such person or group, an "acquiring person"); or

     - ten business days or a later date determined by AT&T Wireless's board of directors following the commencement of a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group, with specified persons and categories of persons excepted, of 15% or more of such outstanding shares of AT&T Wireless's common stock (such person or group, an "acquiring person").

     The rights agreement exempts DoCoMo's ownership of more than 15% of AT&T Wireless's common stock, but only to the extent of the shares of AT&T Wireless's common stock that DoCoMo owns as a result of its January 22, 2001 investment in AT&T Wireless and any shares of common stock that DoCoMo could purchase as a result of its investment rights.

     The rights agreement provides that, until the distribution date, the rights will be transferred with and only with AT&T Wireless's common stock.

     The rights will not be exercisable until the distribution date. The rights will expire on July 9, 2010, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by AT&T Wireless, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, which will thereafter be void, will have the right to receive upon exercise that number of shares of AT&T Wireless's common stock having a market value of two times the exercise price of the right. If AT&T Wireless is acquired in a merger or other business combination transaction or 50% or more of AT&T Wireless's consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of AT&T Wireless's outstanding common stock and before the acquisition by the person or group of 50% or more of AT&T Wireless's outstanding common stock, AT&T Wireless's board of directors may exchange the rights, other than rights owned by the person or group which, have become void, in whole or in part, at an exchange ratio of one share of AT&T Wireless's common stock, or one one-hundredth of one of AT&T Wireless's junior preferred shares, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right subject to adjustment.

     At any time before any person becomes an acquiring person, AT&T Wireless's board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, as adjusted. The redemption of the rights may be made effective at such time, on such basis and with such conditions as AT&T Wireless's board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right that the holders of the rights will be eligible to receive will be the redemption price.

     The terms of the rights may be amended by AT&T Wireless's board of directors without the consent of the holders of the rights; provided, however, that AT&T Wireless's board may not reduce the threshold at which a person or group becomes an acquiring person to below 10% of AT&T Wireless's outstanding common stock, and from and after such time as any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder of that right, as a holder, will have no additional rights as AT&T Wireless's stockholder solely by virtue of holding that right, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding rights and the number of one one-hundredths of AT&T Wireless's junior preferred shares issuable upon exercise of each right also will be subject to adjustment in the event of a stock split of AT&T Wireless's common stock or a stock dividend on AT&T Wireless's common stock payable in AT&T Wireless's common stock or subdivisions, consolidations or combinations of AT&T Wireless's common stock occurring, in any case, before the distribution date.

     The purchase price payable, and the number of shares of capital stock issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, AT&T Wireless's series A junior participating preferred shares;

     - upon the grant to holders of AT&T Wireless's junior preferred shares of rights or warrants to subscribe for or purchase AT&T Wireless's series A junior participating preferred shares at a price, or securities convertible into AT&T Wireless's series A junior participating preferred shares with a conversion price, less than the then-current market price of AT&T Wireless's series A junior participating preferred shares; or

     - upon the distribution to holders of AT&T Wireless's series A junior participating preferred shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in AT&T Wireless's series A junior participating preferred shares) or of subscription rights or warrants other than those to purchase series A junior participating preferred shares.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional junior preferred shares will be issued, other than fractions that are integral multiples of one one-hundredth of one of AT&T Wireless's junior preferred shares, which may, at AT&T Wireless's election, be evidenced by depositary receipts and instead, an adjustment in cash will be made based on the market price of AT&T Wireless's junior preferred shares on the last trading day before the date of exercise.

     AT&T Wireless's series A junior participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each of AT&T Wireless's series A junior participating preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of AT&T Wireless's common stock. In the event of liquidation, dissolution or winding-up, the holders of AT&T Wireless's series A junior participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each of AT&T Wireless's series A junior participating preferred shares is entitled to 100 votes voting together with AT&T Wireless's common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each one of AT&T Wireless's series A junior participating preferred shares will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of AT&T Wireless's junior preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in one of AT&T Wireless's junior preferred shares purchasable upon exercise of each right should approximate the value of one share of common stock.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire AT&T Wireless on terms not approved by its board of directors. The rights should not interfere with any merger or other business combination approved by AT&T Wireless's board before the time that a person or group has acquired beneficial ownership of 15% percent or more of the common stock since the rights may be redeemed by AT&T Wireless at the redemption price.

  Delaware Business Combinations Statute

     Section 203 of the Delaware General Corporation Law provides that, subject to some exceptions, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - before the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding some shares; or

     - on or after that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Except as otherwise specified in Section 203, an interested stockholder is defined to include:

     - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

     - the affiliates and associates of the stockholder.

     Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. AT&T Wireless has not elected to be exempt from the restrictions imposed under Section 203.

                     COMPARISON OF RIGHTS OF AT&T WIRELESS
                           AND TELECORP STOCKHOLDERS

     AT&T Wireless and TeleCorp are both organized under the laws of Delaware. Accordingly, differences in the rights of holders of AT&T Wireless capital stock and holders of TeleCorp capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, holders of TeleCorp capital stock will become holders of AT&T Wireless capital stock and their rights will be governed by Delaware law and AT&T Wireless's amended and restated certificate of incorporation and by-laws. The following table describes some of the material differences between the rights of AT&T Wireless stockholders and TeleCorp stockholders. This summary does not include a complete description of all of the differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, references to AT&T Wireless's series C and E preferred stock assume the completion of the merger, at which time such shares will be issued for the first time. You are urged to read carefully the relevant provisions of Delaware law, as well as the amended and restated certificates of incorporation and by-laws of AT&T Wireless and TeleCorp, which are incorporated by reference in this proxy statement/prospectus and will be sent to TeleCorp stockholders upon request. See "Where You Can Find More Information."

CAPITALIZATION

TeleCorp                                           AT&T Wireless
1,934,463,093 authorized shares of common          10 billion authorized shares of common
stock, par value $0.01 per share, with the         stock, par value $0.01 per share.
following designated shares:
                                                   1 billion authorized shares of preferred
- 1,108,550,000 shares of class A voting           stock, par value $0.01 per share, with the
  common stock                                     following shares to be issued upon
                                                   completion of the merger:
- 808,550,000 shares of class B non-voting
common stock                                       - 215,000 shares of series C preferred stock
- 313,000 shares of class C common stock           - 30,000 shares of series E preferred stock
- 1,047,000 shares of class D common stock
- 4,000,000 shares of class E common stock
- 12,000,000 shares of class F common stock
- 3,093 shares of voting preference common
stock
20,000,000 authorized shares of preferred
stock, par value $0.01 per share, consisting
of:
- 100,000 shares of series A convertible
  preferred stock
- 200,000 shares of series B preferred stock
- 215,000 shares of series C preferred stock
- 50,000 shares of series D preferred stock
- 30,000 shares of series E preferred stock
- 15,450,000 shares of series F preferred
stock
- 100,000 shares of series G preferred stock
- 200,000 shares of series H preferred stock
- 300,000 shares of series I preferred stock
- 3,355,000 undesignated shares

VOTING RIGHTS
TeleCorp                                           AT&T Wireless
Holders of all classes of common stock             Holders of common stock have 1 vote per
(except the class B common stock, which is         share.
non-voting, and the voting preference common
stock), series F preferred stock and series        Holders of series C preferred stock have an
G preferred stock have an aggregate of             aggregate of 1,926,069 votes.
4,690,000 votes.
                                                   Holders of series E preferred stock have an
Holders of voting preference common stock          aggregate of 251,189 votes.
have an aggregate of 5,010,000 votes. Upon
the occurrence of specified events,
involving an opinion of regulatory counsel
and a consent from the FCC, the voting
preference common stock will be voted as a
single class with the class A voting common
stock on all matters and will have one vote
per share.
Holders of class B non-voting common stock
have no voting rights (other than those
described below in "-- Class Voting
Rights").
Holders of series A convertible preferred
stock have an aggregate of 67,804 votes.
Holders of series B preferred stock have an
aggregate of 61,608 votes.
Holders of series C preferred stock have an
aggregate of 124,096 votes.
Holders of series D preferred stock have
30,308 aggregate votes.
Holders of series E preferred stock have an
aggregate of 16,184 votes.
CLASS VOTING RIGHTS
TeleCorp                                           AT&T Wireless
Holders of class B common stock are entitled       The affirmative vote of the holders of a
to vote as a separate class on any                 majority of the outstanding shares of series
amendment, repeal or modification of the           C or E preferred stock, as applicable, shall
amended and restated certificate of                be necessary to:
incorporation that adversely affects the
powers, preferences or special rights of           - authorize, increase the authorized number
holders of class B common stock.                   of shares of or issue (including on
                                                     conversion or exchange of any convertible
The holders of each series of preferred              or exchangeable securities or by
stock have the right to vote as a class,             reclassification) any shares of any class
with a majority vote of the class required           or classes of stock ranking senior to or
to approve, any measure to:                          pari passu with the class or any
                                                     additional shares of the class;
- authorize, increase the authorized number
  of shares of or issue (including on              - authorize, adopt or approve each amendment
  conversion or exchange of any convertible        to the amended and restated certificate of
  or exchangeable securities or by                   incorporation that would increase or
  reclassification) any shares of any class          decrease the par value of the shares of
  or classes of stock ranking senior to or           the series or alter or change the powers,
  pari passu with the class or any                   preferences or rights of the shares of the
  additional shares of the class;                    series or alter or change the powers,
                                                     preferences or rights of any of AT&T
- authorize, adopt or approve each amendment         Wireless's other capital stock if such
  to the amended and restated certificate of         alteration or change results in such
  incorporation that would increase or               capital stock ranking senior to or pari
  decrease the par value of the shares of            passu with such series;
  the series or alter

  or change the powers, preferences or             - amend, alter or repeal any provision of
  rights of the shares of the series or            the amended and restated certificate of
  alter or change the powers, preferences or         incorporation so as to affect the shares
  rights of any of TeleCorp's other capital          of the series adversely; or
  stock if such alteration or change results
  in such capital stock ranking senior to or       - authorize or issue any security
  pari passu with such series;                     convertible into, exchangeable for or
                                                     evidencing the right to purchase or
- amend, alter or repeal any provision of            otherwise receive any shares of any class
  the amended and restated certificate of            or classes of stock senior to or pari
  incorporation so as to affect the shares           passu with the series.
  of the series adversely; or
- authorize or issue any security
  convertible into, exchangeable for or
  evidencing the right to purchase or
  otherwise receive any shares of any class
  or classes of stock senior to or pari
  passu with the series.
QUORUM
TeleCorp                                           AT&T Wireless
A quorum is present if a majority of the           A quorum is present if a majority of
outstanding voting preference common stock         outstanding shares entitled to vote is
and shares representing at least 5,010,000         present. When a class vote is required, a
votes of all shares of capital stock are           majority of that class must also be present.
present. When a class vote is required, a
majority of that class must also be present.
AMENDMENTS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS
TeleCorp                                           AT&T Wireless
Subject to the class voting rights described       Holders of shares of capital stock
above, holders of shares of capital stock          representing the majority of the voting
representing at least two-thirds ( 2/3) of         power then outstanding may amend, alter or
the votes entitled to be cast for the              repeal the amended and restated certificate
election of directors may amend, alter or          of incorporation. However, the vote of at
repeal the amended and restated certificate        least 80% of the voting power then
of incorporation.                                  outstanding shall be required to amend,
                                                   alter or adopt specified provisions.
Holders of shares of capital stock
representing at least two-thirds ( 2/3) of         Holders of shares of capital stock
the votes entitled to be cast for the              representing at least two-thirds ( 2/3) of
election of directors may amend, alter or          the voting power then outstanding may amend,
repeal the by-laws. The by-laws may also be        alter or repeal the by- laws. However, the
amended, altered or repealed by a majority         vote of at least 80% of the voting power
of the board. Notwithstanding the foregoing,       then outstanding shall be required to amend,
the voting rights of particular stockholders       alter or repeal specified provisions. The
may not be amended without their written           by-laws may also be amended, altered or
consent.                                           repealed by a majority of the board.
NUMBER AND ELECTION OF DIRECTORS
TeleCorp                                           AT&T Wireless
There are currently ten members serving on         There are currently nine members of the
the board of directors, divided into three         board of directors, divided into three
classes, with three vacancies. Each class          classes. Each class serves a staggered
serves a staggered three-year term where           three-year term where one-third of the board
one-third of the board of directors is             of directors is elected each year.
elected each year.
Holders of series A convertible and B
preferred stock may each nominate one
director under specified circumstances.

Holders of voting preference common stock
have the exclusive right, voting together as
a single class, to elect one director.
ACTIONS BY WRITTEN CONSENT
TeleCorp                                           AT&T Wireless
Stockholders may act by written consent.           Stockholders may not act by written consent.
NOTICE OF STOCKHOLDER ACTION
TeleCorp                                           AT&T Wireless
Stockholders wishing to bring any business         Stockholders wishing to bring any business
before an annual meeting of stockholders           before an annual meeting of stockholders
must deliver written notice to TeleCorp not        must deliver written notice to AT&T Wireless
less than 90 days prior to the first               not less than 90 days or earlier than 120
anniversary of the previous year's meeting;        days prior to the anniversary date of the
however, if the annual meeting is advanced         previous annual meeting.
by more than 30 days or delayed by more than
60 days from such anniversary date, notice
by the stockholder must be delivered not
later than the 10th day following the day on
which the date of the meeting is disclosed
in a press release reported by a major
national news service or in a document
publicly filed with the SEC under Section
13, 14 or 15(d) of the Securities Exchange
Act of 1934.
LIMITATION OF PERSONAL LIABILITY OF
DIRECTORS
TeleCorp                                           AT&T Wireless
Personal liability of directors and                Materially the same as TeleCorp.
executive officers for monetary damages for
breach of fiduciary duty as a director or
executive officer, is eliminated by
provisions of the amended and restated
certificate of incorporation except:
- for any breach of the director's or
  executive officer's duty of loyalty to
  TeleCorp or its stockholders;
- for acts or omissions not in good faith or
  that involve intentional misconduct or a
  knowing violation of law;
- for unlawful dividends and stock purchases
  and redemptions under the Delaware General
  Corporation Law; or
- for any transaction from which the
  director derived an improper personal
  benefit.

INDEMNIFICATION OF DIRECTORS OR OFFICERS
TeleCorp                                           AT&T Wireless
- TeleCorp's by-laws provide for the               AT&T Wireless's amended and restated
  indemnification of directors and officers        certificate of incorporation contains
  to the fullest extent permitted by               indemnification provisions substantially the
  Delaware law, subject to very limited            same as those of TeleCorp.
  exceptions; and
- TeleCorp must advance expenses, as
  incurred, to its directors and executive
  officers in connection with any legal
  proceeding to the fullest extent permitted
  by Delaware law, subject to limited
  exceptions.

                             STOCKHOLDER PROPOSALS

     TeleCorp will hold the 2002 annual stockholders meeting only if the merger has not been completed by the date set for the meeting.


     To be considered for inclusion in the proxy statement relating to the TeleCorp annual meeting of stockholders to be held in 2002, a stockholder proposal must have been received no later than December 21, 2001. To be considered for presentation at the 2002 annual meeting, although not included in the proxy statement, proposals must be received no later than February 22, 2002. In the event that the date of the 2002 annual meeting is advanced or delayed by more than 30 days from May 23, 2002, or in the case of a special meeting of the TeleCorp stockholders, proposals must be delivered no later than the 10th day following the day on which TeleCorp publishes notice of the date of the meeting. Proposals received after the applicable dates referred to above will not be voted on at the 2002 annual meeting or special meeting, as applicable. If a proposal is received before such date, the proxies that the TeleCorp management solicits for the meeting may confer on the proxy holders authority to vote in their discretion on such proposal under circumstances consistent with the proxy rules of the SEC. Any proposal submitted to be considered for presentation at a stockholders meeting must contain the information required to be included therein by the by-laws of TeleCorp. All stockholder proposals should be marked for the attention of Thomas H. Sullivan, Secretary, at the offices of TeleCorp at 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201.


                                 LEGAL OPINIONS


     The legality of the AT&T Wireless shares to be issued in connection with the merger is being passed upon for AT&T Wireless by Gregory P. Landis, Executive Vice President and General Counsel, AT&T Wireless. As of December 20, 2001, Mr. Landis beneficially owned 455,517 shares of AT&T Wireless common stock and held unvested options to purchase an additional 314,380 shares of AT&T Wireless common stock.


     Some of the tax consequences of the merger will be passed upon at the completion of the merger, as a condition to the merger, by Wachtell, Lipton, Rosen & Katz on behalf of AT&T Wireless, and by Cadwalader, Wickersham & Taft on behalf of TeleCorp. See "The Merger -- Material Federal Income Tax Consequences."

                                    EXPERTS

     The audited financial statements of AT&T Wireless incorporated in this proxy statement/prospectus on Form S-4 by reference to the AT&T Wireless Services, Inc. Registration Statement on Form S-1 filed on July 6, 2001 (No. 333-60472), except as they relate to Vanguard Cellular Systems, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants (and, insofar as they relate to Vanguard Cellular Systems, Inc., by Arthur Andersen LLP, independent accountants), whose reports thereon are incorporated by reference. Such financial statements have been incorporated by reference in reliance on the report of such independent accountants, given on the authority of such firms as experts in auditing and accounting.

     The audited financial statements of TeleCorp incorporated in this proxy statement/prospectus on Form S-4 by reference to the TeleCorp Annual Report on Form 10-K filed on March 30, 2001, except as they relate to Tritel, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants (and, insofar as they relate to Tritel, Inc., by KPMG LLP, independent accountants), whose reports thereon are incorporated by reference. Such financial statements have been incorporated by reference in reliance on the report of such independent accountants, given on the authority of such firms as experts in auditing and accounting.

                            UNAUDITED AT&T WIRELESS
                        PRO FORMA FINANCIAL INFORMATION

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements set forth below for AT&T Wireless Services, Inc. and subsidiaries gives effect to:


     - the exit from the fixed wireless business as if such event had been completed on January 1, 1998 for statement of operations purposes, and at September 30, 2001 for balance sheet purposes;


     - the settlement of all intercompany obligations between AT&T Corp. and AT&T Wireless in accordance with the separation and distribution agreement between AT&T Corp. and AT&T Wireless as if such event had been completed on January 1, 2000 for statement of operations purposes; and

     - the $6.5 billion debt offering of Senior Notes of AT&T Wireless which occurred on March 1, 2001 as if such event had been completed on January 1, 2000 for statement of operations purposes.


     On December 12, 2001, AT&T Wireless's board of directors approved a plan to exit the fixed wireless business. AT&T Wireless anticipates that this decision will result in pre-tax charges during the fourth quarter of approximately $1.3 billion, reflecting a write-down of the assets and the impact of phased exit charges. As a result of this decision, AT&T Wireless will report the results of fixed wireless as Discontinued Operations, in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB
30).


     The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial statements do not necessarily represent what AT&T Wireless's financial position or results of operations would have been had these items occurred on such dates or to project AT&T Wireless's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of AT&T Wireless, as incorporated by reference into this proxy statement/prospectus.

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AT SEPTEMBER 30, 2001
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           AT&T       FIXED WIRELESS     PRO FORMA
                                                         WIRELESS       PRO FORMA      AT&T WIRELESS
                                                        SERVICES(1)   ADJUSTMENTS(2)     SERVICES
                                                        -----------   --------------   -------------
ASSETS:
Cash and cash equivalents.............................    $ 4,875        $                $ 4,875
Accounts receivable, net..............................      2,125             (6)           2,119
Other current assets..................................        581             (7)             574
                                                          -------        -------          -------
TOTAL CURRENT ASSETS..................................      7,581            (13)           7,568

Property, plant and equipment, net....................     11,796           (897)          10,899
Licensing costs, net..................................     13,382           (192)          13,190
Investments in and advances to unconsolidated
  subsidiaries........................................      4,125                           4,125
Goodwill, net.........................................      4,798            (52)           4,746
Other assets, net.....................................      1,149            (31)           1,118
Assets from discontinued operations...................         --          1,185              185
                                                                          (1,000)(3)
                                                          -------        -------          -------
TOTAL ASSETS..........................................    $42,831        $(1,000)         $41,831
                                                          =======        =======          =======
LIABILITIES:
Accounts payable......................................    $   791                         $   791
Payroll and benefit-related liabilities...............        354                             354
Due on demand notes payable...........................         89                              89
Other current liabilities.............................      1,706            300(3)         2,006
                                                          -------        -------          -------
TOTAL CURRENT LIABILITIES.............................      2,940            300            3,240

Long-term debt........................................      6,488                           6,488
Deferred income taxes.................................      4,843           (497)(6)        4,346
Other long-term liabilities...........................        426                             426
                                                          -------        -------          -------
TOTAL LIABILITIES.....................................     14,697           (197)          14,500

MINORITY INTEREST.....................................         45                              45
MANDATORILY REDEEMABLE COMMON STOCK...................      7,664                           7,664

SHAREOWNER'S EQUITY:
Common stock, $0.01 par value, 10,000 shares
  authorized, 2,124 shares issued and outstanding.....         21                              21
Additional paid-in capital............................     20,417                          20,417
Retained earnings (accumulated deficit)...............         77         (1,300)(3)         (726)
                                                                             497(6)
Accumulated other comprehensive loss..................        (90)                            (90)
                                                          -------        -------          -------
TOTAL SHAREOWNER'S EQUITY.............................     20,425           (803)          19,622
                                                          -------        -------          -------
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY.............    $42,831        $(1,000)         $41,831
                                                          =======        =======          =======

 SEE NOTES TO UNAUDITED PRO FORMA AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                  AT&T WIRELESS SERVICES INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               AT&T       FIXED WIRELESS      OTHER        PRO FORMA
                                             WIRELESS       PRO FORMA       PRO FORMA    AT&T WIRELESS
                                            SERVICES(1)   ADJUSTMENTS(2)   ADJUSTMENTS     SERVICES
                                            -----------   --------------   -----------   -------------
REVENUE...................................    $10,094         $ (12)          $             $10,082
OPERATING EXPENSES
Costs of services.........................      3,035          (140)                          2,895
Costs of equipment sales..................      1,471                                         1,471
Selling, general and administrative.......      3,388          (113)                          3,275
Depreciation and amortization.............      1,915          (109)                          1,806
                                              -------         -----           -----         -------
Total operating expenses..................      9,809          (362)                          9,447
                                              -------         -----           -----         -------
OPERATING INCOME..........................        285           350                             635
Other income (loss).......................        327            (1)                            326
Interest expense..........................        287                           (70)(4)         311
                                                                                 94(5)
                                              -------         -----           -----         -------
INCOME (LOSS) BEFORE INCOME TAXES AND NET
  EQUITY EARNINGS FROM INVESTMENTS........        325           349             (24)            650
Provision (benefit) for income taxes......        159           133              (9)(6)         283
Net equity earnings from investments......        174                                           174
                                              -------         -----           -----         -------
NET INCOME (LOSS).........................        340           216             (15)            541
Dividend requirements on preferred stock
  held by AT&T, net.......................         76                           (76)(4)          --
                                              -------         -----           -----         -------
NET INCOME AVAILABLE TO COMMON
  SHAREOWNERS.............................    $   264         $ 216           $  61         $   541
                                              =======         =====           =====         =======
NET INCOME PER SHARE:
  Basic...................................    $  0.10         $0.09           $0.02         $  0.21
  Diluted.................................    $  0.10         $0.09           $0.02         $  0.21
WEIGHTED AVERAGE SHARES USED TO COMPUTE
  NET INCOME PER SHARE:
  Basic...................................      2,530                                         2,530
  Diluted.................................      2,532                                         2,532

 SEE NOTES TO UNAUDITED PRO FORMA AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               AT&T       FIXED WIRELESS      OTHER        PRO FORMA
                                             WIRELESS       PRO FORMA       PRO FORMA    AT&T WIRELESS
                                            SERVICES(1)   ADJUSTMENTS(2)   ADJUSTMENTS     SERVICES
                                            -----------   --------------   -----------   -------------
REVENUE...................................    $10,448         $  (2)         $              $10,446
OPERATING EXPENSES
Costs of services.........................      3,169          (152)                          3,017
Costs of equipment sales..................      2,041                                         2,041
Selling, general and administrative.......      3,590           (78)                          3,512
Depreciation and amortization.............      1,686           (47)                          1,639
                                              -------         -----          ------         -------
Total operating expenses..................     10,486          (277)                         10,209
                                              -------         -----          ------         -------
OPERATING (LOSS) INCOME...................        (38)          275                             237
Other income..............................        534                                           534
Interest expense..........................         85                          (196)(4)         419
                                                                                530(5)
                                              -------         -----          ------         -------
INCOME (LOSS) BEFORE INCOME TAXES AND NET
  EQUITY EARNINGS FROM INVESTMENTS........        411           275            (334)            352
Provision (benefit) for income taxes......        141           105            (128)(6)         118
Net equity earnings from investments......        388                                           388
                                              -------         -----          ------         -------
NET INCOME (LOSS).........................        658           170            (206)            622
Dividend requirements on preferred stock
  held by AT&T, net.......................        130                          (130)(4)          --
                                              -------         -----          ------         -------
NET INCOME (LOSS) AVAILABLE TO COMMON
  SHAREOWNERS.............................    $   528         $ 170          $  (76)        $   622
                                              =======         =====          ======         =======
NET INCOME (LOSS) PER SHARE:
  Basic...................................    $  0.21         $0.07          $(0.03)        $  0.25
  Diluted.................................    $  0.21         $0.07          $(0.03)        $  0.25
WEIGHTED AVERAGE SHARES USED TO COMPUTE
  NET INCOME (LOSS) PER SHARE:
  Basic...................................      2,530                                         2,530
  Diluted.................................      2,532                                         2,532

 SEE NOTES TO UNAUDITED PRO FORMA AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           AT&T       FIXED WIRELESS     PRO FORMA
                                                         WIRELESS       PRO FORMA      AT&T WIRELESS
                                                        SERVICES(1)   ADJUSTMENTS(2)     SERVICES
                                                        -----------   --------------   -------------
REVENUE...............................................    $7,627          $               $7,627

OPERATING EXPENSES
Costs of services.....................................     2,580            (50)           2,530
Costs of equipment sales..............................     1,266                           1,266
Selling, general and administrative...................     2,663            (22)           2,641
Depreciation and amortization.........................     1,253            (22)           1,231
Asset impairment and restructuring charges............       531             (3)             528
                                                          ------          -----           ------
Total operating expenses..............................     8,293            (97)           8,196
                                                          ------          -----           ------
OPERATING (LOSS) INCOME...............................      (666)            97             (569)

Other income..........................................       122                             122
Interest expense......................................       136                             136
                                                          ------          -----           ------
(LOSS) INCOME BEFORE INCOME TAXES AND NET EQUITY
  LOSSES FROM INVESTMENTS.............................      (680)            97             (583)
(Benefit) Provision for income taxes..................      (294)            37             (257)
Net equity losses from investments....................       (19)                            (19)
                                                          ------          -----           ------
NET (LOSS) INCOME.....................................      (405)            60             (345)
Dividend requirements on preferred stock held by AT&T,
  net.................................................        56                              56
                                                          ------          -----           ------
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREOWNERS.....    $ (461)         $  60           $ (401)
                                                          ======          =====           ======
NET (LOSS) INCOME PER SHARE:
  Basic...............................................    $(0.18)         $0.02           $(0.16)
  Diluted.............................................    $(0.18)         $0.02           $(0.16)
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET (LOSS)
  INCOME PER SHARE:
  Basic...............................................     2,530                           2,530
  Diluted.............................................     2,530                           2,530

 See Notes to Unaudited Pro Forma AT&T Wireless Services, Inc. and Subsidiaries
                    Condensed Combined Financial Statements

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           AT&T       FIXED WIRELESS     PRO FORMA
                                                         WIRELESS       PRO FORMA      AT&T WIRELESS
                                                        SERVICES(1)   ADJUSTMENTS(2)     SERVICES
                                                        -----------   --------------   -------------
REVENUE...............................................    $5,406          $               $5,406

OPERATING EXPENSES
Costs of services.....................................     1,428            (32)           1,396
Costs of equipment sales..............................     1,000                           1,000
Selling, general and administrative...................     2,122            (17)           2,105
Depreciation and amortization.........................     1,079            (15)           1,064
Asset impairment and restructuring charges............       120                             120
                                                          ------          -----           ------
Total operating expenses..............................     5,749            (64)           5,685
                                                          ------          -----           ------
OPERATING (LOSS) INCOME...............................      (343)            64             (279)

Other income..........................................       650                             650
Interest expense......................................       120                             120
                                                          ------          -----           ------
INCOME BEFORE INCOME TAXES AND NET EQUITY EARNINGS
  FROM INVESTMENTS....................................       187             64              251
Provision for income taxes............................        59             25               84
Net equity earnings from investments..................        36                              36
                                                          ------          -----           ------
NET INCOME............................................       164             39              203
Dividend requirements on preferred stock held by AT&T
  Corp., net..........................................        56                              56
                                                          ------          -----           ------
NET INCOME AVAILABLE TO COMMON SHAREOWNERS............    $  108          $  39           $  147
                                                          ======          =====           ======
NET INCOME PER SHARE:
  Basic...............................................    $ 0.04          $0.02           $ 0.06
  Diluted.............................................    $ 0.04          $0.02           $ 0.06
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET INCOME PER
  SHARE:
  Basic...............................................     2,530                           2,530
  Diluted.............................................     2,532                           2,532

 SEE NOTES TO UNAUDITED PRO FORMA AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                 AT&T WIRELESS SERVICES, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     1. This column reflects the historical consolidated results of operations and financial position of AT&T Wireless Services, Inc. and subsidiaries.

     2. The adjustments presented deduct the historical results of operations and the historical financial position of the fixed wireless business from AT&T Wireless.


     3. This adjustment represents the estimated pretax charge of $1.3 billion that will be recorded during the fourth quarter of 2001, associated with the decision to exit the fixed wireless business. Due to the fact that this charge is a one-time, non-recurring charge, its effect has not been included as a pro forma adjustment to the statement of operations, however it has been included as a pro forma adjustment to the balance sheet. The $1.3 billion represents an estimated $1.0 billion of asset write-downs and $300 million associated with exit costs.


     4. The adjustments presented eliminate the amounts of interest expense related to the intercompany short-term and long-term debt and dividends on preferred stock to AT&T Corp. as if the intercompany short-term and long-term debt and preferred stock had been repaid as of January 1, 2000 for statement of operations purposes.

     5. Gives effect to the March 1, 2001 private placement of $6.5 billion in Senior Notes as if such private placement occurred on January 1, 2000 for statement of operations purposes. The notes included $1.0 billion paying interest at 7.350% due in 2006, $3.0 billion paying interest at 7.875% due in 2011, and $2.5 billion paying interest at 8.750% due in 2031.

     6. Reflects the federal statutory and blended state tax effects on the pro forma adjustments.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          AT&T WIRELESS SERVICES, INC.

                              TL ACQUISITION CORP.

                                      AND

                               TELECORP PCS, INC.

                          DATED AS OF OCTOBER 7, 2001

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                    PAGE
                                                                    ----
1.1   The Merger..................................................   A-1
1.2   Effective Time..............................................   A-1
1.3   Effect of the Merger........................................   A-1
1.4   Certificate of Incorporation and By-laws of the Surviving      A-2
      Corporation.................................................
1.5   Directors and Officers......................................   A-2
1.6   Conversion of Capital Stock, Etc............................   A-2
1.7   Cancellation of Certain Shares; Conversion of Merger Sub       A-4
      Stock.......................................................
1.8   Stock Options; Restricted Stock.............................   A-4
1.9   Adjustments.................................................   A-5
1.10  Fractional Shares...........................................   A-5
1.11  Surrender of Certificates...................................   A-5
1.12  Further Ownership Rights in Shares..........................   A-7
1.13  Closing.....................................................   A-7
1.14  Lost, Stolen or Destroyed Certificates......................   A-7
1.15  Follow-On Merger............................................   A-7
1.16  Dissenting Shares...........................................   A-7

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF TELECORP

2.1   Organization and Qualification; Subsidiaries................   A-8
2.2   Certificate of Incorporation; By-laws.......................   A-8
2.3   Capitalization..............................................   A-9
2.4   Authority; Enforceability...................................  A-10
2.5   Board Recommendation; Required Vote.........................  A-11
2.6   No Conflict; Required Filings and Consents..................  A-11
2.7   Material Agreements.........................................  A-12
2.8   Compliance..................................................  A-13
2.9   SEC Filings; Financial Statements...........................  A-13
2.10  Licenses and Authorizations.................................  A-14
2.11  No Violation of Law.........................................  A-16
2.12  Absence of Certain Changes or Events........................  A-16
2.13  Absence of Liabilities......................................  A-16
2.14  Absence of Litigation.......................................  A-16
2.15  Employee Benefit Plans......................................  A-17
2.16  Employment and Labor Matters................................  A-18
2.17  Registration Statement; Proxy Statement/Prospectus..........  A-19
2.18  Microwave Clearing..........................................  A-19
2.19  Title to Assets; Leases.....................................  A-19
2.20  Taxes.......................................................  A-19
2.21  Environmental Matters.......................................  A-21
2.22  Intellectual Property.......................................  A-21

2.23  No Restrictions on the Merger; Takeover Statutes............  A-22
2.24  Tax Matters.................................................  A-22
2.25  Build-out Requirements......................................  A-22
2.26  Brokers.....................................................  A-22
2.27  Opinion of Financial Advisor................................  A-23

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AWS

3.1   Organization and Qualification; Subsidiaries................  A-23
3.2   Certificate of Incorporation; By-laws.......................  A-23
3.3   Capitalization..............................................  A-24
3.4   Authority; Enforceability...................................  A-24
3.5   No Conflict; Required Filings and Consents..................  A-24
3.6   Compliance..................................................  A-25
3.7   SEC Filings; Financial Statements...........................  A-25
3.8   Licenses and Authorizations.................................  A-26
3.9   No Violation of Law.........................................  A-26
3.10  Absence of Litigation.......................................  A-26
3.11  Registration Statement; Proxy Statement/Prospectus..........  A-26
3.12  Taxes.......................................................  A-26
3.13  Tax Matters.................................................  A-27
3.14  Absence of Changes..........................................  A-27
3.15  Brokers.....................................................  A-27
3.16  Severance Policy; Letter Agreement..........................  A-27

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

4.1   Access to Information; Confidentiality......................  A-28
4.2   Conduct of Business Pending the Closing Date................  A-28
4.3   Registration Statement; Other Filings; Board                  A-31
      Recommendations.............................................
4.4   Meeting of TeleCorp Stockholders............................  A-31
4.5   Non-Solicitation............................................  A-32
4.6   Blue Sky....................................................  A-33
4.7   Registration and Listing of AWS Capital Stock...............  A-33
4.8   Further Actions.............................................  A-33
4.9   Notification................................................  A-35
4.10  Notice of Breaches; Updates.................................  A-35
4.11  Affiliates..................................................  A-35
4.12  Employee Benefit Matters....................................  A-35
4.13  Indemnification and Insurance...............................  A-36
4.14  Plan of Reorganization......................................  A-36
4.15  Tax-Free Exchange...........................................  A-36
4.16  Extension of Birmingham/Tuscaloosa Put Right................  A-37

                                   ARTICLE V

                               CLOSING CONDITIONS

5.1   Conditions to Obligations of TeleCorp and AWS to Effect the   A-37
      Merger......................................................
5.2   Additional Conditions to Obligations of TeleCorp............  A-37
5.3   Additional Conditions to the Obligations of AWS.............  A-38

                                   ARTICLE VI

                                  TERMINATION

6.1   General.....................................................  A-39
6.2   Obligations in Event of Termination.........................  A-40
6.3   Termination Fees............................................  A-40

                                  ARTICLE VII

                                  NO SURVIVAL

7.1   No Survival of Representations and Warranties...............  A-41

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.1   Public Announcements........................................  A-41
8.2   Fees and Expenses...........................................  A-41
8.3   Notices.....................................................  A-41
8.4   Certain Definitions.........................................  A-42
8.5   Interpretation..............................................  A-44
8.6   Entire Agreement............................................  A-44
8.7   Binding Effect; Benefit.....................................  A-44
8.8   Assignability...............................................  A-44
8.9   Amendment; Waiver...........................................  A-44
8.10  Section Headings; Table of Contents.........................  A-44
8.11  Severability................................................  A-44
8.12  Counterparts................................................  A-44
8.13  Governing Law; Jurisdiction and Service of Process..........  A-44
8.14  Waiver of Jury Trial........................................  A-45

                                    EXHIBITS

Exhibit A    AWS Series C Preferred Certificate of Designations
Exhibit B    Form of AWS Series E Preferred Certificate of Designations
Exhibit C    Form of Affiliates Letter
Exhibit D    Form of AWS Tax Representation Letter
Exhibit E    Form of TeleCorp Tax Representation Letter
Exhibit F    Transfer Agreements
Exhibit G    Change of Control Severance Policy
Exhibit H    Letter Agreement with TeleCorp Management Corp.

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 7, 2001, by and among TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp"), AT&T Wireless Services, Inc., a Delaware corporation ("AWS") and TL Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of AWS ("Merger Sub").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of TeleCorp, AWS and Merger Sub, as well as all of the directors of TeleCorp who are not employees of AWS (the "Disinterested Directors"), have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into TeleCorp on the terms and conditions set forth in this Agreement (the "Merger");

     WHEREAS, for United States federal income tax purposes, it is intended that either the Merger or the combination of the Merger and the Follow-On Merger, as applicable, qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

     WHEREAS, as an inducement to and a condition to AWS entering into this Agreement, simultaneously herewith certain stockholders of TeleCorp are entering into Voting Agreements relating to the agreement of such stockholders to vote to approve the transactions contemplated by this Agreement (the "Voting Agreements"); and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time and subject to the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL"), Merger Sub shall be merged with and into TeleCorp, with TeleCorp as the surviving corporation. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease, and TeleCorp, as the surviving corporation, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of AWS. TeleCorp, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article V (excluding, but subject to the satisfaction or waiver of, conditions that, by their nature, cannot be satisfied prior to the Closing Date), but in no event prior to the Closing, TeleCorp and AWS shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified by mutual agreement in the Certificate of Merger, being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of TeleCorp and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TeleCorp and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation and By-laws of the Surviving
Corporation. At the Effective Time, by virtue of the Merger and without further action on the part of any party, the Restated Certificate of Incorporation of TeleCorp shall be amended to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except that the name of the corporation shall remain TeleCorp, and the provision relating to the incorporator shall be omitted) and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL; provided that, if the votes received in connection with the Required Stockholder Approval are not sufficient under the Restated Certificate of Incorporation of TeleCorp to cause such amendment, then the Restated Certificate of Incorporation of TeleCorp as in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL. At the Effective Time, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation until thereafter amended as provided by the DGCL.

     1.5 Directors and Officers.

     (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     (b) The officers of TeleCorp immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the By-laws of Merger Sub until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Merger Sub's Certificate of Incorporation and By-laws.

     1.6 Conversion of Capital Stock, Etc.  Subject to the provisions of this
Article I, at the Effective Time, by virtue of the Merger, and without any action on the part of any party:

     (a) With respect to each share of Common Stock, par value $0.01 per share, of TeleCorp ("TeleCorp Common Stock"):

          (i) each share of TeleCorp Class A Voting Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7) shall be converted automatically into and become changeable for .9 shares of AWS, par value $0.01 per share ("AWS Common Stock");

          (ii) each share of TeleCorp Class C Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock;

          (iii) each share of TeleCorp Class D Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock;

          (iv) each share of TeleCorp Class E Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock;

          (v) each share of TeleCorp Class F Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock; and

          (vi) each share of TeleCorp Voting Preference Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock.

     (b) With respect to each share of Preferred Stock, par value $0.01 per share, of TeleCorp ("TeleCorp Preferred Stock" and, together with the TeleCorp Common Stock, "TeleCorp Capital Stock") that is outstanding:

          (i) each share of TeleCorp Series A Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section
     1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for 82.9849 shares of AWS Common Stock;

          (ii) each share of TeleCorp Series B Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for 81.2439 shares of AWS Common Stock;

          (iii) each share of TeleCorp Series C Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for one share of a new series of preferred stock of AWS to be designated as Series C Preferred Stock of AWS ("AWS Series C Preferred Stock") having terms substantially as set forth in the form of the Series C Preferred Certificate of Designation attached as Exhibit A hereto;

          (iv) each share of TeleCorp Series D Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for 27.6425 shares of AWS Common Stock;

          (v) each share of TeleCorp Series E Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for one share of a new series of Preferred Stock of AWS to be designated as Series E Preferred Stock of AWS, having terms substantially as set forth in the form of the Series E Preferred Certificate of Designation attached as Exhibit B hereto (together with the AWS Series C Preferred Stock, the "AWS Preferred Stock"; the AWS Common Stock and the AWS Preferred Stock, the "AWS Capital Stock");

          (vi) each share of TeleCorp Series F Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock; and

          (vii) each share of TeleCorp Series G Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7 or the Dissenting Shares) shall be converted automatically into and become exchangeable for .9 shares of AWS Common Stock.

     (c) As of the Effective Time, all shares of TeleCorp Capital Stock shall no longer be outstanding and shall automatically be deemed canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of the applicable AWS Capital Stock as specified in Section 1.6 (the "Merger Consideration"), and any cash, in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.10 hereof without interest. The number of shares of AWS Capital

Stock into which shares of each class of TeleCorp Capital Stock are converted in accordance with Section 1.6 shall be, with respect to such class, the "Exchange Ratio."

     1.7 Cancellation of Certain Shares; Conversion of Merger Sub Stock.

     (a) At the Effective Time, each share of TeleCorp Capital Stock held in the treasury of TeleCorp or owned by AWS immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

     (b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

     1.8 Stock Options; Restricted Stock.

     (a) At the Effective Time, all options (the "Outstanding Employee Options") to purchase shares of TeleCorp Common Stock then outstanding and unexercised under the TeleCorp PCS, Inc. 2000 Employee, Director and Consultant Stock Plan, the TeleCorp PCS, Inc. 1999 Stock Option Plan, as amended to the date hereof, the Amended and Restated Tritel, Inc. 1999 Stock Option Plan, and the Amended and Restated Tritel, Inc. 1999 Stock Option Plan for Non-employee Directors (the "TeleCorp Option Plans"), whether or not then vested or exercisable, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be options to acquire TeleCorp Common Stock and shall automatically become options to acquire AWS Common Stock with such terms as provided in
Section 1.8(b).

     (b) At the Effective Time, each such Outstanding Employee Option shall continue to have, and be subject to, the same terms and conditions set forth in the TeleCorp Option Plans, option agreements thereunder and other relevant documentation immediately prior to the Effective Time, except that such Outstanding Employee Options will cease to represent an option to purchase shares of TeleCorp Common Stock and will be automatically converted into an option to purchase that number of whole shares of AWS Common Stock equal to the product of (i) the number of shares of TeleCorp Common Stock that were purchasable under such Outstanding Employee Options immediately prior to the Effective Time and (ii) the applicable Exchange Ratio, rounded up to the nearest whole number of shares of AWS Common Stock. The per-share exercise price for the shares of AWS Common Stock issuable upon exercise of such converted Outstanding Employee Options will be equal to the quotient determined by dividing (x) the exercise price per share of TeleCorp Common Stock at which such Outstanding Employee Options were exercisable immediately prior to the Effective Time by (y) the applicable Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent.

     (c) At the Effective Time, all shares of restricted and unvested TeleCorp Common Stock ("Restricted Shares") granted under any of the TeleCorp Option Plans or otherwise, which are outstanding and subject to restriction as of the Effective Time, shall, without any further action on the part of the holders thereof, automatically and immediately be converted into a number of restricted shares of AWS Common Stock ("AWS Restricted Shares") equal to the product of (i) the number of Restricted Shares held by the grantee immediately prior to the Effective Time and (ii) the applicable Exchange Ratio. Following the Effective Time, each AWS Restricted Share will otherwise continue to be subject to the same terms and conditions set forth in the TeleCorp Option Plans, restricted stock agreements thereunder and any other relevant documentation immediately prior to the Effective Time. At the Effective Time, AWS shall assume all of the further obligations of TeleCorp under the TeleCorp PCS, Inc. 1998 Restricted Stock Plan, which was assumed by TeleCorp on November 13, 2000.

     (d) AWS or one of its Affiliates shall reserve for issuance a sufficient number of shares of AWS Common Stock for delivery upon exercise of Outstanding Employee Options. As soon as practicable after the Effective Time, AWS shall file a registration statement on Form S-8 (or any successor form or other appropriate form) under the Securities Act covering the shares of AWS Common Stock issuable upon the exercise of the Outstanding Employee Options assumed by AWS, and shall use all its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Employee Options.

     (e) Notwithstanding the foregoing, the number of shares and the per share exercise price of each Outstanding Employee Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 422 of the Code.

     (f) TeleCorp shall take all steps necessary prior to the Effective Time to ensure that no individual shall have the right to exercise any Outstanding Employee Options (or other TeleCorp equity awards) for TeleCorp Common Stock following the Effective Time.

     1.9 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, (a) any change in the outstanding shares of TeleCorp Capital Stock or AWS Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, or (b) if the representations set forth in Section 2.3(a), Section 2.3(b) or the first sentence of Section 2.3(c) shall not be true and correct and, solely in the case of clause (b) AWS elects to do so, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of TeleCorp Capital Stock or AWS, as the case may be, the same economic effect as contemplated by this Agreement prior to such event or in the absence of such failure to be true and correct, as the case may be.

     1.10 Fractional Shares. No fraction of a share of AWS Common Stock shall be issued, but in lieu thereof each holder of shares of TeleCorp Capital Stock who would otherwise be entitled to a fraction of a share of AWS Common Stock (after aggregating all fractional shares of AWS Common Stock to be received by such holder) shall receive from the Exchange Agent (as defined below) in lieu of such fractional shares of AWS Common Stock, an amount of cash (rounded to the nearest whole cent and without interest) representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of AWS Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of TeleCorp Capital Stock, the Exchange Agent will hold such proceeds in trust for the holders of TeleCorp Capital Stock. AWS shall pay or cause to be paid all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. AWS may decide, at its sole option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares that AWS shall pay or cause to be paid to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of TeleCorp Capital Stock the amount such holder would have received pursuant to the foregoing assuming that the sales of AWS Common Stock were made at a price equal to the average of the closing bid prices of AWS Common Stock on the New York Stock Exchange, for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this sentence. In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of TeleCorp Capital Stock in lieu of any fractional shares of AWS Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of the applicable TeleCorp Capital Stock without interest.

     1.11 Surrender of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, AWS shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") in connection with the Merger.

     (b) AWS to Provide Capital Stock. When and as needed, AWS shall use reasonable best efforts to make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as AWS may adopt, the Merger Consideration.

     (c) Exchange Procedures. Promptly after the Effective Time (but in no event later than five days after the Effective Time), AWS shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TeleCorp Capital Stock whose shares were converted into the right to receive shares of AWS Capital Stock pursuant to Section 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TeleCorp may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of AWS Capital Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number and type of shares of AWS Capital Stock or, as the case may be, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.10, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of TeleCorp Capital Stock shall be deemed from and after the Effective Time, for all legal purposes, to evidence only the right to receive the number of shares of AWS Capital Stock into which the holder of such shares of TeleCorp Capital Stock is entitled and, as the case may be, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.10. Any portion of the shares of AWS Capital Stock and cash deposited with the Exchange Agent pursuant to Section 1.11(b) which remains undistributed to the holders of Certificates representing shares of TeleCorp Capital Stock for six months after the Effective Time shall be delivered to AWS, upon demand, and any holders of shares of TeleCorp Capital Stock who have not theretofore complied with the provisions of this Article I shall thereafter look only to AWS and only as general creditors thereof for payment of their claim for AWS Capital Stock, any cash in lieu of fractional shares and any dividends or distributions with respect to AWS Capital Stock to which such holders may then be entitled.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to AWS Capital Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of AWS Capital Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of AWS Capital Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of AWS Capital Stock.

     (e) Transfers of Ownership. If any certificate for shares of AWS Capital Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered in the stock register of TeleCorp, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the stockholder requesting such exchange shall have paid to AWS, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of AWS Capital Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of AWS or any agent designated by it that such tax has been paid or is otherwise not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, AWS or the Surviving Corporation shall be liable to a holder of shares of TeleCorp Capital Stock or any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Withholding of Tax. Either AWS or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of TeleCorp Capital Stock such amounts as AWS (or any Affiliate thereof) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of any applicable state, local or foreign tax law. To the extent that amounts are so withheld by AWS or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of TeleCorp Capital Stock in respect of whom such deduction and withholding were made by AWS.

     1.12 Further Ownership Rights in Shares. All shares of AWS Capital Stock issued upon the surrender for exchange of shares of TeleCorp Capital Stock in accordance with the terms of this Article I (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TeleCorp Capital Stock, and there shall be no further registration of transfers on the records of either AWS or the Surviving Corporation of shares of capital stock of TeleCorp which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to either AWS or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.13 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the provisions of Article V, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (eastern standard time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third business day after all the conditions set forth in Article V (excluding, but subject to the satisfaction or waiver of, conditions that, by their nature, cannot be satisfied prior to the Closing Date) shall have been satisfied or waived, unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, unless another place is agreed to by the parties.

     1.14 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of TeleCorp Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to AWS, such shares of AWS Capital Stock to which the holder of such Certificate would otherwise be entitled to pursuant to the provisions of Section 1.6 and cash for fractional shares, if any, as may be required pursuant to Section 1.10; provided, however, that AWS may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AWS or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.15 Follow-On Merger. In the event that either of the tax opinions required by Section 5.2(b) and 5.3(b) could otherwise not be delivered, AWS shall cause the Surviving Corporation to be merged with and into AWS immediately after the Effective Time (the "Follow-On Merger").

     1.16 Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, shares of TeleCorp Capital Stock (other than the TeleCorp Class A Voting Common Stock, par value $0.01 per share) that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger

Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.11, of the certificate or certificates that formerly evidenced such shares.

     (b) TeleCorp shall give AWS (i) prompt notice of any demands for appraisal received by TeleCorp, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by TeleCorp and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. TeleCorp shall not, except with the prior written consent of AWS, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF TELECORP

     Except as set forth in the TeleCorp Disclosure Schedule delivered to AWS concurrently herewith (the "TeleCorp Disclosure Schedule"), TeleCorp, on behalf of itself and its Subsidiaries, represents and warrants to AWS that the statements contained in this Article II are true, complete and correct. The TeleCorp Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this Article II. As used in this Agreement, a "TeleCorp Material Adverse Effect" means any change, event, occurrence, effect or state of facts (a) that is materially adverse to or materially impairs (i) the business, assets (including intangible assets), liabilities, financial condition or results of operations of TeleCorp and its Subsidiaries, taken as a whole, or (ii) the ability of TeleCorp to perform its obligations under this Agreement, or (b) prevents consummation of any of the transactions contemplated by this Agreement; provided that none of the following shall be considered a Material Adverse Effect except to the extent TeleCorp is affected in a materially disproportionate manner as compared to other wireless telecommunications service providers: (x) changes in general economic conditions in the United States, (y) conditions affecting the wireless telecommunications services industry generally, and (z) any changes resulting from the announcement of the Merger.

     2.1 Organization and Qualification; Subsidiaries.

     (a) TeleCorp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. TeleCorp is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     (b) All of the shares of capital stock of each Subsidiary of TeleCorp are owned by TeleCorp or by a Subsidiary of TeleCorp (other than director's qualifying shares in the case of foreign Subsidiaries), and are validly issued, fully paid and non-assessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect any such Subsidiaries capital stock.

     (c) Each Subsidiary of TeleCorp is a legal entity, duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of TeleCorp is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     2.2 Certificate of Incorporation; By-laws. TeleCorp has heretofore made available to AWS a true, complete and correct copy of its and each of its Subsidiaries' respective Certificate of Incorporation and

By-laws (or other equivalent organizational or constitutive documents), each as amended or restated to date. Each such Certificate of Incorporation and By-laws (or other equivalent organizational documents) of TeleCorp and each of its Subsidiaries are in full force and effect. Neither TeleCorp nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or other equivalent organizational documents.

     2.3 Capitalization.

     (a) The authorized capital of TeleCorp consists of: (i) 1,934,463,093 shares of TeleCorp Common Stock, consisting of: (A) 1,108,550,000 shares of TeleCorp Class A Voting Common Stock, (B) 808,550,000 shares of TeleCorp Class B Non-Voting Common Stock, (C) 313,000 shares of TeleCorp Class C Common Stock,
(D) 1,047,000 shares of TeleCorp Class D Common Stock, (E) 4,000,000 shares of TeleCorp Class E Common Stock, (F) 12,000,000 shares of TeleCorp Class F Common Stock, and (G) 3,093 shares of TeleCorp Voting Preference Common Stock; (ii) 20,000,000 shares of TeleCorp Preferred Stock, consisting of: (A) 100,000 shares of TeleCorp Series A Convertible Preferred Stock, (B) 200,000 shares of TeleCorp Series B Preferred Stock, (C) 215,000 shares of TeleCorp Series C Preferred Stock, (D) 50,000 shares of TeleCorp Series D Preferred Stock, (E) 30,000 shares of TeleCorp Series E Preferred Stock, (F) 15,450,000 shares of TeleCorp Series F Preferred Stock, (G) 100,000 shares of TeleCorp Series G Preferred Stock, (H) 200,000 shares of TeleCorp Series H Preferred Stock, (I) 300,000 shares of TeleCorp Series I Preferred Stock, and (J) 3,355,000 undesignated shares.

     (b) As of October 7, 2001, 2001: (i) 180,960,930.01 shares of TeleCorp
Common Stock were issued and outstanding, which consisted of: (A) 179,779,632 shares of TeleCorp Class A Voting Common Stock, (B) no shares of TeleCorp Class B Non-Voting Common Stock, (C) 283,813 shares of TeleCorp Class C Common Stock,
(D) 851,429 shares of TeleCorp Class D Common Stock, (E) 5,245.70 shares of TeleCorp Class E Common Stock, (F) 37,717.31 shares of TeleCorp Class F Common Stock, and (G) 3,093 shares of TeleCorp Voting Preference Common Stock; (ii) 15,433,244.82 shares of TeleCorp Preferred Stock were issued and outstanding, which consisted of: (A) 97,472.84 shares of TeleCorp Series A Preferred Stock,
(B) 90,666.33 shares of TeleCorp Series B Preferred Stock, (C) 210,608 shares of TeleCorp Series C Preferred Stock, (D) 49,916.98 shares of TeleCorp Series D Preferred Stock, (E) 25,428.57 shares of TeleCorp Series E Preferred Stock, (F) 14,912,778 shares of TeleCorp Series F Preferred Stock, (G) 46,374.10 shares of TeleCorp Series G Preferred Stock, (H) no shares of TeleCorp Series H Preferred Stock, and (I) no shares of TeleCorp Series I Preferred Stock; (iii) 281,525 shares of TeleCorp Common Stock were held in treasury of TeleCorp or any of its Subsidiaries; (iv) no shares of TeleCorp Capital Stock were held by any Subsidiary of TeleCorp; (v) 361,744 shares of TeleCorp Class A Voting Stock and
649.76 shares of TeleCorp Series E Preferred Stock were reserved for issuance pursuant to the TeleCorp PCS, Inc. 2000 Employee, Director and Consultant Stock Plan and TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended; and (vi) there were outstanding employee and non-employee options in the amount set forth in Section 2.3(b) of the TeleCorp Disclosure Schedule (the "TeleCorp Options"), with the exercise price, vesting schedule and name of each holder of such options and the amount of options held by each such holder specified in Section 2.3(b) of the TeleCorp Disclosure Schedule, and 22,703,376 shares of TeleCorp Class A Common Stock were reserved for issuance in respect thereof. None of the outstanding shares of TeleCorp Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

     (c) Except as set forth above, no shares of voting or non-voting capital stock or other securities or equity interests of TeleCorp were or are issued, reserved for issuance or outstanding. All outstanding shares of TeleCorp Capital Stock are, and all shares which may be issued upon the exercise of TeleCorp Options will be, when issued, duly authorized, validly issued (including under the Securities Act), fully paid and non-assessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of TeleCorp with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of TeleCorp may vote.

     (d) All of the outstanding shares of capital stock or other security or equity interests of each of TeleCorp's Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable, are not subject to, and were not issued in violation of any preemptive (or similar) rights, and are owned, of record and beneficially, by TeleCorp or one of its direct or indirect Subsidiaries, free and clear of any and all Liens whatsoever. There are no restrictions of any kind which prevent the payment of dividends, where applicable, by any of TeleCorp's Subsidiaries, and neither TeleCorp nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

     (e) Section 2.3(e) of the TeleCorp Disclosure Schedule sets forth a true, complete and correct list of all securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which TeleCorp or any of its Subsidiaries is a party or by which any of them is bound obligating TeleCorp or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of TeleCorp or of any of its Subsidiaries, whether upon conversion, exchange or otherwise, or obligating TeleCorp or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than the TeleCorp Options) and specifying the material terms of each such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking including the applicable exercise price or purchase price and the name of the person or entity to whom each such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking was issued and other than as set forth in Section 2.3(b) or 2.3(e) of the TeleCorp Disclosure Schedule, there are no such securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings outstanding. There are no outstanding contractual obligations of TeleCorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of TeleCorp or its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of TeleCorp or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of TeleCorp based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause TeleCorp or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or which otherwise relate to the registration of any securities of TeleCorp or its Subsidiaries.

     (f) Except for the Voting Agreements and the Stockholders Agreement, dated November 13, 2000 by and among TeleCorp, AWS and the other parties specified therein (the "Stockholders Agreement"), and such other agreements to which AWS is a party, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which TeleCorp or any of its Subsidiaries or, to the knowledge of TeleCorp, any of the stockholders of TeleCorp, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of TeleCorp or any of its Subsidiaries.

     2.4 Authority; Enforceability. TeleCorp has all necessary corporate power and authority to execute and deliver this Agreement, Amendment No. 1 to the Stockholders Agreement (the "Stockholders Agreement Amendment"), and the Transfer Agreement (collectively, the "Related Agreements") and to perform its obligations hereunder and thereunder and, assuming the requisite stockholder approval is received, to consummate the transactions contemplated hereby and thereby. The execution and delivery by TeleCorp of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by TeleCorp of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of TeleCorp are necessary to authorize this Agreement or any Related Agreement or to consummate the transactions so contemplated, other than the Required

Stockholder Approval. Each of this Agreement and each Related Agreement has been duly and validly executed and delivered by TeleCorp and, assuming the due authorization, execution and delivery thereof by all other parties to each such agreement, constitutes a legal, valid and binding obligation of TeleCorp in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

     2.5 Board Recommendation; Required Vote. A majority of the Disinterested Directors have, and the full Board of Directors of TeleCorp has, at a meeting duly called and held (i) approved and declared advisable this Agreement and approved each Related Agreement, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of TeleCorp Capital Stock, (iii) resolved to recommend adoption of this Agreement, the Merger, and the other transactions contemplated hereby and thereby to the stockholders of TeleCorp and (iv) directed that this Agreement be submitted to the stockholders of TeleCorp for their approval and authorization (the recommendations referred to in this sentence, the "Directors' Recommendation"). The affirmative vote of a majority of the voting power of all outstanding shares of TeleCorp Class A Voting Common Stock, TeleCorp Class C Common Stock, TeleCorp Class D Common Stock, TeleCorp Class E Common Stock, TeleCorp Class F Common Stock, and TeleCorp Voting Preference Common Stock, TeleCorp Series A Convertible Preferred Stock, TeleCorp Series B Preferred Stock, TeleCorp Series C Preferred Stock, TeleCorp Series D Preferred Stock, TeleCorp Series E Preferred Stock, and TeleCorp Series F Preferred Stock, voting together as one class in accordance with TeleCorp's Certificate of Incorporation, are the only votes of the holders of any class or series of capital stock of TeleCorp necessary to approve and authorize this Agreement, the Merger and the Related Agreements and the other transactions contemplated hereby and thereby in their capacity as stockholders of TeleCorp (such vote, the "Required Stockholder Approval"). As of the date hereof, the Persons who are signatories to the Voting Agreements in the aggregate possess sufficient voting power to cause the Required Stockholder Approval to be given without the vote of any other stockholder of TeleCorp. The Stockholders Agreement Amendment was and is effective to amend the Stockholders Agreement in the manner and to the extent provided for in the Stockholders Agreement Amendment.

     2.6 No Conflict; Required Filings and Consents.

     (a) The execution and delivery by TeleCorp of this Agreement and the Related Agreements do not, and the performance of this Agreement and the Related Agreements will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or other equivalent organizational or constitutive documents of TeleCorp or any of its Subsidiaries, (ii) conflict with or violate any Law, Regulation or Order in each case applicable to TeleCorp or any of its Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TeleCorp's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of TeleCorp or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TeleCorp or any of its Subsidiaries is a party or by which TeleCorp or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not
(x) individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect, (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements or (z) individually, or in the aggregate, reasonably be expected to have a material adverse effect on the value of TeleCorp's Capital Stock.

     (b) The execution and delivery by TeleCorp of this Agreement and the Related Agreements do not, and the performance of this Agreement and the Related Agreements, will not, require TeleCorp or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental

Authority, domestic or foreign, except for (i) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended, including, without limitation, as amended by the Telecommunications Act of 1996 (the "Communications Act") and any rules, regulations or policies promulgated by the Federal Communications Commission (the "FCC"), state public utility, telecommunications or public service laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL and/or (iii) where the failure to obtain such approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect. The approval or authorization required to be obtained from the FCC pursuant to the Communications Act and/or the rules and regulations of the FCC, are referred to herein as the "Required TeleCorp Governmental Approvals").

     2.7 Material Agreements. (a) Each agreement, contract or commitment that is of a type which is required, pursuant to Items 404 or 601 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC"), to be disclosed or included as an exhibit to a TeleCorp SEC Report filed on or after December 31, 2000 has been so disclosed or so included in TeleCorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, or one of its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 or June 30, 2001 (any such agreement required to be so disclosed or included, together with any agreements actually disclosed or included, the "TeleCorp SEC Agreements"). Except as entered into after the date hereof without violation of this Agreement, Section 2.7(a) of the TeleCorp Disclosure Schedule sets forth a true and correct list of (i) all uncompleted contracts, arrangements, agreements or understandings with vendors or otherwise for the purchase of equipment or services involving the payment of $3 million or more in any 12 month period or $8 million in the aggregate; and (ii) all contracts, arrangements, agreements or understandings to purchase or acquire any rights under any FCC License or other service licenses or permits; and (iii) all contracts, arrangements, agreements or understandings to purchase, acquire, dispose or transfer any tower or wireless system or part thereof or cell site or any other local service or access system (including any shares of capital stock of any Subsidiary holding any such interest) or material business enterprise or operation. The TeleCorp SEC Agreements, together with the agreements required to be disclosed in Section 2.7(a) of the TeleCorp Disclosure Schedule are referred to herein as the "TeleCorp Material Contracts". TeleCorp has previously made available to AWS true and complete copies of each of the foregoing agreements.

     (b) Neither TeleCorp nor any of its Subsidiaries has breached or violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under any of the provisions of, or received in writing any claim or threat that it has breached or is in default under, any of the terms or conditions of any TeleCorp Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from TeleCorp or any of its Subsidiaries under any TeleCorp Material Contract. Each TeleCorp Material Contract (i) is in full force and effect, (ii) is a valid and binding obligation of TeleCorp or such Subsidiary, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law) and, to the knowledge of TeleCorp, of each other party thereto, and (iii) is enforceable against TeleCorp or such Subsidiary in accordance with its terms, and, to the knowledge of TeleCorp, enforceable against each other party thereto, and such TeleCorp Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby with no alteration or acceleration or increase in fees or liabilities. Neither TeleCorp nor any of its Subsidiaries is or is alleged to be and, to the knowledge of TeleCorp, no other party is or is alleged to be in default under, or in breach or violation of, any TeleCorp Material Contract, and no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation. No party to a TeleCorp Material Contract has terminated or notified TeleCorp in writing of an intent to materially reduce or terminate the amount of business with TeleCorp and its Subsidiaries in the future, except as would not individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     (c) There is no agreement, contract or understanding binding upon TeleCorp or any of its Subsidiaries or any of their respective properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business or operations of AWS or any of its Affiliates (other than TeleCorp or its Subsidiaries) or any business practice of AWS or any of its Affiliates (other than TeleCorp or its Subsidiaries) as currently conducted. Without limiting the generality of the foregoing, the exclusivity terms of each of the General Agreement for Purchase of Personal Communications Systems and Services, dated as of May 1, 1998, among Lucent Technologies Inc. and TeleCorp PCS, Inc., and the Acquisition Agreement, dated as of December 30, 1998 among Ericsson Inc., Tritel Finance, Inc. and Tritel Communications, Inc. do not apply to or limit or bind TeleCorp or its Subsidiaries beyond December 30, 2005 and May 1, 2003, respectively, and shall not be or purport to be applicable to, be enforceable against, limit or bind AWS or any of Subsidiaries (other than the Surviving Corporation) at any time.

     (d) Section 2.7(d) of the TeleCorp Disclosure Schedule contains a true and accurate list of (i) all contracts, arrangements, agreements or understandings that are of the type that are required to be disclosed or described pursuant to
Item 404 of Regulation S-K, other than those that are filed as an exhibit to a TeleCorp SEC Report filed prior to the date hereof, and (ii) all agreements or understandings, whether written or oral, giving any Person the right to require TeleCorp to register shares of capital stock or to participate in any such registration.

     2.8 Compliance. Each of TeleCorp and its Subsidiaries is in compliance in all respects with, and is not in default or violation of, (i) its Certificate of Incorporation and By-laws or other equivalent organizational documents, or (ii) any note, bond, mortgage, indenture, contract, permit, franchise or other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clause (ii), any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     2.9 SEC Filings; Financial Statements.

     (a) TeleCorp has timely and accurately filed all forms, reports, schedules, statements and documents required to be filed by it with the SEC since October 13, 1999 (the "TeleCorp SEC Reports") pursuant to the federal securities Laws and the SEC regulations promulgated thereunder. Each of TeleCorp's Subsidiaries that are obligated to file with the SEC has timely and accurately filed all forms, reports, schedules, statements and documents required to be filed by it with the SEC since October 13, 1999 (the "TeleCorp Subsidiary SEC Reports") pursuant to the federal securities laws and the SEC regulations promulgated thereunder. The TeleCorp SEC Reports and TeleCorp Subsidiary SEC Reports were
(i) prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the TeleCorp SEC Reports (i) complied in all material respects with applicable accounting requirements and the regulations of the SEC with respect thereto,
(ii) were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, to the extent otherwise permitted by Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly and accurately present in all material respects the consolidated financial position of TeleCorp and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, subject in the case of interim financial statements to normal year-end adjustments.

     2.10 Licenses and Authorizations.

     (a) TeleCorp and its Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations granted or issued by any Governmental Authority, including, without limitation, the FCC or any state authority asserting jurisdiction over TeleCorp, its Subsidiaries and their respective properties and assets, that are required for the conduct of their businesses as currently being conducted (each, as amended to date, the "TeleCorp Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be reasonably likely to have a TeleCorp Material Adverse Effect or prevent or materially impair or delay the ability of TeleCorp to consummate the transactions contemplated hereby. TeleCorp has made available to AWS a true, complete and correct list of the TeleCorp Authorizations issued by the FCC.

     (b) TeleCorp has previously made available to AWS a true, complete and correct list of (i) each application of TeleCorp or any of its Subsidiaries pending before the FCC (the "TeleCorp FCC Applications"); and (ii) each FCC permit and FCC license which is not a TeleCorp Authorization but in which TeleCorp, any of its Subsidiaries or any of its Affiliates, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect TeleCorp Authorizations"). The TeleCorp Authorizations, the TeleCorp FCC Applications, and the Indirect TeleCorp Authorizations are the only licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations that are required for the conduct of the business and operations of TeleCorp and its Subsidiaries as currently conducted, other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be considered reasonably likely to have a TeleCorp Material Adverse Effect or prevent or materially delay or impair the ability of TeleCorp to consummate the transactions contemplated hereby.

     (c) Except as disclosed in Section 2.10(c) of the TeleCorp Disclosure
Schedule:

          (i) The TeleCorp Authorizations and the Indirect TeleCorp Authorizations are in full force and effect and have not been pledged or otherwise encumbered (except for such pledges and encumbrances securing the TeleCorp Licensee's indebtedness to the FCC and/or the United States Department of Treasury ("USDT"), as the case may be), assigned, suspended or modified in any material respect (except as a result of FCC rule changes applicable to the industry generally), canceled or revoked, and TeleCorp and each of its Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not, individually or in the aggregate, be considered reasonably likely to have a TeleCorp Material Adverse Effect.

          (ii) To the knowledge of TeleCorp, no event has occurred with respect to any of the TeleCorp Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such TeleCorp Authorizations.

          (iii) To the knowledge of TeleCorp, there is not pending any application, petition, objection or other pleading with the FCC, any state authority or any similar entity having jurisdiction or authority over the operations of TeleCorp or any of its Subsidiaries which questions the validity or contests any TeleCorp Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any material adverse modification of any TeleCorp Authorization.

     (d) Except as disclosed in Section 2.10(c) of the TeleCorp Disclosure
Schedule:

          (i) Each wholly-owned Subsidiary of TeleCorp set forth in Section 2.10(d) of the TeleCorp Disclosure Schedule hereto (a "TeleCorp Licensee") holds the FCC licenses (each an "FCC License" and collectively, the "FCC Licenses") set forth below its name on such same schedule. Such TeleCorp Licensee has good and marketable title, free and clear of any Liens, to such FCC Licenses, except for such liens securing the TeleCorp Licensee's indebtedness to the FCC and/or USDT, as the case may be, not in excess of $140 million in the aggregate.

          (ii) No person or entity other than the applicable TeleCorp Licensee and the FCC has any right, claim or interest in or to any of the FCC Licenses.

          (iii) The FCC Licenses have been validly issued in the name of such TeleCorp Licensee, are in full force and effect, have been granted by Final Order and TeleCorp has no reason to believe that such licenses will not remain in full force and effect until the respective expiration dates set forth on the FCC Licenses.

          (iv) Except for proceedings affecting the PCS or wireless communications services industry generally, there is not pending, nor to the knowledge of TeleCorp, threatened against TeleCorp or any TeleCorp Licensee or against any of the TeleCorp Licenses, nor is TeleCorp aware of any basis for, any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority which questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the FCC Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which would adversely affect the ability of AWS to employ any of the FCC Licenses (other than those licenses set forth in Section 2.25(b) of the TeleCorp Disclosure Schedule) in its business after the Closing Date or seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the FCC Licenses.

          (v) Each of the FCC Licenses is unimpaired by any acts or omissions of TeleCorp or any TeleCorp Licensee.

          (vi) All material documents required to be filed or fees to be paid at any time by TeleCorp or the applicable TeleCorp Licensee with the FCC with respect to any of the FCC Licenses have been filed or payments made or the time period for such filing or payment has not lapsed. All such documents filed since the date that each of the FCC Licenses was issued or transferred to the applicable TeleCorp Licensee are true and correct in all material respects.

          (vii) None of the FCC Licenses is subject to any conditions other than those generally applicable to the industry at large, those imposed by FCC Law generally upon a specific class of FCC licenses or licensees, and those appearing on the face of the applicable FCC License.

          (viii) TeleCorp and each TeleCorp Licensee complies in all material respects with all pertinent aspects of FCC Law, including without limitation (1) the rules, regulations and policies pertaining to eligibility to hold broadband PCS licenses in general, and the applicable FCC Licenses in particular, including where applicable, Section 24.709 of the FCC's rules, (2) the rules, regulations and policies governing the CMRS spectrum cap and restricting foreign ownership of radio licenses, (3) the Regulations and policies relating to wireless E911 (as set forth in Section
     20.18 of the FCC's CMRS rules), and (4) the rules, regulations and policies relating to implementation of Communications Assistance for Law Enforcement Act.

          (ix) TeleCorp and each TeleCorp Licensee is in compliance with all terms and conditions of, and all of its obligations under, the applicable FCC Licenses. Without limiting the foregoing, TeleCorp or the applicable TeleCorp Licensee, where applicable, has made all installment payments due in connection with the applicable FCC Licenses to the FCC and/or the USDT, as the case may be, on a timely basis and has not been assessed any unpaid late payment fees or any unpaid additional interest charges for failing to make installment payments to the FCC or USDT.

          (x) No person or entity other than TeleCorp or the applicable TeleCorp Licensee is authorized to use the spectrum described in Section 2.10(d) of the TeleCorp Disclosure Schedule.

     (e) Except for the approvals contemplated by Section 2.6, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Authority is required to be made or obtained by TeleCorp or any of its Subsidiaries in connection with the transfer or deemed transfer of the FCC Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby and such transactions will not result in a breach of such approvals, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not be considered reasonably likely to have a TeleCorp Material Adverse Effect or prevent or materially impair or delay the ability of TeleCorp to consummate the transactions contemplated hereby.

     2.11 No Violation of Law. Except as disclosed in Section 2.11 of the TeleCorp Disclosure Schedule, the business of TeleCorp and its Subsidiaries is not currently conducted nor has such business ever been conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, could have a TeleCorp Material Adverse Effect. Except as disclosed in TeleCorp SEC Reports filed prior to the date of this Agreement, and, with respect to the FCC, as disclosed in Section 2.11 of the TeleCorp Disclosure Schedule, no investigation, review or proceeding by any Governmental Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to TeleCorp or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to TeleCorp's knowledge, threatened, nor has any Governmental Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a TeleCorp Material Adverse Effect. Except as set forth in the TeleCorp SEC Reports, neither TeleCorp nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Authority that materially restricts the conduct of its business or which would reasonably be expected to have a TeleCorp Material Adverse Effect, nor has TeleCorp or any of its Subsidiaries been advised that any Governmental Authority is considering issuing or requesting any of the foregoing.

     2.12 Absence of Certain Changes or Events.

     (a) Since December 31, 2000, except as expressly disclosed in the TeleCorp SEC Reports filed prior to the date hereof (other than in the "risk factors" or similar section of any such TeleCorp SEC Report), (i) TeleCorp and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice (the "Ordinary Course of Business") and,
(ii) there has not been any change, event, development, damage or circumstance affecting TeleCorp or any of its Subsidiaries which, individually or in the aggregate, has had, or could reasonably be expected to have, a TeleCorp Material Adverse Effect.

     (b) Since December 31, 2000, (i) there has not been any material change by TeleCorp in its accounting methods, principles or practices, any revaluation by TeleCorp of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business, and (ii) there has not been any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of TeleCorp to consummate the transactions contemplated by this Agreement or the Related Agreements.

     2.13 Absence of Liabilities. TeleCorp and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) other than (i) liabilities or obligations (1) which are accrued or reserved against in the consolidated financial statements of TeleCorp and its Subsidiaries included in TeleCorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 or reflected in the notes thereto or (2) which were incurred after December 31, 2000 in the Ordinary Course of Business,
(ii) liabilities or obligations which have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, (iii) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of TeleCorp and its Subsidiaries prepared in accordance with GAAP.

     2.14 Absence of Litigation. Except as disclosed in the TeleCorp SEC Reports filed prior to the date of this Agreement, there is no Litigation pending or, to the knowledge of TeleCorp, threatened against

TeleCorp or any of its Subsidiaries, or any properties or rights of TeleCorp or any of its Subsidiaries, before or subject to any Court or Governmental Authority which, individually or in the aggregate, has had, or would reasonably be expected to have, a TeleCorp Material Adverse Effect.

     2.15 Employee Benefit Plans.

     (a) TeleCorp has delivered to AWS true, complete and correct copies of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock or other security options, stock or other security purchase, stock or other security appreciation right, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, plant closing or similar benefit plans, retiree health or life benefit plans, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any executive employment or executive compensation or severance agreements, or a written summary of the material terms of any of the foregoing agreements if not in writing, which have ever been sponsored, maintained, contributed to or entered into by TeleCorp or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with TeleCorp, or any Subsidiary of TeleCorp, within the meaning of Section 414 of the Code or
Section 4001 of ERISA (a "TeleCorp ERISA Affiliate") for the benefit of, or relating to, any present or former employee, officer, director or consultant of such entity, whether or not such plan is terminated (together, the "TeleCorp Employee Plans").

     (b) TeleCorp has delivered to AWS with respect to each TeleCorp Employee Plan true, complete and correct copies of each of the following, if applicable:
(i) the most recent summary plan description and any subsequent summary of material modifications, (ii) any related trust, insurance policy or other funding vehicle or contract providing for benefits, (iii) the two most recently filed Form 5500 series Annual Reports with all schedules, (iv) the most recent determination letter from the IRS, (v) the most recent annual financial report and (vi) the most recent annual actuarial report. Subject to the requirements of ERISA, there are no restrictions on the ability of the sponsor of each TeleCorp Employee Plan to amend or terminate any TeleCorp Employee Plan and each TeleCorp Employee Plan may with the consent of TeleCorp (or applicable Subsidiary or TeleCorp ERISA Affiliate) be assumed by AWS or the Surviving Corporation, as the case may be.

     (c) Except as specifically provided in the foregoing documents delivered to AWS, there are no amendments to any TeleCorp Employee Plan that have been adopted or approved nor has TeleCorp or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new TeleCorp Employee Plan.

     (d) (i) None of TeleCorp and its Subsidiaries nor, to the knowledge of TeleCorp, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject TeleCorp, any of its ERISA Affiliates or any person that TeleCorp or any of its ERISA Affiliates has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (ii) there are no claims pending (other than routine claims for benefits) or threatened against any TeleCorp Employee Plan or against the assets of any TeleCorp Employee Plan, nor are there any current or threatened Liens on the assets of any TeleCorp Employee Plan; (iii) each TeleCorp Employee Plan conforms to, and in its operation and administration is in all material respects in compliance with the terms thereof and the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including, without limitation, all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, the IRS or Secretary of the Treasury), and TeleCorp, each of its Subsidiaries and each TeleCorp ERISA Affiliate have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or in violation by any other party with respect to, any TeleCorp Employee Plan; (iv) each TeleCorp Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust intended to be exempt under Section 501 of the Code is so qualified or exempt, has received or is the subject of a favorable determination or opinion letter from the IRS and nothing has occurred which may be expected to cause the loss of such qualification or exemption; (v) all contributions (including premiums for any insurance policy under which benefits for any TeleCorp Employee Plan are provided) required to be made to any TeleCorp Employee Plan pursuant to Section 412 of the Code, or any contract, or the terms of the TeleCorp Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates and a reasonable amount has been accrued for contributions to each TeleCorp Employee Plan for its current plan year; (vi) each TeleCorp Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such TeleCorp Employee Plan is present or operates and, to the extent relevant, the United States; and (vii) no TeleCorp Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA (a "Defined Benefit Plan"), or a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), or a "single-employer plan which has two or more contributing sponsors at least two of whom are not under common control" as described in
Section 4063 of ERISA, and none of TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate has ever maintained or sponsored, participated in, or made or been obligated to make contributions to such a Defined Benefit Plan or such a Multiemployer Plan or such a single employer plan as described in Section 4063 of ERISA.

     (e) Each TeleCorp Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act, the provisions of the Social Security Act, and the provisions of any similar law of any state providing for continuation coverage, in each case to the extent such requirements are applicable. No TeleCorp Employee Plan or written or oral agreement exists which obligates TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death, life insurance or similar benefits (whether or not insured) to any current or former employee, officer, director or consultant of TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate or to any other person following such current or former employee's, officer's, director's or consultant's termination of employment with TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate, other than COBRA Coverage.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of TeleCorp or any of its Subsidiaries, or result in any limitation on the right of TeleCorp or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TeleCorp Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, property, or in the form of benefits) by TeleCorp or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (g) The consummation of the transactions contemplated by this Agreement will not constitute a "prohibited transaction" under ERISA or the Code for which an exemption is unavailable.

     (h) TeleCorp and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     2.16 Employment and Labor Matters. There are no controversies pending or, to TeleCorp's knowledge, threatened, between TeleCorp or any of its Subsidiaries and any of their respective employees; neither TeleCorp nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TeleCorp or its Subsidiaries nor to TeleCorp's knowledge are there any activities or proceedings of any labor union to organize any such employees of TeleCorp or any of its Subsidiaries. Since December 31, 2000, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of TeleCorp or any of its Subsidiaries. TeleCorp does not have nor at the Closing will TeleCorp have any obligation under the Worker Adjustment and Retraining Notification Act as a result of any acts of TeleCorp taken in connection with the transactions contemplated hereby. Each of TeleCorp and its Subsidiaries is in compliance with all applicable Federal, state, local, and foreign employment, wage and hour, labor non-discrimination and other applicable laws or regulations.

     2.17 Registration Statement; Proxy Statement/Prospectus. None of the information supplied by TeleCorp in writing for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of AWS Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements thereto, the "Registration Statement") shall, at the time such document is filed, at the time amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the time of the special meeting of the stockholders of TeleCorp in connection with the Merger (the "TeleCorp Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by TeleCorp for inclusion in the proxy statement/ prospectus to be sent to the stockholders of TeleCorp in connection with the TeleCorp Stockholders Meeting (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") will, on the date the Proxy Statement is first mailed to the stockholders of TeleCorp and at the time of the TeleCorp Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to TeleCorp or any of its Affiliates, officers or directors should be discovered by TeleCorp which should be or should have been set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement, TeleCorp shall promptly inform AWS of such event. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, TeleCorp makes no representation or warranty with respect to any information supplied by AWS which is contained in the Registration Statement or Proxy Statement.

     2.18 Microwave Clearing. Section 2.18 of the TeleCorp Disclosure Schedule lists each of the microwave relocation agreements relating to the FCC Licenses (collectively, the "Relocation Agreements"). With respect to each Relocation Agreement, Section 2.18 of the TeleCorp Disclosure Schedule sets forth (i) the number of links being cleared, (ii) the projected timing of completion, (iii) the projected costs related to each such link and (iv) the costs incurred to date with respect to each such link.

     2.19 Title to Assets; Leases. Each of TeleCorp and its Subsidiaries has good and valid title to all of their owned properties and assets. All leases pursuant to which TeleCorp or any of its Subsidiaries lease real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) and in respect of which TeleCorp or such Subsidiary has not taken adequate steps to prevent such a default from occurring where such default would reasonably be expected to have a TeleCorp Material Adverse Effect. TeleCorp has all permits or licenses necessary to use its leased property.

     2.20 Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean (i) taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto, (ii) liability for the payment of any amounts of the types described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii); and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

     (b) All Federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) on or before the Effective Time by or on behalf of TeleCorp, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group for Tax purposes of which TeleCorp or any of its Subsidiaries is or has been a member have been or will be timely filed, and all such Tax Returns are or will be true, complete and correct, except to the extent that any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     (c) All Taxes due and payable on or before the Effective Time by or with respect to TeleCorp and each of its Subsidiaries have been or will be timely paid, or in the case of Taxes due (taking into account extensions) prior to June 30, 2001, are adequately reserved for, including for claims yet unasserted for items that have been assessed in the past (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on TeleCorp's balance sheet filed with Form 10-Q for the quarter ending June 30, 2001 and will be adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on TeleCorp's balance sheet as of the date of the Effective Time, except to the extent that any failure to pay or reserve for such Taxes would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     (d) There are no audits, disputes or administrative proceedings pending, or claims asserted in writing, for Taxes or assessments for which TeleCorp or any of its Subsidiaries is responsible, nor has TeleCorp or any of its Subsidiaries been requested to give or has been granted any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign income Tax return for which TeleCorp is responsible for any period which audits, disputes, administrative proceedings, claims, assessments or waivers would reasonably be expected, individually or in the aggregate, to have a TeleCorp Material Adverse Effect. All material assessments for Taxes due and owing by or with respect to TeleCorp and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid or accrued.

     (e) Other than with respect to its Subsidiaries, TeleCorp is not and has never been (nor does TeleCorp have any liability for Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither TeleCorp nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement that will be effective as of the Effective Time or that will have further effect for any taxable year (whether the current year, a future year or a past year) or is liable for the Taxes of any other party under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise.

     (f) TeleCorp has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (g) Each of TeleCorp and its Subsidiaries has complied in substantially all respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld and paid over to the proper Governmental Authorities substantially all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Each of TeleCorp and its Subsidiaries have duly and timely collected and remitted to the proper Governmental Authorities all material Taxes required to be collected from customers. The federal and state universal service charges are passed through to customers and as of the Closing Date, the amount collected from customers will not be materially different from the amounts paid or payable to the relevant governmental authorities.

     (h) None of TeleCorp or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any other provisions of Federal, state, local or foreign tax law.

     2.21 Environmental Matters. Except as disclosed in the TeleCorp SEC Reports filed prior to the date of this Agreement, and except for such instances, if any, which would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect, (i) TeleCorp and each of its Subsidiaries have obtained all applicable permits, licenses and other authorizations which are required under applicable Environmental Laws as defined below; (ii) TeleCorp and each of its Subsidiaries are in full compliance with all applicable Environmental Laws and with the terms and conditions of all required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and
(iii) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of such permits, licenses and authorizations or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from TeleCorp's or any of its Subsidiaries' (or, to the knowledge of TeleCorp, any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Material (as defined below); and (iv) TeleCorp and each of its Subsidiaries has taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by TeleCorp or its Subsidiaries (or, to the knowledge of TeleCorp, any of their respective agents) thereunder. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of TeleCorp, threatened against TeleCorp or any of its Subsidiaries relating in any way to the Environmental Laws or any Regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, except as would not individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

     2.22 Intellectual Property.

     (a) TeleCorp and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are in use or necessary to conduct the business of TeleCorp and its Subsidiaries as currently conducted, the absence of which would be considered reasonably likely to have a TeleCorp Material Adverse Effect (the "TeleCorp Intellectual Property Rights").

     (b) Neither TeleCorp nor any of its Subsidiaries is, or will as a result of the execution and delivery of this Agreement or the performance of TeleCorp's obligations under this Agreement or otherwise be, in breach of or otherwise cause the termination of or limit any license, sublicense or other agreement relating to the TeleCorp Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which TeleCorp or any of its Subsidiaries is a party and pursuant to which TeleCorp or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which is used by TeleCorp or any of its Subsidiaries, the breach of which would be considered reasonably likely to have a TeleCorp Material Adverse Effect.

     (c) All patents, trademarks, service marks (or any applications or registrations therefor) and copyrights which are held by TeleCorp or any of its Subsidiaries, and which are material to the business of TeleCorp and its Subsidiaries, are current, in effect, valid and subsisting. TeleCorp (i) has not been sued in any suit, action or proceeding or received any demands or claims that are still pending which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the marketing, licensing or sale of its services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a TeleCorp Material Adverse Effect.

     (d) Section 2.22(d) of the TeleCorp Disclosure Schedule sets forth a true and accurate list of all of the agreements, contracts and licenses that are related to, affect, or give rise to any rights or obligation of TeleCorp or any of its subsidiaries with respect to, the "SunCom" trademark, and related trade names, service names, copyrights and marks, including, without limitation, as relate to Affiliate License Co., LLC or any other entity through which TeleCorp or any of its Subsidiaries holds any such rights.

     2.23 No Restrictions on the Merger; Takeover Statutes. The Board of Directors of TeleCorp has taken the necessary action to render Section 203 of the DGCL, and any other potentially applicable anti-takeover or similar statute or regulation or provision of the Certificate of Incorporation or By-laws, or other organizational or constitutive document or governing instruments of TeleCorp or any of its Subsidiaries or any TeleCorp Material Agreement to which any of them is a party, inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby.

     2.24 Tax Matters. Neither TeleCorp nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent the Merger or the combination of the Merger and Follow-On Merger, as applicable, from qualifying as a tax-free reorganization under Section 368(a) of the Code.

     2.25 Build-out Requirements. Other than as set forth in Section 2.10(c)of the TeleCorp Disclosure Schedule, where the five-year deadline for satisfaction of the minimum build-out requirement under 47 C.F.R. 24.203 has passed, TeleCorp has satisfied the build-out requirement and has so notified the FCC in a timely manner. Furthermore, other than for those licenses set forth in Section 2.25(b) of the TeleCorp Disclosure Schedule, TeleCorp has filed notifications of satisfaction of minimum build-out requirements for all C- and F- Block designated entity licenses that are not otherwise freely transferable to AWS. TeleCorp has not received from the FCC any notice indicating that any FCC License with respect to which TeleCorp has submitted to the FCC a minimum build-out certification failed or fails to satisfy the minimum build-out requirement in respect of such FCC License. Other than as set forth in Section 2.10(c) of the TeleCorp Disclosure Schedule, TeleCorp is not in breach or otherwise in violation of any FCC build-out requirement relating to any FCC License. On or prior to the date hereof, TeleCorp has entered into the agreement (the "Transfer Agreement"), attached hereto as Exhibit F, to transfer control of, assign, or otherwise convey an interest in, on or prior to Closing, the FCC Licenses set forth in Section 2.25(b) of the TeleCorp Disclosure Schedule.

     2.26 Brokers. Except for JP Morgan Chase & Co. and Lehman Bros. Inc., no broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TeleCorp. TeleCorp has heretofore furnished to AWS a true, complete and correct copy of all agreements between TeleCorp and JP Morgan Chase & Co. and Lehman Bros. Inc. pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder. The total fees and expenses of JP Morgan Chase & Co. and Lehman Bros. Inc. relating to the transactions contemplated hereunder, shall not exceed the amount set forth in
Section 2.26 of the TeleCorp Disclosure Schedule.

     2.27 Opinion of Financial Advisor. TeleCorp has received the written opinions of its financial advisors, Lehman Bros. Inc. and J.P. Morgan Securities Inc., to the effect that, in their opinion, (i) the Exchange Ratio applicable to each class of TeleCorp Common Stock (other than TeleCorp Voting Preference Common Stock) is fair, from a financial point of view, to the holders (other than AWS) of such class of stock and (ii) the Exchange Ratio applicable to each of the TeleCorp Series C Preferred Stock and TeleCorp Series E Preferred Stock is fair, from a financial point of view, to the holders (other than AWS) of such stock.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AWS

     Except as set forth in the AWS Disclosure Schedule previously delivered to TeleCorp concurrently herewith (the "AWS Disclosure Schedule"), AWS, on behalf of itself and Merger Sub, represents and warrants to TeleCorp that the statements contained in this Article III are true, complete and correct. The AWS Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this Article III. As used in this Agreement, an "AWS Material Adverse Effect" means any change, event, occurrence, effect or state of facts (a) that is materially adverse to or materially impairs (i) the business, assets (including intangible assets), liabilities, financial condition or results of operations of AWS and its Subsidiaries, taken as a whole, or (ii) the ability of AWS to perform its obligations under this Agreement, (b) prevents consummation of any of the transactions contemplated by this Agreement; provided that none of the following shall be considered a Material Adverse Effect except to the extent AWS is affected in a materially disproportionate manner as compared to other wireless telecommunications service providers: (x) changes in general economic conditions in the United States, (y) conditions affecting the wireless telecommunications services industry generally and (z) any changes resulting from announcement of the Merger.

     3.1 Organization and Qualification; Subsidiaries.

     (a) AWS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority necessary to carry on its business as it is now being conducted. AWS is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an AWS Material Adverse Effect.

     (b) Each Subsidiary of AWS is a legal entity, duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of AWS is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an AWS Material Adverse Effect. Merger Sub has not engaged in any activities other than in connection with the fulfillment of its or AWS's obligations under this Agreement.

     3.2 Certificate of Incorporation; By-laws. AWS has heretofore made available to TeleCorp a true, complete and correct copy of its and Merger Sub's respective Certificate of Incorporation and By-laws (or other equivalent organizational or constitutive documents), each as amended or restated to date. Each such Certificate of Incorporation and By-laws of AWS and Merger Sub are in full force and effect. Neither AWS nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-laws or other equivalent organizational documents.

     3.3 Capitalization.

     (a) The authorized capital of AWS consists of: 10,000,000,000 shares of AWS Common Stock and 1,000,000,000 shares of Preferred Stock, $0.01 par value per share.

     (b) As of September 28, 2001: (i) 2,529,907,793 shares of AWS Common Stock were issued and outstanding, and (ii) no shares of Preferred Stock, $0.01 par value per share, of AWS were issued and outstanding; and as of the close of business on September 28, 2001 there were outstanding options to acquire 177,367,550 shares of AWS Common Stock and outstanding warrants (all of which warrants had an exercise price on such date of $35.00 per share of AWS Common Stock) to acquire 41,784,273 shares of AWS Common Stock. Except as set forth above, there are no other outstanding rights, options, warrants, conversion rights, or agreements that obligate AWS to issue or sell any shares of AWS Common Stock. None of the outstanding shares of AWS Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

     (c) All outstanding shares of AWS Common Stock are duly authorized, validly issued (including pursuant to the Securities Act), fully paid and non-assessable and not subject to any kind of preemptive (or similar) rights.

     (d) As of October 7, 2001, AWS and its Subsidiaries own: (i) 18,288,835 shares of TeleCorp Class A Voting Common Stock, (ii) no shares of TeleCorp Class C Common Stock, (iii) 20,902 shares of TeleCorp Class D Common Stock, (iv) no shares of TeleCorp Class E Common Stock, (v) 2,309.31 shares of TeleCorp Class F Common Stock, (vi) 97,472.84 shares of TeleCorp Series A Preferred Stock, (vii) 90,688.33 shares of TeleCorp Series B Preferred Stock, (viii) 3,070.58 shares of TeleCorp Series C Preferred Stock, (ix) 49,416.98 shares of TeleCorp Series D Preferred Stock, (x) no shares of TeleCorp Series E Preferred Stock, (xi) 14,912,778 shares of TeleCorp Series F Preferred Stock and (xii) 46,374 shares of TeleCorp Series G Preferred Stock.

     3.4 Authority; Enforceability. AWS has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement Amendment and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by AWS of this Agreement and the Stockholders Agreement Amendment, the performance of its obligations hereunder and thereunder, and the consummation by AWS of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of AWS are necessary to authorize this Agreement or the Stockholders Agreement Amendment or to consummate the transactions so contemplated. Each of this Agreement and the Stockholders Agreement Amendment has been duly and validly executed and delivered by AWS and, assuming the due authorization, execution and delivery thereof by all other parties to such agreements, constitutes a legal, valid and binding obligation of AWS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

     3.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery by each of AWS and Merger Sub of this Agreement and the Stockholders Agreement Amendment do not, and the performance of this Agreement and the Stockholders Agreement Amendment will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or other equivalent organizational or constitutive documents of AWS or Merger Sub, (ii) conflict with or violate any Law, Regulation or Order in each case applicable to AWS or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair AWS's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of AWS or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AWS or Merger Sub is a party or by which AWS or Merger Sub or its or any of their respective properties is bound or affected, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not individually or in the aggregate, reasonably be expected to have an AWS Material Adverse Effect or prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution and delivery by AWS of this Agreement and the Stockholders Agreement Amendment do not, and the performance of this Agreement and the and Stockholders Agreement Amendment will not, require AWS to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority domestic or foreign, except for (i) compliance with applicable requirements of the Securities Act, the Securities Exchange Act, Blue Sky Laws, the HSR Act, or any Foreign Competition Laws, the Communications Act, and the regulations of the FCC, state public utility, telecommunications or public service laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL and/or (iii) where the failure to obtain such approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an AWS Material Adverse Effect. The approval or authorization required to be obtained from the FCC pursuant to the Communications Act and/or the rules and regulations of the FCC, are referred to herein as the "Required AWS Governmental Approvals" and, together with the Required TeleCorp Governmental Approvals, as the "Required Governmental Approvals").

     3.6 Compliance. Except as disclosed in the AWS SEC Reports filed prior to the date of this Agreement, each of AWS and Merger Sub is in compliance in all material respects with, and is not in default or violation of, (i) its Certificate of Incorporation and By-laws or other equivalent organizational or constitutive documents or (ii) any material note, bond, mortgage, indenture, contract, permit, franchise or other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have an AWS Material Adverse Effect.

     3.7 SEC Filings; Financial Statements.

     (a) AWS has timely filed all forms, reports, schedules, statements and documents required to be filed with the SEC since July 9, 2001 (such filings, together with Amendment No. 4 to Registration Statement on Form S-1 dated July 6, 2001, collectively, the "AWS SEC Reports") pursuant to the Federal securities Laws and the SEC regulations promulgated thereunder. The AWS SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the AWS SEC Reports (i) complied in all material respects with applicable accounting requirements and the published regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, to the extent otherwise permitted by Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of AWS and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, subject in the case of interim financial statements to normal year-end adjustments.

     3.8 Licenses and Authorizations. Except as disclosed in the AWS SEC Reports filed prior to the date of this Agreement, AWS and its Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations required to be filed with or granted or issued by any Governmental Authority, including, without limitation, the FCC or any state authority asserting over AWS and its Subsidiaries, and their respective properties and assets, that are required for the conduct of their businesses as currently being conducted (each, as amended to date, the "AWS Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be reasonably likely to have an AWS Material Adverse Effect.

     3.9 No Violation of Law. Except as set forth in the AWS SEC Reports filed prior to the date of this Agreement, neither AWS nor any of its Subsidiaries is subject to any cease and desist, or other, order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Authority that materially restricts the conduct of its business or which would reasonably be expected to have an AWS Material Adverse Effect, nor has AWS or any of its Subsidiaries been advised that any Governmental Authority is considering issuing or requesting any of the foregoing.

     3.10 Absence of Litigation. Except as disclosed in the AWS SEC Reports filed prior to the date of this Agreement, there is no Litigation pending or, to the knowledge of AWS, threatened against AWS or Merger Sub, or any properties or rights of AWS or Merger Sub, before or subject to any Court or Governmental Authority which, individually or in the aggregate, has had, or would reasonably be expected to have, an AWS Material Adverse Effect.

     3.11 Registration Statement; Proxy Statement/Prospectus. None of the information supplied by AWS in writing for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at date of the TeleCorp Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by AWS for inclusion in the Proxy Statement in connection with the TeleCorp Stockholders' Meeting will, on the date the Proxy Statement is first mailed to the stockholders of TeleCorp and at the date of the TeleCorp Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to AWS or any of its Affiliates, officers or directors should be discovered by AWS which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement, AWS shall promptly inform TeleCorp. Notwithstanding the foregoing, AWS makes no representation or warranty with respect to any information supplied by TeleCorp which is contained in the Registration Statement or Proxy Statement.

     3.12 Taxes.

     (a) All Federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) on or before the Effective Time by or on behalf of AWS, Merger Sub, and each affiliated, combined, consolidated or unitary group for Tax purposes of which AWS or Merger Sub is or has been a member have been or will be timely filed, and all such Tax Returns are or will be true, complete and correct, except to the extent that any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, be reasonably expected to have an AWS Material Adverse Effect.

     (b) All Taxes due and payable on or before the Effective Time by or with respect to AWS and Merger Sub have been or will be timely paid, or, in the case of Taxes due (taking into account extensions) prior to June 30, 2001, are adequately reserved for including for claims yet unasserted for items that have been assessed in the past (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on AWS's balance sheet filed with Form 10-Q for the quarter ending June 30, 2001 and will be adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on AWS's balance sheet as of the date of the Effective Time, except to the extent that any failure to pay or reserve for such Taxes would not, individually or in the aggregate, reasonably be expected to have an AWS Material Adverse Effect.

     (c) There are no audits, disputes pending or administrative proceedings, or claims asserted in writing, for Taxes or assessments for which AWS or Merger Sub is responsible, nor has AWS or Merger Sub been requested to give or has been granted any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign income Tax return for which AWS is responsible for any period which audits, disputes, administrative proceedings, claims, assessments or waivers would reasonably be expected, individually or in the aggregate, to have an AWS Material Adverse Effect. All assessments for Taxes due and owing by or with respect to AWS and Merger Sub with respect to completed and settled examinations or concluded litigation have been paid or accrued.

     (d) None of AWS or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time an amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or Section 481 of the Code or any other provisions of Federal, state, local or foreign tax law, if any such inclusion of income would reasonably be expected, individually or in the aggregate, to have an AWS Material Adverse Effect.

     (e) AWS has not distributed the stock of a "controlled corporation" as defined in Section 355(a) of the Code, and other than pursuant to the distribution by AWS's former parent on July 9, 2001 (the "AWS Spin-Off"), AWS stock has not been distributed in a transaction intended to qualify under section 355 of the Code. The Merger is not part of a plan or series of related transactions together with the Spin-Off pursuant to which one or more persons acquire directly or indirectly AWS stock representing a 50% or greater interest in AWS.

     3.13 Tax Matters. AWS nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent the Merger or the combination of the Merger and the Follow-On Merger, as applicable, from qualifying as a tax-free reorganization under Section 368(a) of the Code.

     3.14 Absence of Changes. Since July 9, 2001, except as expressly disclosed in the AWS SEC Reports filed prior to the date hereof (other than in the "risk factors" or similar section of any such AWS SEC Report), (i) AWS and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and (ii) there has not been any change, event, development, damage or circumstance affecting AWS or any of its Subsidiaries which, individually or in the aggregate, has had, or could reasonably be expected to have, an AWS Material Adverse Effect.

     3.15 Brokers. Except for Merrill Lynch & Co., no broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AWS.

     3.16 Severance Policy; Letter Agreement. TeleCorp has adopted the Change of Control Severance Policy in the form attached hereto as Exhibit G, and has entered into the letter agreement with TeleCorp Management Corp. in the form attached hereto as Exhibit H.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 Access to Information; Confidentiality. TeleCorp agrees that, during the period commencing on the date hereof and ending on earlier to occur of the termination of this Agreement in accordance with Article VI or the Closing Date (in either case, the "Interim Period") and subject to applicable law, (i) it will give or cause to be given to AWS and its counsel, financial advisors, auditors and other authorized representatives (collectively, "AWS Representatives") such access, during normal business hours and upon reasonable advance notice, to the plants, properties, books and records of it and its Subsidiaries as AWS may from time to time reasonably request, (ii) it will furnish or cause to be furnished to AWS and the AWS Representatives such financial and operating data and other information as it may from time to time reasonably request and (iii) it will provide AWS and the AWS Representatives such access to the representatives, officers and employees of it and its Subsidiaries as AWS may reasonably request. TeleCorp shall not be required to provide access to or disclose information where such access of disclosure would contravene any applicable Law. AWS agrees that it will, and will cause the AWS Representatives to, continue to treat all information obtained hereunder as "Evaluation Material" under the Confidentiality Agreement, dated October 2, 2001 ("Confidentiality Agreement").

     4.2 Conduct of Business Pending the Closing Date.

     (a) TeleCorp agrees and hereby covenants that, except as permitted, required or contemplated by this Agreement or as described in clear detail in
Section 4.2 of the Company Disclosure Schedule or as otherwise consented to in writing by AWS during the Interim Period:

          (i) it shall (x) cause its business (including that of its Subsidiaries) to be conducted only in the Ordinary Course of Business consistent with reasonably anticipated subscriber growth and in compliance with applicable Laws and (y) use all reasonable efforts to preserve intact TeleCorp's business organization, keep available the services of its employees and preserve the current relationships with its customers, suppliers and other persons with which it has significant business relations; and

          (ii) without limiting the foregoing, it shall not, and shall not permit any of its Subsidiaries to:

             (A) amend its Certificate of Incorporation or By-laws or other equivalent organizational document;

             (B) (1) merge, consolidate or engage in a similar business combination or (2) make any disposition of any direct or indirect ownership interest in or assets comprising any tower or wireless system or part thereof or cell site or any other local service or access system (including any shares of capital stock of any Subsidiary holding any such interest) or other investment (other than cash equivalents) or material business enterprise or operation (except for the replacement or upgrade of assets, or disposition of redundant assets, in each case in the Ordinary Course of Business), except sales of individual assets (other than inventory) in the Ordinary Course of Business and sales of licenses to the extent permitted by Section 4.2(a)(ii)(G)(4);

             (C) issue or sell any shares of its capital stock or other equity or equity-based interests in or securities convertible into or exchangeable for such shares or equity interests, except for (A) the issuance of additional options to purchase TeleCorp Class A Voting Common Stock pursuant to the TeleCorp Option Plans in a manner and amount that is consistent as to timing and amount with the timing and amount of such grants made under such plans during the 12 months ending October 5, 2001 and in any case does not result in there being outstanding options to purchase more than 13,278,252 shares of TeleCorp Class A Voting Stock (assuming, for purposes of this clause (A), that no outstanding options are exercised), and provided that the consummation of the transactions contemplated hereby shall not constitute a change of control with respect to any of such options (except that any such options held by participants in Titan's Change of Control Severance Policy shall be subject to such accelerated vesting provisions as may be provided in such plan), and provided, further that the exercise price of such options shall be no less than the fair market value of such shares on the date of grant, and (B) the issuance of TeleCorp Class A Voting Common Stock issuable upon exercise of the Outstanding TeleCorp Options and any options granted in accordance with clause (A);

             (D) split, combine or reclassify any outstanding shares of its capital stock;

             (E) declare, set aside, make or pay any dividend (other than dividends by Subsidiaries of TeleCorp to wholly owned Subsidiaries of TeleCorp or to TeleCorp) or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock except the acquisition, redemption or repurchase of capital stock pursuant to and required by existing arrangements;

             (F) (1) establish, or increase compensation or benefits provided under, any stay, bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement or (2) otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any Subsidiary, or otherwise pay any amounts not due such individual, (3) enter into any new or amend any existing employment or consulting agreement with any director, officer, employees, consultants or service provider or hire retain the services of any such person if the compensation (base and bonus) shall exceed $150,000 or (4) establish, adopt or enter into any collective bargaining agreement, except in each of clauses (1) and (2), as may be required to comply with applicable law or existing contractual arrangements;

             (G) (1) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, (2) acquire any amount of assets of any of the foregoing other than to the extent not prohibited by Section 4.2(a)(ii)(I) or (J), (3) enter into any joint venture, partnership or similar arrangement or (4) acquire or dispose of any FCC Licenses (except the acquisitions and swap of FCC Licenses set forth in Section 2.7(a)(ii) of the TeleCorp Disclosure Schedule);

             (H) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of, or make any loans or advances to, any Person other than TeleCorp or a wholly-owned Subsidiary of TeleCorp, other than FCC or USDT debt assumed in connection with the license acquisitions permitted by Section 4.2(a)(ii)(G)(4) not in excess of $10 million in the aggregate;

             (I) make any capital expenditures that are not provided for in the capital expenditure budget set forth in Section 4.2 of the TeleCorp Disclosure Schedule;

             (J) make a purchase commitment outside the Ordinary Course of Business or materially in excess of the normal, ordinary and usual requirements;

             (K) change accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

             (L) incur any indebtedness for borrowed money other than to the extent permitted in Section 4.2(c);

             (M) sell, assign, transfer or license any TeleCorp Intellectual Property Rights, except in the Ordinary Course of Business;

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

             (N) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any TeleCorp Material Contracts or any agreement, contract or understanding of the type referred to in 2.7(c) and (d);

             (O) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would result in (x) any of its representations and warranties set forth in this Agreement becoming untrue in any material respect or (y) any of the conditions to the Closing set forth in Article V of this Agreement not being satisfied;

             (P) make any material Tax election or enter into any settlement or compromise of any material Tax liability except as required by a change in applicable Law;

             (Q) enter into any agreement, contract or arrangement that materially limits or otherwise materially restricts TeleCorp or any of its Subsidiaries or Affiliates or that would reasonably be expected, after the Effective Time, to limit or restrict AWS or any of its Subsidiaries or Affiliates, from engaging in the business of providing wireless communication services or otherwise from engaging in any other business, in each case at any time or in any geographic location;

             (R) settle or compromise any action, suit or claim, in excess of $1 million individually, or $5 million in the aggregate, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any action, suit or claim;

             (S) enter into, or amend or waive any right under, any agreement with any Affiliates of the Company (other than its Subsidiaries or AWS); or

             (T) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter otherwise prohibited by this
        Section 4.2.

     (b) Systems. TeleCorp shall use all reasonable efforts to complete the conversion of its billing system to the Convergys system. Other than as provided for in the immediately preceding sentence, TeleCorp shall not, without AWS's advance written consent, materially change or replace its internal computer systems and processes, including for those billing, data base management, customer information and call processing.

     (c) Additional Indebtedness. Section 4.2(a)(ii)(L) notwithstanding: (i) TeleCorp and its Subsidiaries, may incur new or additional indebtedness under agreements with Lucent Technologies, Inc. existing on the date hereof, (ii) TeleCorp and its Subsidiaries may incur additional indebtedness for borrowed money ("Additional Debt"), provided that (x) the total amount of such Additional Debt incurred by TeleCorp and its Subsidiaries shall not exceed $250 million, and (y) the terms of any such Additional Debt shall be reasonably within the range of then-prevailing market terms, and (iii) TeleCorp and its Subsidiaries may incur Additional Debt of up to $40 million from an expansion tranche under its bank credit agreement existing on the date hereof.

     (d) New Technology.

          (i) During the Interim Period, neither TeleCorp nor any of its Subsidiaries shall construct, build, deploy or purchase any equipment or network relating to the provision of, or provide or offer any, services that are so-called "2.5G" or "3G" or "Third Generation" services, as those terms are commonly understood in the wireless communications industry or as defined herein, including, with limitation, global system for mobile communications/generalized packet radio service or "GSM"/"GPRS" (collectively, "Advanced Services").

          (ii) From and after the expiration or termination of any applicable waiting period under the HSR Act, TeleCorp and AWS agree to discuss from time to time at either party's request TeleCorp's short-and long-term plans for the development and deployment of Advanced Services, including its plans for commencing Advanced Services.

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     4.3 Registration Statement; Other Filings; Board Recommendations.

     (a) As promptly as practicable after the execution of this Agreement, TeleCorp and AWS will cooperate in preparing and will file with the SEC the Registration Statement, which shall include the Proxy Statement. Each of TeleCorp and AWS will respond jointly and promptly to any comments of the SEC, will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and TeleCorp will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement has been declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of TeleCorp and AWS will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). No amendment or supplement to the Proxy Statement or the Registration Statement will be made by TeleCorp or AWS, without the prior approval of the other party except as required by Law, and then only to the extent necessary. Each of TeleCorp and AWS will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of TeleCorp and AWS will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.3(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, TeleCorp or AWS, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of TeleCorp, such amendment or supplement.

     (b) The Directors' Recommendations shall be included in the Proxy Statement, except that the TeleCorp Board may, to the extent required, withdraw or modify in a manner adverse to AWS such recommendation only if the TeleCorp Board of Directors determines, in good faith, after consultation with, outside legal counsel, that such action is required in order for the TeleCorp directors to comply with their fiduciary duties to its stockholders under applicable law.

     4.4 Meeting of TeleCorp Stockholders. TeleCorp shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to duly call, give notice of and hold the TeleCorp Stockholders' Meeting as soon as practicable following the date hereof in order to permit the consummation of the Merger as promptly as practicable, for the purpose of obtaining the Required Stockholder Approval. Once the TeleCorp Stockholders' Meeting has been called and noticed, TeleCorp shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the TeleCorp Stockholders' Meeting without AWS's consent. The Board of Directors of TeleCorp shall submit this Agreement to the stockholders of TeleCorp, whether or not the Board of Directors of TeleCorp at any time changes, withdraws or modifies its recommendation. TeleCorp shall solicit from stockholders of TeleCorp proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize this Agreement and the Merger, subject to Section 4.3(b). Without limiting the generality of the foregoing, (i) TeleCorp agrees that its obligation to duly call, give notice of, convene and hold the TeleCorp Stockholders' Meeting as required by this Section 4.4 shall not be affected by any withdrawal, amendment or modification of the TeleCorp Board of Directors' recommendation of the Merger and this Agreement, and (ii) TeleCorp agrees that its obligations under this Section 4.4 shall not be affected by the commencement, public proposal, public disclosure or communication to TeleCorp of any Acquisition Proposal.

     4.5 Non-Solicitation.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VI, TeleCorp shall not, nor shall TeleCorp permit any of their Subsidiaries to, nor shall TeleCorp authorize or permit any of its officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant, or other representatives retained by them or any of their respective Subsidiaries not to (i) solicit, initiate or encourage (including by way of furnishing information) any proposals that constitute, or could reasonably be expected to result in, a proposal or offer for an Acquisition Proposal or (ii) engage in negotiations or discussions concerning, or provide any non-public information regarding TeleCorp or any of its Subsidiaries to any person or entity relating to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent TeleCorp or its Board of Directors from, (A) prior to receipt of the Required Stockholder Approval, furnishing non-public information to, or entering into discussions with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity if and only to the extent that (1) the Company is not then in breach of its obligations under this
Section 4.5(a), (2) the Board of Directors of TeleCorp believes in good faith (after consultation with its financial advisors) that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and the Board of Directors of TeleCorp determines in good faith after consultation with its outside legal counsel that failure to take such action may constitute a breach of the Board of Directors' fiduciary duties to its stockholders under applicable law and (3) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person or entity, such Board of Directors receives from such Person or entity an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement or (B) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) Upon receiving an Acquisition Proposal, TeleCorp will promptly notify AWS (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal), after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to TeleCorp or any Subsidiary of TeleCorp or for access to the properties, books or records of TeleCorp or any Subsidiary of TeleCorp by any Person that has made, or to TeleCorp's knowledge may be considering making, an Acquisition Proposal. TeleCorp shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and use best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such Person.

     (c) TeleCorp (i) agrees not to release any Person from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or which could affect, an Acquisition Proposal and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement.

     (d) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of TeleCorp or any of its Subsidiaries that constitutes 15% or more of the net revenues, net income or assets of TeleCorp and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities, or 15% of the voting power, of TeleCorp or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of TeleCorp and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities, or 15% of the voting power, of TeleCorp or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of TeleCorp and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TeleCorp or any of its

Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of TeleCorp and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal obtained not in breach of this Section 4.5 for or in respect of all of the outstanding TeleCorp Capital Stock, on terms that the Board of Directors of TeleCorp determines in its good faith judgment (after consultation with its financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable to its stockholders than the Merger.

     4.6 Blue Sky. TeleCorp and AWS will use all their respective reasonable efforts to obtain prior to the Effective Time all necessary state securities or "blue sky" Permits and approvals required to permit the distribution of the shares of AWS Common Stock to be issued in accordance with the provisions of this Agreement.

     4.7 Registration and Listing of AWS Capital Stock.

     (a) AWS will use all reasonable efforts to register the shares of AWS Common Stock to be issued pursuant to this Agreement, and upon exercise of stock options granted to employees of TeleCorp and its Subsidiaries, under the applicable provisions of the Securities Act and, if required, under any applicable state securities laws.

     (b) AWS will use all reasonable efforts to cause the shares of AWS Common Stock to be issued pursuant to this Agreement and upon the exercise of stock options granted to employees of TeleCorp and its Subsidiaries, to be listed for trading on the New York Stock Exchange.

     4.8 Further Actions.

     (a) Subject to the terms and conditions hereof, TeleCorp and AWS agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements including, without limitation, using all reasonable efforts: (i) to obtain prior to the Closing Date, and satisfy any conditions precedent to the grant of, all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and any other Person, including Persons who are parties to contracts with TeleCorp or any of its Subsidiaries or AWS or any of its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby or thereby, including, without limitation, the Required Governmental Approvals and such consents and approvals as may be required under the Communications Act, the HSR Act and any similar Federal, state or foreign legislation; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Each of TeleCorp and AWS shall cooperate fully with each other to the extent reasonably required to obtain such consents. The Parties agree to respond promptly to requests received from any Governmental Authority for additional information in connection with the Merger.

     (b) TeleCorp and AWS shall use all reasonable efforts promptly to make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any similar Federal, state or foreign legislation.

     (c) TeleCorp and AWS shall each use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other Federal, state or foreign antitrust or fair trade law raised by any Governmental Authority and to obtain any approval or authorization required to be obtained from the FCC pursuant to the Communications Act and/or the rules and regulations of the FCC, in each case, in connection with the transactions contemplated by this Agreement and the Related Agreements. If offers to resolve any issues are not accepted by such Governmental Authority on FCC, TeleCorp (with AWS's cooperation) shall promptly pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf or any party hereto in connection with proceedings under or relating to the HSR Act or any other Federal, state or foreign antitrust or fair trade law or the Communications Act or any FCC Regulations. In the event of a challenge to the transaction contemplated by this Agreement pursuant to the HSR Act or the Communications Act or any FCC Regulations, the parties hereto shall use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger.

     (d) Notwithstanding any other provision of this Agreement to the contrary,
(i) except as set forth in Section 4.8(f), neither TeleCorp nor any of its Subsidiaries shall, without AWS's prior written consent, commit to any divestiture or hold separate or similar transaction, and (ii) each of TeleCorp and its Subsidiaries shall commit to, and shall use all their reasonable efforts to effect, such transactions or divestitures (which may, at TeleCorp's option, be conditioned upon the Closing and be effective as of the Effective Time) as AWS shall request; provided that, with respect to any of TeleCorp's FCC Licenses for which divestiture may be required to ensure compliance with the spectrum cap (47 C.F.R. sec. 20.6), AWS agrees to make any such request to the extent required pursuant to FCC Regulations to enable receipt of any approvals or authorizations of the FCC required in connection with or to permit consummation of the Merger unless such request could lead to an action or result that AWS would not be required take or accept pursuant to the next following sentence. Notwithstanding any other provision of this Agreement to the contrary, nothing herein shall require AWS to agree to divest or hold separate any portion of, or restrict or limit the operations of, any of its business or TeleCorp's business or otherwise take action that could reasonably be expected to (A) impair the ability of (1) AWS, directly or through its Subsidiaries, to own and operate the respective businesses of AWS and its Subsidiaries after the Closing, or (2) AWS to own the shares of the Surviving Corporation after the Closing, or (3) AWS to own and operate its business if the transactions contemplated hereby are not consummated, in each case, in substantially the same manner as operated immediately prior to the date hereof or (B) materially impair the ability of AWS, directly or through its Subsidiaries, to own and operate the business of TeleCorp and its Subsidiaries after the Closing or result in a TeleCorp Material Adverse Effect.

     (e) TeleCorp shall use its reasonable best efforts to consummate, on or prior to the Closing, the transactions contemplated by the Transfer Agreement.

     (f) TeleCorp shall or shall cause its appropriate subsidiaries to divest itself or themselves of the FCC Licenses set forth on Section 2.25 of the TeleCorp Disclosure Schedule as and to the extent required pursuant to FCC Regulations to enable receipt of any approvals or authorizations of the FCC required in connection with or to permit consummation of the Merger.

     (g) AWS agrees that, at any time prior to the earlier of (x) termination of this Agreement, (y) receipt of the Required Stockholder Approval or (z) the withdrawal or modification of the Directors' Recommendation in a manner adverse to AWS or the recommendation of the TeleCorp Board of any transaction that is inconsistent with the transactions contemplated by this Agreement, it shall vote any shares of TeleCorp Capital Stock owned by AWS and entitled to vote thereon
(i) in favor of adoption of this Agreement and the transactions contemplated hereby and (ii) against any other matters that would be inconsistent with consummation of this Agreement or the transactions contemplated hereby.

     (h) TeleCorp shall cause that certain Management Agreement between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of July 17, 1998, as amended May 25, 1999, October 18, 1999, and November 13, 2000 ("Management Agreement") to be terminated effective on the Closing Date, no later than simultaneously with the Closing, with no further obligation on the part of TeleCorp or any of its Subsidiaries, provided that, Sections 8(b), 8(c), 8(d) and Section 13 of the Management Agreement shall survive upon termination of the Management Agreement, and Section 4(a) of the Management Agreement shall survive with respect to any reimbursable expenses under Section 4(a) of the Management Agreement incurred by Management prior to the date of termination of the Management Agreement.

     4.9 Notification.  Each party shall promptly notify the other parties of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Stockholders Agreement Amendment; and

     (c) any action suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against or otherwise affecting such notifying party, which relates to the consummation of the transactions contemplated by this Agreement or the Related Agreement.

     4.10 Notice of Breaches; Updates.

     (a) TeleCorp shall promptly deliver to AWS written notice of any event or development that would (i) render any statement, representation or warranty of TeleCorp in this Agreement or the Related Agreements (including the TeleCorp Disclosure Schedule) inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by TeleCorp of, or a failure by TeleCorp or any Subsidiary of TeleCorp to comply with, any agreement or covenant in this Agreement or the Related Agreements. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     (b) AWS shall promptly deliver to TeleCorp written notice of any event or development that would (i) render any statement, representation or warranty of AWS in this Agreement (including the AWS Disclosure Schedule) or the Stockholders Agreement Amendment inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by AWS of, or a failure by AWS or any Subsidiary to comply with, any agreement or covenant in this Agreement or the Stockholders Agreement Amendment applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.11 Affiliates. TeleCorp (i) has disclosed to AWS in Section 4.11 of the TeleCorp Disclosure Schedule hereof all persons who are, or may be, as of the date hereof its "affiliates" for purposes of Rule 145 under the Securities Act, and (ii) shall use all its reasonable efforts to cause each person who is identified as its "affiliate" in Section 4.11 of the TeleCorp Disclosure Schedule to deliver to AWS as promptly as practicable but in no event later than 10 days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit C. TeleCorp shall notify AWS from time to time of any other persons who then are, or may be, such an "affiliate" and use all its reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 4.11.

     4.12 Employee Benefit Matters. Following the Effective Time for a period of at least one year, AWS shall provide to officers and employees of TeleCorp and its Subsidiaries who continue employment employee benefits under employee benefit plans on terms and conditions which are substantially similar in the aggregate to those provided by TeleCorp and its Subsidiaries to their officers and employees prior to the Effective Time; provided, that in its discretion AWS may provide to such officers and employees the employee benefits provided to similarly situated AWS officers and employees. With respect to any benefits plans of AWS or its Subsidiaries in which the officers and employees of TeleCorp and its Subsidiaries participate after the Effective Time, AWS shall: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such officers and employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any such officer or employee who was, as of the Effective Time, excluded from participation in a TeleCorp benefit plan by nature of such pre-existing condition), (ii) provide each such officer and employee with credit for any co-payments and deductibles paid prior to the Effective Time during the year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of such officers and employees with TeleCorp and its Subsidiaries (and their respective predecessors) as an employee or officer of AWS to the extent that such service was credited under similar TeleCorp Employee Plans for purposes of eligibility to participate and vesting credit in any benefit plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual of benefits for the same period of service, and with respect to newly adopted AWS plans, to the extent that similarly situated AWS employees are not provided with recognition of service. Nothing herein shall be construed as conferring upon any employee any legal rights with respect to a continuation of employment or other relationship with AWS or its Subsidiaries.

     4.13 Indemnification and Insurance.

     (a) The Surviving Corporation and AWS shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (in the case of AWS, only to the extent that would be permitted by applicable Law if the Indemnitee were an officer, director or employee of AWS rather than TeleCorp or its Subsidiaries at the relevant time), the individuals who on or prior to the Effective Time were officers, directors and employees of TeleCorp or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of TeleCorp or any of its Subsidiaries at any time on or prior to the Effective Time. Following the Effective Time, the Surviving Corporation shall honor all indemnification obligations presently provided under TeleCorp's Certificate of Incorporation and By-Laws in effect on the date hereof. The Surviving Corporation shall honor all indemnification agreements with Indemnitees (including under TeleCorp's By-Laws) in effect as of the date of this Agreement in accordance with the terms thereof. TeleCorp has disclosed to AWS all such indemnification agreements prior to the date of this Agreement.

     (b) For six years after the Effective Time, AWS shall or shall cause the Surviving Corporation to procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by TeleCorp's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by TeleCorp and its Subsidiaries as of the date hereof for such insurance, then AWS shall, or shall cause the Surviving Corporation to, purchase only such coverage as shall then be available at an annual premium equal to 250% of such rate.

     (c) The certificate of incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to limitation of certain liabilities of directors and indemnification than are set forth as of the date of this Agreement in the Certificate of Incorporation of TeleCorp, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of TeleCorp.

     (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, AWS shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 4.13.

     4.14 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).

     4.15 Tax-Free Exchange. The parties intend the Merger or the combination of the Merger and the Follow-On Merger, as applicable, to qualify as a reorganization under Section 368(a) of the Code. Each of the Parties will use all reasonable efforts, and each agrees to cooperate with the other and provide each other with such documentation, information and materials, as may be reasonably necessary, proper or advisable, to cause the Merger or the combination of the Merger and the Follow-On Merger, as applicable, to so qualify and to obtain, as of the Effective Time and, to the extent necessary, as of the date the Form S-4 shall become effective, the opinions required pursuant to Section 5.2(b) and Section 5.3(b) hereof. No party hereto will knowingly take any action, fail to take any action, or cause any action to be taken if such action or failure to take such action would cause the Merger or the combination of the Merger and the Follow-On Merger, as applicable, not to qualify as a reorganization under Section 368(a) of the Code. Except as required pursuant to a determination (as defined in Section 1313 of the Code), no party hereto will take any Tax reporting position (whether on a Tax Return or otherwise) that is inconsistent with the treatment of the Merger, or the combination of the Merger and the Follow-On Merger, as the case may be, as a reorganization within the meaning of Section 368(a) of the Code.

     4.16 Extension of Birmingham/Tuscaloosa Put Right. TeleCorp and AWS hereby agree that, in the event that this Agreement is terminated pursuant to Article VI hereof, the Put Right of TeleCorp, as such term is defined in that certain letter to AWS from TeleCorp, dated October 20, 2000, with respect to a 10MHz PCS license in each of the Birmingham, AL BTA and the Tuscasloosa, AL BTA, shall be exercisable through the fifth day following such termination.

                                   ARTICLE V

                               CLOSING CONDITIONS

     5.1 Conditions to Obligations of TeleCorp and AWS to Effect the
Merger. The respective obligations of TeleCorp and AWS to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval of TeleCorp. The Required Stockholder Approval shall have been received.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and be in effect and no proceeding for that purpose, and no similar proceeding with respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC and not concluded or withdrawn.

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of prohibiting consummation of the Merger.

          (d) HSR Act. Any waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

          (e) NYSE Listing. The shares of AWS Common Stock issuable to the stockholders of TeleCorp in the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

     5.2 Additional Conditions to Obligations of TeleCorp. The obligation of TeleCorp to consummate the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by TeleCorp:

          (a) Representations and Warranties; Agreements and Covenants. (i) AWS shall have performed or complied with in all material respects its covenants and agreements under this Agreement that are required to be performed or complied with prior to the Closing, (ii) the representations and warranties of AWS contained in this Agreement (other than those referred to in clause (iii) below) shall have been true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which shall be true and correct in all respects only as of such date), except to the extent that any failures of such representations and warranties to be true and correct, individually or when aggregated with any other such failures, does not constitute an AWS

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

     Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all "AWS Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded); (iii) the representations and warranties of AWS contained in Sections 3.3, 3.4 and 3.5(a)(i) shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which shall be true and correct in all material respects only as of such date); and (iv) and TeleCorp shall have received a certificate of a duly authorized officer of AWS to the effects set forth in clauses (i), (ii) and (iii) above.

          (b) Tax Opinion. TeleCorp shall have received an opinion of Cadwalader, Wickersham & Taft, dated as of the date of the Effective Time and, if necessary, dated as of the date the Form S-4 shall become effective, in form and substance reasonably satisfactory to TeleCorp based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that for federal income tax purposes the Merger or the combination of the Merger and the Follow-On Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion or opinions, as the case may be, Cadwalader, Wickersham & Taft may require and shall be entitled to rely upon customary representations contained in certificates of officers of AWS, Merger Sub and TeleCorp substantially in the form of Exhibits D and E hereto, allowing for such amendments to the representations of AWS and TeleCorp as counsel to AWS or TeleCorp, respectively, deems reasonably necessary.

          (c) Regulatory Approvals. All Required Governmental Approvals (including all required consents of the FCC to all matters contemplated by the Merger) shall have been obtained.

     5.3 Additional Conditions to the Obligations of AWS. The obligations of AWS to consummate the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by AWS:

          (a) Representations and Warranties; Agreements and Covenants. (i) TeleCorp shall have performed or complied with in all material respects its covenants and agreements under this Agreement that are required to be performed or complied with prior to the Closing, (ii) the representations and warranties of TeleCorp contained in this Agreement (other than those referred to in clause (iii) below) shall have been true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which shall be true and correct in all respects only as of such date), except to the extent that any failures of such representations and warranties to be true and correct, individually or when aggregated with any other such failures, does not constitute a TeleCorp Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all "TeleCorp Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded); (iii) the representations and warranties of TeleCorp contained in Sections 2.3, 2.4, 2.5, 2.6(a)(i) and 2.23 shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which shall be true and correct in all material respects only as of such date ); and (iv) and AWS shall have received a certificate of a duly authorized officer of TeleCorp to the effects set forth in clauses (i), (ii) and (iii) above.

          (b) Tax Opinion. AWS shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated as of the date of the Effective Time and, if necessary, dated as of the date the Form S-4 shall become effective, in form and substance reasonably satisfactory to AWS based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that that for federal income tax purposes the Merger or the combination of the Merger and the Follow-On Merger, as applicable, will qualify as a reorganization within the meaning of
     Section 368(a) of the Code. In rendering such opinion or opinions, as the case may be, Wachtell, Lipton, Rosen & Katz may require and shall be entitled to rely upon customary representations contained in certificates of officers of AWS, Merger Sub and TeleCorp substantially in the form of Exhibits D and E hereto, allowing for such amendments to the representations of AWS and TeleCorp as counsel to AWS or TeleCorp, respectively, deems reasonably necessary.

          (c) Consents. AWS and TeleCorp shall have obtained the consent or approval of any Person (excluding any Governmental Authority) whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a TeleCorp Material Adverse Effect or an AWS Material Adverse Effect.

          (d) Regulatory Approvals. All Required Governmental Approvals (including all required consents of the FCC to all matters contemplated by the Merger) shall have been obtained pursuant to Final Orders, free of any conditions that AWS would not be required to accept pursuant to Section 4.8, and all other consents, approval, authorizations or filings the absence of which could reasonably be expected to have a TeleCorp Material Adverse Effect or AWS Material Adverse Effect if the Closing were to occur shall have been obtained or made. For the purposes of this Agreement, "Final Order" means an action or decision that has been granted by the relevant Governmental Authority as to which (A) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (C) the relevant Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (D) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

          (e) Dissenting Shares. The Dissenting Shares shall not represent more than 5% of the voting power of the outstanding TeleCorp Capital Stock.

          (f) Management Agreement. The Management Agreement shall have been terminated as contemplated by Section 4.8(h).

          (g) Unfunded Commitment. The unfunded commitment of certain cash equity investors of TeleCorp under the TeleCorp Stock Purchase Agreement, dated January 23, 1998, as amended, shall have been called by TeleCorp on or before January 15, 2002.

                                   ARTICLE VI

                                  TERMINATION

     6.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of TeleCorp:

          (a) by mutual written consent duly authorized by the Boards of TeleCorp and AWS;

          (b) by TeleCorp or AWS if the Closing shall not have occurred on or before August 7, 2002 (the "Outside Date"); provided, however, that if the Merger shall not have been consummated by such date solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or approvals or consent of the FCC not having expired or been terminated or received, then such date shall be extended to March 7, 2003; and provided, further, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

          (c) by TeleCorp, if AWS shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by AWS prior to the Outside Date and (2) renders any condition under Sections 5.1 or 5.2 incapable of being satisfied prior to the Outside Date;

          (d) by AWS, if TeleCorp shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by TeleCorp prior to the Outside Date and (2) renders any condition under Sections 5.1 or 5.3 incapable of being satisfied prior to the Outside Date;

          (e) by TeleCorp or AWS, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (which Order or other action the party seeking to terminate shall have used all of its reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 4.8) enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under
     Section 4.8;

          (f) by AWS if (i) the Board of Directors of TeleCorp shall have withdrawn or changed or modified the Directors' Recommendation in a manner adverse to AWS; (ii) the Board of Directors of TeleCorp or the Disinterested Directors thereof shall have approved, or determined to recommend to the shareholders of TeleCorp that they approve an Acquisition Proposal other than that contemplated by this Agreement; (iii) for any reason TeleCorp fails to call or hold the TeleCorp Shareholders Meeting within six months of the date hereof (provided that if the Registration Statement shall not have become effective for purposes of the Federal securities laws by the date that is 20 business days prior to the date that is five months from the date hereof, then such six month period shall be extended by the number of days from that elapse from the end of the five-month period until the effective date of the Registration Statement); and

          (g) by TeleCorp or AWS, if the Required Stockholder Approval shall not have been received at a duly held meeting of the stockholders of TeleCorp called for such purpose (including any adjournment or postponement thereof).

     6.2 Obligations in Event of Termination. In the event of any termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of TeleCorp or AWS, except that the obligations of the parties, the last sentence of Section 4.1, Section 6.3, Section 8.2 and this
Section 6.2 shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for willful breach of this Agreement.

     6.3 Termination Fees.

     (a) If:

          (i) AWS shall terminate this Agreement pursuant to Section 6.1(f)(iii); or

          (ii) either AWS or TeleCorp shall terminate this Agreement pursuant to
     Section 6.1(g); or

          (iii) AWS shall terminate this Agreement pursuant to Section 6.1(d) and prior to such termination any offer or proposal (or intent to make any offer or proposal) that would be an Acquisition Proposal shall have been announced or otherwise publicly disclosed and not withdrawn;

then, (1) in the case of a termination by AWS under clause (i) or clause (ii), TeleCorp shall pay to AWS, not later than the close of business on the Business Day following such termination an amount

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

equal to $65,000,000 (the "Termination Fee"); (2) in the case of a termination by TeleCorp under clause (ii) TeleCorp shall pay to AWS, not later than, and as a condition precedent to, termination of this Agreement, an amount equal to the Termination Fee; and (3) in the case of a termination by AWS under clause (iii), if within 12 months after the termination of this Agreement TeleCorp enters into an agreement with respect of an Acquisition Proposal with any Person (other than AWS or its Subsidiaries) or an Acquisition Proposal is consummated (it being understood that in the event the Board of Directors of TeleCorp recommends the acceptance by the TeleCorp stockholders of a tender offer or exchange offer with respect to an Acquisition Proposal, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been entered into on such date), TeleCorp shall pay to AWS, not later than the date such agreement is entered into, an amount equal to the Termination Fee. For purposes of this Section 6.3, a proposal or offer will be deemed to have been publicly disclosed, without limitation, if it becomes known to holders of a majority of the voting power of the TeleCorp Capital Stock.

     (b) All payments and reimbursements made under this Section 6.3 shall be made by wire transfer of immediately available funds to an account specified by AWS.

                                  ARTICLE VII

                                  NO SURVIVAL

     7.1 No Survival of Representations and Warranties. All representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Public Announcements. TeleCorp and AWS shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts to ensure that, all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, TeleCorp shall consult with, and use all reasonable efforts to accommodate the comments of, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     8.2 Fees and Expenses. Except as set forth in this Section 8.2, all fees and expenses, including Taxes, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that TeleCorp and AWS shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing with the SEC of the Registration Statement and Proxy Statement and any amendments or supplements thereto.

     8.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent via facsimile or mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

     If to TeleCorp:

        TeleCorp PCS, Inc.
        1010 North Glebe Road
        Suite 800
        Arlington, VA 22201
        Attention: Tom Sullivan, Executive Vice President
        Fax: 703-236-1376

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

     with a copy to:

        Cadwalader Wickersham & Taft
        100 Maiden Lane
        New York, NY 10038
        Attention: Brian Hoffmann, Esq.
        Fax: (212) 504-6666

     and a copy to:

        Richards, Layton & Finger
        One Rodney Square
        Wilmington, Delaware 19801
        Attention: C. Stephen Bigler, Esq.
        Fax: (302) 784-7017

     If to AWS:

        AT&T Wireless Services, Inc.
        Building 1
        7277 164th Avenue, N.E.
        Redmond, WA 98052
        Attention: Gregory P. Landis, Esq.
        Fax (425) 580-8333

     with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Steven A. Rosenblum, Esq.
        Fax: (212) 403-2000

     and a copy to:

        Friedman Kaplan Seidler & Adelman LLP
        875 Third Avenue
        New York, NY 10022
        Attention: Gregg S. Lerner, Esq.
        Fax: (212) 355-6401

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery, upon the transmission and confirmation of the facsimile, on the third business day after the mailing thereof or on the first day after delivery by overnight courier.

     8.4 Certain Definitions.  For purposes of this Agreement, the term:

     (a) "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof;

     (c) "Environmental Laws" means any Law pertaining to: (i) the protection of the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous

Material; (v) zoning; or (vi) pollution of air, land, surface water and ground water; and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. sec.sec. 6901 et seq.;

     (d) "Foreign Competition Laws" means any foreign statutes, rules, regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade;

     (e) "Governmental Authority" means any governmental, legislature agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any taxing authority, administrative agency or commission;

     (f) "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof), or any substance defined or regulated as a "hazardous material", "hazardous waste", "hazardous substance", "toxic substance", or similar term under any Environmental Law or regulation promulgated thereunder;

     (g) "Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction;

     (h) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws;

     (i) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal;

     (j) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority;

     (k) "Parties" shall mean the signatories to this Agreement;

     (l) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (m) "Regulation" means any rule, regulation, order or binding interpretation of any Governmental Authority; and

     (n) "Subsidiary" or "Subsidiaries" of any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the economic interests in, or voting rights with respect to the election of the board of directors or other governing body of, such corporation or other legal entity.

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

     (o) "3G" shall mean third generation mobile communications systems that are, or are based on technology that is, defined as IMT-2000 by the International Telecommunications Union.

     8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.

     8.6 Entire Agreement. This Agreement, the Confidentiality Agreement and the Related Agreements, including the Exhibits and Schedules hereto, constitute the entire agreement between the parties hereto and supersedes all prior agreements and understanding, oral and written, between the parties hereto with respect to the subject matter hereof.

     8.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as otherwise provided in Section 4.14, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.8 Assignability. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties (except that AWS may designate by written notice another wholly owned Subsidiary in lieu of Merger
Sub).

     8.9 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by all the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     8.10 Section Headings; Table of Contents. The section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.11 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8.13 GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF BROUGHT BY ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS SHALL BE BROUGHT AND DETER-

MINED IN THE COURTS OF THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY CLAIM (A) THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON, (B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF JUDGMENT, EXECUTION OF JUDGMENT, OR OTHERWISE), OR (C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

     8.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          TELECORP PCS, INC.

                                          By: /s/ THOMAS H. SULLIVAN
                                          --------------------------------------
                                          Name: Thomas H. Sullivan
                                          Title:  Chief Financial Officer &
                                                  Executive Vice President

                                          AT&T WIRELESS SERVICES, INC.

                                          By: /s/ JOHN D. ZEGLIS
                                          --------------------------------------
                                          Name: John D. Zeglis
                                          Title:  Chairman and Chief Executive
                                                  Officer

                                          TL ACQUISITION CORP.

                                          By: /s/ WILLIAM W. HAGUE
                                          --------------------------------------
                                          Name: William W. Hague
                                          Title:  President

                               GLOSSARY OF TERMS

DEFINED TERM                                                    SECTION
------------                                                  -----------
3G..........................................................  8.4(o)
Acquisition Proposal........................................  4.5(d)
Additional Debt.............................................  4.2(c)
Advanced Services...........................................  4.2(d)(i)
Affiliate...................................................  8.4(a)
Agreement...................................................  Preamble
AWS.........................................................  Preamble
AWS Authorizations..........................................  3.8
AWS Capital Stock...........................................  1.6(b)(v)
AWS Common Stock............................................  1.6(a)(i)
AWS Disclosure Schedule.....................................  Article III
AWS Material Adverse Effect.................................  Article III
AWS Preferred Stock.........................................  1.6(b)(v)
AWS Representatives.........................................  4.1
AWS Restricted Shares.......................................  1.8(c)
AWS SEC Reports.............................................  3.7(a)
AWS Series C Preferred Stock................................  1.6(b)(iii)
AWS Series E Preferred Stock................................  1.6(b)(iii)
Certificate of Merger.......................................  1.2
Certificates................................................  1.11(c)
Closing.....................................................  1.13
Closing Date................................................  1.13
COBRA Coverage..............................................  2.15(e)
Code........................................................  Recitals
Communications Act..........................................  2.6(b)
Confidentiality Agreement...................................  4.1
Court.......................................................  8.4(b)
Defined Benefit Plan........................................  2.15(d)
DGCL........................................................  1.1
Directors' Recommendation...................................  2.5
Disinterested Directors.....................................  Recitals
Dissenting Shares...........................................  1.16(a)
Effective Time..............................................  1.2
Environmental Laws..........................................  8.4(c)
ERISA.......................................................  2.15(a)
Excess Shares...............................................  1.10
Exchange Act................................................  2.6(b)
Exchange Agent..............................................  1.11(a)
Exchange Ratio..............................................  1.6(c)
FCC.........................................................  2.6(b)
FCC License(s)..............................................  2.10(d)
Final Order.................................................  5.3(d)
Follow-On Merger............................................  1.15
Foreign Competition Laws....................................  8.4(d)
GAAP........................................................  2.9(b)
Governmental Authority......................................  8.4(e)

DEFINED TERM                                                    SECTION
------------                                                  -----------
HSR Act.....................................................  2.6(b)
Hazardous Material..........................................  8.4(f)
Indemnitees.................................................  4.13(a)
Indirect TeleCorp Authorizations............................  2.10(b)
Interim Period..............................................  4.1
Law.........................................................  8.4(g)
Lien........................................................  8.4(h)
Litigation..................................................  8.4(i)
Management Agreement........................................  4.8(h)
Merger......................................................  Recitals
Merger Consideration........................................  1.6(c)
Merger Sub..................................................  Preamble
Order.......................................................  8.4(j)
Ordinary Course of Business.................................  2.12(a)
Other Filings...............................................  4.3(a)
Outside Date................................................  6.1(b)
Outstanding Employee Options................................  1.8(a)
Parties.....................................................  8.4(k)
Person......................................................  8.4(l)
Proxy Statement.............................................  2.17
Registration Statement......................................  2.17
Regulation..................................................  8.4(m)
Related Agreements..........................................  2.4
Required AWS Governmental Approvals.........................  3.5(b)
Required Governmental Approvals.............................  3.5(b)
Required Stockholder Approval...............................  2.5
Required TeleCorp Governmental Approvals....................  2.6(b)
Restricted Shares...........................................  1.8(c)
SEC.........................................................  2.7(a)
Securities Act..............................................  2.3(e)
Stockholders Agreement......................................  2.3(f)
Stockholders Agreement Amendment............................  2.4
Subsidiaries................................................  8.4(n)
Subsidiary..................................................  8.4(n)
Superior Proposal...........................................  4.5(d)
Surviving Corporation.......................................  1.1
Tax.........................................................  2.20(a)
Taxes.......................................................  2.20(a)
Tax Returns.................................................  2.20(a)
Termination Fee.............................................  6.2
TeleCorp....................................................  Preamble
TeleCorp Authorizations.....................................  2.10(a)
TeleCorp Capital Stock......................................  1.6(b)
TeleCorp Common Stock.......................................  1.6(a)
TeleCorp Disclosure Schedule................................  Article II
TeleCorp Employee Plans.....................................  2.15(a)
TeleCorp ERISA Affiliate....................................  2.15(a)
TeleCorp FCC Applications...................................  2.10(b)

DEFINED TERM                                                    SECTION
------------                                                  -----------
TeleCorp Intellectual Property Rights.......................  2.22(a)
TeleCorp Licensee...........................................  2.10(d)
TeleCorp Material Adverse Effect............................  Article II
TeleCorp Material Contracts.................................  2.7(a)
TeleCorp Option Plans.......................................  1.8(a)
TeleCorp Options............................................  2.3(b)
TeleCorp Preferred Stock....................................  1.6(b)
TeleCorp SEC Agreements.....................................  2.7(a)
TeleCorp SEC Reports........................................  2.9(a)
TeleCorp State Authorizations...............................  2.10(b)
TeleCorp Stockholders' Meeting..............................  2.17
TeleCorp Subsidiary SEC Reports.............................  2.9(a)
Transfer Agreement..........................................  2.25
USDT........................................................  2.10(d)
Voting Agreements...........................................  Recitals

                                                                      APPENDIX B

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
                  AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                    LIMITATIONS AND RESTRICTIONS THEREOF OF

                          SERIES C PREFERRED STOCK OF
                          AT&T WIRELESS SERVICES, INC.

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     AT&T Wireless Services, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation pursuant to its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, at a meeting duly called and held on October 7, 2001, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of preferred stock having a par value of $0.01 per share which shall be designated Series C Preferred Stock (the "Series C Preferred Stock") consisting of up to 215,000 shares, which shall be issued pursuant to that certain Agreement and Plan of Merger, dated as of October 7, 2001, between the Corporation and TeleCorp PCS, Inc., and shall have the powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions thereon as follows:

          1. Powers, Preferences and Rights of Series C Preferred Stock

          The powers, preferences and rights of the Series C Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

             (a) Ranking

             The Series C Preferred Stock shall rank senior to the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

             (b) Dividends

             Holders of Series C Preferred Stock shall be entitled to dividends in cash or property when, as and if, declared by the Board of Directors of the Corporation; provided that, in no event shall dividends in excess of the Liquidation Preference be declared or paid. So long as shares of Series C Preferred Stock are outstanding and dividends payable on shares of Series C Preferred Stock have not been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of any class of common stock or series of preferred stock ranking junior to or on a parity with the Series C Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock or Preferred Stock at a price not greater than the Market Price as of such date.

             (c) Liquidation Preference

                (i) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, after payment is made to holders of all series of preferred stock ranking senior to the Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up, but before any payment shall be made or any assets distributed to the holders of Common Stock or any series of preferred stock ranking junior to the Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up, an amount equal to the Liquidation Preference and no more.

                (ii) If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series C Preferred Stock and any other series of preferred stock ranking on a parity with Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up, to receive their full preferential amounts, the entire assets of the Corporation shall be distributed among the holders of Series C Preferred Stock and all such other series ratably in accordance with their respective Liquidation Preference.

                (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
           Section 1(c).

             (d) Voting Rights

                (i) The holders of shares of Series C Preferred Stock shall be entitled to such voting rights as hereinafter provided, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided herein and in the Bylaws of the Corporation, and as may be provided by law. Holders of Series C Preferred Stock shall not be entitled to cumulate their votes for any purpose. Except as otherwise required by law or provided herein, regardless of the number of shares of Series C Preferred Stock then outstanding, the holders of the Series C Preferred Stock shall be entitled in the aggregate to 1,926,069 votes, voting as a class with the Common Stock of the Corporation, and the number of votes or fractional votes to which each share of Series C Preferred Stock shall be entitled shall be the quotient determined by dividing 1,926,069 by the number of shares of such Series C Preferred Stock then outstanding.

                (ii) In any matter requiring a separate class vote of holders of Series C Preferred Stock or a separate vote of two or more series of preferred stock voting together as a single class, for the purposes of such a class vote, each share of Series C Preferred Stock shall be entitled to one vote per share.

                (iii) The affirmative vote of holders of not less than a majority of Series C Preferred Stock shall be required to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to or pari passu with the Series C Preferred Stock or any additional shares of Series C Preferred Stock, (B) authorize, adopt or approve each amendment to the Amended and Restated Certificate of Incorporation of the Corporation that would increase or decrease the par value of the shares of Series C Preferred Stock, alter or change the powers, preferences or rights of the shares of Series C Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock ranking senior to or pari passu with the Series C Preferred Stock, (C) amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation of the Corporation so as to affect the shares of Series C Preferred Stock adversely, or
           (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the Series C Preferred Stock.

             (e) Redemption at Option of the Corporation

             The Corporation shall have the right to redeem shares of Series C Preferred Stock pursuant to the following provisions:

                (i) Subject to the restrictions set forth in Section 1(g)(i), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series C Preferred Stock, in whole but not in part, at any time at a redemption price per share (the "Series C Redemption Price") equal to the Liquidation Preference thereof as of the redemption date; provided, that if the funds legally available to the Corporation are insufficient to effect the redemption of the Series C Preferred Stock in full, such funds shall be allocated among the shares of Series C Preferred Stock ratably in accordance with the number of shares of such Series outstanding as of the redemption date;

                (ii) Notice of any redemption of the Series C Preferred Stock shall be mailed at least ten but not more than 60 days prior to the date fixed for redemption to each holder of Series C Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series C Preferred Stock, the Board of Directors of the Corporation may fix a record date for the determination of holders of Series C Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series C Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

                (iii) Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and the surrender of the certificate(s) representing shares of Series C Preferred Stock, the Corporation shall pay to the holder of the shares being redeemed the Series C Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

                (iv) Effective upon the date of the notice given pursuant to paragraph (ii) above, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series C Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the Series C Redemption Price therefor in accordance with paragraph (iii) above.

             (f) Redemption at Option of Holder

                (i) No holder of shares of Series C Preferred Stock shall have any right to require the Corporation to redeem any shares of Series C Preferred Stock prior to, with respect to any shares of the Series C Preferred Stock, December 13, 2020. Thereafter, subject to the restrictions set forth in Section 1(g)(i), each holder of shares of Series C Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Series C Preferred Stock owned by such holder at a price per share equal to the Series C Redemption Price;

                (ii) The holder of any shares of the Series C Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series C Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 1(f), which notice may specify an account for delivery of the Series C Redemption Price;

                (iii) Within two Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Series C Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

                (iv) Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series C Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series C Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

             (g) Certain Restrictions

                (i) Notwithstanding the provisions of Section 1(b) or Section 1(f), cash dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

                (ii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series C Preferred Stock unless the Corporation could, pursuant to paragraph
           (i) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

          2. Share Certificates

          (a) Each certificate representing the shares of Series C Preferred Stock or delivered in substitution or exchange for any of the foregoing certificates shall be stamped with a legend in substantially the following form, to the extent that such legend is applicable pursuant to the provisions hereof:

           "The securities represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities or 'Blue Sky' laws. Said securities may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, unless and until registered under the Act and the rules and regulations thereunder and all applicable state securities or 'Blue Sky' laws or exempted therefrom under the Act and all applicable state securities or 'Blue Sky' laws."

          (b) Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing shares of Series C Preferred Stock subject to this Agreement and of a bond or other indemnity reasonably satisfactory to the Corporation, and upon reimbursement to the Corporation of all reasonable expenses incident thereto, and upon surrender of such certificate, if mutilated, the Corporation will make and deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

          3. Definitions

          For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

             "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

             "Closing Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or
        (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

             "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Corporation.

             "Invested Amount" means, as of any date with respect to each share of Series C Preferred Stock held by any stockholder, an amount equal to the quotient of (i) the aggregate paid-in capital actually paid with respect to all shares of Series C Preferred Stock held by such stockholder as of such date, and all shares of capital stock of TeleCorp PCS, Inc. or its predecessors-in-interest, TeleCorp Wireless, Inc. and Tritel, Inc., divided by (ii) the total number of shares of Series C Preferred Stock held by such stockholder as of such date.

             "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein or encumbrance of any nature whatsoever in respect of such asset.

             "Liquidation Preference" shall mean, as of any date, and subject to adjustment for subdivisions or combinations affecting the number of shares of Series C Preferred Stock, with respect to each share of Series C Preferred Stock, the Invested Amount plus accrued and unpaid dividends on such share (if any), plus an amount equal to interest on the Invested Amount, at the rate of six percent (6%) per annum, compounded quarterly, less the amount of dividends (if any) theretofore declared and paid in respect of such share.

             "Market Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the average of the daily Closing Prices for the ten consecutive trading days commencing 15 days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arm's-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Corporation on a going concern basis, as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (i) any contract or legal limitation in respect of shares of common stock or preferred stock of the Corporation, including transfer, voting and other rights, and (ii) any illiquidity arising by contract in respect of the shares of common stock and any voting rights or control rights amongst the stockholders.

             "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

             "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

             "Series C Preferred Stock" has the meaning specified in Section
        4.1.

             "Series C Redemption Price" has the meaning specified in Section 1.5(a)(i).

             "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

             "Transfer" shall mean any direct or indirect transfer, sale, assignment, pledge, encumbrance, tender, or otherwise grant, creation or sufferage of a Lien in or upon, giving, placement in trust or otherwise (including transfers by testamentary or intestate succession) disposing of by operation of law or any short sale, collar, or hedging transaction or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly
executed by the Secretary of the Corporation as of October   , 2001.

                                          AT&T WIRELESS SERVICES, INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                                                      APPENDIX C

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
                  AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                    LIMITATIONS AND RESTRICTIONS THEREOF OF

                          SERIES E PREFERRED STOCK OF
                          AT&T WIRELESS SERVICES, INC.

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     AT&T Wireless Services, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation pursuant to its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, at a meeting duly called and held on October 7, 2001, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of preferred stock having a par value of $0.01 per share which shall be designated Series E Preferred Stock (the "Series E Preferred Stock") consisting of up to 30,000 shares, which shall be issued pursuant to that certain Agreement and Plan of Merger, dated as of October 7, 2001, between the Corporation and TeleCorp PCS, Inc., and shall have the powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions thereon as follows:

          1. Powers, Preferences and Rights of Series E Preferred Stock

          The powers, preferences and rights of the Series E Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

             (a) Ranking

             The Series E Preferred Stock shall rank (i) junior to the Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), of the Corporation, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and (ii) senior to the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than the Series C Preferred Stock), with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

             (b) Dividends

             Holders of Series E Preferred Stock shall be entitled to dividends in cash or property when, as and if, declared by the Board of Directors of the Corporation; provided that, in no event shall dividends in excess of the Liquidation Preference be declared or paid. So long as shares of Series E Preferred Stock are outstanding and dividends payable on shares of Series E Preferred Stock have not been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of any class of common stock or series of preferred stock ranking junior to or on a parity with the Series E Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock or Preferred Stock at a price not greater than the Market Price as of such date.

             (c) Liquidation Preference

                (i) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, after payment is made to holders of all series of preferred stock ranking senior to the Series E Preferred Stock with respect to rights on liquidation, dissolution or winding up, but before any payment shall be made or any assets distributed to the holders of Common Stock or any series of preferred stock ranking junior to the Series E Preferred Stock with respect to rights on liquidation, dissolution or winding up, an amount equal to the Liquidation Preference and no more.

                (ii) If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series E Preferred Stock and any other series of preferred stock ranking on a parity with Series E Preferred Stock with respect to rights on liquidation, dissolution or winding up, to receive their full preferential amounts, the entire assets of the Corporation shall be distributed among the holders of Series E Preferred Stock and all such other series ratably in accordance with their respective Liquidation Preference.

                (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
           Section 1(c).

             (d) Voting Rights

                (i) The holders of shares of Series E Preferred Stock shall be entitled to such voting rights as hereinafter provided, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided herein and in the Bylaws of the Corporation, and as may be provided by law. Holders of Series E Preferred Stock shall not be entitled to cumulate their votes for any purpose. Except as otherwise required by law or provided herein, regardless of the number of shares of Series E Preferred Stock then outstanding, the holders of the Series E Preferred Stock shall be entitled in the aggregate to 251,189 votes, voting as a class with the Common Stock of the Corporation, and the number of votes or fractional votes to which each share of Series E Preferred Stock shall be entitled shall be the quotient determined by dividing 251,189 by the number of shares of such Series E Preferred Stock then outstanding.

                (ii) In any matter requiring a separate class vote of holders of Series E Preferred Stock or a separate vote of two or more series of preferred stock voting together as a single class, for the purposes of such a class vote, each share of Series E Preferred Stock shall be entitled to one vote per share.

                (iii) The affirmative vote of holders of not less than a majority of Series E Preferred Stock shall be required to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to or pari passu with the Series E Preferred Stock or any additional shares of Series E Preferred Stock, (B) authorize, adopt or approve each amendment to the Amended and Restated Certificate of Incorporation of the Corporation that would increase or decrease the par value of the shares of Series E Preferred Stock, alter or change the powers, preferences or rights of the shares of Series E Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock ranking senior to or pari passu with the Series E Preferred Stock, (C) amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation of the Corporation so as to affect the shares of Series E Preferred Stock adversely, or

           (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the Series E Preferred Stock.

             (e) Redemption at Option of the Corporation

             The Corporation shall have the right to redeem shares of Series E Preferred Stock pursuant to the following provisions:

                (i) Subject to the restrictions set forth in Section 1(g)(i), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series E Preferred Stock, in whole but not in part, at any time at a redemption price per share (the "Series E Redemption Price") equal to the Liquidation Preference thereof as of the redemption date; provided, that if the funds legally available to the Corporation are insufficient to effect the redemption of the Series E Preferred Stock in full, such funds shall be allocated among the shares of Series E Preferred Stock ratably in accordance with the number of shares of such Series outstanding as of the redemption date;

                (ii) Notice of any redemption of the Series E Preferred Stock shall be mailed at least ten but not more than 60 days prior to the date fixed for redemption to each holder of Series E Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series E Preferred Stock, the Board of Directors of the Corporation may fix a record date for the determination of holders of Series E Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series E Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

                (iii) Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and the surrender of the certificate(s) representing shares of Series E Preferred Stock, the Corporation shall pay to the holder of the shares being redeemed the Series E Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

                (iv) Effective upon the date of the notice given pursuant to paragraph (ii) above, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series E Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the Series E Redemption Price therefor in accordance with paragraph (iii) above.

             (f) Redemption at Option of Holder

                (i) No holder of shares of Series E Preferred Stock shall have any right to require the Corporation to redeem any shares of Series E Preferred Stock prior to, with respect to any shares of the Series E Preferred Stock, December 13, 2020. Thereafter, subject to the restrictions set forth in Section 1(g)(i), each holder of shares of Series E Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Series E Preferred Stock owned by such holder at a price per share equal to the Series E Redemption Price;

                (ii) The holder of any shares of the Series E Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series E Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 1(f), which notice may specify an account for delivery of the Series E Redemption Price;

                (iii) Within two Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Series E Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

                (iv) Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series E Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series E Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

             (g) Certain Restrictions

                (i) Notwithstanding the provisions of Section 1(b) or Section 1(f), cash dividends on the Series E Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series E Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time as the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

                (ii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series E Preferred Stock unless the Corporation could, pursuant to paragraph
           (i) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     2. Share Certificates

          (a) Each certificate representing the shares of Series E Preferred Stock or delivered in substitution or exchange for any of the foregoing certificates shall be stamped with a legend in substantially the following form, to the extent that such legend is applicable pursuant to the provisions hereof:

           "The securities represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities or 'Blue Sky' laws. Said securities may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, unless and until registered under the Act and the rules and regulations thereunder and all applicable state securities or 'Blue Sky' laws or exempted therefrom under the Act and all applicable state securities or 'Blue Sky' laws."

          (b) Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing shares of Series E Preferred Stock subject to this Agreement and of a bond or other indemnity reasonably satisfactory to the Corporation, and upon reimbursement to the Corporation of all reasonable expenses incident thereto, and upon surrender of such certificate, if mutilated, the Corporation will make and deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

          3. Definitions

          For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

             "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

             "Closing Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or
        (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

             "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Corporation.

             "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein or encumbrance of any nature whatsoever in respect of such asset.

             "Liquidation Preference" shall mean, as of any date, and subject to adjustment for subdivisions or combinations affecting the number of shares of Series E Preferred Stock, with respect to each share of Series E Preferred Stock, accrued and unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six percent (6%) per annum, compounded quarterly, from the date of issuance of such share and, with respect to shares of Series E Preferred Stock received in exchange for any share of capital stock of any predecessor-in-interest to TeleCorp PCS, Inc. or its Subsidiaries, the date when such capital stock was issued, to and including the date of the calculation, less the amount of dividends (if any) theretofore declared and paid in respect of such share.

     "Market Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the average of the daily Closing Prices for the ten consecutive trading days commencing 15 days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arm's-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Corporation on a going concern basis, as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (i) any contract or legal limitation in respect of shares of common stock or preferred stock of the Corporation, including transfer, voting and other rights, and (ii) any illiquidity arising by contract in respect of the shares of common stock and any voting rights or control rights amongst the stockholders.

     "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

     "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Series C Preferred Stock" has the meaning specified in Section 1(a).

     "Series E Preferred Stock" has the meaning specified in the preamble hereto.

     "Series E Redemption Price" has the meaning specified in Section 1(e).

     "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Transfer" shall mean any direct or indirect transfer, sale, assignment, pledge, encumbrance, tender, or otherwise grant, creation or sufferage of a Lien in or upon, giving, placement in trust or otherwise (including transfers by testamentary or intestate succession) disposing of by operation of law or any short sale, collar, or hedging transaction or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly
executed by the Secretary of the Corporation as of October   , 2001.

                                          AT&T WIRELESS SERVICES, INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                                                      APPENDIX D

                                LEHMAN BROTHERS

                                                                 October 7, 2001

Board of Directors
TeleCorp PCS, Inc.
1010 North Glebe Road
Suite 800
Arlington, Virginia 22201

Members of the Board:

     We understand that TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp" or the "Company"), and AT&T Wireless Services, Inc., a Delaware corporation ("AT&T Wireless"), are proposing to enter into an agreement pursuant to which a newly formed subsidiary of AT&T Wireless ("Acquisition Sub") will merge with and into TeleCorp (the "Proposed Merger"), and upon the effectiveness of the Proposed Merger, except for shares held in treasury, shares owned by AT&T Wireless and Dissenting Shares (as defined in the Agreement referred to below),
(i) each outstanding share of Class A Voting Common Stock, par value $0.01 per share, of the Company (the "Class A Common Stock") will be converted into the right to receive 0.9 shares of common stock, par value $0.01 per share, of AT&T Wireless (the "Wireless Common Stock"), (ii) each outstanding share of Class C Common Stock, par value $0.01 per share, of the Company (the "Class C Common Stock") will be converted into the right to receive 0.9 shares of Wireless Common Stock, (iii) each outstanding share of Class D Common Stock, par value $0.01 per share, of the Company (the "Class D Common Stock") will be converted into the right to receive 0.9 shares of Wireless Common Stock, (iv) each outstanding share of Class E Common Stock, par value $0.01 per share, of the Company (the "Class E Common Stock") will be converted into the right to receive
0.9 shares of Wireless Common Stock, and (v) each outstanding share of Class F Common Stock, par value $0.01 per share, of the Company (the "Class F Common Stock", and together with the Class A Common Stock, the Class C Common Stock, the Class D Common Stock and the Class E Common Stock, the "Common Stock") will be converted into the right to receive 0.9 shares of Wireless Common Stock. For purposes of this opinion, the number of shares of Wireless Common Stock into which shares of each class of Common Stock will be converted in the Proposed Merger is referred to herein as the "Exchange Ratio." We understand that AT&T Wireless beneficially owns approximately 23% of the Common Stock prior to the Proposed Merger. The terms and conditions of the Proposed Merger are set forth in more detail in the Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), by and among TeleCorp, AT&T Wireless and Acquisition Sub.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Common Stock, other than AT&T Wireless, of the Exchange Ratio to be received by such holders in the Proposed Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Merger, (2) publicly available information concerning the Company and AT&T Wireless that we believe to be relevant to our analysis, including, without limitation, their respective Forms 10-K for the year ended December 31, 2000 and Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001, (3) financial and operating information with respect to the businesses, operations and prospects of the Company and AT&T Wireless furnished to us by the Company and AT&T Wireless, (4) trading histories of the Class A Common Stock and Wireless Common Stock and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and AT&T Wireless with those of other companies we deemed relevant, (6) a comparison of the financial terms of the Proposed Merger with the financial terms of certain other transactions that we deemed relevant, (7) published earnings estimates, valuation analyses and target price estimates of third party research analysts with respect to the Company and AT&T Wireless, (8) certain agreements with respect to the outstanding indebtedness or obligations of the Company, (9) information provided to us by the Company and its legal advisor regarding contractual rights of AT&T Wireless with respect to the sale of the Company and
(10) the relative contribution of TeleCorp, on a pro forma basis, to AT&T Wireless following consummation of the Proposed Merger. In addition, we have had discussions with the managements of the Company and AT&T Wireless concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we have deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and AT&T Wireless that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and we have reviewed such projections in performing our analysis. Upon advice of the Company, however, we have assumed that the published earnings estimates of third party research analysts are a more reasonable basis upon which to evaluate the future performance of the Company and that the Company will perform substantially in accordance with such estimates. We have not been provided with, and did not have access to, financial projections of AT&T Wireless prepared by the management of AT&T Wireless.

     Accordingly, upon advice of AT&T Wireless, we have assumed that the published earnings estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of AT&T Wireless and that AT&T Wireless will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or AT&T Wireless and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or AT&T Wireless. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a purchase of the Company. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the holders of the Common Stock. We have further assumed (i) that the representations and warranties of each party contained in the Agreement and the other agreements executed in connection therewith are true and correct, that each party will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Proposed Merger will be satisfied without waiver thereof and
(ii) that the Proposed Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Merger will be obtained without any adverse effect on the Company or AT&T Wireless or on the contemplated benefits of the Proposed Merger. Our opinion necessarily is based upon market, economic and other conditions as they exist, and can be evaluated as of, the date of this letter.

     In addition, with your consent, we have assumed that each of the Class C Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock are equivalent in value to the Class A Common Stock for purposes of rendering this opinion. We also express no opinion as to the prices at which shares of Common Stock or Wireless Common Stock may trade at any time prior to or following the consummation of the Proposed Merger.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be received by the holders of the Common Stock, other than AT&T Wireless, in the Proposed Merger is fair to such holders.

     We have acted as financial advisor to the Company in connection with the Proposed Merger and we will receive a fee for our services, a significant portion of which is contingent upon its consummation. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and AT&T Wireless for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                LEHMAN BROTHERS

                                                                 October 7, 2001
Board of Directors
TeleCorp PCS, Inc.
1010 North Glebe Road
Suite 800
Arlington, Virginia 22201

Members of the Board:

     We understand that TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp" or the "Company"), and AT&T Wireless Services, Inc., a Delaware corporation ("AT&T Wireless"), are proposing to enter into an agreement pursuant to which a newly formed subsidiary of AT&T Wireless ("Acquisition Sub") will merge with and into TeleCorp (the "Proposed Merger"), and upon the effectiveness of the Proposed Merger, except for shares held in treasury, shares owned by AT&T Wireless and Dissenting Shares (as defined in the Agreement referred to below),
(i) each outstanding share of TeleCorp Common Stock (as defined in the Agreement referred to below) will be converted into the right to receive 0.9 shares of common stock, par value $0.01 per share, of AT&T Wireless (the "Wireless Common Stock"), (ii) each outstanding share of Series C Preferred Stock, par value $0.01 per share, of the Company (the "Series C Preferred Stock") will be converted into one share of Series C Preferred Stock of AT&T Wireless (the "Series C Preferred Exchange Ratio"), and (iii) each outstanding share of Series E Preferred Stock, par value $0.01 per share, of the Company (the "Series E Preferred Stock") will be converted into one share of Series E Preferred Stock of AT&T Wireless (the "Series E Preferred Exchange Ratio"). We understand that AT&T Wireless beneficially owns approximately 23% of the TeleCorp Common Stock prior to the Proposed Merger. The terms and conditions of the Proposed Merger are set forth in more detail in the Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), by and among TeleCorp, AT&T Wireless and Acquisition Sub.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, (i) to the holders of the Series C Preferred Stock, other than AT&T Wireless, of the Series C Preferred Exchange Ratio to be received by such holders in the Proposed Merger and (ii) to the holders of the Series E Preferred Stock, other than AT&T Wireless, of the Series E Preferred Exchange Ratio to be received by such holders in the Proposed Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Merger, (2) the terms of the Series C Preferred Stock and the Series E Preferred Stock, (3) publicly available information concerning the Company and AT&T Wireless that we believe to be relevant to our analysis, including, without limitation, their respective Forms 10-K for the year ended December 31, 2000 and Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001, (4) financial and operating information with respect to the businesses, operations and prospects of the Company and AT&T Wireless furnished to us by the Company and AT&T Wireless, (5) a comparison of the historical financial results and present financial condition of the Company and AT&T Wireless with those of other companies we deemed relevant, (6) published earnings estimates, valuation analyses and target price estimates of third party research analysts with respect to the Company and AT&T Wireless, (7) certain agreements with respect to the outstanding indebtedness or obligations of the Company, (8) information provided by the Company and its legal advisor regarding contractual rights of AT&T Wireless with respect to the sale of the Company and (9) published reports of certain internationally recognized credit rating agencies relating to the Company and AT&T Wireless. In addition, we have had discussions with the managements of the Company and AT&T Wireless concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we have deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and AT&T Wireless that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have reviewed such projections in performing our analysis. Upon advice of the Company, however, we have assumed that the published earnings estimates of third party research analysts are a more reasonable basis on which to evaluate the future performance of the Company and that the Company will perform substantially in accordance with such estimates. We have not been provided with, and did not have access to, financial projections of AT&T Wireless prepared by the management of AT&T Wireless. Accordingly, upon advice of AT&T Wireless, we have assumed that the published earnings estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of AT&T Wireless and that AT&T Wireless will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or AT&T Wireless and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or AT&T Wireless. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a tax-free transaction to the holders of the Series C Preferred Stock and the Series E Preferred Stock. We have further assumed (i) that the representations and warranties of each party contained in the Agreement and the other agreements executed in connection therewith are true and correct, that each party will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Proposed Merger will be satisfied without waiver thereof, (ii) that the terms of the preferred stock of AT&T Wireless to be issued in the Proposed Merger upon conversion of Series C Preferred Stock and Series E Preferred Stock will be substantially identical to the terms of the Series C Preferred Stock and Series E Preferred Stock respectively, and (iii) the Proposed Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Merger will be obtained without any adverse effect on the Company or AT&T Wireless or on the contemplated benefits of the Proposed Merger. Our opinion necessarily is based upon market, economic and other conditions as they exist, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, (i) the Series C Preferred Exchange Ratio to be received by the holders of the Series C Preferred Stock, other than AT&T Wireless, in the Proposed Merger is fair to such holders and
(ii) the Series E Preferred Exchange Ratio to be received by the holders of the Series E Preferred Stock, other than AT&T Wireless, in the Proposed Merger is fair to such holders.

     We have acted as financial advisor to the Company in connection with the Proposed Merger and we will receive a fee for our services, a significant portion of which is contingent upon its consummation. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and AT&T Wireless for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is solely for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Merger is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                      APPENDIX E

October 7, 2001

The Board of Directors
TeleCorp PCS, Inc.
1010 N. Glebe Road, Suite 800
Arlington, VA 22201

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock (as defined below), other than the Merger Partner referred to below, of the Exchange Ratio (as defined below) of TeleCorp PCS, Inc. (the "Company") in the proposed merger (the "Proposed Merger") of the Company with a wholly-owned subsidiary of AT&T Wireless Services, Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, dated as of October 7, 2001 (the "Agreement"), among the Company, the Merger Partner and a wholly owned subsidiary of the Merger Partner ("Merger Sub"), the Company will merge with Merger Sub and become a wholly-owned subsidiary of the Merger Partner, and, among other things, except for shares held in treasury, shares owned by the Merger Partner and Dissenting Shares (as defined in the Agreement), (i) each outstanding share of Class A Voting Common Stock, par value $0.01 per share, of the Company (the "Class A Common Stock") will be converted into the right to receive 0.9 shares of the common stock, par value $0.01 per share, of the Merger Partner (the "Merger Partner Common Stock"), (ii) each outstanding share of Class C Common Stock, par value $0.01 per share, of the Company (the "Class C Common Stock") will be converted into the right to receive 0.9 shares of the Merger Partner Common Stock, (iii) each outstanding share of Class D Common Stock, par value $0.01 per share, of the Company (the "Class D Common Stock") will be converted into the right to receive
0.9 shares of the Merger Partner Common Stock, (iv) each outstanding share of Class E Common Stock, par value $0.01 per share, of the Company (the "Class E Common Stock") will be converted into the right to receive 0.9 shares of the Merger Partner Common Stock, and (v) each outstanding share of Class F Common Stock, par value $0.01 per share, of the Company (the "Class F Common Stock", and together with the Class A Common Stock, the Class C Common Stock, the Class D Common Stock and the Class E Common Stock, the "Common Stock") will be converted into the right to receive 0.9 shares of the Merger Partner Common Stock. For purposes of this opinion, the number of shares of Merger Partner Common Stock into which shares of each class of Common Stock will be converted in the Proposed Merger is referred to herein as the "Exchange Ratio." We understand that the Merger Partner beneficially owns approximately 23% of the Common Stock prior to the Proposed Merger.

     In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information we deemed relevant concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Proposed Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant; (v) reviewed the current and historical market prices of the Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vii) reviewed published earnings estimates, valuation analyses and target price estimates of third party research analysts with respect to the future financial performance of the Company and the Merger Partner; (viii) reviewed certain agreements with respect to the outstanding indebtedness or obligations of the Company and information provided to us by the Company and its legal advisor regarding contractual rights of the Merger Partner with respect to the sale of the Company; and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Proposed Merger, the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Proposed Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

     In giving our opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have, however, also considered published earnings estimates of third party research analysts and, with your consent, have assumed that the combination of management guidance, such estimates and our own analysis provides a more reasonable basis to evaluate the future performance of the Company than do the financial projections prepared by the Company alone. We have not been provided with, and did not have access to, financial projections of the Merger Partner prepared by the management of the Merger Partner. Accordingly, upon advice of the Merger Partner and with the consent of the Company, we have assumed that the published earnings estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of the Merger Partner. With your consent, we have assumed that each of the Class C Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock are equivalent in value to the Class A Common Stock for purposes of rendering this opinion. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a tax-free transaction to the holders of the Common Stock. For purposes of rendering our opinion we have also assumed, in all respects material to our analysis, (i) that the representations and warranties of each party contained in the Agreement and the other agreements executed in connection therewith are true and correct, that each party will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Proposed Merger will be satisfied without waiver thereof and (ii) that the Proposed Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Proposed Merger. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Common Stock, other than the Merger Partner, of the Exchange Ratio in the Proposed Merger, and we express no opinion as to the underlying decision by the Company to engage in the Proposed Merger. We are expressing no opinion herein as to the price at which any shares of Common Stock or the Merger Partner Common Stock may trade at any time prior to or following the consummation of the Proposed Merger.

     We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Proposed Merger.

     We have acted as financial advisor to the Company with respect to the Proposed Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon its consummation. We note that, in connection with such services, we are also rendering fairness opinions to the Company with respect to (i) the respective exchange ratios applicable to certain series of the Company's Preferred Stock in the Proposed Merger and (ii) the effects of the Proposed Merger on the Company's 11% Senior Subordinated Discount Notes due 2011. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, JPMorgan Partners, our affiliate, owns approximately 7.3% of the capital stock of the Company. In addition, Michael R. Hannon, a partner of JPMorgan Partners, is a member of the Board of Directors of the Company. As we have also previously advised you, we and our affiliates, in the ordinary course of business, have from time to time provided and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company, the Merger Partner and their respective affiliates, and in that regard our affiliate, The Chase Manhattan Bank, currently acts as agent and bank under the respective bank credit facilities of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or senior loans of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or loans.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the Proposed Merger is fair, from a financial point of view, to the holders of the Common Stock, other than the Merger Partner.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Proposed Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

October 7, 2001

The Board of Directors
TeleCorp PCS, Inc.
1010 N. Glebe Road, Suite 800
Arlington, VA 22201

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, (i) to the holders of the Series C Preferred Stock (as defined below), other than the Merger Partner (as defined below), of the Series C Preferred Exchange Ratio (as defined below) and (ii) to the holders of the Series E Preferred Stock (as defined below), other than the Merger Partner, of the Series E Preferred Exchange Ratio (as defined below) in each case of TeleCorp PCS, Inc. (the "Company") in the proposed merger (the "Proposed Merger") of the Company with a wholly-owned subsidiary (the "Merger Sub") of AT&T Wireless Services, Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, dated as of October 7, 2001 (the "Agreement"), among the Company, the Merger Partner and the Merger Sub, the Company will merge with Merger Sub and become a wholly-owned subsidiary of the Merger Partner, and, among other things, except for shares held in treasury, shares held by the Merger Partner and Dissenting Shares (as defined in the Agreement), (i) each outstanding share of TeleCorp Common Stock (as defined in the Agreement) will be converted into the right to receive 0.9 shares of the common stock, par value $0.01 per share, of the Merger Partner (the "Merger Partner Common Stock"), (ii) each outstanding share of Series C Preferred Stock, par value $0.01 per share, of the Company (the "Series C Preferred Stock") will be converted into one share of Series C Preferred Stock of the Merger Partner (the "Series C Preferred Exchange Ratio"), and (iii) each outstanding share of Series E Preferred Stock, par value $0.01 per share, of the Company (the "Series E Preferred Stock") will be converted into one share of Series E Preferred Stock of the Merger Partner (the "Series E Preferred Exchange Ratio"). We understand that the Merger Partner beneficially owns approximately 23% of the TeleCorp Common Stock prior to the Proposed Merger.

     In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed the terms of the Series C Preferred Stock and the Series E Preferred Stock; (iii) reviewed certain publicly available business and financial information we deemed relevant concerning the Company and the Merger Partner and the industries in which they operate; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) reviewed published earnings estimates, valuation analyses and target price estimates of third party research analysts with respect to the future financial performance of the Company and the Merger Partner; (vii) reviewed certain agreements with respect to the outstanding indebtedness or obligations of the Company and information provided to us by the Company and its legal advisor regarding contractual rights of the Merger Partner with respect to the sale of the Company; (viii) reviewed published reports of certain internationally recognized credit rating agencies relating to the Company and the Merger Partner; and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Proposed Merger, the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Proposed Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

     In giving our opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have, however, also considered published earnings estimates of third party research analysts and, with your consent, have assumed that the combination of management guidance, such estimates and our own analysis provides a more reasonable basis to evaluate the future performance of the Company than do the financial projections prepared by the Company alone. We have not been provided with and did not have access to, financial projections of the Merger Partner prepared by the management of the Merger Partner. Accordingly, upon advice of the Merger Partner and with the consent of the Company, we have assumed that the published earnings estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of the Merger Partner. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a tax-free transaction to the holders of the Series C Preferred Stock and Series E Preferred Stock. For purposes of rendering our opinion we have also assumed, in all respects material to our analysis, (i) that the representations and warranties of each party contained in the Agreement and the other agreements executed in connection therewith are true and correct, that each party will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Proposed Merger will be satisfied without waiver thereof, (ii) that the terms of the respective classes of preferred stock of the Merger Partner to be issued in the Proposed Merger upon conversion of the Series C Preferred Stock and Series E Preferred Stock will be substantially identical to the terms of the Series C Preferred Stock and Series E Preferred Stock respectively, and (iii) that the Proposed Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Proposed Merger. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, (i) to the holders of the Series C Preferred Stock, other than the Merger Partner, of the Series C Preferred Exchange Ratio and (ii) to the holders of the Series E Preferred Stock, other than the Merger Partner, of the Series E Preferred Exchange Ratio, in the Proposed Merger, and we express no opinion as to the underlying decision by the Company to engage in the Proposed Merger. We are expressing no opinion herein as to the price at which any shares of Series C Preferred Stock, the Series E Preferred Stock or the Series C or Series E Preferred Stock of the Merger Partner may trade at any time prior to or following the consummation of the Proposed Merger.

     We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Proposed Merger.

     We have acted as financial advisor to the Company with respect to the Proposed Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Proposed Merger. We note that, in connection with such services, we are also rendering fairness opinions to the Company with respect to (i) the exchange ratio applicable to the Telecorp Common Stock in the Proposed Merger and (ii) the effects of the Proposed Merger on the

Company's 11% Senior Subordinated Discount Notes due 2011. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, JPMorgan Partners, our affiliate, owns approximately 7.3% of the capital stock of the Company. In addition, Michael R. Hannon, a partner of JPMorgan Partners, is a member of the Board of Directors of the Company. As we have also previously advised you, we and our affiliates, in the ordinary course of business, have from time to time provided and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company, the Merger Partner and their respective affiliates, and in that regard our affiliate, The Chase Manhattan Bank, currently acts as agent and bank under the respective bank credit facilities of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or senior loans of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or loans.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that (i) the Series C Preferred Exchange Ratio in the Proposed Merger is fair, from a financial point of view, to the holders of the Series C Preferred Stock, other than the Merger Partner, and (ii) the Series E Preferred Exchange Ratio in the Proposed Merger is fair, from a financial point of view, to the holders of the Series E Preferred Stock, other than the Merger Partner.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Proposed Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

                                                                      APPENDIX F

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

sec. 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     AT&T Wireless's amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of AT&T Wireless, or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by AT&T Wireless to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that, except when such person is bringing action against AT&T Wireless to recover an unpaid claim of indemnification, AT&T Wireless shall indemnify any such person seeking indemnification in connection with a proceeding, or part thereof, initiated by such person only if such proceeding, or part thereof, was authorized by AT&T Wireless's board of directors. AT&T Wireless's amended and restated certificate of incorporation also provides that it shall pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of AT&T Wireless thereunder in respect of any occurrence or matter arising before any such repeal or modification. AT&T Wireless's amended and restated certificate of incorporation also specifically authorizes it to maintain insurance and to grant similar indemnification rights to its employees or agents.

     The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     -- any breach of the director's duty of loyalty to the corporation or its stockholders,

     -- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     -- payments of unlawful dividends or unlawful stock repurchases or redemptions, or

     -- any transaction from which the director derived an improper personal benefit.

     AT&T Wireless's amended and restated certificate of incorporation provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law as amended from time to time, for liability:

     -- for any breach of the director's duty of loyalty to AT&T Wireless or its stockholders,

     -- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     -- under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or

     -- for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise before such amendment or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NO.
-------
  2.1     --   Agreement and Plan of Merger, dated as of October 7, 2001, among AT&T Wireless, TL Acquisition Corp. and TeleCorp
               (included as Appendix A to the proxy statement/prospectus).
  4.1     --   Certificate of Designation of Series C Preferred Stock of
               AT&T Wireless (included in Appendix B to the proxy
               statement/prospectus).
  4.2     --   Certificate of Designation of Series E Preferred Stock of
               AT&T Wireless (included in Appendix C to the proxy
               statement/prospectus).
  5.1     --   Opinion of Gregory P. Landis, Executive Vice President and
               General Counsel of AT&T Wireless, as to the legality of the securities being registered.
  8.1     --   Opinion of Wachtell, Lipton, Rosen & Katz as to certain U.S.
               federal income tax matters.
 12.1     --   Computation of ratio of earnings to combined fixed charges and preferred stock dividends.*
 23.1     --   Consent of Gregory P. Landis, Senior Vice President and
               General Counsel of AT&T Wireless (included in Exhibit 5.1).
 23.2     --   Consent of PricewaterhouseCoopers LLP with respect to
               financial statements of AT&T Wireless.
 23.3     --   Consent of Arthur Andersen LLP with respect to financial
               statements of Vanguard Cellular Systems, Inc.
 23.4     --   Consent of PricewaterhouseCoopers LLP with respect to
               financial statements of TeleCorp.
 23.5     --   Consent of KPMG LLP with respect to the financial statements of Tritel, Inc. and its subsidiaries.
 23.6     --   Consent of Wachtell, Lipton, Rosen & Katz (included in
               Exhibit 8.1).
 24.1     --   Powers of attorney*
 99.1     --   Cash Equity Investor Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, Hoak
               Communications Partners, and HCP Capital Fund (included as an exhibit to TeleCorp's Current Report on Form 8-K filed
               October 10, 2001 and incorporated herein by reference).
 99.2     --   Cash Equity Investor Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, and CB Capital
               Investors (included as an exhibit to TeleCorp's Current
               Report on Form 8-K filed October 10, 2001 and incorporated herein by reference).

EXHIBIT
NO.
-------
 99.3     --   Cash Equity Investor Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless and CTIHC (included as an exhibit to TeleCorp's Current Report on Form 8-K filed
               October 10, 2001 and incorporated herein by reference).
 99.4     --   Management Stockholder Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, and Thomas H.
               Sullivan (included as an exhibit to TeleCorp's Current
               Report on Form 8-K filed October 10, 2001 and incorporated herein by reference).
 99.5     --   Management Stockholder Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, and Gerald T.
               Vento (included as an exhibit to TeleCorp's Current Report on Form 8-K filed October 10, 2001 and incorporated herein by reference).
 99.6     --   Opinions of Lehman Brothers (included as Appendix D to the proxy statement/prospectus).
 99.7     --   Opinions of JPMorgan (included as Appendix E to the proxy
               statement/prospectus).
 99.8     --   Consent of Lehman Brothers.*
 99.9     --   Consent of JPMorgan.*
 99.10    --   Form of TeleCorp Proxy Card.


---------------

* Previously filed


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1993, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Redmond, State of Washington, on December 20, 2001.



                                          AT&T WIRELESS SERVICES, INC.



                                          By:      /s/ JOHN D. ZEGLIS

                                            ------------------------------------

                                                   Name: John D. Zeglis


                                              Title: Chairman, President and


                                                 Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on December 20, 2001.



                   SIGNATURE                                             TITLE
                   ---------                                             -----



               /s/ JOHN D. ZEGLIS                              Chairman of the Board and
------------------------------------------------         Chief Executive Officer and President
                 John D. Zeglis                              (Principal Executive Officer)




                       *                           Executive Vice President, Chief Financial Officer
------------------------------------------------      (Principal Financial and Accounting Officer)
               Joseph McCabe, Jr.




                       *                                                Director
------------------------------------------------
                Walter Y. Elisha




                       *                                                Director
------------------------------------------------
                Donald V. Fites




                       *                                                Director
------------------------------------------------
                Ralph S. Larsen




                       *                                                Director
------------------------------------------------
                John W. Madigan




                       *                                                Director
------------------------------------------------
                  Nobuharu Ono




                       *                                                Director
------------------------------------------------
                  Wayne Perry




                       *                                                Director
------------------------------------------------
                 A. Barry Rand




                       *                                                Director
------------------------------------------------
               Carolyn M. Ticknor




            *By: /s/ JOHN D. ZEGLIS
  -------------------------------------------
                 John D. Zeglis
                Attorney-in-fact

                                  EXHIBIT LIST


EXHIBIT
  NO.
-------
  2.1     --   Agreement and Plan of Merger, dated as of October 7, 2001, among AT&T Wireless, TL Acquisition Corp. and TeleCorp
               (included as Appendix A to the proxy statement/prospectus).
  4.1     --   Certificate of Designation of Series C Preferred Stock of
               AT&T Wireless (included in Appendix B to the proxy
               statement/prospectus).
  4.2     --   Certificate of Designation of Series E Preferred Stock of
               AT&T Wireless (included in Appendix C to the proxy
               statement/prospectus).
  5.1     --   Opinion of Gregory P. Landis, Executive Vice President and
               General Counsel of AT&T Wireless, as to the legality of the securities being registered.
  8.1     --   Opinion of Wachtell, Lipton, Rosen & Katz as to certain U.S.
               federal income tax matters.
 12.1     --   Computation of ratio of earnings to combined fixed charges and preferred stock dividends.*
 23.1     --   Consent of Gregory P. Landis, Senior Vice President and
               General Counsel of AT&T Wireless (included in Exhibit 5.1).
 23.2     --   Consent of PricewaterhouseCoopers LLP with respect to
               financial statements of AT&T Wireless.
 23.3     --   Consent of Arthur Andersen LLP with respect to financial
               statements of Vanguard Cellular Systems, Inc.
 23.4     --   Consent of PricewaterhouseCoopers LLP with respect to
               financial statements of TeleCorp.
 23.5     --   Consent of KPMG LLP with respect to the financial statements of Tritel, Inc. and its subsidiaries.
 23.6     --   Consent of Wachtell, Lipton, Rosen & Katz (included in
               Exhibit 8.1).
 24.1     --   Powers of attorney*
 99.1     --   Cash Equity Investor Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, Hoak
               Communications Partners, and HCP Capital Fund (included as an exhibit to TeleCorp's Current Report on Form 8-K filed
               October 10, 2001 and incorporated herein by reference).
 99.2     --   Cash Equity Investor Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, and CB Capital
               Investors (included as an exhibit to TeleCorp's Current
               Report on Form 8-K filed October 10, 2001 and incorporated herein by reference).
 99.3     --   Cash Equity Investor Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless and CTIHC (included as an exhibit to TeleCorp's Current Report on Form 8-K filed
               October 10, 2001 and incorporated herein by reference).
 99.4     --   Management Stockholder Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, and Thomas H.
               Sullivan (included as an exhibit to TeleCorp's Current
               Report on Form 8-K filed October 10, 2001 and incorporated herein by reference).
 99.5     --   Management Stockholder Voting Agreement, dated as of October
               7, 2001, between TeleCorp, AT&T Wireless, and Gerald T.
               Vento (included as an exhibit to TeleCorp's Current Report on Form 8-K filed October 10, 2001 and incorporated herein by reference).
 99.6     --   Opinions of Lehman Brothers (included as Appendix D to the proxy statement/prospectus).
 99.7     --   Opinions of JPMorgan (included as Appendix E to the proxy
               statement/prospectus).
 99.8     --   Consent of Lehman Brothers.*
 99.9     --   Consent of JPMorgan.*
 99.10    --   Form of TeleCorp Proxy Card.


---------------

* Previously filed